UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ICO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement/Prospectus

We are pleased to report that the board of directors of ICO, Inc., which is referred to as ICO, has approved a merger involving ICO and A. Schulman, Inc., which is referred to as A. Schulman, under which A. Schulman will acquire ICO in a part cash, part stock transaction. Pursuant to the terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, the contemplated transaction is structured as a merger in which ICO will become a wholly-owned subsidiary of A. Schulman. The boards of directors of ICO and A. Schulman have each approved the merger and believe it will result in a combined company with world-class products, technologies and capabilities.

We cannot complete the merger unless ICO shareholders approve the merger agreement, and a special meeting of ICO’s shareholders, which is referred to as the special meeting, has been called for that purpose. The special meeting will be held on April 28, 2010, at 10:00 A.M., Central Time, at the Doubletree Guest Suites Houston located at 5353 Westheimer Road, Houston, Texas 77056. Your vote on these matters is important, regardless of the number of shares of ICO common stock you own, and all ICO shareholders are invited to attend the special meeting in person. Whether or not you plan to attend the special meeting in person, it is important that your shares of ICO common stock be represented and voted. In order to ensure your shares of ICO common stock are represented, we urge you to either execute and return the enclosed proxy, or that you promptly submit your proxy electronically through the Internet or by telephone.

If we complete the merger, you will receive a combination of cash and A. Schulman common stock in exchange for each share of ICO common stock you hold as of the effective time of the merger based on an exchange ratio. The amount of cash and A. Schulman common stock into which each share of ICO common stock will be converted will not be known at the time of the special meeting because the merger will not be consummated until after the special meeting. Based on the closing price of A. Schulman’s common stock on March 24, 2010, in exchange for each share of ICO common stock you own, you would be entitled to receive approximately $8.36 per share, comprised of: (1) approximately $3.63 per share in cash; and (2) approximately $4.73 in A. Schulman common stock, assuming the cash-out of all ICO stock options at their “in the money” spread based on the March 24, 2010 closing price. Both A. Schulman’s and ICO’s common stock is traded on the NASDAQ Global Select Market, which is referred to as the NASDAQ, under the symbols “SHLM” and “ICOC,” respectively. On March 24, 2010, the closing price of A. Schulman’s common stock was $25.90 and of ICO’s common stock was $8.33. Following completion of the merger, and assuming A. Schulman does not issue any additional shares of its common stock, ICO shareholders would own approximately 16% of the issued and outstanding shares of A. Schulman.

This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read the entire document carefully, including the “RISK FACTORS” section beginning on page 21 for a discussion of risks relevant to the merger.

We believe this merger will result in a strong combined company that will deliver world-class products and superior results to its stockholders and customers.

Sincerely,

Joseph M. Gingo	A. John Knapp, Jr.
Chairman, President and Chief Executive Officer of A. Schulman, Inc.	President and Chief Executive Officer of ICO, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the A. Schulman common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated March 25, 2010, and is first being mailed to ICO shareholders on or about March 29, 2010.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about A. Schulman and ICO from other documents that each company has filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

A. Schulman, Inc.	ICO, Inc.
3550 West Market Street	1811 Bering Drive, Suite 200
Akron, Ohio 44333	Houston, Texas 77057
Attn: Corporate Secretary	Attn: Corporate Secretary
Tel: (330) 666-3751	Tel: (713) 351-4100

You can also obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

For a more detailed discussion of the information about A. Schulman and ICO incorporated by reference into this proxy statement/prospectus, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than April 21, 2010, which is five business days prior to the date of the special meeting.

A. Schulman has supplied all information contained in this proxy statement/prospectus relating to A. Schulman, and ICO has supplied all information contained in this proxy statement/prospectus relating to ICO.

You should rely only on the information which is contained in this proxy statement/prospectus or to which we have referred in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus.

1811 BERING DRIVE, SUITE 200
HOUSTON, TEXAS 77057

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2010

Notice is hereby given that ICO will hold a special meeting of its shareholders at the Doubletree Guest Suites Houston located at 5353 Westheimer Road, Houston, Texas 77056, on April 28, 2010, beginning at 10:00 A.M., Central Time, for the purpose of considering and voting on the following matters:

1. A proposal to approve the merger agreement, dated as of December 2, 2009, by and among A. Schulman, ICO and Wildcat Spider, LLC, which is referred to as Wildcat, a wholly-owned subsidiary of A. Schulman;

2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3. Any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. The ICO board of directors is unaware of any other business to be transacted at the special meeting.

These items of business are described in this proxy statement/prospectus. Holders of record of shares of ICO common stock at the close of business on March 17, 2010, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of ICO common stock you own. If you do not return or submit your proxy or vote at the special meeting as provided in this proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the proposal to approve the merger agreement. Whether or not you intend to be present at the special meeting, we urge you to complete, date, sign and return promptly the accompanying proxy. A reply envelope is provided for this purpose, which needs no postage if mailed in the United States. Alternatively, certain ICO shareholders may authorize their proxy or direct their vote by telephone or the Internet as described in this proxy statement/prospectus. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement/prospectus. Completing a proxy will not prevent you from being able to vote at the special meeting by attending in person and casting your vote. Your vote at the special meeting will supersede any previously submitted proxy.

The ICO board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. In considering the recommendation of the ICO board of directors with respect to the merger agreement, ICO shareholders should be aware that ICO directors will directly benefit from the merger. For a more complete description of these interests, see the information provided in the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.
By Order of the Board of Directors,

Gregory T. Barmore
Chairman of the Board

A. John Knapp, Jr.
President and Chief Executive Officer

Your vote is important. ICO shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER AND THE SPECIAL MEETING

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus because A. Schulman and ICO have agreed to a merger of ICO with and into Wildcat, a wholly-owned subsidiary of A. Schulman, pursuant to the terms of the merger agreement attached to this proxy statement/prospectus as Annex A. The merger agreement must be approved by the shareholders of ICO in accordance with §§21.452 and 21.457 of the Texas Business Organizations Code, which is referred to as the TBOC.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held at 10:00 A.M., Central Time, on April 28, 2010, at the Doubletree Guest Suites Houston located at 5353 Westheimer Road, Houston, Texas 77056.

Q:	What matters will be considered at the special meeting?

A:	The shareholders of ICO will be asked to: (1) vote to approve the merger agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	The board of directors of ICO has fixed March 17, 2010 as the record date for the special meeting. All holders of shares of ICO common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting, provided that those shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of ICO common stock must be represented at the special meeting in person or by proxy in order to constitute a quorum.

Q.	What will ICO shareholders receive in the merger?

A:	In the merger, holders of shares of ICO common stock (other than shares of ICO common stock held in treasury by ICO, owned by A. Schulman or held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal in accordance with the TBOC) will be entitled to receive for each share of ICO common stock:

• an amount, subject to adjustments, equal to the quotient, rounded down to the nearest whole cent, of (a) $105 million less amounts paid or to be paid with respect to outstanding ICO stock options, less cash amounts paid or to be paid by ICO to purchase, redeem or otherwise acquire any shares of ICO common stock or other equity securities (including ICO stock options) of ICO or its subsidiaries, in each case, after the date of the merger agreement and prior to the effective time of the merger and less amounts to be paid with respect to holders of ICO common stock that properly exercise rights of dissent and appraisal, as described in the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76, divided by (b) the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock; and

• a number of shares of A. Schulman common stock, subject to adjustments, equal to the exchange ratio, which is the quotient of (a) 5,100,000 shares of A. Schulman common stock divided by (b) the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock.

A. Schulman will issue an aggregate of 5,100,000 shares of A. Schulman common stock and pay an aggregate of $105 million in cash in the merger with respect to all of ICO’s outstanding shares of common stock and equity interests, including ICO stock options. No fractional shares of A. Schulman common stock will be issued in the merger. Any holder of shares of ICO common stock that would otherwise be entitled to receive fractional shares of A. Schulman common stock as a result of the exchange of ICO common stock for A. Schulman common stock will receive, in lieu of any fractional shares, an amount in cash, without interest, equal to the fractional share interest multiplied by the average closing price for a share of A. Schulman common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the fifth complete trading day prior to, but not including, the closing date of the merger. All shares of ICO common stock will be cancelled in the merger.

Because the amount of cash to be paid and the number of shares of A. Schulman common stock to be issued in the merger are fixed, and because the holders of ICO common stock that properly exercise rights of dissent and appraisal and unexercised “in the money” ICO stock options will be paid only in cash in respect of their shares or options, the cash consideration per share and the stock consideration per share that ICO shareholders will be entitled to receive will depend on the closing price of A. Schulman common stock, the number of dissenting shares of ICO common stock and the number of unexercised “in the money” ICO stock options that remain outstanding at the effective time of the merger. For example, a higher average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a higher market value and less cash consideration. Conversely, a lower average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a lower market value and more cash consideration. For more information regarding the merger consideration to be provided to ICO shareholders, see the section titled “THE MERGER AGREEMENT — Merger Consideration” beginning on page 83.

Q:	Is my vote needed to approve the merger agreement?

A:	The approval of the merger agreement by the shareholders of ICO requires the affirmative vote of the holders of at least two-thirds of the shares of ICO common stock outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of ICO common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:	If you were the record holder of shares of ICO common stock as of March 17, 2010, you are entitled to vote at the special meeting. In order to ensure that your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible even if you plan to attend the special meeting in person.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy in the postage-paid envelope included with this proxy statement/prospectus.

Vote by Telephone or Internet. If you are an ICO shareholder of record (that is, if you hold your shares of ICO common stock in your own name), you may vote by telephone (toll-free) or the Internet by following the instructions on your proxy. If your shares of ICO common stock are held in the name of a bank, broker or other nominee of record (i.e., in “street name”), and if the bank, broker or other nominee offers telephone and Internet voting, you will receive instructions from them that you must follow in order for your shares of ICO common stock to be voted. If you vote by telephone or the Internet, you do not need to return your proxy by mail.

In Person. All ICO shareholders may vote in person at the special meeting. If you are a beneficial owner of shares of ICO common stock held in “street name,” you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or mark “ABSTAIN” on your proxy with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy with respect to the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares of ICO common stock be voted if I return a blank proxy?

A:	If you sign, date and return your proxy and do not indicate how you want your shares of ICO common stock to be voted, then your shares of ICO common stock will be voted “FOR” the approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of ICO common stock are held in a stock brokerage account or by a bank or other nominee, will my broker, bank or other nominee vote my shares of ICO common stock for me?

A:	You must provide your broker, bank or other nominee (the record holder of your shares of ICO common stock) with instructions on how to vote your shares of ICO common stock. Please follow the voting instructions provided by your broker, bank or other nominee. If you do not provide voting instructions to your broker, bank or other nominee, then your shares of ICO common stock will not be voted by your broker, bank or other nominee at the special meeting.

Q:	Can I change my vote after I have submitted my proxy?

A:	You may revoke your proxy at any time before it is exercised by: (1) submitting to the ICO Corporate Secretary a duly executed proxy bearing a later date; (2) delivering to the ICO Corporate Secretary a written notice of revocation; (3) submitting a revised proxy by telephone or the Internet as described above; or (4) attending the special meeting and voting in person. All written notices of revocation and other communications to the ICO Corporate Secretary with respect to the revocation of proxies should be sent to: ICO, Inc., 1811 Bering Drive, Suite 200, Houston, Texas 77057, Attn: Corporate Secretary. Any ICO shareholder whose shares of ICO common stock are registered in his, her or its name with Computershare Trust Company, N.A., ICO’s transfer agent and registrar, or are held in a brokerage account, must contact Computershare Trust Company, N.A. or his, her or its broker, as applicable, to revoke his, her or its proxy.

Q:	If I do not favor the approval of the merger agreement, what are my rights?

A:	If you hold one or more shares of ICO common stock, you are entitled to rights of dissent and appraisal under the TBOC in certain circumstances. This means that if you properly dissent from the merger, you may receive an amount in cash representing the fair value of the shares of ICO common stock that you hold. This value may be more or less than the value of the shares of A. Schulman common stock and cash you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of ICO common stock is conditioned upon compliance with the dissent procedure set forth under §10.356 of the TBOC. For more information regarding your rights to dissent from the merger, see the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76.

Q:	What happens if I sell my shares of ICO common stock before the special meeting?

A:	The record date for ICO shareholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of ICO common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares of ICO common stock.

Q:	When is the merger expected to be completed?

A:	A. Schulman and ICO are working to complete the merger during the spring of 2010. However, it is possible that factors outside the control of both companies could result in the merger being completed at a later time. A. Schulman and ICO hope to complete the merger as soon as reasonably practicable.

Q:	Should I send in my ICO stock certificates now?

A.	No. After the merger is completed, A. Schulman will send ICO shareholders written instructions for exchanging their stock certificates. You should not surrender your ICO stock certificates for exchange until you receive these transmittal materials. For additional information, see the section titled “THE MERGER AGREEMENT — Exchange Procedures” beginning on page 87.

Q:	Whom do I call if I have questions about the special meeting or the merger?

A:	If you have questions about the special meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact ICO at (713) 351-4100.

SUMMARY

For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus and the other documents to which we have referred you. See the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124. Most items in this summary include a page reference directing you to a more complete description of those items.

The Companies (beginning on page 42)

A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333
Phone: (330) 666-3751

A. Schulman is a leading international supplier of high-performance plastic compounds and resins, which are used as raw materials in a variety of markets. A. Schulman’s principal product lines consist of proprietary and custom-formulated engineered plastic compounds, color concentrates and additives that improve the appearance and performance of plastics in a number of specialized applications. A. Schulman serves markets ranging from diverse industrial and automotive equipment components to construction and home improvement products, film and packaging, medical, telecommunications, garden supplies, toys and more. Providing superior service and products is A. Schulman’s focus for the injection, extrusion, blown-film extrusion, rotational and blow molding industries, as well as a new emphasis on the thermoforming industry. A. Schulman is incorporated in the State of Delaware and is headquartered in Akron, Ohio. A. Schulman employs approximately 2,000 people worldwide.

Wildcat Spider, LLC
3550 West Market Street
Akron, Ohio 44333
Phone: (330) 666-3751

Wildcat is a Texas limited liability company and a wholly-owned subsidiary of A. Schulman. Wildcat was organized on November 30, 2009, solely for the purposes of effecting the merger with ICO. Wildcat has not engaged in any activities other than in connection with the merger agreement.

ICO, Inc.
1811 Bering Drive, Suite 200
Houston, Texas 77057
Phone: (713) 351-4100

ICO is a manufacturer of specialty resins and concentrates and provides specialized polymer processing services. ICO also provides toll processing services including ambient grinding, jet milling, compounding and ancillary services for resins produced in pellet form as well as other material. ICO’s products and services are provided through 20 operating facilities located in nine countries in the Americas, Europe and Asia Pacific. ICO’s customers include major chemical companies, polymer production affiliates of major oil exploration and production companies and manufacturers of plastic products. ICO is incorporated in the State of Texas and is headquartered in Houston, Texas. ICO employs approximately 850 people worldwide.

The Merger (beginning on page 42)

The A. Schulman board of directors, on November 30, 2009, and the ICO board of directors, on December 2, 2009, each approved the merger of ICO with and into Wildcat, a newly formed and wholly-owned subsidiary of A. Schulman, upon the terms and subject to the conditions contained in the merger agreement. Wildcat will be the surviving company after the merger with the result being that ICO will be a wholly-owned subsidiary of A. Schulman.

A. Schulman’s Reasons for the Merger (beginning on page 52)

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the board of directors of A. Schulman consulted with management, as well as A. Schulman’s legal and financial advisors, and considered a number of factors, including those listed in the section titled “THE MERGER — A. Schulman’s Reasons for the Merger.”

ICO’s Reasons for the Merger (beginning on page 54)

In reaching its decision to approve the merger agreement and recommend the approval of the merger agreement to its shareholders, the ICO board of directors consulted with ICO’s management, as well as ICO’s legal and financial advisors, and considered a number of factors, including those listed in the section titled “THE MERGER — ICO’s Reasons for the Merger.”

Opinion of ICO’s Financial Advisor (beginning on page 61)

At the meeting of the ICO board of directors on December 2, 2009, J.P. Morgan Securities, Inc., which is referred to as J.P. Morgan, rendered its oral opinion, subsequently confirmed in writing, to the ICO board of directors that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of ICO common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 2, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the opinion and the review undertaken in connection with rendering its opinion, is included as Annex B to this proxy statement/prospectus. J.P. Morgan’s written opinion addresses only the consideration to be received by the holders of shares of ICO common stock in the merger, and does not address any other matter. J.P. Morgan’s opinion does not constitute a recommendation to any shareholder of ICO as to how such stockholder should vote with respect to any matter. J.P. Morgan has acted as financial advisor to ICO with respect to the proposed merger and will receive a fee of approximately $4.7 million from ICO for its services based on December 2, 2009 closing share prices, of which $4.5 million is contingent upon consummation of the proposed merger based on December 2, 2009 closing share prices.

Merger Consideration (beginning on page 83)

In the merger, holders of shares of ICO common stock (other than shares of ICO common stock held in treasury by ICO, owned by A. Schulman or held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal in accordance with the TBOC) will be entitled to receive for each share of ICO common stock:

•	an amount, subject to adjustments, equal to the quotient, rounded down to the nearest whole cent, of (a) $105 million less amounts paid or to be paid with respect to outstanding ICO stock options, less cash amounts paid or to be paid by ICO to purchase, redeem or otherwise acquire any shares of ICO common stock or other equity securities (including ICO stock options) of ICO or its subsidiaries, in each case, after the date of the merger agreement and prior to the effective time of the merger and less amounts to be paid with respect to holders of ICO common stock that properly exercise rights of dissent and appraisal, as described in the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76, divided by (b) the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock; and

•	a number of shares of A. Schulman common stock, subject to adjustments, equal to the exchange ratio, which is the quotient of (a) 5,100,000 shares of A. Schulman common stock divided by (b) the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock.

A. Schulman will issue an aggregate of 5,100,000 shares of A. Schulman common stock and pay an aggregate of $105 million in cash in the merger with respect to all of ICO’s outstanding shares of common stock and equity interests, including ICO stock options. No fractional shares of A. Schulman common stock will be issued in the merger. Any holder of shares of ICO common stock that would otherwise be entitled to receive fractional shares of

A. Schulman common stock as a result of the exchange of ICO common stock for A. Schulman common stock will receive, in lieu of any fractional shares, an amount in cash, without interest, equal to the fractional share interest multiplied by the average closing price for a share of A. Schulman common stock as reported on the NASDAQ for the 10 consecutive trading days ending with the fifth complete trading day prior to, but not including, the closing date of the merger. All shares of ICO common stock will be cancelled in the merger. For more information regarding the merger consideration to be provided to ICO shareholders, see the section titled “THE MERGER AGREEMENT — Merger Consideration.”

Because the amount of cash to be paid and the number of shares of A. Schulman common stock to be issued in the merger are fixed, and because the holders of ICO common stock that properly exercise rights of dissent and appraisal and unexercised “in the money” ICO stock options will be paid only in cash in respect of their shares or options, the cash consideration per share and the stock consideration per share that ICO shareholders will be entitled to receive will depend on the closing price of A. Schulman common stock, the number of dissenting shares of ICO common stock and the number of unexercised “in the money” ICO stock options that remain outstanding at the effective time of the merger. For example, a higher average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a higher market value and less cash consideration. Conversely, a lower average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a lower market value and more cash consideration.

The following chart illustrates the impact on the per share cash consideration and the per share stock consideration based on changes in the average closing price of shares of A. Schulman common stock. The chart assumes that neither A. Schulman nor ICO issues additional shares of their common stock, that there are no cash payments deemed made in respect of dissenting shares of ICO common stock, that no ICO stock options are exercised between the date of this proxy statement/prospectus and the effective time of the merger and that the ICO common stock options are cashed out at their “in the money” spread based on the March 24, 2010 closing price of A. Schulman’s common stock.

As the foregoing chart illustrates, if the average closing price of shares of A. Schulman common stock (denoted as “SHLM stock price” in the foregoing chart) is $20.72 (which is 20% lower than the closing price of A. Schulman common stock on March 24, 2010), an ICO shareholder would receive $7.44 per share of ICO common stock in merger consideration, consisting of $3.66 in per share cash consideration and $3.78 in per share stock consideration. Conversely, if the average closing price of shares of A. Schulman common stock is $31.08 (which is 20% higher than the closing price of A. Schulman common stock on March 24, 2010), an ICO shareholder would receive $9.28 per share of ICO common stock in merger consideration, consisting of $3.60 in per share cash consideration and $5.68 in per share stock consideration.

The Special Meeting (beginning on page 40)

The special meeting will be held on April 28, 2010, at 10:00 A.M., Central Time, at the Doubletree Guest Suites Houston located at 5353 Westheimer Road, Houston, Texas 77056. The purposes of the special meeting are as follows:

•	to consider and vote on a proposal to approve the merger agreement;

•	to consider and vote on a proposal to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of the approval of the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of the ICO Board of Directors

The ICO board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. In considering the recommendation of the ICO board of directors with respect to the merger agreement, ICO shareholders should be aware that ICO directors will directly benefit from the merger. For a more complete description of these interests, see the information provided in the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.

Record Date for the Special Meeting and Voting Rights (beginning on page 40)

Only holders of record of shares of ICO common stock at the close of business on March 17, 2010 are entitled to notice of, and to vote at, the special meeting. At the close of business on March 17, 2010, there were 27,764,340 shares of ICO common stock outstanding held by approximately 436 holders of record. Each holder of record of shares of ICO common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes (beginning on page 40)

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ICO common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Approval of the merger agreement requires the affirmative vote of two-thirds of the shares of ICO common stock outstanding as of March 17, 2010 and entitled to vote. Abstentions and broker non-votes will not be counted for purposes of determining approval of the merger agreement and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If a quorum is not present at the special meeting, or if there are not sufficient votes at the time of the special meeting to approve the merger agreement, ICO’s shareholders will be asked to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies. Adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of ICO common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions and broker non-votes will not be counted for purposes of determining approval of adjournment and will have no effect on the proposal to adjourn the special meeting.

Stock Ownership of Directors and Executive Officers of A. Schulman and ICO (beginning on page 69)

At the close of business on March 24, 2010, directors and executive officers of ICO beneficially owned and were entitled to vote approximately 2,502,459 shares of ICO common stock, collectively representing 9.0% of the shares of ICO common stock outstanding on that date. For information regarding the security ownership of ICO directors and executive officers, see the information provided in the section titled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 121.

At the close of business on March 24, 2010, directors and executive officers of A. Schulman beneficially owned and were entitled to vote approximately 1,027,692 shares of A. Schulman common stock, collectively representing approximately 3.9% of the shares of A. Schulman common stock outstanding on that date. For information regarding the security ownership of A. Schulman directors and executive officers, please see the documents incorporated by reference into this proxy statement/prospectus listed in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

Ownership of A. Schulman After the Merger (beginning on page 69)

A. Schulman will issue an aggregate of 5,100,000 shares of A. Schulman common stock to ICO shareholders in the merger. After the completion of the merger, it is expected that there will be outstanding approximately 31.1 million shares of A. Schulman common stock. The shares of A. Schulman common stock to be issued to ICO shareholders in the merger will represent approximately 16% of the outstanding A. Schulman common stock after the merger on a fully diluted basis.

Interests of ICO Directors and Executive Officers in the Merger (beginning on page 70)

In considering the recommendation of the ICO board of directors with respect to the merger agreement, ICO shareholders should be aware that ICO’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of ICO’s shareholders generally. The ICO board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to ICO’s shareholders that the merger agreement be approved.

A summary of the aggregate amount of compensatory payments and benefits that all executive officers and directors could receive as a result of the merger and the portion of such amounts paid or payable in cash are set forth below. These compensatory payments, which are in addition to any cash and A. Schulman common stock that each individual will receive as a common shareholder of ICO, include: (i) per diem board fees paid in cash for two board members who were requested by the chairman of the board to participate in out-of-the-ordinary meetings and other time consuming circumstances requiring out-of-town travel or significant efforts; (ii) the value of the spread of unvested unexercised stock options to be paid in cash and the value of unvested restricted stock that will be exchanged for merger consideration consisting of cash and A. Schulman common stock, in each case that will become vested as a result of the merger; (iii) estimated payouts to be paid in cash if, and only if, the employment of the executive officer is terminated following the merger; and (iv) maximum payments in cash under retention agreements after the closing of the merger. Amounts presented below are based on the closing price of A. Schulman’s common stock on March 24, 2010. The values in the chart below assume that neither A. Schulman nor ICO issues additional shares of their common stock, that there are no cash payments deemed made in respect of dissenting shares of ICO common stock, that no ICO stock options are exercised between the date of this proxy statement/prospectus and the effective time of the merger and that ICO common stock options are cashed out at their “in the money” spread based on the March 24, 2010 closing price of A. Schulman’s common stock.

Aggregate Compensatory Payments as a Result of the Merger

	Paid or Payable
Executive Officers	in Cash	Total
A. John Knapp, Jr.	$857,667	$1,224,426
Stephen E. Barkmann	$930,981	$1,330,595
Derek Bristow	$883,370	$1,247,580
Bradley T. Leuschner	$640,477	$737,262
Donald E. Parsons	$629,080	$799,360
Charlotte Fischer Ewart	$579,930	$631,960
Directors
Gregory T. Barmore	$40,670	$83,240
Eugene Allspach	$0	$0
Eric O. English	$87,120	$200,640
David E. K. Frischkorn, Jr.	$87,120	$200,640

	Paid or Payable
Directors	in Cash	Total
Daniel R. Gaubert	$46,827	$107,844
Max W. Kloesel	$7,400	$7,400
Kumar Shah	$67,827	$128,844
Warren W. Wilder	$46,827	$107,844

Directors and Executive Officers Total	$4,905,295	$6,807,635

For a more complete description of these interests, see the information provided in the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger.”

Listing of A. Schulman Common Stock and Delisting of ICO Common Stock (beginning on page 75)

Application will be made to have the shares of A. Schulman common stock issued in the merger approved for listing on the NASDAQ, where A. Schulman common stock is currently traded under the symbol “SHLM.” If the merger is completed, ICO common stock will no longer be listed on the NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and ICO may no longer file periodic reports with the SEC.

Appraisal Rights of Dissenting ICO Shareholders (beginning on page 76)

Under §10.354(a) of the TBOC, a shareholder of a Texas corporation generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his, her or its shares of common stock. Holders of shares of ICO common stock will be entitled to demand an appraisal of their shares under §10.354 of the TBOC. To obtain an appraisal, shareholders of ICO must vote against the approval of the merger agreement and comply with other preconditions as required by the TBOC. The TBOC requirements for exercising appraisal rights are described in further detail in the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders.”

Annex C to this proxy statement/prospectus contains the full text of §§10.351–10.368 of the TBOC, which relates to the rights of dissent and appraisal. ICO shareholders are encouraged to read these provisions carefully and in their entirety.

Conditions to Completion of the Merger (beginning on page 97)

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	approval of the merger agreement by the ICO shareholders at the special meeting;

•	expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Act, which is referred to as the HSR Act;

•	making or obtaining consents, approvals, and actions of, filings with and notices to, the governmental entities required to consummate the merger and the other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in a material adverse effect on A. Schulman or ICO;

•	absence of any order or law of any governmental entity preventing the consummation of the merger;

•	approval for listing on the NASDAQ, upon official notice of issuance, of A. Schulman common stock to be issued in connection with the merger;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order, or proceeding seeking a stop order, by the SEC suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	accuracy of each party’s representations and warranties in the merger agreement, except as would not reasonably be expected to have or result in a material adverse effect on the party making the representations;

•	performance in all material respects of each party’s covenants set forth in the merger agreement required to be performed by it at or prior to the closing date of the merger;

•	receipt by each of A. Schulman and ICO of a tax opinion, dated as of the closing date of the merger, to the effect that the merger will constitute a reorganization and that such party will be a party to such reorganization for United States federal income tax purposes; and

•	delivery by both parties of customary officer’s certificates.

Termination of the Merger Agreement (beginning on page 98)

A. Schulman and ICO may agree in writing to terminate the merger agreement at any time without completing the merger, even after the ICO shareholders have approved the merger agreement.

The merger agreement may also be terminated at any time before the effective time of the merger under the following circumstances, among others:

•	by the mutual written consent of A. Schulman, Wildcat and ICO; or

•	by either A. Schulman or ICO if:

•	the parties fail to consummate the merger on or before July 1, 2010, or such later date, if any, as A. Schulman and ICO may agree upon in writing, which is referred to as the outside date, unless the failure to consummate the merger by July 1, 2010 or such later date is the result of a breach of the merger agreement by the party seeking the termination; provided that if all conditions to the closing have been fulfilled other than those described in the second and third bullets under the section titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 97 relating to consents, approvals and actions of, filings with and notices to, the governmental entities required to consummate the merger and the expiration or termination of the applicable waiting period (including any extension thereof) under the HSR Act, the outside date will be automatically extended from July 1, 2010 to September 1, 2010; or

•	the special meeting has concluded, the ICO shareholders have voted and the approval of the merger agreement by the ICO shareholders was not obtained; or

•	by ICO if:

•	either A. Schulman or Wildcat breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied and such breach or failure to perform is not cured within 30 days after the receipt of written notice thereof or is incapable of being cured by the outside date; or

•	prior to the receipt of ICO’s shareholder approval of the merger agreement, ICO enters into an acquisition agreement with a third party providing for the implementation of the transactions contemplated by a superior proposal, if ICO’s board of directors has determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under law and ICO has satisfied the procedures described in the last three bullets under the section titled “THE MERGER AGREEMENT — Special Meeting and Board Recommendation” beginning on page 93; provided that ICO must pay the termination fee to A. Schulman described below in the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page 100 at the time of the termination and the superior proposal must not have resulted from ICO’s breach of its non-solicitation obligations under the merger agreement in any material respect, its breach of its covenant to convene the special meeting (other than immaterial breaches) or its breach of its obligation to recommend that the ICO shareholders vote in favor of the approval of the merger agreement; or

•	by A. Schulman if:

•	ICO breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform is not cured within 30 days after receipt of a written notice thereof or is incapable of being cured by the outside date;

•	the ICO board of directors or any committee thereof has made a company adverse recommendation change;

•	ICO has breached its obligations not to solicit alternative takeover proposals in any material respect, its covenant to convene the special meeting (other than immaterial breaches) or its obligation to recommend that the ICO shareholders vote in favor of the approval of the merger agreement;

•	within 10 business days of the public announcement of a company takeover proposal, the ICO board of directors fails to reaffirm (publicly, if so requested by A. Schulman) its recommendation in favor of the approval of the merger agreement, subject to a maximum aggregate extension (when combined with extensions under the bullet below) of five business days under certain circumstances; or

•	within 10 business days after a tender or exchange offer relating to the securities of ICO has first been published or announced, ICO has not sent or given to ICO shareholders a statement disclosing that the ICO board of directors recommends rejection of such tender or exchange offer, subject to a maximum aggregate extension (when combined with extensions under the bullet above) of five business days under certain circumstances.

Termination Fees and Expense Reimbursement (beginning on page 100)

In connection with the termination of the merger agreement in certain circumstances involving a takeover proposal by a third party for ICO, a change of the ICO board of directors’ recommendation to the ICO shareholders in favor of the approval of the merger agreement, or certain breaches of the merger agreement by ICO, ICO will be required to pay A. Schulman a termination fee of $6.8 million.

Furthermore, either A. Schulman or ICO will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the merger or the other transactions contemplated by the merger agreement, up to a maximum of $1 million in the aggregate, if the merger agreement is terminated under certain circumstances.

Material United States Federal Income Tax Consequences (beginning on page 79)

A. Schulman and ICO intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and to therefore be tax-free to ICO shareholders, except to the extent that cash is received.

However, the tax consequences of the merger to each ICO shareholder will depend on the facts of each ICO shareholder’s situation. ICO shareholders are urged to read carefully the discussion in the section titled “THE MERGER — Material United States Federal Income Tax Consequences” and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Financing of the Merger (beginning on page 78)

A. Schulman’s obligation to complete the merger is not subject to any financing contingency. A. Schulman intends to pay the cash portion of the merger consideration out of available liquidity. The completion of the merger does not depend on financing from a third party.

Accounting Treatment of the Merger (beginning on page 78)

The merger will be accounted for as a business combination using the “acquisition” method of accounting. A. Schulman will be the acquirer for financial accounting purposes.

Regulatory Approvals (beginning on page 78)

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, were filed on December 18, 2009. On January 18, 2010, the FTC granted an early termination of the waiting period under the HSR Act without the imposition of any conditions or restrictions on the consummation of the merger.

Risk Factors (beginning on page 21)

In evaluating the merger agreement, the merger or the issuance of A. Schulman common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section titled “RISK FACTORS.”

Comparison of Stockholder Rights and Related Matters (beginning on page 113)

ICO shareholders receiving shares of A. Schulman common stock will have different rights once they become A. Schulman stockholders due to differences between the governing documents of A. Schulman and ICO and differences in the laws of their jurisdictions of incorporation. These differences are described in detail in the section titled “COMPARISON OF STOCKHOLDER RIGHTS AND RELATED MATTERS.”

MARKET PRICE AND DIVIDEND INFORMATION

A.	SCHULMAN

A. Schulman common stock is listed on the NASDAQ under the symbol “SHLM.” The following table lists the high and low prices per share for A. Schulman common stock and the cash dividends declared for the periods indicated.

	Price Range of Common Stock
Quarter Ended:	High	Low	Dividends

May 31, 2010 (through March 24, 2010)	$26.49	$24.18	$—
February 28, 2010	$23.98	$16.42	$0.15
November 30, 2009	$21.13	$16.32	$0.15
August 31, 2009	$22.01	$14.45	$0.15
May 31, 2009	$15.69	$12.08	$0.15
February 28, 2009	$18.16	$12.65	$0.15
November 30, 2008	$24.10	$12.02	$0.15
August 31, 2008	$24.21	$21.32	$0.15
May 31, 2008	$22.59	$19.75	$0.15
February 29, 2008	$22.78	$19.03	$0.145
November 30, 2007	$23.92	$19.53	$0.145
August 31, 2007	$25.95	$19.82	$0.145
May 31, 2007	$24.26	$20.31	$0.145
February 28, 2007	$23.03	$19.90	$0.145

You should obtain current market quotations for shares of A. Schulman common stock, as the market price of A. Schulman common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, and thereafter. You can get these quotations from publicly available sources.

Following the merger, the declaration of dividends will be at the discretion of A. Schulman’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of A. Schulman, the Delaware General Corporation Law, which is referred to as the DGCL, government regulations and other factors deemed relevant by A. Schulman’s board of directors.

On December 2, 2009, the trading day immediately preceding the public announcement of the merger, and on March 24, 2010, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC, the closing prices per share of A. Schulman common stock as reported on the NASDAQ were $16.95 and $25.90, respectively.

Under the merger agreement, A. Schulman has agreed that, until the effective time of the merger, it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends with respect to shares of A. Schulman common stock not in excess of $0.15 per share.

ICO

ICO common stock is listed on the NASDAQ under the symbol “ICOC.” The following table lists the high and low prices per share for ICO common stock and the cash dividends declared for the periods indicated.

	Price Range of Common Stock
Quarter Ended:	High	Low	Dividends

March 31, 2010 (through March 24, 2010)	$8.49	$7.34	$0.037
December 31, 2009	$7.34	$3.62	$0.05
September 30, 2009	$5.14	$2.29	$—
June 30, 2009	$3.28	$1.90	$—
March 31, 2009	$4.16	$1.03	$—
December 31, 2008	$5.95	$2.33	$—
September 30, 2008	$6.72	$4.56	$—
June 30, 2008	$8.36	$5.89	$—
March 31, 2008	$13.73	$6.65	$—
December 31, 2007	$16.50	$9.66	$—
September 30, 2007	$15.56	$8.00	$—
June 30, 2007	$10.64	$5.95	$—
March 31, 2007	$6.56	$4.77	$—
December 31, 2006	$7.98	$5.09	$—

On December 2, 2009, the trading day immediately preceding the public announcement of the merger, and on March 24, 2010, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC, the closing prices per share of ICO common stock as reported on NASDAQ were $4.50 and $8.33, respectively.

ICO did not declare or pay common stock dividends during fiscal years 2009, 2008, 2007 or 2006. ICO paid a cash dividend of $0.05 per common share on December 31, 2009, to shareholders of record on December 28, 2009. On February 4, 2010, the ICO board of directors declared a cash dividend of $0.037 per common share, payable February 19, 2010, to shareholders of record on February 15, 2010. The ICO board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are determined after consideration of various factors, including earnings, cash requirements, the financial condition of ICO, limitations under ICO’s credit facility, the merger agreement, the TBOC and government regulations and other factors deemed relevant by ICO’s board of directors.

Under the merger agreement, ICO has agreed that, until the effective time of the merger, it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for quarterly cash dividends with respect to shares of ICO common stock to the extent of net income per share for the applicable prior fiscal quarter but in no event in excess of $0.05 per share of ICO common stock per quarter.

SELECTED HISTORICAL FINANCIAL INFORMATION

A.	Schulman Historical Financial Information

The selected historical financial data of A. Schulman for each of the years ended August 31, 2009, 2008, 2007, 2006 and 2005 and as of August 31, 2009, 2008, 2007, 2006 and 2005 were derived from the audited historical consolidated financial statements and related footnotes of A. Schulman. The selected historical financial data of A. Schulman for each of the three months ended November 30, 2009 and 2008 and as of November 30, 2009 and 2008 was derived from A. Schulman’s unaudited consolidated financial statements and related footnotes. The information set forth below is only a summary of historical financial data and is not indicative of the results of future operations of A. Schulman or the combined company, and should be read in conjunction with A. Schulman’s consolidated financial statements, the notes related thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2009 and A. Schulman’s Quarterly Report on Form 10-Q for the three months ended November 30, 2009, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

	As of and for the Three
	Months Ended November 30,				As of and for the Year Ended August 31,
	2009(1)		2008(1)		2009		2008		2007	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Operations:
Net sales	$362,861		$388,317		$1,279,248		$1,983,595		$1,786,892	$1,616,380	$1,433,196
Income from continuing operations	$17,138		$9,397		$11,180		$30,668		$27,807	$35,022	$32,093
Net income (loss)	$17,135	(2)	$8,330	(3)	$(2,776	)(4)	$18,049	(5)	$22,069	$32,662	$32,093
Share Data:
Average number of common stock outstanding, net of treasury shares:
Diluted	26,056		26,026		26,070		27,098		27,369	30,394	31,050
Per Share Data:
Diluted earnings per common share:
Net income from continuing operations	$0.65		$0.35		$0.43		$1.13		$1.01	$1.15	$1.03
Loss from discontinued operations	$—		$(0.04)		$(0.54)		$(0.47)		$(0.21)	$(0.08)	$—

Net income (loss)	$0.65		$0.31		$(0.11)		$0.66		$0.80	$1.07	$1.03

Common stock dividends declared	$0.15		$0.15		$0.60		$0.59		$0.58	$0.58	$0.57
Balance Sheet Data:
Cash and equivalents	$237,021		$115,763		$228,674		$97,728		$43,045	$50,662	$102,329
Working capital, excluding cash	$154,918		$232,475		$133,143		$305,160		$375,479	$353,125	$303,383
Total assets	$862,710		$774,183		$797,489		$890,421		$874,115	$843,245	$784,362
Long-term debt	$105,651		$99,221		$102,254		$104,298		$123,080	$120,730	$63,158
Total stockholders’ equity	$392,584		$372,547		$366,070		$425,231		$424,663	$401,692	$460,303

(1)	A. Schulman’s November 30, 2009 and November 30, 2008 operations and per share data reflect the adoption of Accounting Standards Codification 810-10-65, which is referred to as ASC 810-10-65, related to the presentation and disclosure of noncontrolling interests. The historical fiscal years presented from fiscal 2005 through fiscal 2009 were not restated to reflect the adoption of ASC 810-10-65 due to the immaterial impact on the consolidated results of the noncontrolling interests. A Schulman will continue to prospectively apply its adoption of ASC 810-10-65-1 and will revise comparable periods in its future SEC filings.

(2)	The net income for the three months ended November 30, 2009 includes $2.3 million of costs related to this merger and $0.4 million related to restructuring activities and asset impairment charges.

(3)	The net income for the three months ended November 30, 2008 includes $0.5 million related to restructuring activities and other employee termination costs.

(4)	The net loss for 2009 includes $9.5 million of after-tax restructuring charges, accelerated depreciation related to restructuring activities and other employee termination costs, after-tax asset impairment charges of $12.5 million and after-tax curtailment gains of $2.7 million for a net impact of approximately $19.3 million. In addition, the translation effect of foreign currencies decreased net income for 2009 by $7.3 million.

(5)	Net income for 2008 includes $6.8 million of after-tax restructuring and other employee termination charges, after-tax asset impairment charges of $10.8 million, after-tax goodwill impairment of $1.0 million, after-tax CEO transition costs of $3.6 million and a curtailment gain of $4.0 million for a net impact of approximately $18.2 million.

ICO Historical Financial Information

The selected historical financial data of ICO for each of the years ended September 30, 2009, 2008, 2007, 2006 and 2005 and as of September 30, 2009, 2008, 2007, 2006 and 2005 were derived from the audited historical consolidated financial statements and related footnotes of ICO. The selected historical financial data of ICO for each of the three months ended December 31, 2009 and 2008 and as of December 31, 2009 and 2008 were derived from ICO’s unaudited consolidated financial statements and related notes. The information set forth below is only a summary of historical financial data and is not indicative of the results of future operations of ICO or the combined company, and should be read in conjunction with ICO’s consolidated financial statements, the notes related thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in ICO’s Annual Report on Form 10-K for the year ended September 30, 2009 and ICO’s Quarterly Report on Form 10-Q for the three months ended December 31, 2009, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

	As of and for the Three
	Months Ended December 31,		As of and for the Year Ended September 30,
	2009	2008	2009	2008	2007	2006	2005
	(Unaudited)
	(In thousands, except for per share data)

Statement of Operations Data:
Revenues	$85,371	$79,358	$299,965	$446,701	$417,917	$324,331	$296,606
Income from continuing operations	$1,046	$(1,076)	$(1,239)	$15,382	$19,762	$13,463	$5,002
Net income	$1,046	$(1,076)	$(1,239)	$15,314	$21,118	$12,004	$4,505
Preferred stock dividends	$—	$—	$—	$(1)	$(554)	$(2,176)	$(2,176)
Net gain on redemption of preferred stock	$—	$—	$—	$—	$6,023	$—	$—
Net income (loss) applicable to common stock	$1,046	$(1,076)	$(1,239)	$15,313	$26,587	$9,828	$2,329
Earnings (Loss) Per Share:
Diluted
Earnings from continuing operations	$0.04	$(0.04)	$(0.05)	$0.55	$0.71	$0.43	$0.11
Earnings (loss) from discontinued operations	$—	$—	$—	$—	$0.05	$(0.06)	$(0.02)

Earnings (loss) per common share	$0.04	$(0.04)	$(0.05)	$0.55	$0.76	$0.37	$0.09

Weighted average shares outstanding (diluted)	28,025	27,412	27,081	27,994	27,891	26,255	25,816
Balance Sheet Data:
Cash and equivalents	$13,921	$10,975	$21,880	$5,589	$8,561	$17,427	$3,234
Working capital, excluding cash	$47,619	$47,523	$42,213	$61,412	$49,297	$40,074	$38,148
Total assets	$187,361	$188,541	$192,273	$221,096	$246,217	$197,961	$164,255
Long-term debt, net of current portion	$16,420	$23,207	$18,823	$25,122	$29,605	$21,559	$18,993
Shareholders’ equity	$105,365	$99,223	$105,155	$107,835	$91,042	$91,717	$77,090

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma condensed combined financial data were prepared using the “acquisition” method of accounting. A. Schulman’s fiscal year ends on August 31 while ICO’s fiscal year ends on September 30. The selected unaudited pro forma condensed combined balance sheet data assumes that the merger of A. Schulman and ICO took place as of November 30, 2009, and combines A. Schulman’s historical consolidated balance sheet at November 30, 2009 with ICO’s historical consolidated balance sheet at December 31, 2009. The selected unaudited pro forma condensed combined statement of operations data assumes that the merger of A. Schulman and ICO took place as of September 1, 2008, and combines A. Schulman’s historical audited consolidated statement of operations for the fiscal year ended August 31, 2009 with ICO’s historical audited consolidated statement of operations for the fiscal year ended September 30, 2009. Similarly, A. Schulman’s first fiscal quarter ends on November 30 and ICO’s first fiscal quarter ends on December 31. The unaudited pro forma condensed statement of operations for the three months ended November 30, 2009 combines the historical results of A. Schulman for the three months ended November 30, 2009 with the historical results of ICO for the three months ended December 31, 2009.

A. Schulman anticipates that the merger will provide it with financial benefits that include, with respect to the combined entity, operating expense and income tax expense synergies, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of A. Schulman would have been had A. Schulman and ICO been combined during the periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the fiscal year ended August 31, 2009 and as of and for the three months ended November 30, 2009 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See the section titled “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” beginning on page 102.

	Year Ended	Three Months Ended
	August 31,	November 30,
	2009	2009
	(In thousands, except for share and per share data)

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Net sales	$1,579,213	$448,232
Net income from continuing operations	$10,891	$21,800
Share Data:
Average number of common stock outstanding, net of treasury shares:
Basic	30,890,421	30,943,346
Diluted	31,169,631	31,155,586
Per Share Data:
Diluted earnings from continuing operations per common share	$0.35	$0.70
Common stock dividends declared	$0.60	$0.15

As of November 30,
2009
(In thousands)

Balance Sheet Data:
Cash and equivalents	$102,377
Working capital, excluding cash	$219,339
Total assets	$988,286
Long-term debt	$105,651
Total equity	$471,389

Comparative Per Share Market Price

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for A. Schulman common stock and ICO common stock. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had occurred on November 30, 2009, in the case of book value per share data, and September 1, 2008, in the case of net income per share data.

The pro forma per share balance sheet information combines A. Schulman’s November 30, 2009 unaudited consolidated balance sheet with ICO’s December 31, 2009 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended August 31, 2009 combines A. Schulman’s audited consolidated statement of operations for the fiscal year ended August 31, 2009 with ICO’s audited consolidated statement of operations for the fiscal year ended September 30, 2009. The pro forma per share and statement of operations information for the three months ended November 30, 2009 combines A. Schulman’s unaudited consolidated statement of income for the three months ended November 30, 2009 with ICO’s unaudited consolidated statement of income for the three months ended December 31, 2009.

The ICO pro forma equivalent per share financial information is calculated by multiplying the unaudited A. Schulman pro forma combined per share amounts by an exchange ratio of 0.184 shares of A. Schulman common stock for each share of ICO common stock (assuming a December 2, 2009 closing date). The exchange ratio does not include the approximate $3.67 cash portion of the merger consideration, which assumes the cash-out of all ICO stock options at their “in the money” spread based on the December 2, 2009 closing price. The final ratio of the per share merger consideration to the value of a share of A. Schulman common stock will vary based on the trading price of A. Schulman common stock.

The following information should be read in conjunction with the audited consolidated financial statements of A. Schulman and ICO, which are incorporated by reference in this proxy statement/prospectus, and the financial information contained in the section titled “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” beginning on page 102. The unaudited pro forma information below is presented for informational purposes only and is not indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	A. Schulman		ICO		A. Schulman		ICO
	Fiscal Year		Fiscal Year		Three Months		Three Months
	Ended		Ended		Ended		Ended
	August 31,		September 30,		November 30,		December 31,
	2009		2009		2009		2009

Historical diluted income (loss) from continuing operations per common share	$0.43		$(0.05)		$0.65		$0.04
Dividends declared per common share	$0.60		$—		$0.15		$0.05
Book value per share	$14.03		$3.81		$15.04		$3.80
Unaudited diluted pro forma income from continuing operations per common share	$0.35		$0.06	(1)	$0.70		$0.13	(1)
Pro forma dividends declared per common share	$0.60		$0.11	(1)	$0.15		$0.03	(1)
Pro forma book value per share	$14.04	(2)	$2.58	(1)	$14.95	(2)	$2.75	(1)

(1)	The pro forma ICO equivalent per share amounts were calculated by applying an exchange ratio of 0.184 as described in Note 4 — Estimate of Consideration Expected to be Transferred to the “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” beginning on page 106, to the pro forma combined income from continuing operations, dividends declared per common share and book value per common share. The exchange ratio used in this pro forma table reflects the value of the per share merger consideration, exclusive of the cash portion of $3.67 (calculated assuming a December 2, 2009 closing date). The final ratio of the per share merger consideration to the value of a share of A. Schulman common stock will vary based on the trading price of A. Schulman common stock.

(2)	Amount is calculated by dividing A. Schulman pro forma stockholder’s equity by total common stock outstanding including the additional shares to be issued as partial consideration for the merger.

Comparative Market Value Information

The following table presents:

•	the historical price per share of each A. Schulman common stock and ICO common stock; and

•	the equivalent price per share and equivalent market value of shares of ICO common stock,

in each case, on December 2, 2009, the last trading day prior to the public announcement of the proposed merger, and March 24, 2010, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus.

	A. Schulman	ICO	ICO
	Historical	Historical	Equivalent

December 2, 2009
Closing price per share of common stock	$16.95	$4.50	$6.79	(1)
Market value of common stock (in thousands)(2)	$442,435	$124,672	N/A
March 24, 2010
Closing price per share of common stock	$25.90	$8.33	$8.36	(3)
Market value of common stock (in thousands)(4)	$683,000	$232,601	N/A

(1)	The ICO equivalent price per share is equal to the sum of: (a) the closing price of A. Schulman’s common stock on the applicable date multiplied by an exchange ratio of 0.184; and (b) $3.67. The exchange ratio and cash consideration used in this comparative market value table reflects the value of the per share merger consideration calculated assuming a December 2, 2009 closing date. The final ratio of the per share merger consideration to the value of a share of A. Schulman common stock will vary based on the trading price of A. Schulman common stock, among other things.

(2)	Based on 26,102,352 shares of A. Schulman common stock and 27,704,950 shares of ICO common stock outstanding as of December 2, 2009 (excluding outstanding shares held in treasury).

(3)	The ICO equivalent price per share is equal to the sum of: (a) the closing price of A. Schulman’s common stock on the applicable date multiplied by an exchange ratio of 0.184; and (b) $3.63. The exchange ratio and cash consideration used in this comparative market value table reflects the value of the per share merger consideration calculated assuming a March 24, 2010 closing date. The final ratio of the per share merger consideration to the value of a share of A. Schulman common stock will vary based on the trading price of A. Schulman common stock, among other things.

(4)	Based on 26,382,240 shares of A. Schulman common stock and 27,923,340 shares of ICO common stock outstanding as of March 24, 2010 (excluding outstanding shares held in treasury).

The market value of the A. Schulman common stock to be issued in exchange for shares of ICO common stock upon the completion of the merger will not be known at the time of the special meeting. The above tables show only historical comparisons. Because the market prices of A. Schulman common stock and ICO common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to ICO shareholders in determining whether to approve the merger agreement. ICO shareholders are encouraged to obtain current market quotations for A. Schulman common stock and ICO common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

RISK FACTORS

In deciding whether to vote for the approval of the merger agreement, we urge you to carefully consider all of the information included or incorporated by reference in this proxy statement/prospectus, which are listed in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124. You should also read and consider the risks associated with each of the businesses of A. Schulman and ICO because these risks will also affect the combined company. The risks associated with the business of A. Schulman can be found in the A. Schulman Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which is incorporated by reference in this proxy statement/prospectus. The risks associated with the business of ICO can be found in the ICO Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference in this proxy statement/prospectus. In addition, we urge you to carefully consider the following material risks relating to the merger, the business of A. Schulman, the business of ICO and the business of the combined company.

Risks Relating to the Merger

The parties may fail to realize all of the anticipated benefits of the merger, which could reduce A. Schulman’s profitability.

The parties expect that the merger of ICO will result in certain synergies, business opportunities and growth prospects. A. Schulman, however, may never realize these expected synergies, business opportunities and growth prospects at the expected levels or at all. Integrating operations will be complex and will require significant efforts and expenses on the part of both A. Schulman and ICO. Personnel may leave or be terminated because of the merger. A. Schulman’s management may have its attention diverted while trying to integrate ICO. In addition, A. Schulman may experience increased competition that limits its ability to expand its business. A. Schulman may not be able to capitalize on expected business opportunities including retaining ICO’s current customers, assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. If these factors limit A. Schulman’s ability to integrate the operations of ICO successfully or on a timely basis, A. Schulman’s expectations of future results of operations, including certain cost savings and synergies expected to result from the merger, may not be met. In addition, A. Schulman’s growth and operating strategies for ICO’s business may be different from the strategies that ICO currently is pursuing.

Because the market price of shares of A. Schulman common stock will fluctuate, ICO shareholders cannot be sure of the value of the merger consideration they will receive.

In the merger, each share of ICO common stock (other than shares of ICO common stock held in treasury by ICO, owned by A. Schulman or held by any ICO shareholder that has properly exercised rights of dissent and appraisal in accordance with the TBOC) will be converted into the right to receive a combination of cash and A. Schulman common stock, the details of which are described in the section titled “THE MERGER AGREEMENT — Merger Consideration” beginning on page 83. The price of shares of A. Schulman common stock at the closing date of the merger or when the shares of A. Schulman common stock are received by ICO shareholders may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. As a result, ICO shareholders will not know the exact value of the shares of A. Schulman common stock that will be issued in the merger at the time they vote on the merger proposal.

In addition, because the amount of cash to be paid and the number of shares of A. Schulman common stock to be issued in the merger are fixed, and because the holders of ICO common stock that properly exercise rights of dissent and appraisal and unexercised “in the money” ICO stock options will be paid only in cash in respect of their shares or options, the cash consideration per share and the stock consideration per share that ICO shareholders will be entitled to receive will depend on the closing price of A. Schulman common stock, the number of dissenting shares of ICO common stock and the number of unexercised “in the money” ICO stock options that remain outstanding at the effective time of the merger. For example, a higher average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a higher market value and less cash consideration. Conversely, a lower average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a lower market value and more cash consideration.

Share price changes may result from a variety of factors, including general market and economic conditions, changes in A. Schulman’s and ICO’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond A. Schulman’s and ICO’s control. You should obtain current market quotations for shares of A. Schulman common stock and ICO common stock.

The market price for shares of A. Schulman common stock may be affected by factors different from, or in addition to, those affecting ICO common stock, and the market value of shares of A. Schulman common stock may decrease after the closing date of the merger.

The businesses of A. Schulman and ICO differ in some respects and, accordingly, the results of operations of the combined company and the market price of the shares of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of each of A. Schulman and ICO. In addition, the market value of the shares of A. Schulman common stock that ICO shareholders receive in the merger could decrease following the closing date of the merger. For a discussion of the business of A. Schulman and factors to consider in connection with its business, please see the section titled “THE MERGER — The Companies” beginning on page 42 and the documents and information included elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and listed under the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124. For a discussion of the business of ICO and factors to consider in connection with its business, please see the section titled “THE MERGER — The Companies” beginning on page 42 and the documents and information incorporated by reference into this proxy statement/prospectus and listed under the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

A. Schulman stockholders’ ownership percentage after the merger will be diluted and the merger could result in dilution to A. Schulman’s earnings per share.

In connection with the merger, A. Schulman will issue to ICO shareholders shares of A. Schulman common stock. As a result of this stock issuance, A. Schulman stockholders will own a smaller percentage of the combined company. It is estimated that, upon completion of the merger, A. Schulman stockholders will own approximately 84% of the outstanding stock of the combined company and ICO shareholders will own approximately 16% of the outstanding stock of the combined company. If the combined company is unable to realize the strategic and financial benefits currently anticipated to result from the merger, then A. Schulman stockholders could experience dilution of their economic interest in A. Schulman without receiving a commensurate benefit. The merger could also result in dilution to A. Schulman’s earnings per share.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to customary conditions to closing. These closing conditions include, among others, the receipt of required approvals of the shareholders of ICO and the receipt of certain governmental consents and approvals. No assurance can be given that the required shareholder and governmental consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. A. Schulman and ICO will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise.

Employees may experience uncertainty about their future role with ICO and A. Schulman until strategies with regard to these employees are announced or executed. If ICO and A. Schulman are unable to retain personnel, including ICO’s key management, technical and sales personnel, who are critical to the successful integration and future operations of the companies, ICO and A. Schulman could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

Uncertainty regarding the merger may cause customers, suppliers or strategic partners to delay or defer decisions concerning A. Schulman and ICO and adversely affect each company’s ability to effectively manage their respective businesses.

The merger will happen only if stated conditions are met, including the approval of the merger proposal by ICO’s shareholders, the receipt of regulatory approvals, and the absence of any material adverse effect in the business of ICO or A. Schulman. Many of the conditions are outside the control of ICO and A. Schulman, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers or strategic partners to delay or defer decisions concerning ICO or A. Schulman, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of ICO and A. Schulman, regardless of whether the merger is ultimately completed.

The fairness opinion obtained by ICO from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

ICO has not obtained an updated opinion regarding the fairness of the merger consideration as of the date of this proxy statement/prospectus from J.P. Morgan, ICO’s financial advisor. J.P. Morgan’s opinion speaks only as of its date and does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of A. Schulman or ICO, general market and economic conditions and other factors that may be beyond the control of A. Schulman and ICO, and on which the fairness opinion was based, may alter the value of A. Schulman or ICO or the prices of shares of A. Schulman common stock or ICO common stock by the time the merger is completed. For a description of the opinion that ICO received from its financial advisor, please see the section titled “THE MERGER — Opinion of ICO’s Financial Advisor” beginning on page 61.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of A. Schulman and ICO, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of A. Schulman and ICO. Specifically:

•	current and prospective employees of ICO will experience uncertainty about their future roles with the combined company, which might adversely affect A. Schulman’s and ICO’s ability to retain key managers and other employees; and

•	the attention of management of each of A. Schulman and ICO may be directed toward the completion of the merger.

In addition, A. Schulman and ICO have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, A. Schulman and ICO will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, ICO may be required to pay to A. Schulman a termination fee of $6.8 million if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fee will be paid, see the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page 100.

Certain directors and executive officers of ICO have interests and arrangements that may be different from, or in addition to, those of ICO shareholders.

When considering the recommendation of the ICO board of directors with respect to the approval of the merger agreement, ICO shareholders should be aware that some directors and executive officers of ICO have interests in the merger that may be different from, or in addition to, their interests as ICO shareholders and the interests of ICO shareholders generally. These interests include, among others, payments under employment agreements and severance agreements, acceleration of vesting and exercisability of options and restricted shares as a result of the merger and the right to continued indemnification and insurance coverage by A. Schulman for acts or omissions occurring prior to the merger.

In addition, under the merger agreement, as of the closing date of the merger, the A. Schulman board of directors will take all actions as may be required to appoint Gregory T. Barmore and Eugene R. Allspach to A. Schulman’s board of directors. Messrs. Barmore and Allspach currently serve on the board of directors of ICO. For more information, see the section titled “THE MERGER — A. Schulman Board of Directors and Executive Officers After the Merger” beginning on page 69.

As a result of these interests, these directors and executive officers may be more likely to support and to vote to approve the merger agreement than if they did not have these interests. ICO shareholders should consider whether these interests may have influenced those directors and executive officers to support or recommend approval of the merger agreement. As of the close of business on March 24, 2010, ICO directors and executive officers were entitled to vote 9.0% of the then-outstanding ICO common stock. For more information, see the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with ICO.

The merger agreement contains “no shop” provisions that restrict ICO’s ability to, among other things (each as described under the section titled “THE MERGER AGREEMENT — Covenants and Agreements” beginning on page 89):

•	solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposals that constitutes, or could reasonably be expected to lead to, a takeover proposal by a third party for ICO;

•	enter into any agreement relating to a takeover proposal by a third party for ICO or enter into any agreement, arrangement or understanding requiring ICO to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	initiate or participate in any way in any discussion or negotiations regarding, or furnish or disclose to any person (other than A. Schulman) any nonpublic information with respect to, or take any other action to knowingly facilitate or further any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any takeover proposal by a third party for ICO (other than contacting or engaging in discussions with the person making the company takeover proposal for the sole purpose of clarifying such proposal).

Furthermore, there are only limited exceptions to ICO’s obligations under the merger agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the approval of the merger agreement. Although ICO’s board of directors is permitted to terminate the merger agreement in response to a superior proposal if they determine that a failure to do so would be inconsistent with their fiduciary duties, its doing so would entitle A. Schulman to collect a $6.8 million termination fee from ICO. For more information, see the sections titled “THE MERGER AGREEMENT — Termination of the Merger Agreement” beginning on page 98 and “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page 100.

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Risks Associated with the A. Schulman Business

A. Schulman’s sales, profitability, operating results and cash flows are sensitive to the turbulent global economic conditions, financial markets and cyclicality, and could be adversely affected during economic downturns or financial market instability.

Global economic conditions and financial markets became turbulent in late 2008 and remain unstable. A. Schulman’s sales, profitability, operating results and cash flows are sensitive to these rapidly changing conditions and swings in cyclicality, and could be acutely affected, either adversely or positively, during periods of economic downturns or recovery, respectively, regardless of the brevity of such periods.

The businesses of most of A. Schulman’s customers, particularly A. Schulman’s industrial, automotive, construction and electronics customers, can be cyclical in nature and sensitive to drastic changes in general economic conditions as recently experienced. Financial deterioration in A. Schulman’s customers will adversely affect A. Schulman’s sales and profitability, while periods of recovery can positively affect sales and profitability, particularly after prolonged downturns. Historically, downturns in general economic conditions have resulted in diminished product demand, decreased inventories, excess manufacturing capacity and lower average selling prices, and A. Schulman may experience similar problems in the future. Historically, periods of recovery have created opportunities for gradual, sustained improvement in A. Schulman’s sales and profitability, but current drastic fluctuations in the global economic environment may yield more rapid and unpredictable periods of profitability.

The recent global economic crisis, especially in North America and Europe, has caused, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, each of which may materially adversely affect A. Schulman’s customers’ access to capital. A limit on A. Schulman’s customers’ access to capital could inhibit their willingness or ability to purchase A. Schulman’s products or affect their ability to pay for products that they have already purchased from A. Schulman.

In addition, turbulent global economic conditions create significant volatility to A. Schulman’s profitability, operating results and cash flows, making it difficult for A. Schulman to accurately assess future operating results. Downturns in A. Schulman’s customers’ industries, even during periods of stronger general economic conditions, could adversely affect A. Schulman’s sales, profitability, operating results and cash flows.

Moreover, unpredictable fluctuations in customer activity may result in dramatic short-term fluctuations, in terms of both contraction and growth, in A. Schulman’s profitability, operating results and cash flows, which may not be reflective of A. Schulman’s potential long-term financial performance. Although no one customer currently comprises a significant portion of A. Schulman’s sales, A. Schulman is exposed to certain industries such as automotive, appliances and construction. Bankruptcies by major original equipment manufacturers, which are referred to as OEMs, for the automotive market could have a cascading effect on a group of A. Schulman’s customers who supply to OEMs, directly affecting their ability to pay. Likewise, short-term government-sponsored incentive programs such as “Cash for Clunkers” in the United States and the “Srappage Scheme” in the United Kingdom can provide specific industries with brief, acute periods of recovery, and therefore heightened demand for materials from A. Schulman, creating brief periods of significant profitability for A. Schulman.

Similar to A. Schulman’s customers’ situation, the turbulent global economic conditions may materially adversely affect A. Schulman’s suppliers’ access to capital and liquidity with which they maintain their inventories, production levels and product quality, causing them to raise prices or lower production levels. An increase in prices could adversely affect A. Schulman’s profitability, operating results and cash flows.

The future of the current global financial situation is difficult to forecast and mitigate, and therefore A. Schulman’s operating results for any particular period are difficult to predict. Any of the foregoing effects could have either acute material adverse or positive effects on A. Schulman’s business, results of operations and financial condition.

The negative global credit market conditions may significantly affect A. Schulman’s access to capital, cost of capital and ability to meet liquidity needs.

Unstable conditions in the credit markets or sustained poor financial performance may adversely impact A. Schulman’s ability to access credit already arranged and the availability and cost of credit to it in the future. A volatile credit market may limit A. Schulman’s ability to replace maturing credit arrangements and access the capital necessary to grow and maintain its business. Accordingly, A. Schulman may be forced into credit agreements that have terms that it does not prefer, which could require it to pay unattractive interest rates or limit its ability to use credit for share repurchases or payment of dividends. This could increase A. Schulman’s interest expense, decrease its profitability and significantly reduce its financial flexibility. There can be no assurances that government responses to disruptions in the financial markets will stabilize markets or increase liquidity and the availability of credit. Long-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect A. Schulman’s access to liquidity needed for its business. Any disruption could require A. Schulman to take measures to conserve cash until markets stabilize or until alternative credit arrangements or other funding sources can be arranged. Such measures could include deferring, eliminating or reducing capital expenditures, dividends, future share repurchases or other discretionary uses of cash. Overall, A. Schulman’s results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the credit markets.

Increased indebtedness could restrict growth and adversely affect A. Schulman’s financial health.

As of November 30, 2009, A. Schulman’s debt on a consolidated basis was approximately $108.2 million. An increase in the level of indebtedness could have significant consequences. For example, it could:

•	limit A. Schulman’s ability to satisfy current debt obligations;

•	increase interest expense due to the change in interest rates and increase in debt levels;

•	require A. Schulman to dedicate a significant portion of cash flow to repay principal and pay interest on the debt, reducing the amount of funds that would be available to finance operations and other business activities;

•	impair A. Schulman’s ability to obtain financing in the future for working capital, capital expenditures, research and development, or acquisitions;

•	make A. Schulman vulnerable to economic downturns or adverse developments in its business or markets; and

•	place A. Schulman at a competitive disadvantage compared to competitors with less debt.

A. Schulman expects to pay expenses and to pay principal and interest on current and future debt from cash provided by operating activities. Therefore, A. Schulman’s ability to meet these payment obligations will depend on future financial performance, which is subject in part to numerous economic, business and financial factors beyond its control. If A. Schulman’s cash flow and capital resources are insufficient to fund its increased debt, it may be forced to reduce or delay expansion plans and capital expenditures, limit payment of dividends, sell material assets or operations, obtain additional capital or restructure its debt.

The inability to achieve, delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and efficiency improvements could adversely affect A. Schulman’s profitability.

A. Schulman has announced multiple major plans and initiatives since January 2008 that are expected to reduce costs and improve efficiencies. A. Schulman could be unable to achieve, or may be delayed in achieving, all the benefits from such initiatives because of limited resources or uncontrollable economic conditions. If these initiatives are not as successful as planned, the result could negatively impact A. Schulman’s results of operations or financial condition. Additionally, even if A. Schulman achieves these goals, it may not receive the expected benefits of the initiatives, or the costs of implementing these initiatives could exceed the related benefits.

An unanticipated increase in demand may result in the inability to meet customer needs and loss of sales.

If A. Schulman experiences an unforeseen increase in demand, it may have difficulties meeting its supply obligations to its customers due to limited capacity or delays from its suppliers. A. Schulman may lose sales as a result of not meeting the demands of its customers in the timeline required and its results of operations may be adversely affected. A. Schulman may be required to change suppliers or may need to outsource its operations where possible and, if so, it will be required to verify that the new manufacturer maintains facilities and procedures that comply with A. Schulman’s high quality standards and with all applicable regulations and guidelines.

If A. Schulman fails to develop and commercialize new products, its business operations would be adversely affected.

One driver of A. Schulman’s anticipated growth is dependent upon the successful development and commercialization of new products. The development and commercialization of new products requires significant investments in research and development, production, and marketing costs. The successful production and commercialization of these products is uncertain, as is the acceptance of the new products in the marketplace. If A. Schulman fails to successfully develop and commercialize new products, or if customers decline to purchase the new products, A. Schulman will not be able to recover its development investment and the growth prospects for its products will be adversely affected.

If A. Schulman is unable to retain key personnel or attract new skilled personnel, it could have an adverse effect on its business.

The unanticipated departure of any key member of A. Schulman’s management team or employee base could have an adverse effect on its business. In addition, because of the specialized and technical nature of its business, its future performance is dependent on the continued service of, and on its ability to attract and retain, qualified management, scientific, technical, marketing and support personnel. Competition for such personnel is intense, and A. Schulman may be unable to continue to attract or retain such personnel.

Price increases in raw materials and energy costs could adversely affect operating results and financial condition.

A. Schulman purchases various plastic resins to produce its proprietary plastic compounds. These resins, derived from petroleum or natural gas, have been subject to periods of rapid and significant movements in price. These fluctuations in price may be caused or aggravated by a number of factors, including inclement weather, political instability or hostilities in oil-producing countries and supply and demand changes. A. Schulman may not be able to pass on increases in the prices of raw materials and energy to its customers. As a result, higher petroleum or natural gas costs could lead to declining margins, operating results and financial conditions.

A major failure of A. Schulman’s information systems could harm its business.

A. Schulman depends upon several regionally integrated information systems to process orders, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis, maintain cost-efficient operations, prepare financial information and reports, and operate its website. A. Schulman may experience operating problems with its information systems as a result of system failures, viruses, computer “hackers” or other causes. Any significant disruption or slowdown of its systems could cause orders to be lost or delayed and could damage its reputation with its customers or cause its customers to cancel orders, which could adversely affect its results of operations.

A. Schulman’s manufacturing operations are subject to hazards and other risks associated with polymer production and the related storage and transportation of inventories, products and wastes.

A. Schulman’s manufacturing operations are subject to the potential hazards and risks associated with polymer production and the related storage and transportation of inventories and wastes, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination. In addition, the occurrence of material operating problems at A. Schulman’s facilities due to any of these hazards may diminish its ability to meet its output goals. Accordingly, these hazards and their consequences could have a material adverse effect on A. Schulman’s operations as a whole, including its results of operations and cash flows, both during and after the period of operational difficulties.

Extensive environmental, health and safety laws and regulations impact A. Schulman’s operations and assets, and compliance, or lack of compliance, with these regulations could adversely affect its results of operations.

A. Schulman’s operations on and ownership of real property are subject to extensive environmental, health and safety laws and regulations at the federal, state and local governmental levels. The nature of A. Schulman’s business exposes it to risks of liability under these laws and regulations due to the production, storage, transportation, recycling, disposal and/or sale of materials that can cause contamination or personal injury if they are released into the environment or workplace. Environmental laws may have a significant effect on the costs of these activities involving inventory and wastes. A. Schulman may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs or experience interruptions in its operations for violations of these laws.

Also, federal and state environmental statutes impose strict, and under some circumstances, joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site or selected the disposal site, as well as on the owners and operators of these sites. Any or all of the responsible parties may be required to bear all of the costs of clean up, regardless of fault or legality of the waste disposal or ownership of the site, and may also be subject to liability for natural resource damages. It is possible that A. Schulman could be identified as a potentially responsible party at various sites in the future, which could result in being assessed substantial investigation or clean-up costs.

Accruals for estimated costs, including, among other things, the ranges associated with A. Schulman’s accruals for future environmental compliance and remediation may be too low or it may not be able to quantify the potential costs. A. Schulman may be subject to additional environmental liabilities or potential liabilities that have not been identified. A. Schulman expects that it will continue to be subject to increasingly stringent environmental, health and safety laws and regulations. A. Schulman believes that compliance with these laws and regulations may, but does not currently, require significant capital expenditures and operating costs, which could adversely affect its results of operations or financial condition.

A. Schulman faces competition from other polymer companies, which could adversely affect its sales and financial condition.

A. Schulman operates in a highly competitive marketplace, competing against a number of domestic and foreign polymer producers. Competition is based on several key criteria, including product performance and quality, product price, product availability and security of supply, responsiveness of product development in cooperation with customers and customer service. Some of A. Schulman’s competitors are larger than it is and may have greater financial resources. These competitors may also be able to maintain significantly greater operating and financial flexibility than A. Schulman does. As a result, these competitors may be better able to withstand changes in conditions within the industry, changes in the prices of raw materials and energy and in general economic conditions. Additionally, competitors’ pricing decisions could compel A. Schulman to decrease its prices, which could adversely affect its margins and profitability. A. Schulman’s ability to maintain or increase its profitability is, and will continue to be, dependent upon its ability to offset decreases in the prices and margins of its products by improving production efficiency and volume, shifting to higher margin products and improving existing products through innovation and research and development. If A. Schulman is unable to do so or to otherwise maintain its competitive position, it could lose market share to its competitors.

A. Schulman expects that its competitors will continue to develop and introduce new and enhanced products, which could cause a decline in the market acceptance of its products. In addition, A. Schulman’s competitors could cause a reduction in the selling prices of some of its products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. An inability to compete successfully could have an adverse effect on A. Schulman’s results of operations, financial condition and cash flows. A. Schulman may also experience increased competition from companies that offer products based on alternative technologies and processes that may be more competitive or better in price or performance, causing it to lose customers and result in a decline in its sales volume and earnings.

A. Schulman may incur significant charges in the event it closes all or part of a manufacturing plant or facility.

A. Schulman periodically assesses its manufacturing operations in order to manufacture and distribute its products in the most efficient manner. Based on its assessments, it may make capital improvements to modernize certain units, move manufacturing or distribution capabilities from one plant or facility to another plant or facility, discontinue manufacturing or distributing certain products or close all or part of a manufacturing plant or facility. A. Schulman also has shared services agreements at several of its plants and if such agreements are terminated or revised, A. Schulman would assess and potentially adjust its manufacturing operations. The closure of all or part of a manufacturing plant or facility could result in future charges that could be significant.

A. Schulman’s substantial international operations subject it to risks of doing business in foreign countries, which could adversely affect its business, financial condition and results of operations.

A. Schulman conducts more than 75% of its business outside of the United States. A. Schulman and its joint ventures currently have 12 manufacturing facilities located outside the United States. A. Schulman has facilities and offices located in Mexico, Belgium, France, Germany, Poland, Hungary, Indonesia, Italy, Spain, Switzerland, China, Luxembourg, Sweden, Turkey, South Korea, Czech Republic, Slovakia and the United Kingdom. A. Schulman expects sales from international markets to continue to represent a significant portion of its net sales. Accordingly, its business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services A. Schulman provides in international markets, where payment for its products and services is made in the local currency;

•	intellectual property rights may be more difficult to enforce;

•	foreign countries may impose additional withholding taxes or otherwise tax A. Schulman’s foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	agreements may be difficult to enforce and receivables difficult to collect;

•	compliance with a variety of foreign laws and regulations may be burdensome;

•	unexpected adverse changes may occur in export duties, quotas and tariffs and difficulties in obtaining export licenses;

•	general economic conditions in the countries in which A. Schulman operates could have an adverse effect on its earnings from operations in those countries;

•	foreign operations may experience staffing difficulties and labor disputes;

•	A. Schulman’s business and profitability in a particular country could be affected by political or economic repercussions on a domestic, country specific or global level from terrorist activities and the response to such activities; and

•	unanticipated events, such as geopolitical changes, could result in a write-down of A. Schulman’s investment in the affected joint venture in Indonesia.

A. Schulman’s success as a global business will depend, in part, upon its ability to succeed in differing legal, regulatory, economic, social and political conditions by developing, implementing and maintaining policies and strategies that are effective in each location where A. Schulman and its joint ventures do business.

Although the majority of A. Schulman’s international business operations are currently in regions where the risk level and established legal systems are similar to that in the United States, its international business also includes projects in countries where governmental corruption has been known to exist. A. Schulman emphasizes compliance with the law and has policies in place, procedures and certain ongoing training of employees with regard to business ethics and key legal requirements such as the U.S. Foreign Corrupt Practices Act, which is referred to as the FCPA; however, there can be no assurances that A. Schulman’s employees will adhere to its code of business conduct, other company policies or the FCPA. Additionally, in such high risk regions, A. Schulman’s competitors who may not be subject to U.S. laws and regulations, such as the FCPA, can gain competitive advantages over A. Schulman by securing business awards, licenses or other preferential treatment in those jurisdictions using methods that U.S. law and regulations prohibit it from using. A. Schulman may be subject to competitive disadvantages to the extent that its competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence. If A. Schulman fails to enforce its policies and procedures properly or maintain internal accounting practices to accurately record its international transactions, it may be subject to regulatory sanctions. Violations of these laws could result in significant monetary or criminal penalties for potential violations of the FCPA or other laws or regulations, which, in turn, could negatively affect A. Schulman’s results of operations, damage its reputation and, therefore, its ability to do business.

Other increases in operating costs could affect A. Schulman’s profitability.

Scheduled or unscheduled maintenance programs could cause significant production outages, higher costs and/or reduced production capacity at A. Schulman’s suppliers due to the industry in which they operate. These events could also affect A. Schulman’s future profitability.

A. Schulman’s business depends upon good relations with its employees.

A. Schulman may experience difficulties in maintaining appropriate relations with unions and employees in certain locations. About 50% of its employees are represented by labor unions. In addition, problems or changes affecting employees in certain locations may affect relations with its employees at other locations. The risk of labor disputes, work stoppages or other disruptions in production could adversely affect A. Schulman. If A. Schulman cannot successfully negotiate or renegotiate collective bargaining agreements or if negotiations take an excessive amount of time, there may be a heightened risk of a prolonged work stoppage. Any work stoppage could have a material adverse effect on the productivity and profitability of a manufacturing facility or on A. Schulman’s operations as a whole.

A. Schulman’s business and financial condition could be adversely affected if it is unable to protect its material trademarks and other proprietary information.

A. Schulman has numerous patents, trade secrets and know-how, domain names, trademarks and trade names. Despite A. Schulman’s efforts to protect its trademarks and other proprietary rights from unauthorized use or disclosure, other parties, including A. Schulman’s former employees or consultants, may attempt to disclose, obtain or use its proprietary information or marks without A. Schulman’s authorization. Unauthorized use of A. Schulman’s trademarks, or unauthorized use or disclosure of its other intellectual property, could negatively impact its business and financial condition.

Although A. Schulman’s pension and postretirement plans currently meet all applicable minimum funding requirements, events could occur that would require A. Schulman to make significant contributions to the plans and reduce the cash available for its business.

A. Schulman has several defined benefit pension and postretirement plans around the world covering most of its employees. A. Schulman is required to make cash contributions to its pension plans to the extent necessary to comply with minimum funding requirements imposed by the various countries’ benefit and tax laws. The amount of any such required contributions will be determined annually based on an actuarial valuation of the plans as performed by A. Schulman’s outside actuaries and as required by law. The amount A. Schulman may elect or be required to contribute to its pension plans in the future may increase significantly. Specifically, if year-end accumulated obligations exceed assets, A. Schulman may elect to make a voluntary contribution, over and above the minimum required, in order to avoid charges to its balance sheet and consequent reductions to shareholders’ equity. These contributions could be substantial and would reduce the cash available for its business.

Increasing cost of employee healthcare may decrease A. Schulman’s profitability.

The cost of providing healthcare coverage for A. Schulman’s employees is continually increasing. If healthcare costs continue to rise at a rapid pace, A. Schulman may not be able to or willing to pass on those costs to employees. Therefore, if A. Schulman is unable to offset continued rising healthcare costs through improved operating efficiencies and reduced expenditures, the increased costs of employee healthcare may result in declining margins and operating results.

Changes in tax laws could have an adverse impact on A. Schulman’s earnings.

Changes to tax laws, rules and regulations, including changes in the interpretation or implementation of tax laws, rules and regulations by the Internal Revenue Service or other domestic or foreign governmental bodies, could affect A. Schulman in substantial and unpredictable ways. Such changes could subject A. Schulman to additional compliance costs and tax liabilities that could have an adverse impact on its earnings. Recently, several proposals to reform U.S. tax laws to effectively increase the U.S. taxation of income with respect to foreign operations have been announced. Whether any such initiatives will win Congressional or executive approval and become law is presently unknown; however, if any such initiatives were to become law and apply to A. Schulman’s international operations, then there could be a material impact on its financial condition and results of operations.

Specific acts of terrorism may disrupt operations and cause increased costs and liabilities.

The threat of terrorist attacks or actual terrorist events in the United States or abroad could affect A. Schulman in unpredictable ways. Terrorist threats or events could create political or economic instability, affecting A. Schulman’s business in general. The increased costs related to heightened security could also have a negative impact on A. Schulman’s financial condition. A. Schulman insures its properties for acts of terrorism. Such threats or events could also result in operational disruption, including difficulty in obtaining raw materials, difficulty in delivering products to customers, or general delay and inefficiencies in A. Schulman’s supply chain. Additionally, A. Schulman’s manufacturing facilities, both within the United States and those located abroad, may become direct targets or indirect casualties of terrorist attacks, leading to severe damage including loss of life and loss of property.

Litigation from customers, employees or others could adversely affect A. Schulman’s financial condition.

From time to time, A. Schulman may be subject to claims or legal action from customers, employees and/or others. Whether these claims and legal actions are founded or unfounded, if these claims and legal actions are not resolved in A. Schulman’s favor, they may result in significant financial liability and/or adversely affect market perception of A. Schulman and its products. Any financial liability or reputation damage could have a material adverse effect on A. Schulman’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

A. Schulman is dependent upon good relationships with its various suppliers, vendors and distributors.

A. Schulman relies upon good relationships with a number of different suppliers, vendors and distributors. If A. Schulman’s relationships with these parties were to deteriorate or if a number of these parties should elect to discontinue doing business with A. Schulman, its business operations could be adversely affected.

A. Schulman may be required to adopt International Financial Reporting Standards, or other accounting or financial reporting standards, the ultimate adoption of such standards could negatively impact its business, financial condition or results of operations.

Although not yet required, A. Schulman could be required to adopt International Financial Reporting Standards or other accounting or financial reporting standards different than accounting principles generally accepted in the United States of America for its accounting and reporting standards. The implementation and adoption of new standards could favorably or unfavorably impact A. Schulman’s business, financial condition or results of operations.

Risks Associated with the ICO Business

ICO’s indebtedness subjects its business to restrictive covenants and may limit its ability to borrow additional funds and efficiently operate the business.

ICO’s credit agreement, as amended, which is referred to as the credit agreement, with KeyBank National Association and Wells Fargo Bank, National Association contains financial covenants including a minimum tangible net worth, leverage ratio, fixed charge coverage ratio and a required level of profitability. In addition, the credit agreement contains a number of limitations on the ability of ICO and its restricted U.S. subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or redeem any common stock; (iii) incur liens or other encumbrances on assets; (iv) enter into transactions with affiliates; (v) merge with or into any other entity; or (vi) sell assets.

Additionally, any material adverse change of ICO could restrict its ability to borrow under the credit agreement and could also be deemed an event of default under the credit agreement. A material adverse change is defined as a change in ICO’s financial or other condition, business, affairs or prospects or its properties and assets considered as an entirety that could reasonably be expected to have a material adverse effect, as defined in the credit agreement, on ICO.

In addition, any change of control of ICO or its restricted U.S. subsidiaries will constitute a default under the credit agreement. Change of control, as defined in the credit agreement, is summarized as follows: (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, by any person, entity, or group (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as then in effect), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common stock of ICO; (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of ICO by individuals who were neither (A) nominated by ICO’s board of directors nor (B) appointed by directors so nominated; (iii) the occurrence of a change in control, or other similar provision, under or with respect to any material indebtedness agreement (as defined in the credit agreement); or (iv) the failure of ICO to own directly or indirectly, all of the outstanding equity interests of ICO’s Bayshore Industrial L.P. and ICO Polymers North America, Inc. subsidiaries.

In addition to the change of control clause under the credit agreement, certain of ICO’s foreign loan agreements and credit facilities also have change of control provisions. However, unlike the credit agreement, such change of control provisions are only triggered upon consummation of a transaction that constitutes a change of control. As of September 30, 2009, ICO had approximately $11.4 million of borrowings outstanding and $9.6 million of available borrowings under these agreements.

Although the credit agreement and the foreign loan agreements and credit facilities would all be paid in full and terminated at the closing of the merger, they would remain in place and ICO would remain subject to their various restrictions, covenants and limitations, if the merger does not occur.

Changes in the cost and availability of polymers could adversely affect ICO.

Polymers (i.e., resins) are a key ingredient of ICO’s products, and changes in the cost and availability of resins (generally produced by the major chemical companies) are outside of ICO’s control. If resin costs increase, whether because of higher oil and gas prices or because of lower supplies, ICO may be forced to increase the prices at which it sells its products to its customers. An increase in ICO’s prices may result in lower customer demand for its products, thereby adversely affecting its business. Additionally, higher resin prices will lead to higher working capital requirements that could result in higher debt and associated interest expense. On the other hand, a perception that resin costs will be declining in the near future may, in the short term, result in a decrease in customer demand for ICO’s products as customers wait for lower resin prices to be reflected in the price of ICO’s products, which could also have a material adverse effect on ICO’s financial condition, results of operations or cash flows.

Changes in economic activity could adversely affect ICO.

ICO’s business cycles are affected by changes in the level of economic activity in the various regions in which it operates. ICO’s business cycles are generally volatile and relatively unpredictable. In addition, ICO is affected by cycles in the petroleum and oil and gas industries. The length of these business cycles is outside of ICO’s control, and can adversely affect its financial condition, results of operations and cash flows.

The recent global economic crisis has caused, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, each of which may materially adversely affect ICO’s customers’ access to capital. A limit on ICO’s customers’ access to capital could inhibit their willingness or ability to purchase ICO’s products or affect their ability to pay for products that they have already purchased from ICO. In addition, downturns in ICO’s customers’ industries, even during periods of strong general economic conditions, could adversely affect ICO’s sales, profitability, financial condition, results of operations and cash flows.

ICO’s success is partly dependent upon its ability to develop superior proprietary technology, know-how and trade secrets.

ICO’s business operations are dependent to a certain degree upon proprietary technology, know-how and trade secrets developed by ICO. In many cases, ICO’s technology and know-how, or equivalent processes or technology are available to or practiced by its competitors, customers and others. In addition, there can be no assurance that third parties will not develop substantially equivalent or superior proprietary processes and technologies, or that ICO’s trade secrets will not lose their proprietary status. The development or acquisition by others of equivalent or superior information, processes or technologies or ICO’s failure to maintain the trade secret status of its proprietary technology know-how and trade secrets could have a material adverse effect on ICO’s financial condition, results of operations or cash flows.

The failure to properly manage inventories could expose ICO to material financial losses.

ICO’s product sales business, including its concentrate manufacturing operations, requires ICO to buy inventories of supplies and products and to manage the risk of ownership of commodity inventories having fluctuating market values. The maintenance of excessive inventories in ICO’s businesses could expose it to losses from drops in market prices for its products, while maintenance of insufficient inventories may result in lost sales to ICO.

There are risks associated with ICO’s presence in international markets, including political or economic instability and currency restrictions.

Approximately 68% of ICO’s fiscal year 2009 revenues were derived from operations outside the United States. ICO’s foreign operations include significant operations in its European, Asia Pacific and Brazilian business segments. ICO anticipates continuing to seek expansion of its international operations. ICO’s international operations are subject to certain political, economic and other uncertainties normally associated with international operations, including among others, risks of government policies regarding private property, taxation policies, foreign exchange restrictions and currency fluctuations and other restrictions arising out of foreign governmental sovereignty over areas in which ICO conducts business that may limit or disrupt markets, restrict the movement of funds, result in the deprivation of contract rights, civil disturbance or other forms of conflict.

ICO’s international operations are subject to political and economic risks of developing countries and special risks associated with doing business in corrupt environments.

The majority of ICO’s international business is currently in regions such as Western Europe, where the risk level and extent of established legal systems is similar to that in the United States. ICO also conducts business in developing countries, and is focusing on increasing its sales and establishing new production facilities in regions such as South America, Southeast Asia, India and the Middle East, which have less developed legal systems, financial markets, and business and political environments than the United States, and therefore present greater political, economic and operational risks. ICO emphasizes legal compliance and has implemented policies, procedures and certain ongoing training of employees with regard to business ethics and many key legal requirements, such as the FCPA, which makes it illegal for ICO to give anything of value to foreign officials in order to obtain or retain any business or other advantages; however, there can be no assurance that ICO’s employees will adhere to its code of business ethics, other ICO policies, the FCPA or other legal requirements. If ICO fails to enforce its policies and procedures properly or maintain adequate record-keeping and internal accounting practices to accurately record its transactions, it may be subject to regulatory sanctions. In the event that ICO believes or has reason to believe that employees have or may have violated the FCPA or other laws or regulations, ICO will be required to investigate or have outside counsel investigate the relevant facts and circumstances, and if violations are found or suspected could face civil and criminal penalties, and significant costs for investigations, litigation, fees, settlements and judgments, which in turn could negatively affect ICO’s results of operations or cash flow.

The results of ICO’s operations are subject to market risk from changes in foreign currency exchange rates.

ICO earns revenues, pays expenses and incurs liabilities in countries using currencies other than the U.S. dollar, including the euro, the U.K. pound, the New Zealand dollar, Brazilian real, the Malaysian ringgit and the Australian dollar. Approximately 68% of ICO’s fiscal year 2009 revenues were derived from sales outside the United States. Because ICO’s consolidated financial statements are presented in U.S. Dollars, ICO must translate revenues, income and expenses into U.S. Dollars at exchange rates in effect during or at the end of each reporting period. Thus, increases or decreases in the value of the U.S. Dollar against other currencies in which ICO’s operations are conducted will affect its revenues and operating income. Because of the geographic diversity of ICO’s operations, weaknesses in some currencies might be offset by strengths in others over time. Fluctuations in foreign currency exchange rates affect ICO’s financial results, and there can be no assurance that fluctuation in foreign currency exchange rates will not have a material adverse effect on ICO’s financial condition, results of operations or cash flows.

Due to ICO’s lack of asset diversification, adverse developments in its industry could materially adversely impact its operations.

ICO relies primarily on the revenues generated in the polymer processing industry. Due to ICO’s lack of asset diversification, a significant adverse development in this industry could trigger or result in impairment charges and would likely have a significantly greater impact on its financial condition, results of operations or cash flows than if it maintained more diverse assets.

ICO’s success depends on attracting and maintaining key personnel; the failure to do so could disrupt ICO’s business operations.

ICO’s success depends upon its ability to attract and retain experienced and knowledgeable management and other professional staff. ICO’s results of operations depend to a large extent on the efforts, technical expertise and continued employment of key personnel and members of its management team. If ICO is unable to attract and retain experienced and knowledgeable personnel or a significant number of its existing key personnel resign or become unable to continue in their present role without adequate replacements, ICO’s business operations could be adversely affected.

An impairment of goodwill could reduce ICO’s earnings.

In fiscal year 2009, ICO recognized a goodwill impairment of $3.5 million in its Asia Pacific reporting unit. The goodwill remaining on ICO’s balance sheet at September 30, 2009 is $4.5 million, which is entirely recorded in its Bayshore Industrial reporting unit. If ICO’s remaining goodwill becomes impaired, ICO may be required to record a significant charge to its earnings. Under generally accepted accounting principles, goodwill is required to be tested for impairment at least annually. ICO may be required to record a significant charge to earnings in its financial statements during a period in which any impairment of its goodwill is determined. Refer to Note 4 — “Goodwill” contained in ICO’s Consolidated Financial Statements in the ICO Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

Changes in tax laws could have an adverse impact on ICO’s earnings.

ICO is subject to income taxes in the United States and numerous foreign jurisdictions. Changes to tax laws, rules and regulations, including changes in the interpretation or implementation of tax laws, rules and regulations by the Internal Revenue Service or other domestic or foreign governmental bodies, could affect ICO in substantial and unpredictable ways. Such changes could subject ICO to additional compliance costs and tax liabilities, which could have an adverse impact on its financial condition, results of operations or cash flows.

Operational risks, and resulting uninsured claims and litigation, could adversely affect ICO’s business.

ICO’s operations involve many operational and contractual risks, which, even through a combination of experience, knowledge and careful evaluation, may not be overcome. ICO’s operational risks include, without limitation, the risk of losses, injuries and damages, caused by equipment failures, work-related accidents, natural disasters such as fires, floods and hurricanes, unanticipated operational failures, unanticipated environmental pollution or contamination and defects or contamination in its products or services. The occurrence of such operational risks could result in plant shutdowns for extended time periods, serious personal injuries, significant property and environmental damage, uninsured financial losses and damages suffered by ICO, customer claims for breach of contract or warranty, governmental claims and other third party claims.

Except for warranties implied by law, ICO generally makes only limited warranties with regard to the products and services it provides, and attempts to contractually disclaim or limit its liability in the case of breach of warranty or other contractual obligation; however, ICO has exposure to claims for breach of express and implied warranties, and other breach of contract claims, in the event that products are not manufactured to specifications. ICO’s activities as a vendor of specialty or custom products may result in liability for defective or unfit products. In some jurisdictions, certain liability cannot be disclaimed or contractually limited for products that are defective or are found not to be fit for purpose.

If ICO is found to have liability for, or is even simply required to legally defend, claims for breach of warranty, breach of contract, negligence, defective products or damages to third parties resulting from the occurrence of operational risks, ICO’s financial exposure could be significant, and its reputation could be adversely affected. ICO has insurance coverage against many operational risks and potential liability to customers and third parties, including product liability and personal injury claims related to its products, to the extent insurance is available and reasonably affordable; however, no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify ICO against costs, expenses and liabilities arising out of pending and future claims and litigation. ICO’s insurance has deductibles or self-insured retentions, and contains certain coverage exclusions. In most cases, ICO’s insurance does not cover some or all elements of damages based on allegations that it is liable under legal theories of breach of contract or warranty, fraud or deceptive trade practices. In some cases, ICO obtains agreements from customers acknowledging its disclaimer of warranties and limiting its liability. Nevertheless, insurance and customer agreements do not provide complete protection against losses and risks, and ICO’s results of operations could be adversely affected by uninsured operational risks, contractual risks and customer and third party claims and litigation. For more information, see Item 3 — “Legal Proceedings” in the ICO Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

ICO could be adversely affected if it fails to comply with any of the numerous federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters applicable to its businesses.

ICO’s business is subject to numerous federal, state and local laws, regulations and policies governing environmental protection, zoning and other matters. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, ICO may be required to make significant unanticipated capital and operating expenditures. ICO cannot assure you that its operations will continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on ICO or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, ICO might be required to reduce or cease operations or conduct site remediation or other corrective action, which could adversely impact its business operations.

ICO’s businesses expose it to potential environmental liability.

ICO’s businesses expose it to the risk that harmful substances may escape into the environment, which could result in personal injury or loss of life, severe damage to or destruction of property, or environmental damage and suspension of operations. ICO’s current and past activities, as well as the activities of its former divisions and subsidiaries, could result in, but are not limited to, substantial environmental, regulatory and other liabilities. Such liabilities could include the costs of cleanup of contaminated sites and site closure obligations. These liabilities could also be imposed on the basis of theories including negligence, strict liability, breach of contract, or as a result of its contractual agreement or implied-in-law obligation to indemnify customers or others in the ordinary course of business.

ICO may not have adequate insurance coverage for potential liabilities, including, without limitation, environmental liabilities.

While ICO maintains liability insurance, this insurance is subject to coverage limits and policy exclusions. In addition, certain policies specifically exclude coverage for damages resulting from environmental contamination. ICO’s results of operations could be adversely affected by the following risks with respect to its insurance coverage: (1) ICO may not be able to continue to obtain insurance on commercially reasonable terms; (2) ICO may be faced with types of liabilities that will not be covered by insurance; (3) ICO’s insurance carriers may become insolvent and not be able to meet their obligations under the policies; and (4) the dollar amount of any liabilities may exceed its policy limits. Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on ICO’s financial condition, results of operations or cash flows.

Future environmental, personal injury and other claims relating to ICO’s former Oilfield Services business could adversely affect its financial condition, results of operations and/or cash flows.

In 2002, ICO completed the sale of substantially all of its oilfield services business to National Oilwell Varco, Inc., formerly Varco International, Inc., which is referred to as NOV. In 2003, ICO sold its remaining oilfield services business to Permian Enterprises, Ltd., which is referred to as Permian. NOV and Permian purchased the assets and business of ICO’s former oilfield services business, but acquired limited responsibility for liabilities of ICO’s former oilfield services business relating to events occurring prior to the respective closings of the referenced divestitures, which are collectively referred to as the closings. Among the pre-closing liabilities retained by ICO are potential environmental claims including, without limitation, “Superfund” claims relating to off-site disposal of hazardous materials prior to the closings, potential claims by employees, contractors, and others for occupational injuries sustained by such individuals prior to the closings, as well as other types of claims. There are currently no Superfund claims or other environmental claims pending against ICO that are expected to have a material adverse effect on its business or results of operations, except as described under the heading “Environmental Remediation” in Item 3 — “Legal Proceedings” contained in ICO’s Consolidated Financial Statements in the ICO Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124. There are currently no silicosis or other occupational injury claims pending that are expected to have a material adverse effect on ICO’s business or results of operations. However, since the late 1990’s, ICO has settled claims of approximately 35 former employees of ICO’s former oilfield services business who allegedly sustained personal injuries or died as a result of occupational exposure to silica. In the past, ICO has been a party to and settled material environmental and occupational injury (silicosis) claims related to its former oilfield services business. There can be no assurance that in the future there will not be new environmental claims, occupational injury claims, or other claims, including claims resulting from activities or conditions involving ICO’s former oilfield services business and occurring prior to the sale of the oilfield services business, having a material adverse effect on ICO’s financial condition, results of operations and/or cash flows.

Competition in ICO’s industry is intense, and ICO is smaller and has more limited resources than some of its competitors and potential competitors.

The industry in which ICO operates is highly competitive. Some of ICO’s competitors or potential competitors have substantially greater financial or other resources than it has. Larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations or rising costs of raw materials more easily than ICO can, which would adversely affect its competitive position. The inability of ICO to effectively compete in its markets would have a material adverse effect on its financial condition, results of operations or cash flows.

ICO may be required to adopt IFRS, or other accounting or financial reporting standards, the ultimate adoption of which could negatively impact its business, financial condition or results of operations.

Although not yet required, ICO could be required to adopt IFRS or other accounting or financial reporting standards different than accounting principles generally accepted in the United States of America currently applicable to its accounting and financial reporting. The implementation and adoption of new standards could favorably or unfavorably impact ICO’s business, financial condition, results of operations or cash flows.

Potential disruptions in the global capital and credit markets may adversely affect ICO, including by adversely affecting the availability and cost of short-term funds for its liquidity requirements and its ability to meet long-term commitments, which in turn could adversely affect its results of operations, cash flows and financial condition.

ICO relies on its current credit facilities to fund short-term liquidity needs if internal funds are not available from its operations. ICO also uses letters of credit issued under its revolving credit facilities to support its insurance policies and supplier purchases in certain business units. Disruptions in the capital and credit markets could adversely affect ICO’s ability to draw on its bank revolving credit facilities. ICO’s access to funds under its credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. ICO’s banks may not be able to meet their funding commitments to ICO if such banks experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from ICO and other borrowers within a short period of time.

Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect ICO’s access to liquidity needed in its businesses. Any disruption could require ICO to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for business needs can be arranged. Such measures could include deferring capital expenditures, as well as reducing or eliminating future share repurchases, dividend payments or other discretionary uses of cash.

Many of ICO’s customers and suppliers also have exposure to risks that their businesses are adversely affected by the worldwide financial crisis and resulting potential disruptions in the capital and credit markets. In the event that any of ICO’s significant customers or suppliers, or a significant number of smaller customers and suppliers, are adversely affected by these risks, ICO may face disruptions in supply, significant reductions in demand for its products and services, inability of customers to pay invoices when due, and other adverse effects that could negatively affect ICO’s financial condition, results of operations or cash flows.

Risks Relating to the Combined Company’s Operations After Consummation of the Merger

In addition to the risks relating to the merger (as provided in the section titled “— Risks Relating to the Merger” beginning on page 21) and the risks associated with the respective businesses of A. Schulman (as provided in the section titled “— Risks Associated with the A. Schulman Business” beginning on page 25) and ICO (as provided in the section titled “— Risks Associated with the ICO Business” beginning on page 32), the following risks should be considered because they may affect the combined company.

The failure to successfully combine the businesses of A. Schulman and ICO may adversely affect the combined company’s future results.

The success of the merger will depend, in part, on the ability of the combined company to realize anticipated benefits from combining the businesses of A. Schulman and ICO. To realize these anticipated benefits, the businesses of A. Schulman and ICO must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The combined company will be exposed to foreign exchange risk.

The results of operations of, and certain of the combined company’s intercompany balances associated with, the combined company’s international operations will be exposed to foreign exchange rate fluctuations. Upon translation, operating results may differ materially from expectations, and the combined company may record significant gains or losses on the remeasurement of intercompany balances.

The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the merger, the combined company may experience strain in relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or remain with or continue to have a relationship with the combined company on the same or similar contractual terms following the merger. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company does not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify the arrangement with the combined company, including as a result of bankruptcy of any such suppliers due to poor economic conditions, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

The combined company is expected to undergo internal restructurings and reorganizations that may cause disruption or could have an adverse effect on the combined company’s business and operations.

The combined company is expected to undergo certain internal restructurings and reorganizations in order to realize certain of the potential synergies of the merger. There can be no assurance that such internal restructurings and reorganizations will be successful or properly implemented. If any of such internal restructurings or reorganizations are not successful or properly implemented, the combined company may fail to realize the potential synergies of the merger, which may harm the combined company’s business and results of operations or cause disruptions to the combined company’s operations, including disruption in the combined company’s supply chain.

The combined company will be responsible for ICO’s existing indebtedness upon completion of the merger, which may decrease the combined company’s business flexibility and will increase its borrowing costs.

Following the merger, the combined company will be responsible for ICO’s existing indebtedness. The combined company’s indebtedness and higher debt-to-equity ratio in comparison to that of A. Schulman on a recent historical basis may have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions and will increase borrowing costs.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of A. Schulman’s business and ICO’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

RECENT DEVELOPMENTS

A. Schulman and ICO have been named as defendants in two lawsuits involving the merger and the transactions contemplated by the merger agreement. A. Schulman and ICO have entered into an agreement in principle with the plaintiff to settle one of the lawsuits, subject to preparation and execution of a definitive settlement agreement and final court approval. The other lawsuit has been voluntarily nonsuited by the plaintiff. In addition, ICO has received two demand letters relating to the merger and the transactions contemplated by the merger agreement. The material facts surrounding these lawsuits and demand letters are discussed in the section titled “THE MERGER — Litigation Related to the Merger” beginning on page 78.

THE SPECIAL MEETING

This proxy statement/prospectus is being mailed on or about March 29, 2010 to holders of record of ICO common stock as of the close of business on March 17, 2010 and constitutes notice of the special meeting in conformity with the requirements of the TBOC. It is accompanied by a proxy furnished in connection with the solicitation of proxies by the ICO board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held on April 28, 2010 at 10.00 A.M., Central Time, at the Doubletree Guest Suites Houston located at 5353 Westheimer Road, Houston, Texas 77056.

Matters to be Considered at the Special Meeting

The purposes of the special meeting are as follows:

•	to consider and vote on a proposal to approve the merger agreement;

•	to consider and vote on a proposal to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption and approval of the merger agreement and the merger; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The ICO board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of ICO and its shareholders. Consequently, the ICO board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote “FOR” approval of the merger agreement. In addition, the ICO board of directors unanimously recommends that you vote “FOR” the proposal regarding the possible adjournment of the special meeting.

Record Date for the Special Meeting and Voting Rights

Only holders of record of ICO common stock at the close of business on the record date, March 17, 2010 are entitled to notice of, and to vote at, the special meeting. At the close of business on March 17, 2010 there were 27,764,340 shares of ICO common stock outstanding held by approximately 436 holders of record. Each holder of record of ICO common stock on March 17, 2010 will be entitled to one vote for each share of ICO common stock held on all matters to be voted upon at the special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ICO common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares of ICO common stock in “street name” that indicate that the broker has not received voting instructions from the beneficial owner of the shares of ICO common stock and does not have discretionary authority to vote the shares of ICO common stock with respect to the approval of the merger agreement, will be counted for purposes of determining whether a quorum exists. Approval of the merger agreement requires the affirmative vote of two-thirds of the shares of ICO common stock outstanding as of March 17, 2010 and entitled to vote.

If a quorum is not present at the special meeting, or if there are not sufficient votes at the time of the special meeting to approve the merger agreement, ICO’s shareholders will be asked to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies. Adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of ICO common stock present, in person or by proxy, and entitled to vote at the special meeting.

All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares of ICO common stock represented by a signed proxy will be voted “FOR” the proposal to approve the merger agreement and, if necessary, “FOR” the proposal to approve the adjournment of the special meeting. If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and as a vote “AGAINST” the proposal to approve the adjournment of the special meeting. The failure to submit a vote by proxy or in person at the special meeting, as well as broker non-votes, will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting.

ICO does not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Methods of Voting

ICO shareholders may vote on matters that are properly presented at the special meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By voting telephonically;

•	By voting electronically via the Internet; or

•	By attending the special meeting and voting in person.

For the special meeting, ICO is offering registered shareholders the opportunity to vote their shares of ICO common stock electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, ICO shareholders may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. The telephone and Internet voting procedures are designed to authenticate ICO shareholders’ identities, to allow ICO shareholders to give their voting instructions and to confirm that ICO shareholders’ instructions have been recorded properly. The deadline for voting through the Internet or by telephone is 1:00 A.M., Central Time, on April 28, 2010. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Holders of shares of ICO common stock in “street name” should follow the voting instructions provided by the broker, bank or other organization that holds their shares of ICO common stock. For ICO shareholders planning to attend the special meeting and vote in person, ballots will be available. If an ICO shareholder’s shares are held in the name of their broker, bank or another ICO shareholder of record, such ICO shareholder must establish that they were the beneficial owner of the shares of ICO common stock on March 17, 2010.

Solicitation of Proxies

The solicitation of proxies may include mail, telephone, facsimile and e-mail. The cost of the solicitation of proxies from holders of shares of ICO common stock and all related costs will be borne by A. Schulman. ICO (in consultation with A. Schulman) has retained a proxy solicitor, Georgeson, Inc., to assist in the solicitation of proxies for the special meeting at an estimated cost to A. Schulman of $7,500, plus reimbursement of reasonable expenses. In addition, brokerage firms and other persons representing beneficial owners of shares of ICO common stock may be reimbursed for their expenses in forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by mail, telephone, facsimile, e-mail or personal solicitation by directors, officers or other regular employees of ICO. No additional compensation will be paid to directors, officers or other regular employees of ICO for these services. If you have any questions or need assistance in filling out or submitting your proxy, please contact Georgeson, Inc. at the following address and telephone number: Georgeson, Inc., 199 Water Street, 26th Floor, New York, New York 10038-3560; 1-800-868-1381.

Revocability of Proxies

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later dated proxy, or a later cast Internet or telephone vote, with regard to the same shares of ICO common stock, or by giving notice in writing to the Corporate Secretary at ICO, Inc., 1811 Bering Drive, Suite 200, Houston, Texas 77057, or in person at the special meeting. Any ICO shareholder who attends the special meeting and revokes his, her or its proxy may vote in person. However, attendance by an ICO shareholder at the special meeting alone will not have the effect of revoking an ICO shareholder’s validly executed proxy. If you hold shares of ICO common stock through a broker, bank or other nominee, you may submit new voting instructions by contacting such broker, bank or other nominee.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary does not contain all the information that is important to you. You should therefore carefully read this entire proxy statement/prospectus and the other documents we refer to, including the merger agreement attached as Annex A and incorporated by reference in this proxy statement/prospectus, for a more complete understanding of the merger agreement and the merger.

General

The merger agreement provides for the merger of ICO with and into Wildcat, with Wildcat surviving the merger. As a result of the merger, ICO will become wholly-owned by A. Schulman.

The Companies

A. Schulman

Founded in 1928 by Alex Schulman, the Akron, Ohio based A. Schulman began as a processor of rubber compounds. During those early days, when Akron, Ohio was known as the rubber capital of the world, Mr. Schulman saw opportunity in taking existing rubber products and compounding new formulations to meet under-served market needs. As the newly emerging science of polymers began to make market strides in the early 1950s, A. Schulman was there to advance the possibilities of the technology, leveraging its compounding expertise into developing solutions to meet exact customer application requirements. A. Schulman later expanded into Europe and Latin America, establishing manufacturing plants, technology centers and sales offices in numerous countries. A. Schulman changed its state of incorporation to Delaware in 1969, and went public in 1972. Today, A. Schulman is recognized as one of the leading global plastics compounders. A. Schulman’s principal executive offices are located at 3550 West Market Street, Akron, Ohio, 44333 and its telephone number is (330) 666-3751.

A. Schulman’s business is organized into five business segments: (1) Europe; (2) North America Masterbatch; (3) North America Engineered Plastics; (4) North America Distribution Services and (5) Asia.

•	Europe — A. Schulman’s European segment is the largest segment of the company and operates engineered plastics, masterbatch and distribution service lines of business.

•	North America Masterbatch — A. Schulman’s North America Masterbatch segment produces color and additive concentrates that improve the appearance and performance of resins.

•	North America Distribution Services — A. Schulman’s North America Distribution Services segment provides rotomolding and bulk and packaged plastic materials used in a variety of applications.

•	North America Engineered Plastics — A. Schulman’s North America Engineered Plastics segment is a leader in multi-component blends of ionomers, urethanes and nylons, generally for the durable goods market, formulated to meet customers’ specific performance requirements.

•	Asia — A. Schulman’s Asia segment primarily provides masterbatch applications to the Asian packaging market.

ICO

Incorporated in 1978 under the laws of the State of Texas, ICO manufactures specialty resins and concentrates and provides specialized polymer processing services. ICO also provides toll processing services including ambient grinding, jet milling, compounding and ancillary services for resins produced in pellet form as well as other material. ICO’s manufacturing capabilities include size reduction, compounding and related services. These services are an intermediate step between the production of polymer resins and the manufacture of a wide variety of products such as toys, water tanks, paint, garbage bags, plastic film and other polymer products. ICO’s products and services are provided through 20 operating facilities located in nine countries in the Americas, Europe and Asia Pacific. ICO’s customers include major chemical companies, polymer production affiliates of major oil exploration and production companies, and manufacturers of plastic products. ICO’s principal executive offices are located at 1811 Bering Drive, Suite 200, Houston, Texas, 77057, and its telephone number is (713) 351-4100.

Background of the Merger

In November 2007, ICO and A. Schulman entered into a Confidentiality and Non-Disclosure Agreement pursuant to which each party agreed to treat confidentially certain proprietary information shared by each party to enable A. Schulman to evaluate the suitability of purchasing certain grinding and related services from ICO. In September 2008 A. Schulman executed its standard supply agreement with ICO, pursuant to which it agreed to purchase from ICO certain compounding, grinding, storage and packaging services. In addition, A. Schulman has acquired from ICO certain similar services in Europe from time to time, particularly in Holland, although not pursuant to a written supply agreement. The parties believe that these arrangements have been entered into in the ordinary course of business under standard terms and conditions, and that they are not material in the aggregate to their respective business enterprises.

As part of the continuous evaluation of their respective businesses, each of ICO’s and A. Schulman’s board of directors and management have regularly evaluated their respective company’s business strategy and prospects for growth and considered opportunities to improve their respective operations and financial performance in order to create value for their respective shareholders. As part of this process, each of ICO’s and A. Schulman’s respective management has evaluated various opportunities with ICO’s and A. Schulman’s respective boards of directors. As part of these evaluations, each of ICO’s and A. Schulman’s respective boards of directors and management on various occasions have received advice from outside industry, financial and legal advisors.

From time to time, A. John Knapp, Jr., ICO’s Chief Executive Officer, has engaged in preliminary discussions with other industry participants and private equity firms regarding the possibility of various business combination transactions. Since January 1, 2008, Mr. Knapp engaged in preliminary discussions with various third parties, consisting primarily of private equity firms as well as Company C described below, regarding strategic transactions. In late January, 2008, at Mr. Knapp’s request, Mr. Knapp, accompanied by Gregory T. Barmore, Chairman of the Board of ICO, met with Howard R. Curd, Chairman of a special committee of the A. Schulman board of directors (hereinafter referred to as the Special Committee), and primarily discussed general industry matters and briefly discussed a possible business combination transaction between the companies. The Special Committee had been established on November 15, 2007 as part of an agreement between A. Schulman and a group of investors led by Barington Capital Group, L.P. for the purpose of exploring options to increase A. Schulman stockholder value. Pursuant to that agreement, the initial members of the Special Committee were Howard R. Curd, Michael A. McManus, Willard R. Holland, James A. Mitarotonda, and John B. Yasinsky. These independent directors were selected primarily based on their experiences and expertise in strategic transactions. Because the January 2008 meeting largely consisted of the participants becoming acquainted with each other and the brief business combination discussions that occurred were general and casual, none of the participants determined at that time to pursue a possible transaction between the companies.

By late 2008, the ICO board of directors had initiated a process of searching for a new chief executive officer. During this period when the search for a new chief executive officer was pending, the ICO board of directors determined that Mr. Knapp’s primary role and focus should be to manage ICO’s operations and to prepare for the eventual transition to a new chief executive officer. Given the depressed level of ICO’s stock price and the pending chief executive officer search, the ICO board of directors determined that any discussions regarding any potential merger or sale involving ICO should be conducted through Mr. Barmore; therefore in February 2009 the ICO board of directors determined that Mr. Knapp should cease discussions regarding any potential merger or sale involving ICO.

In early March 2009, Mr. Knapp and Joseph M. Gingo, Chairman of the A. Schulman board of directors and President and Chief Executive Officer of A. Schulman, communicated on a number of industry-related topics, which did not include a discussion of a potential business combination. On March 24, 2009, Messrs. Knapp and Gingo met, and during the course of the meeting Mr. Gingo expressed an interest in A. Schulman’s acquiring ICO. Mr. Knapp indicated that he could not speak on behalf of ICO’s board of directors but, as a shareholder, he would be interested in considering a reasonable proposal to combine the companies. Mr. Knapp suggested that the proper manner for Mr. Gingo to indicate A. Schulman’s interest in ICO would be for him to send a letter to ICO’s board of directors. Mr. Gingo responded that the A. Schulman board of directors had a meeting scheduled for April 2, 2009 at which Mr. Gingo intended to propose sending ICO an indication of A. Schulman’s interest in pursuing a transaction with ICO.

On April 2, 2009, the A. Schulman board of directors met. Members of A. Schulman’s management and a representative of Jones Day, A. Schulman’s legal counsel, also participated in the meeting. During this meeting, the A. Schulman board of directors continued to consider certain potential strategic transactions, including possible add-on acquisitions and business combinations, with a number of targets that A. Schulman believed to be attractive. Representatives of A. Schulman’s industry advisor, Charles River Associates, attended the board meeting and participated in discussions with the board regarding a number of potential acquisition candidates. As part of these discussions, A. Schulman’s board of directors identified ICO as a potential acquisition opportunity. With respect to the other potential acquisition transactions that were discussed, A. Schulman’s board of directors believed that certain of the parties to these potential transactions would not be interested in a current sale transaction and, with respect to the parties that might be willing to consider a potential sale transaction, A. Schulman’s board of directors believed that the consideration that would be required to be paid by these parties would be too high relative to then-current market multiples. A. Schulman’s board of directors concluded that a potential transaction with ICO would be a better strategic fit than any of these other potential transactions, particularly in respect of enhancing A. Schulman’s product portfolio in certain rotomolding compounds, and decided to pursue a potential transaction with ICO at this time. For more information, see the section titled “THE MERGER — A. Schulman’s Reasons for the Merger” beginning on page 52.

During April and May of 2009, A. Schulman’s Special Committee, then consisting of Howard R. Curd, Michael A. McManus, Lee D. Meyer, James A. Mitarotonda, and John B. Yasinsky, met regularly and continued to discuss the possibility of acquiring ICO. Mr. Meyer, also an independent director, had been added to the Special Committee to replace Willard R. Holland, who retired from the A. Schulman board of directors at the end of his term expiring on December 18, 2008, based primarily on his experiences and expertise in strategic transactions. The material aspects of these meetings are described below.

On April 13, 2009, the Special Committee of the A. Schulman board of directors met to review the status of the proposal to acquire ICO. Members of A. Schulman’s management also participated in the meeting. The Special Committee authorized Mr. Curd, Chairman of the Special Committee, to send a non-binding letter to ICO regarding A. Schulman’s interest in potentially acquiring or merging with ICO. On the same date, Mr. Curd sent a non-binding letter to Mr. Knapp in which he requested the opportunity to discuss A. Schulman’s interest in pursuing a strategic combination of A. Schulman and ICO. In the letter, Mr. Curd proposed a transaction in which A. Schulman would deliver consideration, comprised of approximately one-third cash and two-thirds A. Schulman common stock, at an unspecified premium above ICO’s reported 2008 book value per share (which was approximately $3.94 per share of ICO common stock outstanding as of ICO’s 2008 fiscal year end on September 30, 2008). ICO’s common stock had a closing price on April 13, 2009 of $2.17 per share.

In April 2009, members of ICO’s board of directors began consulting with Baker Botts L.L.P., ICO’s outside counsel, about certain legal aspects relating to the board’s consideration of A. Schulman’s indication of interest.

On April 30, 2009, the chief executive officer of a privately held specialty chemicals company, referred to herein as Company A, with whom an ICO representative had had a prior discussion, delivered a letter to Mr. Barmore indicating an interest in evaluating a possible business combination transaction, without specifying any proposed terms of such a transaction. On May 5 and 6, 2009, the ICO board of directors held a meeting at which it discussed with representatives of Baker Botts and representatives of two investment banks the indications of interest ICO had received from A. Schulman and Company A. At this meeting, Baker Botts reviewed with the ICO board its fiduciary obligations relating to matters arising from its consideration of strategic alternatives. After reviewing the contents of the April 13, 2009 letter from A. Schulman and considering with its legal and financial advisors a number of factors, including both companies’ operational and financial positions and outlook as well as ICO’s then-current stock price (which had a closing price on May 5, 2009 of $3.08 per share), the ICO board concluded that the best route to maximize shareholder value at that time was to continue to pursue ICO’s plan as an independent company. The ICO board determined to advise A. Schulman that ICO was not for sale and that, after reviewing the transaction with its advisors, the ICO board had concluded that the proposed transaction was not in the best interest of ICO’s shareholders. Given its decision to remain independent, the ICO board also determined that it would not pursue a transaction with Company A. The ICO board decided to delay, for the time being, the preparation of a response to the unsolicited letter it had received from Company A to await further developments with A. Schulman.

By letter dated May 7, 2009, Mr. Barmore informed Mr. Curd of the ICO board’s decision.

On May 12, 2009, the Special Committee of the A. Schulman board of directors met and discussed Mr. Barmore’s letter dated May 7, 2009. Members of A. Schulman’s management also participated in the meeting. The Special Committee continued to believe that a transaction between A. Schulman and ICO was a very attractive strategic opportunity and concluded that a response outlining A. Schulman’s continued interest in a potential transaction between the two companies was warranted.

On May 12, 2009, Mr. Curd delivered a letter to Mr. Barmore, expressing disappointment with ICO’s response to A. Schulman’s April 13, 2009 letter and emphasizing the merits of A. Schulman’s proposal to combine the companies, including the premium to ICO’s then-current stock price and the fact that ICO’s shareholders would be able to participate in a combined company with a strong global presence in both the masterbatch and rotomolding product areas. In this letter, Mr. Curd expressed surprise that the ICO board had summarily dismissed A. Schulman’s proposal to combine with ICO without engaging in a serious dialogue or allowing A. Schulman to conduct a due diligence review of ICO. This letter again requested that the parties meet to discuss that proposal and requested that A. Schulman be permitted to commence a due diligence review of ICO, which it noted could increase the consideration that A. Schulman was willing to pay. This letter reserved the right, if ICO did not commence discussions with A. Schulman, to publicly release the terms of the A. Schulman proposal, including what it characterized as the ICO board’s unwillingness to engage in a dialogue with respect to the transaction. Mr. Barmore called Mr. Curd on May 15, 2009 to acknowledge receipt of the letter and to emphasize the ICO board’s position that ICO was not currently for sale. Mr. Barmore stated that he would, however, suggest that the ICO board reconsider the possibility of a business combination with A. Schulman, given Mr. Curd’s strong views as to the merits of a combination for ICO’s shareholders.

On May 20, 2009, Mr. Barmore and ICO directors Kumar Shah and David E. K. Frischkorn, Jr. held a brief telephone call with ICO General Counsel Charlotte Fischer Ewart and Baker Botts to discuss the May 12, 2009 letter from A. Schulman and the possibility of a combination of the two companies. On May 22, 2009, Messrs. Barmore and Knapp and Ms. Ewart met with Baker Botts again to discuss those topics. During these discussions, the participating directors determined that it would be in ICO’s best interest to further explore A. Schulman’s proposal.

On May 22, 2009, having not received a written response from ICO to Mr. Curd’s May 12 proposal, the Special Committee of the A. Schulman board of directors met and discussed various alternative approaches to acquiring ICO, including acquiring shares of ICO in the open market and/or engaging in a tender offer. Members of A. Schulman’s management and a representative of Jones Day also participated in the meeting. On consideration of these alternatives, the Special Committee determined to continue to pursue a potential transaction with ICO on mutually agreeable terms, as compared to a possibly hostile course of action. Mr. Barmore thereafter called

Mr. Curd and expressed that while ICO’s board had determined that ICO was not for sale, he would be willing to meet with Mr. Curd to better understand A. Schulman’s views as to the benefits of a combination.

On May 28, 2009, ICO received a letter from a company that owns and operates a group of companies in diversified industries, referred to herein as Company B, expressing an interest in an investment in or acquisition of ICO without specifying any proposed terms of such a transaction.

On May 29, 2009, the ICO board met with the company’s senior management and legal advisors to further consider A. Schulman’s May 12 letter. ICO’s management and directors further discussed and analyzed the possibility of a business combination with A. Schulman and discussed ICO management’s ongoing preparation of ICO financial projections. The ICO board decided to request that J.P. Morgan Securities, Inc., which is referred to as J.P. Morgan, provide advice to the board with respect to financial market conditions, takeover defenses and strategic planning. The ICO board determined that, subject to the receipt of such advice, the possibility of a combination between ICO and A. Schulman could have merit. The ICO board also determined that engaging in discussions with A. Schulman would be appropriate in light of A. Schulman’s overt threat of hostile activity, given the relatively depressed level of ICO’s stock price and the risks that such hostile activity would pose to ICO’s pending acquisitions and business initiatives. The ICO board authorized Mr. Barmore to engage in discussions regarding a possible combination and to send Mr. Curd a letter agreeing to a meeting so that the parties could explore A. Schulman’s proposed combination, subject to the parties’ execution of a suitable confidentiality agreement with “standstill” provisions that would generally restrict A. Schulman’s ability to pursue a transaction involving ICO without the ICO board’s approval. ICO’s common stock had a closing price on May 29, 2009 of $2.88 per share.

On June 1, 2009, the A. Schulman board of directors terminated the Special Committee of the A. Schulman board of directors and established the Strategic Committee of the A. Schulman board of directors as a regular committee. The Strategic Committee was comprised of the same members as the Special Committee.

At a meeting on June 2, 2009, the ICO board and management discussed the engagement of a financial advisor to advise the board with respect to its strategic planning, as well as the contents of a possible confidentiality agreement with A. Schulman. Representatives of J.P. Morgan provided a general overview of A. Schulman as well as their preliminary views as to the merits and considerations involved in a combination of the two companies along with a review of general matters regarding unsolicited offers and other merger and acquisition matters. The ICO board also discussed the letters received from each of Company A and Company B. The ICO board discussed sending both companies a letter indicating that ICO’s board had determined that ICO was not for sale. The ICO board recognized that if it later determined to solicit potential buyers for ICO, it would have the ability to contact Company A and Company B as part of that process and, given the lack of specificity of any terms in the indications or interests by both Company A and B and the fact that neither had posed the threat of hostile activity, the ICO board preliminarily determined not to engage in acquisition discussion with these two companies. The ICO board determined, however, that ICO management should first discuss this matter with J.P. Morgan before sending any letter to Company A or to Company B.

On June 9, 2009, Mr. Barmore met with Mr. Curd to discuss the two companies’ relative strengths and challenges. At this meeting, Mr. Barmore gave Mr. Curd a letter explaining that the ICO board had authorized Mr. Barmore to engage in discussions with A. Schulman to explore the possibility of a combination subject to execution of a confidentiality/standstill agreement. Mr. Barmore also delivered to Mr. Curd a proposed confidentiality/standstill agreement.

Between June 15, 2009 and June 30, 2009, representatives of A. Schulman and ICO negotiated the terms of the proposed confidentiality/standstill agreement.

On June 17, 2009, the Strategic Committee of the A. Schulman board of directors met to discuss the terms of the proposed confidentiality/standstill agreement.

On June 24, 2009, the Strategic Committee of the A. Schulman board of directors met to discuss the terms of the proposed confidentiality/standstill agreement.

On June 25, 2009, following discussions with its financial advisor, and based on the determination the ICO board of directors had made at its June 2, 2009 meeting ICO sent each of Company A and Company B a letter indicating that ICO’s board had determined that ICO was not for sale.

On June 25, 2009, the A. Schulman board of directors met and discussed the terms of a draft non-binding proposal letter to be sent to ICO regarding the possibility of acquiring ICO. Members of A. Schulman’s management also participated in the meeting.

Throughout the remainder of June 2009, ICO’s directors and senior management met periodically with ICO’s legal and financial advisors to discuss the possibility of a combination with A. Schulman and the proposed confidentiality/standstill agreement with A. Schulman. On June 30, 2009, ICO and A. Schulman entered into a confidentiality/standstill agreement pursuant to which they agreed, subject to certain exceptions, to keep information exchanged by the two parties confidential and to abide by “standstill” provisions for a six-month period, subject to customary specified exceptions.

On July 2, 2009, ICO formally engaged J.P. Morgan as its financial advisor in connection with its consideration of strategic alternatives.

In July 2009, a subset of the A. Schulman board of directors, referred to as the A. Schulman transaction committee, consisting of Mr. Curd, Mr. Meyer, and David G. Birney, held a series of meetings to discuss a potential transaction between A. Schulman and ICO. The A. Schulman transaction committee was later formally established by the A. Schulman board of directors on August 10, 2009, with the initial members being Mr. Curd, Mr. Meyer, and Mr. Birney.

On July 20, 2009, the Strategic Committee of the A. Schulman board of directors met to discuss due diligence in connection with the proposed transaction.

On July 23 and July 29, 2009, the A. Schulman transaction committee met to organize and prepare for meetings with ICO which were scheduled to occur the following week. Members of A. Schulman’s management and representatives of Charles River Associates also participated in the meetings.

On July 30 and July 31, 2009, representatives of the boards and management of ICO and A. Schulman, together with their respective financial advisors and consultants, met to discuss the possibility of a business combination. At this meeting, representatives of A. Schulman made a presentation regarding A. Schulman and the merits of a transaction between the two companies. The parties agreed to commence a preliminary due diligence investigation of each other with the goal of further analyzing a possible strategic combination.

On August 3, 2009, the A. Schulman transaction committee met to discuss the results of its July 30-31 meetings with ICO and its preliminary due diligence investigation of ICO. Members of A. Schulman’s management and a representative of Charles River Associates also participated in the meeting. The A. Schulman transaction committee authorized A. Schulman’s senior management to continue to pursue a potential transaction between A. Schulman and ICO.

At its meeting on August 6, 2009, the ICO board of directors discussed with ICO’s senior management and representatives of its legal and financial advisors the meetings that had taken place with A. Schulman’s representatives and financial advisors and consultants and the proposed plan for the parties to undertake a preliminary due diligence review of each other. Representatives of J.P. Morgan provided the ICO board with an overview of A. Schulman’s business and financial position and a preliminary overview of the potential financial impact of a combination of the two companies.

In August 2009, ICO engaged consultant Arthur D. Little, Inc., which is referred to as ADL, to provide due diligence and advisory services related to the possibility of a business combination with A. Schulman. In particular, ICO engaged ADL to review ICO’s business plan and financial forecasts, assist ICO in conducting its due diligence review of A. Schulman (including the outlook, prospects and risks associated with A. Schulman’s business and the possible combination of A. Schulman and ICO), assist ICO in preparing its responses to A. Schulman’s due diligence review of ICO and assist ICO in estimating the synergies that might be achieved through a combination of the two companies. Over the next several weeks, each party and its respective financial advisors and consultants reviewed the other party’s financial and business performance and outlook, and the parties continued to review the parameters of a possible combination. In that connection, ICO and A. Schulman exchanged financial projections and other business and financial information to aid each other in determining whether a preliminary agreement could be reached as to the financial terms of a business combination.

On September 2, 2009, Mr. Gingo and Mr. Knapp discussed the potential transaction between A. Schulman and ICO and the status of the due diligence process.

On September 3, 2009, representatives of ICO and A. Schulman, including the A. Schulman transaction committee, together with their respective financial advisors and consultants, met again to discuss the preliminary results of their respective due diligence reviews and their financial models and to discuss a timeframe for the parties to conduct additional due diligence necessary to fully develop their views as to the possible financial terms of a combination. The parties then exchanged follow-up questions and responses regarding business and financial matters.

On September 15, 2009, representatives of the boards and management of ICO and A. Schulman, together with their respective financial advisors and consultants, met again to discuss the parties’ respective financial information and the projections that had been exchanged.

On September 29, 2009, the A. Schulman transaction committee met to discuss the preliminary financial projections of ICO. Members of A. Schulman’s management and representatives of Charles River Associates and UBS, which A. Schulman had engaged to serve as its financial advisor, also participated in the meeting. At the conclusion of the meeting, the participants agreed that a potential transaction between A. Schulman and ICO should continue to be explored.

On September 30, 2009, the Strategic Committee of the A. Schulman board of directors met to discuss the potential transaction, to review the valuation of the potential transaction, and to consider the submission of a revised proposal for the acquisition of ICO. The Strategic Committee recommended that a revised proposal be submitted to the A. Schulman board of directors for consideration. Members of A. Schulman’s management and representatives of Jones Day, UBS, and Charles River Associates also participated in the meeting.

On October 1, 2009, the A. Schulman board of directors met to discuss the potential transaction between A. Schulman and ICO, to review the valuation of the potential transaction, and to review a recommended proposal by the Strategic Committee for the acquisition of ICO. Members of A. Schulman’s management and representatives of Jones Day, UBS and Charles River Associates also participated at the meeting. The members of the A. Schulman board of directors that participated in the meeting agreed that A. Schulman should proceed with communicating the revised proposal to ICO as recommended by the Strategic Committee of the A. Schulman board of directors.

On October 2, 2009, Mr. Curd delivered to Mr. Barmore a preliminary non-binding proposal pursuant to which A. Schulman would acquire ICO for 4.4 million shares of A. Schulman common stock and $89 million in cash. Based on A. Schulman’s closing stock price on October 1, 2009 of $19.23 per share, the proposal represented implied consideration of approximately $6.18 per fully diluted ICO common share, or a premium of approximately 44.3% to ICO’s closing stock price on October 1, 2009 of $4.28 per share. The proposal letter indicated that it was not subject to a financing contingency and proposed that ICO would agree to negotiate exclusively with A. Schulman for a period of 45 days. Mr. Barmore subsequently called Mr. Curd, and ICO’s financial advisor called A. Schulman’s financial advisor, to seek clarification as to certain aspects of the proposal letter. Mr. Barmore notified Mr. Curd that the ICO board intended to meet the following week to consider whether to pursue a transaction with A. Schulman. He expressed disappointment with the consideration contemplated by the proposal and asked Mr. Curd to determine, prior to the ICO board meeting date, whether A. Schulman intended to increase its offer. Mr. Curd responded that A. Schulman would determine by that date whether it intended to improve its offer to ICO. In the period following this meeting, ICO’s senior management and directors discussed with ICO’s financial and legal advisors the terms of A. Schulman’s proposal and whether there was any other potential combination opportunity that could provide more compelling terms for ICO’s shareholders.

On October 8, 2009, the ICO board of directors held a meeting with ICO’s senior management and representatives of its legal and financial advisors to discuss the results of the due diligence review of A. Schulman and the transaction terms set forth in A. Schulman’s proposal letter. Representatives of ADL reviewed ICO’s strategic alternatives, including the relative likelihood and possible reasons for a business combination with another party, and provided their observations as to the possible areas of strategic fit and synergies associated with a transaction with A. Schulman. Representatives of ADL also discussed the areas of risk and opportunity presented by A. Schulman’s business and financial projections. For more information regarding ADL’s presentation at the October 8, 2009 ICO board meeting, see the section titled “— Presentation by ICO’s Industry Consultant” beginning on page 59. Representatives of J.P. Morgan discussed their preliminary observations as to A. Schulman’s financial condition and projections and provided a preliminary analysis of A. Schulman’s proposal. Baker Botts then advised the board regarding its fiduciary duties. During this board meeting, Mr. Barmore received a telephone call from Mr. Curd in which Mr. Curd stated that A. Schulman had increased its offer to five million shares of A. Schulman common stock and $89 million in cash in exchange for the outstanding common shares (including options) of ICO. Based on A. Schulman’s closing stock price on October 7, 2009 of $19.66 per share, the proposal represented implied consideration of approximately $6.66 per fully diluted ICO common share, or a premium of approximately 49.9% to ICO’s closing stock price on October 7, 2009 of $4.44 per share. The ICO directors, senior management and legal and financial advisors then discussed the terms of this new proposal and the mix of stock and cash consideration being proposed. After discussion and consultation with its financial and legal advisors, the ICO board authorized Mr. Barmore to contact Mr. Curd and request a further increase in A. Schulman’s proposed consideration.

On October 14, 2009, Messrs. Barmore and Curd met and Mr. Curd orally conveyed a proposal consisting of five million shares of A. Schulman common stock and $100 million in cash in exchange for the outstanding common shares (including options) of ICO. Based on A. Schulman’s closing stock price on October 13, 2009 of $19.70 per share, the proposal represented implied consideration of approximately $7.05 per fully diluted ICO common share, or a premium of approximately 53.9% to ICO’s closing stock price on October 13, 2009 of $4.58 per share. Mr. Barmore responded that he did not believe he would be able to support that offer to ICO’s board of directors, and Mr. Curd agreed to discuss a further revised offer with the A. Schulman board of directors.

On October 14 and October 15, 2009, at a meeting of the A. Schulman board of directors, members of A. Schulman’s senior management provided an update regarding the discussions between A. Schulman and ICO.

On October 20, 2009, Mr. Curd and Mr. Barmore held a meeting at which Mr. Curd increased A. Schulman’s offer to 5.1 million shares of A. Schulman common stock and $105 million in cash. Based on A. Schulman’s closing stock price on October 19, 2009 of $20.23 per share, the proposal represented implied consideration of approximately $7.38 per fully diluted ICO common share, or a premium of approximately 62.6% to ICO’s closing stock price on October 19, 2009 of $4.54 per share. The next day, after discussion with members of the A. Schulman board of directors, Mr. Curd delivered a letter to Mr. Barmore outlining these same general terms of the proposed transaction and requiring that, subject to certain exceptions, ICO not solicit other proposals, engage in any negotiations or enter into any agreement relating to a takeover proposal with another party for 45 days following the date of ICO’s execution of the proposal letter, during which time the parties would conduct further due diligence and negotiations to determine whether to proceed with a definitive agreement. The October 21, 2009 letter also proposed that ICO have representation on the board of directors of the combined company.

After discussions among ICO’s directors, senior management and legal and financial advisors over the following week regarding the terms of A. Schulman’s proposal, the ICO board met with senior management and its legal and financial advisors on October 28, 2009 to review the proposed transaction. Representatives of each of ADL and J.P. Morgan discussed ICO’s alternatives to pursuing a transaction with A. Schulman, including the identities of other potential transaction counterparties, their respective ability to consummate a transaction with ICO and the potential business and strategic fit between each of those parties and ICO. The directors also discussed the terms of the proposed 45-day exclusivity agreement, whether authorizing J.P. Morgan to solicit other proposals would be likely to result in an offer to acquire ICO on more favorable terms and the risk that such a solicitation would be likely to result in A. Schulman’s revocation of its proposal. The ICO board discussed the ability of ICO to negotiate with a new bidder under the exceptions to the exclusivity provisions as well as to exceptions that would be included in any merger agreement between the two parties. The ICO board also considered the risk that a search for another acquirer would cause a disruption in ICO’s customer and employee relationships. The ICO board also reviewed the communications that had taken place between ICO representatives and potential bidders in the past, and the fact that those discussions had not led any of those parties to provide a bona fide offer to acquire ICO. Baker Botts again reviewed with the ICO board its fiduciary duties. Based on the input provided by its financial advisors as to the potential acquirers’ likely level of interest in, and ability to pursue, a transaction with ICO, as well as the directors’ and senior management’s own observations about other potential business combination partners, the board expressed the belief that it was unlikely to obtain a more favorable offer from any other identified company. Further, after discussion and consultation with its legal and financial advisors, the ICO board determined that the relatively low chance of receiving the benefits of contacting other bidders did not justify the significant risk of pursuing such a strategy. Therefore, the ICO board decided not to contact any other potential bidders and determined to enter into an exclusivity agreement and engage in further due diligence review and negotiations to determine whether to proceed with a definitive transaction with A. Schulman. As a result of this determination, ICO did not contact Company A or Company B to discuss a potential bid for ICO.

On October 30, 2009, ICO and A. Schulman entered into a letter agreement pursuant to which ICO agreed not to engage in any negotiations or enter into any agreement relating to a takeover proposal with another party for 30 days, which time period could be extended by an additional 15 days at either party’s election. The letter agreement permitted ICO to engage in discussions and enter into a confidentiality agreement with a third party if the ICO board of directors were to determine, in good faith and after consultation with counsel and its financial advisor, that the third party’s takeover proposal was or could be reasonably expected to lead to a superior proposal, which was defined as an ICO takeover proposal that the ICO board determines in good faith after consultation with its financial advisor would result in a transaction that is more favorable to ICO’s shareholders than the transaction proposed by A. Schulman. The letter agreement also required ICO to notify A. Schulman regarding the existence of any third-party proposal, inquiry or negotiation.

Also on October 30, 2009, representatives of A. Schulman’s management and representatives of ICO’s management met to discuss the second phase of the due diligence investigation of each company. Following this meeting and throughout the month of November, each party conducted further business, financial, legal, environmental and other due diligence review of the other party.

On November 6, 2009, Jones Day, outside counsel to A. Schulman, provided a draft merger agreement to Baker Botts, and the parties and their respective legal advisors began negotiating the terms of the merger agreement.

On November 13, 2009, Mr. Knapp received a telephone call from the chief executive officer of another specialty chemicals company, referred to herein as Company C, inquiring whether ICO would be interested in exploring a combination of ICO and Company C. Mr. Knapp responded that, while his preliminary reaction was that he would not be interested in such a transaction as a shareholder of ICO, he would confer with others at ICO to determine whether there would be a reason to meet. Company C’s chief executive officer did not specify any terms upon which a combination would be proposed. Mr. Knapp notified A. Schulman of Company C’s inquiry, and ICO’s senior management began discussing Company C’s inquiry with ICO’s directors and legal and financial advisors.

On November 13, 2009, Baker Botts provided ICO’s comments on the initial draft of the merger agreement to A. Schulman and Jones Day. ICO’s comments on the initial draft of the merger agreement included a concept Mr. Knapp previously had raised with Mr. Gingo whereby ICO would have the ability to pay quarterly cash dividends with respect to the ICO common shares to the extent of ICO’s net income per share for the applicable prior fiscal quarter up to $0.05 per share per quarter.

From November 13 through November 30, 2009, A. Schulman and ICO and their respective advisors continued to negotiate the terms and conditions of the merger agreement. A. Schulman and ICO and their respective advisors engaged in a series of meetings by teleconference to negotiate the terms and conditions of the merger agreement, including the size of the break-up fee and the circumstances under which it is required to be paid, the no-shop provision and other related provisions, the termination provisions, the closing conditions, the ability of ICO to pay cash dividends to its shareholders following the execution of the merger agreement, a potential cash/stock election, the provisions relating to shareholder litigation, and various provisions relating to post-closing employee benefits.

On November 17, 2009, ICO’s board held a meeting with ICO’s legal and financial advisors to discuss Company C’s inquiry. Baker Botts reviewed the restrictions on discussions with third parties contained in the letter agreement with A. Schulman, as well as the exceptions to those restrictions. Representatives of J.P. Morgan provided a preliminary analysis of how acquiring ICO might impact Company C’s financial position and the corresponding level of consideration Company C might be capable of offering to ICO’s shareholders. The ICO board, following a discussion with J.P. Morgan representatives, noted that if Company C were to acquire ICO using the same amount and types of consideration that A. Schulman had proposed, the transaction would be slightly less accretive to Company C than to A. Schulman, and Company C would be significantly more leveraged after acquiring ICO than A. Schulman would be if it were to acquire ICO. ICO management also noted that a combination of ICO and Company C would likely offer fewer synergies than a business combination with A. Schulman. The ICO directors then discussed the relative merits and risks of proceeding with a discussion with Company C, including the risk associated with pursuing a transaction with Company C, which substantially lagged behind A. Schulman in its due diligence efforts and negotiations with ICO. Following these discussions, the ICO board concluded that Company C’s proposal was or could be reasonably expected to lead to a superior proposal, as defined in the letter agreement dated October 30, 2009 between ICO and A. Schulman, and authorized certain ICO representatives to engage in substantive discussions and negotiations with Company C. Following the ICO board meeting, Mr. Knapp contacted the chief executive officer of Company C to arrange a telephonic meeting so that Company C could present further information regarding its interest in ICO.

On November 19, 2009, the A. Schulman board of directors met to discuss the status of the due diligence investigation of a potential transaction between A. Schulman and ICO. An overview of the due diligence results and the proposed transaction terms was provided to the A. Schulman board of directors by A. Schulman management and A. Schulman’s legal, financial and industry advisors.

On November 19, 2009, Company C and ICO discussed the terms of a potential confidentiality agreement. On November 20, 2009, representatives of ICO’s senior management and board received a presentation from Company C’s chief executive officer regarding Company C’s interest in a combination of the two companies. At that meeting, Mr. Barmore referred to an analyst report with a target price for ICO’s common stock of $8.00 per share and suggested that for Company C to cause ICO to become fully engaged in a discussion regarding a possible transaction, he would hope for value at or around $7.50 per ICO common share. The chief executive officer of Company C stated that while Company C believed it had a compelling case to support a transaction, the value that Company C contemplated for ICO’s common stock was significantly below that level. The chief executive officer of Company C then made a presentation regarding Company C’s strategy and prospects and the possible benefits of a combination with ICO. Mr. Barmore informed the chief executive officer of Company C that he expected the ICO board to meet on December 3, 2009 and that Company C should provide the terms of any proposal before that date.

On November 23, 2009, Company C’s chief executive officer sent a letter to ICO expressing confidence in Company C’s ability to construct a combination that would provide ICO shareholders a premium but noting that Company C would need access to nonpublic information before it could approach the valuation range of $7.50 to $8.00 per ICO share that had been discussed with Mr. Barmore.

During the course of negotiations on November 23, 2009, ICO and A. Schulman representatives discussed the possibility that the A. Schulman board of directors would be expanded to include two ICO directors following the closing of the merger.

On November 24, 2009, ICO and Company C entered into a confidentiality agreement relating to the exchange of nonpublic information. On November 27, 2009, J.P. Morgan provided Company C’s financial advisor with a copy of ICO’s financial projections and a draft merger agreement that had been prepared by Baker Botts for Company C’s review and comment. Also on that day, A. Schulman identified Mr. Barmore and ICO director Eugene Allspach as its selections for appointment to the A. Schulman board following the closing of the merger.

On November 27, 2009, the management of A. Schulman and ICO engaged in a meeting by teleconference to negotiate certain of the key open points in the merger agreement, including the size of the break-up fee and the circumstances under which it is required to be paid, the ability of ICO to pay cash dividends to its shareholders following the execution of the merger agreement, and various provisions relating to post-closing employee benefits.

On November 30, 2009, the chief executive officer of Company C called Messrs. Barmore and Knapp to inform them that Company C did not intend to make a proposal relating to a combination of ICO and Company C because it could not justify proceeding with a transaction at the price levels that had been discussed. Mr. Barmore subsequently informed Mr. Curd of A. Schulman of Company C’s decision.

On November 30, 2009, the A. Schulman board of directors met to discuss the substantially final terms and conditions of the draft merger agreement. Also in attendance were members of A. Schulman’s management and representatives of A. Schulman’s legal, financial and industry advisors. Representatives of Jones Day and A. Schulman’s management then reviewed with the A. Schulman board of directors the changes to the merger agreement, which had been provided to the directors prior to the meeting, and discussed the status of the negotiations with ICO. A. Schulman’s management updated the A. Schulman board of directors on the results of the due diligence investigation of ICO, the assessment of the risks and opportunities associated with the potential transaction, and the proposed structure of the potential transaction. A. Schulman’s financial and industry advisors each made presentations with respect to the proposed transaction. Jones Day reviewed with the board members their fiduciary duties in the context of the proposed transaction. At the conclusion of the November 30, 2009 meeting, the

A. Schulman board of directors unanimously adopted resolutions approving the merger agreement with ICO, the merger and the other transactions contemplated by the merger agreement, and authorizing A. Schulman to enter into the merger agreement.

Also on November 30, 2009, Mr. Curd delivered a letter to Mr. Barmore emphasizing A. Schulman’s strong interest in pursuing a combination of ICO and A. Schulman and informing Mr. Curd that A. Schulman’s board of directors had unanimously approved the proposed transaction at its meeting that morning. Mr. Curd’s letter expressed A. Schulman’s position that Company C’s discussions did not constitute a “superior proposal,” as defined in the letter agreement dated October 30, 2009 between ICO and A. Schulman, that there was no reason for delay in the execution of the merger agreement beyond December 2, 2009 and that if a merger agreement was not signed on that date, A. Schulman would withdraw its proposal to acquire ICO.

During the course of December 1 to December 2, 2009, representatives of A. Schulman and Jones Day, on the one hand, and ICO and Baker Botts, on the other hand, finalized the terms and conditions of the merger agreement.

On December 2, 2009, ICO’s board met to consider the proposed merger. J.P. Morgan, Baker Botts and ICO’s management reviewed the proposed transaction. The ICO board reviewed the termination of discussions with Company C, the merger agreement negotiations with A. Schulman and the results of the due diligence process, and also reviewed the strategic rationale and the anticipated benefits of the transaction to ICO’s shareholders. The ICO board discussed the view that pursuing other offers to acquire ICO would jeopardize the proposed transaction with A. Schulman. J.P. Morgan reviewed with the ICO board the financial terms of the proposed merger and presented certain financial analyses with respect to the merger as well as an analysis of ICO absent any transaction with A. Schulman. Baker Botts reviewed with the ICO board the terms of the proposed merger agreement and the fiduciary obligations of the board relating to the merger. J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the ICO board that, as of that date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by the holders of shares of ICO common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of J.P. Morgan’s written opinion dated December 2, 2009, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the opinion and the review undertaken in connection with rendering its opinion, is included as Annex B to this proxy statement/prospectus. ICO’s board unanimously determined that the merger agreement and the merger were advisable and in the best interest of ICO’s shareholders, approved the merger agreement and voted to recommend that the holders of ICO’s common stock approve the merger agreement.

Following the ICO board meeting, the merger agreement and related documents were finalized and that evening the parties signed the merger agreement. Later that evening, ICO issued a press release announcing the execution of the merger agreement and its fiscal year 2009 fourth quarter results and A. Schulman issued a press release announcing the execution of the merger agreement.

A.	Schulman’s Reasons for the Merger

In reaching a conclusion to approve the merger and related transactions, the A. Schulman board of directors consulted with A. Schulman’s management, as well as legal and financial advisors and industry consultants. In these consultations, the board considered a number of factors, including, without limitation, the following:

•	that the merger will provide A. Schulman with experienced industry management, technical and operational expertise via the addition of ICO’s management team;

•	that the acquisition of ICO will enhance A. Schulman’s product portfolio in certain rotomolding compounds, certain masterbatches and further diversification into other products will allow A. Schulman to provide size reduction and producer services;

•	that the potential synergies and enhanced return on invested capital expected to be derived from the merger present an opportunity for continued and sustained growth in accordance with A. Schulman’s strategic plan for growth, as well as geographic diversification into Europe, Asia and Latin America;

•	A. Schulman board’s knowledge of A. Schulman’s business, operations, financial condition, earnings and prospects and of ICO’s business, operations, financial condition, earnings and prospects, taking into account the results of A. Schulman’s due diligence of ICO;

•	A. Schulman board’s knowledge of the current environment in the plastic compounding industry, including economic conditions, continued consolidation, current financial market conditions and the likely effects of these factors on A. Schulman’s, ICO’s, and the combined company’s potential growth, development, productivity and strategic options;

•	the results of the business, legal and financial due diligence review of ICO’s businesses and operations;

•	that A. Schulman’s cash on hand enables it to consider certain potential strategic transactions, including possible add-on acquisitions and business combinations such as the merger;

•	that, as structured in the merger agreement, the exchange ratio will enable A. Schulman stockholders to own approximately 84% of the outstanding stock of the combined company; and

•	the terms and conditions of the merger agreement, including the following:

•	the fact that A. Schulman may be entitled to receive a $6.8 million termination fee from ICO if the merger is not consummated for certain reasons as more fully described in the section titled “THE MERGER AGREEMENT — Termination Fees and Expense Reimbursement” beginning on page 100;

•	the fact that the conditions required to be satisfied prior to completion of the merger are customary, thereby increasing the likelihood of the consummation of the merger;

•	the fact that two members of the ICO board of directors are expected to be appointed to the A. Schulman board of directors, which is expected to provide a degree of continuity and involvement by ICO directors in the combined company following the merger; and

•	the fact that, subject to certain exceptions, ICO is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, encouragement of any inquiries or the making of any proposals for certain types of business combination or acquisition of ICO (or entering into any agreement for such business combination or acquisition of ICO or any agreement requiring ICO to abandon, terminate or fail to consummate the merger).

The A. Schulman board of directors also considered the potential adverse impact of other factors weighing negatively against the merger, including, without limitation, the following:

•	the potential dilution to A. Schulman stockholders;

•	the risk of diverting management’s attention from other strategic opportunities in order to implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of A. Schulman and ICO and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the proposed merger;

•	the terms and conditions of the merger agreement, including:

•	the fact that the terms of the merger agreement provide that, under certain circumstances and subject to certain conditions more fully described in the section titled “THE MERGER AGREEMENT — Covenants and Agreements” beginning on page 89, ICO may furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of ICO that is likely to lead to a superior proposal and the ICO board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation that ICO shareholders approve the merger agreement prior to ICO shareholders’ approval of the merger agreement;

•	the fact that ICO shareholders who dissent from the merger will have rights of dissent and appraisal, as described in the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76; and

•	the risks of the type and nature described in “RISK FACTORS” beginning on page 21, and incorporated by reference from ICO’s Annual Report on Form 10-K and other SEC filings, including the risks associated with the operations and financial position of ICO’s and the combined company following the completion of the merger.

THE A. SCHULMAN BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF A. SCHULMAN AND ITS STOCKHOLDERS.

ICO’s Reasons for the Merger

The ICO board of directors, at a special meeting held on December 2, 2009, unanimously:

•	determined that the merger agreement and the merger were advisable and in the best interests of ICO’s shareholders;

•	approved the merger agreement; and

•	voted to recommend that ICO’s common shareholders vote in favor of the approval of the merger agreement.

In reaching its determination to recommend the approval of the merger agreement by its shareholders, the ICO board of directors consulted with management as well as J.P. Morgan, ICO’s financial advisor, ICO’s industry consultant and ICO’s legal counsel. ICO’s board of directors also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by ICO’s board of directors. In view of the wide variety of factors considered in connection with the merger, the ICO board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the ICO board of directors may have given different weight to different factors. The ICO board of directors considered this information and these factors as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its recommendation.

The ICO board of directors considered the following factors as generally supporting its decision to recommend that ICO’s common shareholders approve the adoption of the merger agreement:

•	The fact that the merger consideration (on an aggregate basis) of $105 million in cash and 5.1 million shares of A. Schulman common stock (with a combined value equal to $191 million based on the closing sale price of A. Schulman’s common stock prior to the execution of the merger agreement on December 2, 2009 of $16.95 per share) represented a premium of:

•	Approximately 51% above the closing price of ICO common stock on December 2, 2009;

•	Approximately 62% above the average closing price of ICO common stock for the 30 trading days ended December 2, 2009; and

•	Approximately 35% and 485% above the highest and lowest closing prices of ICO common stock for the 52-week period ended December 2, 2009, respectively.

•	The strategic fit between the companies, including the companies’ complementary geographic platforms and product portfolios as well as the increased operational scale and scope that the combined company will provide, which the ICO board of directors believes will provide a more diversified revenue base, enable the combined company to better meet its customers’ needs on a global basis and reduce the possible impact of future economic downturns in any single geographic area.

•	The potential synergies expected to be derived from the combination of ICO’s and A. Schulman’s businesses, including elimination of duplicative corporate costs, decreased plant costs, global purchasing activities and tax benefits, particularly in light of A. Schulman’s significant and continuing restructuring efforts. The board considered that the merger has the potential to generate approximately $22 million in annual synergies when fully realized in fiscal year 2013. In this regard, the ICO board expressed the belief, supported by information provided by ICO’s financial advisor and consultant, that the merger had the potential to be accretive in value to the shareholders of ICO and that there may be potential for ICO shareholders to realize additional value over time through appreciation of A. Schulman common stock. These expected cost savings and synergies are estimates that may change. Achieving the expected cost savings and synergies is subject to a number of risks and uncertainties and may not occur in full or at all. For more information, see the discussion provided under the section titled “RISK FACTORS — Risks Relating to the Merger — The parties may fail to realize all of the anticipated benefits of the merger, which could reduce A. Schulman’s profitability” beginning on page 21.

•	The ICO board’s knowledge of ICO’s business, assets, financial condition, results of operations, current business strategy and prospects and of A. Schulman’s business, assets, financial condition, results of operations, current business strategy and prospects, taking into account the reports of management and ICO’s financial advisor and consultant regarding their due diligence review of A. Schulman.

•	ICO’s management’s support of the proposed merger.

•	The continued costs, risks and uncertainties associated with continuing to operate as a public company, including risks associated with ICO’s operations, the challenges facing ICO resulting from the scale of its operations and risks associated with ICO’s search for a new chief executive officer.

•	That ICO’s shareholders will receive a substantial cash payment, while at the same time retaining an equity stake in the combined company, which would provide ICO shareholders the opportunity, if they so choose, to participate in the future financial performance of the combined post-merger company. In that regard, the ICO board understood that general stock market conditions and other factors will cause the value of the portion of the merger consideration payable in A. Schulman common stock to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for shareholders to have an opportunity, if they so choose, to retain a continuing investment in the combined post-merger company, particularly in light of:

•	A. Schulman’s capital structure and financial position, including its low level of debt relative to others in the industry;

•	the experience and expertise of A. Schulman’s current management team, as it will be further enhanced by the addition of ICO personnel;

•	the cost-of-capital advantage that the combined company will be expected to have relative to ICO’s on a stand-alone basis, which is expected to enable the combined company to pursue business opportunities that ICO would be unable to pursue as an independent company;

•	the potential benefits that will inure to ICO’s operations from being part of a larger publicly traded enterprise; and

•	the anticipated strategic fit between the companies and the potential synergies expected to be derived from the merger, as described above.

•	The ICO board’s understanding, and its financial advisor’s, consultant’s and management’s review, of overall conditions in the specialty chemicals industry and financial markets and the likely effect of these conditions on ICO’s, A. Schulman’s and the combined company’s potential future results of operations and strategic options.

•	The financial analysis of J.P. Morgan, ICO’s financial advisor, presented to the ICO board on December 2, 2009 and the oral opinion of J.P. Morgan on that date (subsequently confirmed in its written opinion dated December 2, 2009, the date on which the merger agreement was executed and delivered) to the ICO board as to the fairness, from a financial point of view, to the holders of ICO common stock of the consideration to be received by such holders in the merger as of the date of such opinion, as more fully described in the section titled “— Opinion of ICO’s Financial Advisor” beginning on page 61. The full text of the opinion of J.P. Morgan, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limits on the opinion and the review undertaken in connection with rendering its opinion, is included as Annex B to this proxy statement/prospectus.

•	The fact that following the completion of the merger the A. Schulman board of directors will include two current ICO directors, which the ICO board believed will provide the A. Schulman board of directors with a greater level of knowledge regarding ICO’s operations and thereby provide a greater level of stability regarding those operations as they become part of A. Schulman’s business.

•	The review by the ICO board with ICO’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the ICO board’s evaluation of the likely time period necessary to close the transaction.

•	The fact that the merger agreement provides for a fixed number of A. Schulman common shares to be issued in the merger regardless of any change in the value of ICO common stock or A. Schulman common stock between the execution of the merger agreement and closing of the merger. Although ICO’s common shareholders will not receive additional consideration if the value per share of A. Schulman common stock is lower at the time of closing than prior to the execution of the merger agreement and will in that event receive lesser value, ICO’s common shareholders will receive the benefit of any increase in value of A. Schulman common stock during that time period.

•	The fact that the merger agreement permits ICO, under certain circumstances, to declare and pay to its common shareholders a dividend of up to $0.05 per quarter during the period prior to the closing of the merger despite the fact that ICO has not historically paid a dividend, which effectively increases the potential amounts payable to ICO’s common shareholders through the effective time of the merger.

•	The ICO board’s understanding of the tax consequences to ICO shareholders of the merger (for more information, see the section titled “— Material United States Federal Income Tax Consequences” beginning on page 79).

•	The limited nature of the closing conditions included in the merger agreement and the market, industry-related and other exceptions to the events that would constitute a material adverse effect on ICO for purposes of the merger agreement, as well as the fact that no A. Schulman stockholder vote is necessary for completion of the transaction.

•	ICO’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the ICO board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such proposal constitutes or reasonably could be expected to lead to a “superior proposal.”

•	ICO’s right to terminate the merger agreement if its board of directors has approved a superior proposal and ICO concurrently enters into an agreement in respect of a superior proposal, subject to certain conditions and payment of a termination fee to A. Schulman.

•	The requirement that ICO common shareholder approval be obtained as a condition to consummation of the merger.

In the course of its deliberations, the ICO board also considered a variety of risks and other potentially negative factors, including the following:

•	Because the merger agreement provides for a fixed number of A. Schulman common shares to be issued to ICO’s shareholders regardless of any change in the value of ICO common stock or A. Schulman common stock between the execution of the merger agreement and closing of the merger, the value received by holders of ICO common stock pursuant to the merger could be materially less than the value as of the date of the merger agreement.

•	The interests of certain of ICO’s officers and directors described in the section titled “— Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.

•	The potential shareholder value that might result from other alternatives available to ICO, including the alternative of remaining as an independent public company.

•	The restrictions on the conduct of ICO’s business prior to completion of the merger, requiring ICO to conduct its business only in the ordinary course consistent with past practices, subject to specific limitations, which may delay or prevent ICO from undertaking business opportunities that may arise pending completion of the merger.

•	That there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger may not be completed even if approved by ICO’s shareholders. ICO may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention and the potential effect on ICO’s business and relations with customers and suppliers.

•	That ICO must pay to A. Schulman a termination fee of $6.8 million if the merger agreement is terminated under certain circumstances, although the ICO board was of the view, supported by advice from its financial and legal advisors, that such termination provisions and termination fee were customary and would not unduly deter a third party that was interested in acquiring ICO.

•	The risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the proposed merger.

•	That following ICO’s commencement of active merger negotiations with A. Schulman and prior to the execution of the merger agreement, the ICO board and its financial advisor did not actively solicit indications of interest from other parties who might be interested in engaging in a transaction with ICO. In this regard, the ICO board considered, among other factors:

•	The fact that ICO had discussions with a number of third parties (including Company C) over an extended period of time, and the ICO board’s view, supported by discussions with its financial advisor and consultant, that the pursuit of offers by third parties would not be likely to result in an acquisition proposal that would be superior for ICO’s shareholders, considering the expected value of the synergies that would result from a combination of ICO and A. Schulman;

•	The ICO board’s view that the pursuit of offers by third parties posed the risk of disruption to ICO’s customer and employee relationships and the risk that A. Schulman would revoke its proposal, as further described in the section titled “— Background of the Merger” beginning on page 43; and

•	The fact that the merger agreement permits ICO, under certain circumstances, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal and to terminate the merger agreement to enter into an agreement in respect of a superior proposal, subject to certain conditions and payment of a termination fee to A. Schulman.

•	The current loss-making position of A. Schulman’s North American operations and the risk that it will be unsuccessful in its attempts to lessen the negative effects of these operations on the combined company.

•	That, because ICO’s shareholders will receive a portion of their merger consideration in cash, they will not participate as fully in the anticipated benefits and synergies of the combined company as they would if the sole form of merger consideration were A. Schulman common stock.

•	Risks of the type and nature described in the section titled “RISK FACTORS” beginning on page 21 and incorporated by reference from A. Schulman’s Annual Report on Form 10-K and other SEC filings, including the risks associated with the operations and financial position of A. Schulman and the combined company following the completion of the merger.

The ICO board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.

THE ICO BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ICO’S SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Financial Projections

During the course of the negotiations between A. Schulman and ICO, each of A. Schulman and ICO supplied the other with certain business and financial information that was not publicly available, including certain financial projections on a standalone basis. Each set of financial projections presented below have been prepared by, and are the responsibility of, management of A. Schulman and ICO, respectively. The ICO information was prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in ICO’s Annual Report on Form 10-K for the year ended September 30, 2009, which is incorporated by reference in this proxy statement/prospectus. The A. Schulman information was prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

The financial projections are included in this proxy statement/prospectus only because this information was exchanged between A. Schulman and ICO and was provided to the respective financial advisors of A. Schulman and ICO in connection with the proposed merger. Such financial projections were neither prepared with a view to public disclosure, nor were such financial projections prepared in compliance with United States generally accepted accounting principles or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. We caution you that the financial projections are speculative in nature. Such financial projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects.

While presented with numerical specificity, the financial projections are based upon a variety of estimates and assumptions relating to the businesses of A. Schulman and ICO. These estimates and assumptions may prove to be false for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement/prospectus under the section titled “RISK FACTORS” beginning on page 21. There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections relate, the more unreliable the projections become.

PricewaterhouseCoopers LLP has neither examined, complied nor performed any procedures with respect to the prospective financial information contained in this proxy statement/prospectus and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability.

The PricewaterhouseCoopers LLP reports incorporated by reference into this proxy statement/prospectus refer exclusively to the historical information of A. Schulman and ICO, respectively. PricewaterhouseCoopers LLP reports do not cover any other information in this proxy statement/prospectus and should not be read to do so.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that A. Schulman, ICO or their respective representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Management of A. Schulman and ICO have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the financial projections used in conjunction with the proposed merger may differ from these forecasts.

EXCEPT TO THE EXTENT REQUIRED BY LAW, NONE OF A. SCHULMAN, ICO OR THEIR RESPECTIVE DIRECTORS OR OFFICERS INTEND TO UPDATE OR REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT SOME OR ALL OF THE ASSUMPTIONS ARE SHOWN TO BE INACCURATE OR ERRONEOUS.

As referred to below, earnings before interest and taxes, which is referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, are financial measures commonly used in the specialty chemicals industry but are not defined under GAAP. EBIT and EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because EBIT and EBITDA exclude some, but not all, items that affect net income, these measures may vary among companies, including ICO and A. Schulman. The EBIT and EBITDA data presented below may not be comparable to similarly titled measures of other companies. Management of ICO and A. Schulman believe that EBIT and EBITDA are meaningful measures to investors and provide additional information about their respective ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, management of ICO and A. Schulman believe that EBIT and EBITDA are useful comparative measures of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion (straight-line, accelerated, units of production) method, which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, management of ICO and A. Schulman believe that EBIT and EBITDA can be useful as objective and comparable measures of operating profitability and the contribution of operations to liquidity because they exclude these elements.

The following financial projections for A. Schulman on a standalone basis were provided by A. Schulman management to ICO:

A. Schulman, Inc.
Projected Financial Summary

	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
	FY 2009	FY2010	FY2011	FY2012	FY2013	FY2014
	(In millions of dollars)

Revenue	$1,297.1	$1,318.5	$1,573.2	$1,816.9	$2,030.9	$2,192.2
Gross Profit	$166.3	$182.9	$214.6	$232.8	$242.5	$251.7
EBIT	$22.8	$40.5	$65.7	$79.8	$85.8	$91.1
EBITDA(1)	$45.3	$63.9	$91.6	$105.2	$110.8	$116.0
Capital Expenditures	$28.6	$27.9	$25.8	$19.2	$19.2	$19.2

(1)	A. Schulman EBITDA is operating income (loss), excluding depreciation and amortization, and unusual items.

The following financial projections for ICO on a standalone basis were provided by ICO to A. Schulman:

ICO, Inc.

Projected Financial Summary

				Pro Forma
	Forecast			Forecast	Forecast	Forecast	Forecast	Forecast
	FY2009	Adjustments(1)	Adjustments(2)	FY2009	FY2010	FY2011	FY2012	FY2013
	(In millions of dollars)

Revenues	$294.2	$(0.6)	—	$293.6	$362.4	$403.9	$449.4	$464.8
Gross Profit	$48.2	$0.5	$2.8	$51.5	$64.1	$78.4	$89.5	$93.4
EBITDA	$12.7	$0.8	$4.1	$17.5	$27.1	$39.2	$47.4	$49.0
Operating Income	$1.3	$1.2	$7.1	$9.6	$18.0	$29.4	$36.7	$37.5
Net Income (loss)	$(1.9)	$0.8	$6.0	$4.9	$11.1	$19.3	$24.6	$25.6
Capital Expenditures	—	—	—	$3.5	$7.9	$9.7	$9.0	$8.0

(1)	The adjustment is to remove the effects of the Dubai, UAE facility from the financials. ICO began operating its plant in Dubai, UAE in August 2007. In December 2008, ICO elected to close the facility due to the fact that the facility was losing money.

(2)	Adjustment to Gross Profit related to the impact from the dramatic and rapid decline in resin prices experienced in the first quarter of fiscal year 2009 of $2.6 million and severance costs of $0.2 million. Adjustment to EBITDA also includes adjustments related to severance of $0.2 million and bad debt expense of $1.1 million. Adjustment to Operating Income also includes adjustments related to: non-cash goodwill impairment of $3.5 million; net insurance proceeds of $0.8 million; and $0.2 million of relocation costs.

(3)	ICO EBITDA is operating income (loss) excluding depreciation and amortization, stock-based expense and unusual items.

A. SCHULMAN AND ICO DO NOT INTEND TO UPDATE THESE PROJECTIONS OR TO MAKE OTHER PROJECTIONS PUBLIC IN THE FUTURE.

Presentation by ICO’s Industry Consultant

Pursuant to an engagement letter dated August 11, 2009, ICO engaged ADL to assist with matters relating to evaluating its strategic and business outlook and to provide due diligence and advisory services related to the possibility of a business combination with A. Schulman. In particular, ADL reviewed ICO’s business plan and financial forecasts, assisted ICO in conducting its due diligence review of A. Schulman (including the outlook, prospects and risks associated with A. Schulman’s business and the possible combination of A. Schulman and ICO), assisted ICO in preparing its responses to A. Schulman’s due diligence review of ICO and assisted ICO in estimating the synergies that might be achieved through a combination of the two companies. ICO selected ADL to serve as its industry consultant because of ADL’s knowledge of and expertise in the chemicals industry generally.

As discussed in the section titled “— Background of the Merger” beginning on page 43, at the meeting of ICO’s board of directors on October 8, 2009, representatives of ADL reviewed ICO’s strategic alternatives, including the relative likelihood and possible reasons for a business combination with another party, and provided their observations as to the possible areas of strategic fit and synergies associated with a transaction with A. Schulman. Representatives of ADL also discussed the areas of risk and opportunity presented by A. Schulman’s business and financial projections. More specifically, ADL presented its view as of that date that there may be a compelling strategic rationale for ICO and A. Schulman to engage in a business combination on proper terms, particularly in light of:

•	the challenges that ICO’s size and scale present to ICO’s success as an independent company;

•	ICO’s forecasted financial performance over the period could support a valuation premium over the then-current trading range;

•	the fact that ICO was likely to be highly valued by A. Schulman because of ICO’s targeted areas of growth, market and geographic positioning and profit potential to A. Schulman’s business plan and, in particular, the potential that ICO’s North American operations could help mitigate some of the risks posed by A. Schulman’s North American operating plan;

•	the potential that a business combination of ICO and A. Schulman could result in an incremental increase in equity valuation of ICO related to the higher trading multiple associated with A. Schulman’s common stock, and

•	the potential that a business combination of ICO and A. Schulman could result in a $160 million increase in present value related to estimated merger synergies.

ADL viewed that A. Schulman offered the highest degree of potential strategic fit with ICO relative to four other companies in ICO’s industry selected by ADL as providing potential alternatives to a transaction with A. Schulman: Clariant AG, PolyOne Corporation, Spartech Corporation and Ampacet Corporation. ADL also expressed the view that the combination of ICO and A. Schulman appeared to be mutually attractive to both parties and appeared to present a higher-value business combination for both parties than any other possible combination of either company with such other industry participants. ADL also presented its observations on the financial projections prepared by ICO’s management, including that ICO’s projected short-term growth stems from a well-diversified set of factors that are tied to specific company initiatives, and that ICO’s growth forecast over the next five years is driven in part by volume growth from an economic recovery, expansion of its product offerings into new markets and the company’s focus on increasing market share by pursuing competitive opportunities and relatively low-risk transactions.

ADL presented an estimate of annual merger synergies that could be derived by the end of 2012 from a combination of ICO and A. Schulman, which could result in EBITDA improvement of $15.4 million per year to $32.1 million per year, with a base case scenario of $24.5 million per year (or $22.0 million per year, disregarding the possible tax savings resulting from a merger of the companies), taking into account the following areas of potential synergy:

•	Product cross-selling focusing on the U.S. rotomolding and masterbatch markets;

•	Raw materials procurement based on both increased purchasing power, and A. Schulman’s recent successful centralized procurement initiatives;

•	U.S. plant rationalization with the assumption that the combined entity would not lose customer sales volumes along with asset consolidation; and

•	Sales, general and administrative expenses in the corporate function and in the U.S. rotomolding and masterbatch businesses.

ADL also presented its observations about the financial projections prepared by A. Schulman’s management, including that A. Schulman’s ability to achieve its projected performance would depend on growth in its European business and substantial improvement in its U.S. business. ADL noted the risk regarding A. Schulman’s ability to achieve its projections for its U.S. business could have a potential negative impact on A. Schulman’s common share value of $2.00 to $3.00 per share on a standalone basis, and made clear that this was only one potential scenario, and not necessarily the worst case risk scenario. ADL expressed the view that a combination with ICO would mitigate some of the risks associated with A. Schulman’s U.S. business plan, and that it was likely that A. Schulman found ICO to be an extremely strategic and unique acquisition target.

ADL prepared its presentation materials to assist ICO’s board of directors and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or guidelines established by the American Institute of Certified Public accountants for preparation of prospective financial information. ADL’s conclusions are the result of its best professional judgment, based in part upon materials and information provided to it by ICO. ADL was not asked to conduct, and did not conduct, any valuation or appraisal of ICO or A. Schulman, or either company’s assets or liabilities, and the materials provided by ADL to the ICO board of directors do not constitute any such valuation or appraisal of ICO or A. Schulman, or a recommendation or support for a fair or appropriate price for the shares of ICO held by its unaffiliated shareholders, or a recommendation as to how such shareholders should vote with respect to the merger. ADL noted that whether any particular transaction between A. Schulman and ICO would be compelling or advisable would depend on the value, consideration and other terms being offered to ICO’s shareholders, and that ADL was not providing an opinion as to the merits of any particular offer relating to ICO.

The financial projections for ICO on a standalone basis that ADL reviewed were the same projections provided by ICO to A. Schulman in the due diligence process, as discussed in the section titled “— Financial Projections” beginning on page 57, except that the projections ADL reviewed were an earlier version that reflected forecast fiscal year 2010 revenue, gross profit, EBIT and EBITDA for ICO of $346 million, $62.8 million, $17.1 million and $26 million, respectively. The financial projections for A. Schulman on a standalone basis that ADL reviewed were the same projections provided by A. Schulman to ICO in the due diligence process, as discussed in the section titled “— Financial Projections” beginning on page 57, except that the projections ADL reviewed were an earlier version that reflected forecast fiscal year 2010 revenue, gross profit, EBIT and EBITDA for A. Schulman of $1,339 million, $184.4 million, $38.3 million and $60.1 million, respectively.

A consulting fee of $254,000 has been paid to ADL in connection with its work to date. ICO also has agreed to reimburse ADL for its expenses and to indemnify ADL against certain liabilities and expenses relating to or arising out of its engagement. During the past two years ADL has not performed other consulting services for ICO.

Opinion of ICO’s Financial Advisor

Pursuant to an engagement letter dated July 2, 2009, ICO retained J.P. Morgan to act as its financial advisor in connection with the analysis and consideration of various strategic alternatives, including the transactions contemplated by the merger agreement, and for the purpose of rendering to the ICO board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of ICO common stock in a transaction resulting therefrom.

At the meeting of the ICO board of directors on December 2, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the ICO board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of ICO common stock in the proposed merger was fair, from a financial point of view, to such holders. The ICO board of directors did not impose any limitations on J.P. Morgan with respect to the investigations made or procedures followed by J.P. Morgan in rendering its opinion. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan.

The full text of the written opinion of J.P. Morgan dated December 2, 2009, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the opinion and the review undertaken in connection with rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. ICO’s shareholders are urged to read the opinion carefully in its entirety. J.P. Morgan’s written opinion is addressed to the ICO board of directors, addresses only the fairness, from a financial point of view, to the holders of shares of ICO common stock of the merger consideration to be received by such holders in the proposed merger and does not constitute a recommendation to any shareholder of ICO as to how such shareholder should vote with respect to the proposed merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 1, 2009 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning ICO and A. Schulman and the industries in which they operate;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies that J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of ICO and A. Schulman with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of ICO common stock and A. Schulman common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of ICO and A. Schulman relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies, which are collectively referred to as the synergies, expected to result from the proposed merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of ICO and A. Schulman with respect to certain aspects of the proposed merger, and the past and current business operations of ICO and A. Schulman, the financial condition and future prospects and operations of ICO and A. Schulman, the effects of the proposed merger on the financial condition and future prospects of ICO and A. Schulman, and certain other matters that J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by ICO and A. Schulman or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of ICO or A. Schulman under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions that reflected the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of ICO and A. Schulman to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by ICO and A. Schulman in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to ICO with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on ICO or A. Schulman or on the contemplated benefits of the proposed merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion notes that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of ICO common stock in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of ICO or as to the underlying decision by ICO to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration to be received by the holders of ICO common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which ICO common stock or A. Schulman common stock will trade at any future time.

J.P. Morgan’s opinion notes that it was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of ICO or any other alternative transaction.

The terms of the merger agreement, including the consideration to be received by holders of ICO common stock in the proposed merger, were determined through negotiation between ICO and A. Schulman, and the decision to enter into the merger agreement was solely that of the ICO and A. Schulman boards of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by ICO in its evaluation of the proposed merger and should not be viewed as determinative of the views of the ICO board of directors or management with respect to the proposed merger or the merger consideration. The J.P. Morgan opinion does not constitute a recommendation to any shareholder of ICO as to how such shareholder should vote with respect to the proposed merger or any other matter.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses used by J.P. Morgan in connection with providing its opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Estimates

In performing its analysis of ICO, J.P. Morgan relied upon estimates provided by the management of ICO for the period beginning 2009 and ending 2013, plus an extrapolation of such estimates for the period beginning 2014 and ending 2019 developed by the management of ICO, which is referred to as the ICO management case. This extrapolation was based on ICO’s historical performance and on the projected financial performance implied by the ICO management case and, based on assumptions from ICO’s management, generally provides for certain decreases in revenue growth, EBITDA, margin, depreciation and amortization, and keeps constant capital expenditures, working capital ratios and, subject to an increase in the terminal year, the tax rate. In addition, ICO’s management developed a risk-adjusted case for the period beginning 2010 and ending 2019, which is referred to as the ICO risk adjusted case. The ICO risk adjusted case adjusted for the risk associated with certain volume growth initiatives underlying the ICO management case.

In performing its analysis of A. Schulman, J.P. Morgan relied upon estimates provided by the management of A. Schulman for the period beginning 2009 and ending 2014, plus an extrapolation of such estimates for the period beginning 2015 and ending 2019 developed by the management of ICO, which is referred to as the A. Schulman management case. This extrapolation was based on A. Schulman’s historical performance and on the projected financial performance implied by the A. Schulman management case and, based on assumptions from ICO’s management, generally provides for certain decreases in revenue growth, EBITDA, margin, depreciation and amortization, and keeps constant capital expenditures as a percentage of volume, working capital and, subject to an increase in the terminal year, the tax rate. In addition, ICO’s management developed a risk-adjusted case for A. Schulman for the period beginning 2010 and ending 2019, which is referred to as the A. Schulman risk adjusted case. The A. Schulman risk adjusted case adjusted for items including certain cost assumptions underlying the A. Schulman management case.

The forecasts furnished to J.P. Morgan for ICO and A. Schulman were prepared by the managements of ICO and A. Schulman, respectively. Neither ICO nor A. Schulman publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such forecasts were prepared in connection with the proposed merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management. For more information, see the section titled “THE MERGER — Financial Projections” beginning on page 57 for a discussion of the uncertainties, limitations and other matters relating to forecasts and projections.

Financial Analyses — ICO

Historical Stock Price Analysis.  J.P. Morgan referenced a 52-week trading range of ICO common stock of $1.03 to $5.14 per share, compared to $6.77, the implied price per share of ICO common stock based on the value of the cash and stock consideration (based on the closing price of A. Schulman common stock of $16.88 per share on November 27, 2009). J.P. Morgan noted that historical stock price is not a valuation methodology but was presented merely for informational purposes.

Analyst Estimates.  J.P. Morgan noted that Wall Street analysts had price targets for ICO common stock from $5.00 to $8.00 per share, compared to $6.77, the implied price per share of ICO common stock based on the value of the cash and stock consideration (based on the closing price of A. Schulman common stock on of $16.88 per share November 27, 2009). J.P. Morgan noted that analyst estimates are not a valuation methodology but were presented merely for informational purposes. These Wall Street analysts were Sidoti & Company, LLC, The Robins Group, LLC and B. Riley & Co., LLC.

Selected Public Benchmarks Analysis.  Using publicly available information, J.P. Morgan compared the financial and operating performance of ICO with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to ICO’s business based on, among other things, their similar position in the plastics value chain and similar size, market capitalization, margin profile and end market exposure. J.P. Morgan selected the following companies for this analysis:

•	Clariant AG;

•	PolyOne Corp.;

•	Spartech Corporation; and

•	A. Schulman.

No publicly traded company is identical to ICO and J.P. Morgan did not exclude any publicly traded companies that it judged to be analogous for purposes of this analysis. For each selected company, J.P. Morgan reviewed, among other information, the particular company’s firm value compared to its estimated EBITDA (such analysis is referred to as FV/2010E EBITDA) for the fiscal year 2010, calendarized to a September 30 fiscal year end. For purposes of this analysis, a company’s firm value is calculated as the market value of the particular company’s common equity, plus total debt, plus non-controlling interest, less cash and cash equivalents.

Based on the results of this analysis, which yielded a range of FV/2010E EBITDA multiples from a low of 4.4x to a high of 6.3x based on closing stock prices as of November 27, 2009, and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/2010E EBITDA multiple of 4.5x to 6.0x to ICO management’s EBITDA projections under each of the ICO management case and the ICO risk adjusted case. The range of per share prices for ICO implied by this analysis was (1) approximately $3.96 to $5.38 per share of ICO common stock under the ICO management case and (2) approximately $3.74 to $5.09 per share of ICO common stock under the ICO risk adjusted case, in each case compared to $6.77, the implied price per share of ICO common stock based on the value of the cash and stock consideration (based on the per share closing price of A. Schulman common stock on November 27, 2009 of $16.88 per share).

Precedent Transactions Analysis.  Using publicly available information, J.P. Morgan examined certain selected transactions involving businesses which J.P. Morgan judged to be analogous to the proposed merger based on, among other things, their similar position in the plastics value chain and similar size, market capitalization, margin profile and end market exposure. These transactions were selected, among other reasons, because the businesses involved in these transactions operate in business segments similar to ICO:

Date Announced	Acquiror	Target

November 14, 2007	PolyOne Corp.	GLS Corp.
March 12, 2007	Wind Point Partners	The Matrixx Group
March 22, 2005	Texas Pacific Group LLC	British Vita PLC
April 16, 2004	The Lubrizol Corp.	Noveon International, Inc.
May 8, 2000	M.A. Hanna Co.	The Geon Co.

No transaction is identical to the proposed merger and J.P. Morgan did not exclude any transactions that it judged to be analogous for purposes of this analysis. For each of the selected transactions, J.P. Morgan compared the target’s firm value to the target’s EBITDA for the twelve months prior to announcement of the respective transaction (based on information publicly available at the time of such announcement). Based on the results of this analysis, which yielded a range of precedent transaction EBITDA multiples from a low of 6.9x to a high of 9.1x, and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a multiple range of 7.0x to 9.5x to ICO’s estimated EBITDA for the twelve months ended December 31, 2009. This resulted in an implied equity value per share of ICO common stock of approximately $3.95 to $5.48, compared to $6.77, the implied price per share of ICO common stock based on the value of the cash and stock consideration (based on the closing price of A. Schulman common stock of $16.88 per share on November 27, 2009).

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of ICO common stock on a stand-alone basis (i.e., without synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the value of the unlevered free cash flows that ICO is expected to generate for the fiscal year 2010 through 2019 implied by the ICO management case and the ICO risk adjusted case. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 12.0% to 14.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of ICO. In the course of its analysis, J.P. Morgan observed, based on publicly available information, that ICO’s stock price was significantly more volatile when benchmarked against the broader market than was A. Schulman’s stock price, which in part explained a higher weighted average cost of capital and, correspondingly, the higher applicable discount rate for ICO when compared to A. Schulman. J.P. Morgan also calculated a range of terminal values for ICO at the end of the 10-year period ending 2019 by applying a perpetual revenue growth rate ranging from 1.5% to 2.5%.

Based on the foregoing, this analysis indicated an implied range of per share prices for ICO of: (1) approximately $6.34 to $8.13 under the ICO management case; and (2) approximately $5.62 to $7.18 under the ICO risk adjusted case, in each case compared to $6.77, the implied price per share of ICO common stock based on the value of the cash and stock consideration (based on the closing price of A. Schulman common stock of $16.88 per share on November 27, 2009).

Financial Analyses — A. Schulman

Historical Stock Price Analysis.  J.P. Morgan referenced a 52-week trading range of A. Schulman common stock of $11.01 to $22.11 per share, compared to $16.88, the per share closing price of A. Schulman common stock on November 27, 2009. J.P. Morgan noted that historical stock price is not a valuation methodology but was presented merely for informational purposes.

Analyst Estimates.  J.P. Morgan noted that Wall Street analysts had price targets for A. Schulman common stock from $16.00 to $25.00 per share, compared to $16.88, the per share closing price of A. Schulman common stock on November 27, 2009. J.P. Morgan noted that analyst estimates are not a valuation methodology but were presented merely for informational purposes. These Wall Street analysts were Sidoti & Company, LLC and KeyBanc Capital Markets Inc.

Selected Public Benchmarks Analysis.  Using publicly available information, J.P. Morgan compared the financial and operating performance of A. Schulman with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to A. Schulman’s business based on, among other things, their similar position in the plastics value chain and similar size, market capitalization, margin profile and end market exposure. J.P. Morgan selected the following companies for this analysis:

•	Clariant AG;

•	PolyOne Corp.;

•	Spartech Corporation; and

•	ICO.

For each selected company, J.P. Morgan reviewed, among other information, the particular company’s firm value compared to its estimated EBITDA for the fiscal year 2010, calendarized to a September 30 fiscal year end. For purposes of this analysis, a company’s firm value is calculated as the market value of the particular company’s common equity, plus total debt, plus non-controlling interest, less cash and cash equivalents.

No publicly traded company is identical to A. Schulman and J.P. Morgan did not exclude any publicly traded companies that it judged to be analogous for purposes of this analysis. Based on the results of this analysis, which yielded a range of FV/2010E EBITDA multiples from a low of 4.4x to a high of 6.3x based on closing stock prices as of November 27, 2009, and other factors that J.P. Morgan considered appropriate, for 2010 J.P. Morgan applied a FV/EBITDA multiple of 4.5x to 6.0x to A. Schulman management’s projections under each of the A. Schulman management case and the A. Schulman risk adjusted case. The range of per share prices for A. Schulman implied by this analysis was (1) approximately $15.23 to $18.82 under the A. Schulman management case and (2) approximately $12.56 to $15.27 under the A. Schulman risk adjusted case, in each case compared to $16.88, the per share closing price of A. Schulman common stock on November 27, 2009.

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of A. Schulman common stock on a stand-alone basis (i.e., without synergies). J.P. Morgan calculated the value of the unlevered free cash flows that A. Schulman is expected to generate for the fiscal year 2010 through 2019 implied by the A. Schulman management case and the A. Schulman risk adjusted case. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 10.0% to 12.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of A. Schulman. In the course of its analysis, J.P. Morgan observed, based on publicly available information, that ICO’s stock price was significantly more volatile when benchmarked against the broader market than was A. Schulman’s stock price, which in part explained a lower weighted average cost of capital and, correspondingly, the lower applicable discount rate for A. Schulman when compared to ICO. J.P. Morgan also calculated a range of terminal values for A. Schulman at the end of the 10-year period ending 2019 by applying a perpetual revenue growth rate ranging from 1.5% to 2.5%.

Based on the foregoing, this analysis indicated an implied range of per share prices for A. Schulman of (1) approximately $19.87 to $25.66 under the A. Schulman management case and (2) approximately $15.07 to $19.28 under the A. Schulman risk adjusted case, in each case compared to $16.88, the per share closing price of A. Schulman common stock on November 27, 2009.

Relative Valuation Considerations

J.P. Morgan compared the results of the selected public benchmark and discounted cash flow analyses for ICO to the results of the selected public benchmark and discounted cash flow analyses for A. Schulman and derived a range of relative valuation comparisons for ICO and A. Schulman common stock. With respect to the selected public benchmark analyses, J.P. Morgan compared the results of the ICO management case analysis to the results of the A. Schulman management case analysis, and the results of the ICO risk adjusted case analysis to the results of the A. Schulman risk adjusted case analysis to calculate an implied relative ownership for each of the comparisons. With respect to the discounted cash flow analyses, J.P. Morgan compared the results of the ICO management case analysis to the results of the A. Schulman management case analysis, the results of the ICO risk adjusted case analysis to the results of the A. Schulman management case analysis, the results of the ICO management case analysis to the results of the A. Schulman risk adjusted case analysis and the results of the ICO risk adjusted case analysis to the results of the A. Schulman risk adjusted case analysis to calculate an implied relative ownership for each of the comparisons.

In calculating the implied relative ownership for each comparison, J.P. Morgan compared the highest implied equity value per share for ICO to the lowest implied equity value per share for A. Schulman to derive the highest relative ICO ownership implied by each pair of estimates. J.P. Morgan also compared the lowest implied equity value per share for ICO to the highest implied equity value per share for A. Schulman to derive the lowest relative ICO ownership implied by each pair of estimates. In calculating the relative ownership for each of the above comparisons, J.P. Morgan incorporated the impact of the cash portion of A. Schulman’s offer by: (1)(a) dividing the cash consideration of $105 million by (b) ICO’s fully diluted shares outstanding; (2) subtracting such quotient from such implied equity value per ICO share; then (3) dividing the difference calculated in (2) by the respective A. Schulman equity value per share as described in the preceding sentence.

The analyses described above yielded the following ranges of implied exchange ratios, as compared to (1) 0.022x, the implied exchange ratio based upon the per share closing prices of ICO common stock and A. Schulman common stock on November 27, 2009 (calculated in the manner described above), and (2) 0.181x, the implied exchange ratio based upon the terms of the proposed merger (calculated in the manner described above):

					DCF (ICO		DCF (ICO		DCF (ICO		DCF (ICO
					Management		Risk Adjusted		Management		Risk Adjusted
	FV/2010E		FV/2010E		Case vs.		Case vs.		Case vs.		Case vs.
	EBITDA		EBITDA		A. Schulman		A. Schulman		A. Schulman		A. Schulman
	(Management		(Risk Adjusted		Management		Management		Risk Adjusted		Risk Adjusted
	Cases)		Cases)		Case)		Case)		Case)		Case)
	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High

Exchange Ratio	0.011x	0.108x	NM(1)	0.108x	0.102x	0.222x	0.074x	0.174x	0.136x	0.293x	0.098x	0.230x

(1)	Not meaningful.

Value Creation Analysis

J.P. Morgan conducted a value creation analysis that compared the per share closing price of ICO common stock on November 27, 2009 to the implied equity value per share of ICO common stock pro forma for the proposed merger. The pro forma implied equity value per share of ICO common stock was equal to ICO’s pro forma ownership (based on a 16%/84% ICO/A. Schulman ownership split) of: (1)(a) the aggregate market value of ICO based upon the per share closing price of ICO common stock on November 27, 2009, plus (b) the aggregate market value of A. Schulman based upon per share closing price of A. Schulman common stock on November 27, 2009, plus (c) the present value of the synergies, and taking into account (d) the cash portion of the merger consideration to be received by ICO’s shareholders, divided by (2) ICO’s pro forma diluted shares outstanding. This analysis yielded the following pro forma implied equity value accretion per share of ICO common stock:

Implied ICO Pro Forma
Value Accretion

ICO publicly traded equity value	73.8%

J.P. Morgan also conducted a value creation analysis that compared the implied equity value per share of ICO common stock derived from the midpoint of the discounted cash flow analysis on a stand-alone basis using the ICO Management Case to the implied equity value per share of ICO common stock pro forma for the proposed merger. The pro forma implied equity value per share of ICO common stock was equal to ICO’s pro forma ownership (based on a 16%/84% ICO/A. Schulman ownership split) of: (1)(a) the midpoint of ICO’s stand-alone discounted cash flow implied equity value as of December 31, 2009 based on the ICO management case, plus (b) the midpoint of A. Schulman’s stand-alone discounted cash flow implied equity value as of December 31, 2009 based on the A.

Schulman management case, plus (c) the present value of the synergies, and taking into account (d) the cash portion of the merger consideration to be received by ICO’s shareholders, divided by (2) ICO’s pro forma diluted shares outstanding. J.P. Morgan also calculated the implied equity value per share of ICO common stock pro forma for the proposed merger (as described above) and including the benefit resulting from a hypothetical 2.0% decrease in the discount rate used to calculate ICO’s stand-alone discounted cash flow implied equity value under the ICO management case.

These analyses yielded the following pro forma implied equity value accretion per share of ICO common stock:

Implied ICO Pro Forma
Value Accretion

ICO Management Case DCF equity value	19.0%
ICO Management Case DCF equity value based on 2% lower discount rate	23.0%

Other

J.P. Morgan conducted an analysis of the impact of the proposed transaction on the earnings per share of A. Schulman and noted that the transaction would be accretive to A. Schulman on a per share basis in fiscal year 2010.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to ICO or A. Schulman, and none of the selected transactions reviewed as described in the above summary was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of ICO and A. Schulman. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to ICO and A. Schulman and the transactions compared to the proposed merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the ICO board of directors in making its determination to approve the proposed merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the ICO board of directors with respect to the value of ICO, or of whether the ICO board of directors would have been willing to agree to different or other forms of consideration.

As part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by ICO as its financial advisor with respect to the proposed merger on the basis of such experience and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions.

J.P. Morgan has acted as financial advisor to ICO with respect to the proposed merger and will receive a fee of approximately $4.7 million from ICO for its services based on December 2, 2009 closing share prices, of which $4.5 million is contingent upon consummation of the proposed merger based on December 2, 2009 closing share prices. In addition, ICO has agreed to reimburse J.P. Morgan for it expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan and its affiliates for certain liabilities arising out of its engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other significant financial advisor or significant commercial or investment banking relationships with ICO. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with A. Schulman, for which J.P. Morgan and such affiliates received customary compensation. All such compensation payments made by A. Schulman to J.P. Morgan during the past two years were less than $1 million in the aggregate. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of A. Schulman, for which it receives customary compensation. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of ICO or A. Schulman for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Stock Ownership of Directors and Executive Officers of A. Schulman and ICO

For information regarding A. Schulman directors’ and executive officers’ ownership of A. Schulman securities, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

For information regarding ICO directors’ and executive officers’ ownership of ICO securities, see the section titled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 121.

Ownership of A. Schulman After the Merger

A. Schulman will issue 5,100,000 shares of A. Schulman common stock to ICO shareholders in the merger. After the completion of the merger, it is expected that there will be outstanding approximately 31.1 million shares of A. Schulman common stock. The shares of A. Schulman common stock to be issued to ICO shareholders in the merger will represent approximately 16% of the outstanding A. Schulman common stock after the merger on a fully diluted basis.

A. Schulman Board of Directors and Executive Officers After the Merger

Under the merger agreement, as of the effective time of the merger, the A. Schulman board of directors will take all actions as may be required to appoint Gregory T. Barmore and Eugene R. Allspach to A. Schulman’s board of directors. If either of these individuals declines or is unable to serve on the A. Schulman board of directors, A. Schulman and ICO will agree on a mutually acceptable candidate.

Gregory T. Barmore, age 68, has been Chairman of the ICO board of directors since October 2005, and has served on the ICO board of directors since June 2004. He is a member of ICO’s audit committee and ICO’s governance and nominating committee. Mr. Barmore has served on the board of directors of NovaStar Financial, Inc., a specialty finance company, since 1996. He also serves on the board of advisors of Thos. Moser Cabinetmakers (a privately held corporation). In addition, Mr. Barmore serves on the board of trustees of The Maine Maritime Museum and The Maine Island Trail Association. Mr. Barmore retired in 1997 as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held numerous executive level positions within the General Electric family of companies after commencing employment with GE in 1966. For fiscal year 2009, Mr. Barmore earned or was paid in cash an aggregate of $89,000 in fees as a director of ICO, which includes $3,000 in fees paid with respect to merger-related activities. No stock options or restricted stock were granted to Mr. Barmore in fiscal year 2009. During fiscal year

2009, Mr. Barmore was not a party to any related party transaction involving ICO and was not involved in any interlocking compensation committee relationship involving ICO.

Eugene R. Allspach, age 63, was elected by the ICO board of directors as a Class I director in October 2008. Mr. Allspach is a member of ICO’s compensation committee and ICO’s governance and nominating committee. Since 2003, Mr. Allspach has been the President of E. R. Allspach & Associates, LLC, which provides consulting services for new business development activities in the petrochemical industry. In addition, he serves as an advisory board member of The Plaza Group, a petrochemical marketing company. He previously served as President and Chief Operating Officer for Equistar Chemicals, L.P., a petrochemical company, from 1997 to 2002. Mr. Allspach has more than 35 years of experience in executive management, business development, manufacturing, operations, marketing and process engineering. In fiscal year 2009, Mr. Allspach earned or was paid in cash an aggregate of $42,000 in fees as a director of ICO. No stock options or restricted stock were granted to Mr. Allspach in fiscal year 2009. During fiscal year 2009, Mr. Allspach was not a party to any related party transaction involving ICO and was not involved in any interlocking compensation committee relationship involving ICO.

Information about the current A. Schulman directors and executive officers can be found in the documents incorporated by reference into this proxy statement/prospectus and listed in the section titled “WHERE YOU CAN FIND MORE INFORMATION” on beginning on page 124.

Interests of ICO Directors and Executive Officers in the Merger

When considering the recommendation of ICO’s board of directors with respect to the approval of the merger agreement, ICO shareholders should be aware that some of ICO’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of ICO shareholders generally. These interests and arrangements may create potential conflicts of interest. ICO’s board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement, approve the merger and recommend that ICO shareholders vote in favor of approval of the merger agreement.

Positions on A. Schulman Board of Directors After the Merger

Under the merger agreement, as of the closing date of the merger, the A. Schulman board of directors will take all actions as may be required to appoint Gregory T. Barmore and Eugene R. Allspach to A. Schulman’s board of directors. Messrs. Barmore and Allspach currently serve on the board of directors of ICO. For more information, see the section titled “THE MERGER — A. Schulman Board of Directors After the Merger” beginning on page 69.

Per Diem Board Fees in Connection with the Merger

Pursuant to ICO’s Non-Employee Director Cash Compensation Policy, when a board member is requested by the chairman of the board to participate in out of the ordinary management meetings or other unusual and time consuming circumstances that require out-of-town travel or significant efforts, the board member may be compensated with a stipend of $1,000 per day for such efforts. In connection with the events leading up to and surrounding the merger discussions with A. Schulman, including the hiring of financial and legal advisors, Messrs. Kumar Shah and Gregory T. Barmore were paid an aggregate of $21,000 and $8,000, respectively, pursuant to ICO’s policy.

Awards under ICO Incentive Equity Plans

As of the date of this proxy statement/prospectus, certain of ICO’s executive officers hold unvested options to purchase shares of ICO common stock. Any ICO stock options that are not exercised before the effective time of the merger will terminate at the effective time and the holders will be entitled, pursuant to the merger agreement, to receive the cash payments described above in the section titled “THE MERGER AGREEMENT — Treatment of Options to Acquire ICO Common Stock” beginning on page 85.

As of the date of this proxy statement/prospectus, certain of ICO’s directors and executive officers hold restricted shares of ICO common stock. At the effective time of the merger, all outstanding shares of ICO restricted common stock granted to such individuals under ICO’s incentive equity plans that are unvested and subject to restrictions or other similar conditions immediately prior to the effective time of the merger will become fully vested, the restrictions or conditions shall lapse upon the effective time of the merger and the restricted common stock will be converted into A. Schulman common stock and cash in the same manner as outstanding shares of ICO common stock that are not subject to vesting and such restrictions or conditions.

The following tables set forth with respect to each ICO director and certain designated executive officers as well as the other executive officers as a group, as of March 24, 2010: (i) the number of shares of ICO common stock underlying outstanding ICO unvested stock options; (ii) the spread value of these outstanding stock options to be paid in cash (i.e., the amount equal to the number of shares subject to such stock options multiplied by the excess of the merger consideration per share over the exercise price under such stock options); (iii) the number of shares of outstanding ICO unvested restricted common stock that will become vested as a result of the merger; and (iv) the value of the consideration that will be payable with respect to these shares of ICO restricted common stock consisting of cash and A. Schulman common stock. The values in the chart below assume that neither A. Schulman nor ICO issues additional shares of their common stock, that there are no cash payments deemed made in respect of dissenting shares of ICO common stock, that no ICO stock options are exercised between the date of this proxy statement/prospectus and the effective time of the merger and that ICO common stock options are cashed out at their “in the money” spread based on the March 24, 2010 closing price of A. Schulman’s common stock.

	Number of Shares			Aggregate Value of
	Underlying	Aggregate Spread	Number of Shares	Shares of
	Unvested ICO	of Unvested	of Unvested ICO	Unvested ICO
Executive Officers	Stock Options	ICO Stock Options	Restricted Stock	Restricted Stock

A. John Knapp, Jr.	—	$—	77,539	$648,226
Stephen E. Barkmann	16,250	$48,100	84,485	$706,295
Derek Bristow	10,000	$35,700	77,000	$643,720
Bradley T. Leuschner	—	$—	20,462	$171,062
Donald E. Parsons	7,500	$22,200	36,000	$300,960
Charlotte Fischer Ewart	—	$—	11,000	$91,960
TOTAL	33,750	$106,000	306,486	$2,562,223

	Number of Shares			Aggregate Value of
	Underlying	Aggregate Spread	Number of Shares	Shares of Unvested
	Unvested ICO	of Unvested	of Unvested ICO	ICO Restricted
Directors	Stock Options	ICO Stock Options	Restricted Stock	Stock

Gregory T. Barmore	—	—	9,000	$75,240
Eugene Allspach	—	—	—	$—
Eric O. English	—	—	24,000	$200,640
David E. K. Frischkorn, Jr.	—	—	24,000	$200,640
Daniel R. Gaubert	—	—	12,900	$107,844
Max W. Kloesel	2,500	$7,400	—	$—
Kumar Shah	—	—	12,900	$107,844
Warren W. Wilder	—	—	12,900	$107,844
TOTAL	2,500	$7,400	95,700	$800,052

Termination and Change in Control Provisions in Agreements

Each of A. John Knapp, Jr., Bradley T. Leuschner, Derek R. Bristow and Charlotte Fischer Ewart is a party to an employment agreement, and several of ICO’s other executive officers are parties to management change in control agreements that, among other things, provide for certain payments and benefits upon a qualifying termination of employment, including in connection with a change in control transaction such as the merger.

Employment Agreement with A. John Knapp, Jr.

Selected material terms of the employment agreement with Mr. Knapp are summarized below. The employment agreement of Mr. Knapp has an indefinite term and provides for a base salary of $280,000 per year. Mr. Knapp is eligible to receive an annual incentive bonus based upon a formula pre-approved by the board of directors which sums the bonuses awarded to the other members of the executive leadership team, divides the sum by the aggregate salaries of the other members of the executive leadership team, and multiplies the quotient by Mr. Knapp’s annual salary. The employment agreement with Mr. Knapp does not contain change in control provisions. If Mr. Knapp’s employment terminates with ICO for any reason, including without cause, pursuant to his employment agreement he will be entitled to receive compensation and benefits through the termination date, but no enhanced severance payment. Mr. Knapp is also a party to a change in control severance agreement, the material terms of which are described below.

Employment Agreement with Bradley T. Leuschner

Selected material terms of the employment agreement with Mr. Leuschner are summarized below. Mr. Leuschner’s employment agreement provides for a base salary of $230,000 per year. If Mr. Leuschner is terminated “for cause,” he will be entitled to a severance payment equal to 30 days of base salary. If Mr. Leuschner’s employment is terminated without cause, he will be entitled to compensation equal to 12 months of base salary. As defined by Mr. Leuschner’s agreement, termination “for cause” means the termination of Mr. Leuschner’s employment due to personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure or inability to perform his stated duties, willful violation of law, rule or similar violation (other than traffic violations or similar offenses), a material breach of his employment agreement that is not remedied within 10 days after notification of such breach, his death or a physical or mental disability that renders him fully unable to perform his duties for a period of two months. Mr. Leuschner has certain termination benefits in his employment agreement if certain circumstances occur after a change-in-control. If Mr. Leuschner’s employment is terminated under certain circumstances within 12 months following a change in control, he will be entitled to compensation equal to his then current annual base salary. In connection with a change in control, Mr. Leuschner’s employment is considered terminated when (i) his employment terminates for any reason other than “for cause;” (ii) he is required to relocate outside the Houston, Texas metropolitan area in order to continue his employment and elects to resign rather than relocate; (iii) he is required to commute to a location outside the Houston, Texas metropolitan area and elects to resign rather than so commute; (iv) his annual base salary is materially reduced or any other material benefit of his employment is materially reduced and he elects to resign rather than to continue employment with such compensation and benefits; or (v) there is any material diminution of his job description, job role, responsibilities, and/or scope of position and he elects to resign rather than to continue such employment in such position. Mr. Leuschner is also a party to a change in control severance agreement, the material terms of which are described below.

Employment Agreement with Derek R. Bristow

Selected material terms of the employment agreement with Mr. Bristow are summarized below. Mr. Bristow’s employment agreement provides for a base salary of $280,000 per year. Mr. Bristow’s employment agreement provides for certain payments in the event of the termination of his employment. His employment agreement does not provide for payments in connection with a change in control. Mr. Bristow’s employment agreement expires on September 30, 2012. In the event that Mr. Bristow’s employment with ICO is terminated during the term of his employment agreement as a result of his death or permanent disability resulting from any accident or incident beyond his control that occurs while he is traveling on ICO business or is in the course and scope of employment, or his employment is terminated during the term for any reason other than “for cause”, he will be entitled to: (i) his pro rata annual base salary through the date of termination of his employment, (ii) his prior fiscal year annual incentive cash bonus to the extent it has been earned and declared to him but has not yet been paid, and (iii) a severance payment equal to nine months (i.e., 75%) of his annual base salary. In the event that Mr. Bristow’s employment terminates during the term as a result of his voluntary resignation, termination by the ICO “for cause,” or death or permanent disability resulting from circumstances other than those described in the preceding clause, he will be entitled to compensation through the date of termination, and no enhanced severance payment. As defined in Mr. Bristow’s employment agreement, termination “for cause” means: (i) an act of dishonesty or fraud in relation to

ICO or any ICO entity; (ii) a knowing and material violation of ICO’s Code of Business Ethics or any other written policy of the ICO or applicable to ICO’s operations; (iii) a knowing and material violation of an applicable law, rule or regulation that exposes ICO to damages or liability (other than for reasonable business purposes); (iv) a material breach of fiduciary duty; or (v) conviction of a felony. Mr. Bristow is also a party to a change in control severance agreement, the material terms of which are described below.

Employment Agreement with Charlotte Fischer Ewart

Selected material terms of the employment agreement with Ms. Ewart are summarized below. Ms. Ewart’s employment agreement provides for a base salary of $230,000 per year. If Ms. Ewart is terminated “for cause,” she will be entitled to pro rata base salary through the date of termination. If Ms. Ewart is terminated without cause, she will be entitled to a severance payment equal to one times her base salary prior to such termination. As defined by Ms. Ewart’s agreement, termination “for cause” means the termination of Ms. Ewart’s employment due to acts of dishonesty or fraud, conviction of a felony, knowing violations of any of ICO’s written policies, violations of laws, rules or regulations that expose ICO to damages or liability, breach of fiduciary duty or applicable to ICO’s operations. Ms. Ewart is also a party to a change in control severance agreement, the material terms of which are described below.

Change in Control Severance Agreements

In August 2009, ICO’s Board of Directors approved a Change in Control Severance Plan , which is referred to as the CIC Plan, and approved entering into participation agreements with Messrs. Leuschner, Bristow, Parsons, Knapp, Barkmann and Ms. Ewart, pursuant to which those individuals would become eligible for severance benefits pursuant to the terms of the CIC Plan and their respective participant agreements. For the purpose of this proxy statement/prospectus, the CIC Plan and participant agreement subsequently entered into by each referenced individual is referred to as the individual’s change in control agreement.

The change in control agreements are for an initial term of three years. The executive will be entitled to severance benefits only: (1) if either (a) the executive is terminated without “cause” (as defined below), or (b) the executive elects to terminate his or her employment for “good reason” (as defined below); and (2) the termination occurs within (a) two years after a change in control or (b) during the time period between the date a letter of intent and/or transaction agreement relating to a business combination is executed by ICO, and the date when such business combination is consummated and/or the closing date. Under the change in control agreements, ICO is obligated to pay (a) an amount equal to two times the executive’s annual base salary as of the date when a change in control occurs, and (b) the executive’s premiums at the rate applicable for the executive’s and his or her dependents’ continued coverage under ICO’s medical and dental plans, pursuant to the Consolidated Omnibus Budget Reconciliation Act, for up to 12 months following termination. As defined in the change in control agreements, “cause” is defined as (i) action or inaction constituting fraud (as determined by the ICO board of directors); (ii) conviction of a felony, or of a crime involving moral turpitude, dishonesty or fraud; (iii) a knowing and material violation of any written policy of ICO, including without limitation ICO’s Code of Business Ethics; (iv) a material violation of an applicable law, rule, or regulation that results in, or that is reasonably possible to result in, ICO incurring significant expenses (including legal expenses), damages, or liability; (v) material breach of any fiduciary duties to ICO; or (vi) breach of any confidentiality, nonsolicitation or noncompetition provision of any agreement with ICO. As defined in the change in control agreements, “good reason” generally means any one or more of the following events arising without the express written consent of the executive: (i) a material diminution in the executive’s base compensation and benefits; (ii) a material diminution in the executive’s authority, duties, or responsibilities (following a change in control) (for all executives except Mr. Barkmann); or (iii) for purposes of the change in control agreements for Messrs, Knapp, Parsons, Leuschner and Ms. Ewart, a material change in the geographic location at which the executive must perform the services (which includes a change in the primary work location to a location that is more than 50 miles from its prior location), for purposes of Mr. Bristow’s change in control agreement, ICO requiring Mr. Bristow to move his primary residence to a location outside of the Brisbane, Australia area, and for purposes of Mr. Barkmann’s change in control agreement, a material change in the geographic location at which Mr. Barkmann must perform services (which includes a change in his primary work location to a location that is somewhere other than Bayshore Industrial in LaPorte, Texas), provided, however, that the executive must give notice within 30 days of the event potentially giving rise to “good reason” and must give ICO a 30-day opportunity to cure.

Pursuant to the terms of their change in control agreements, each executive officer will receive the greater and more favorable of each of the benefits provided to him or her by his or her employment agreement (if applicable), and under his or her change in control agreement.

The following table summarizes the estimated payout of ICO’s named executive officers and other executive officers as a group if their employment is terminated following a change in control transaction (excluding the effects of accelerated vesting of ICO stock options and restricted stock discussed above):

Estimated Payout on Change In Control and Involuntary Termination of Executive’s Employment

						Charlotte
	A. John	Stephen E.	Derek	Donald E.	Bradley T.	Fischer
	Knapp, Jr.	Barkmann	Bristow	Parsons	Leuschner	Ewart

Cash severance (multiple of annual base salary)	$560,000	$560,000	$560,000	$460,000	$460,000	$460,000
Continuation/reimbursement of health benefits	$16,200	$16,200	$8,160	$16,200	$16,200	$0
Total estimated change in control payout	$576,200	$576,200	$568,160	$476,200	$476,200	$460,000

Retention Agreement with Bradley T. Leuschner and Charlotte Fischer Ewart

ICO has entered into retention agreements with Mr. Leuschner and Ms. Ewart, selected material terms of which are summarized below. Mr. Leuschner’s and Ms. Ewart’s retention agreements provide that they will each be paid a minimum retention bonus of $55,000 and $50,000, respectively, and up to $90,000 and $80,000, respectively, within 10 business days after the closing of the merger. In the event either Mr. Leuschner or Ms. Ewart is terminated by ICO without cause between December 8, 2009 and the closing of the merger, the referenced retention bonus will still be paid within 10 business days after the closing of the merger occurs. “Cause” is as defined by Mr. Leuschner’s and Ms. Ewart’s change in control agreement. The retention bonus is in addition to, and not in lieu of, any payment that either Mr. Leuschner or Ms. Ewart is entitled to receive under their employment agreements and/or change in control agreements. Mr. Leuschner and Ms. Ewart are entitled to receive the retention bonus following the closing of the merger, so long as each (i) faithfully performs all duties and responsibilities related to employment with ICO, (ii) does not resign form employment with ICO, (iii) is not terminated by ICO for cause and (iv) complies with all ICO policies and any agreements either Mr. Leuschner or Ms. Ewart may have with ICO, including all duties regarding conflict of interest, fiduciary duties and all non-disclosure, non-solicitation and non-competition obligations for the benefit of ICO.

Aggregate Potential Compensatory Payments and Benefits

A summary of the aggregate amount of compensatory payments and benefits that all executive officers and directors could receive as a result of the merger is set forth below. These compensatory payments, which are in addition to any cash and A. Schulman common stock that each individual will receive as a common shareholder of ICO, include: (i) per diem board fees paid in cash for two board members who were requested by the chairman of the board to participate in out-of-the-ordinary meetings and other time consuming circumstances requiring out-of-town travel or significant efforts; (ii) the value of the spread of unvested unexercised stock options to be paid in cash and the value of unvested restricted stock that will be exchanged for merger consideration consisting of cash and A. Schulman common stock, in each case that will become vested as a result of the merger; (iii) estimated payouts to be paid in cash if, and only if, the employment of the executive officer is terminated following the merger; and (iv) maximum payments in cash under retention agreements after the closing of the merger. Amounts presented below are based upon the closing price of A. Schulman’s common stock on March 24, 2010. The values in the chart below assume that neither A. Schulman nor ICO issues additional shares of their common stock, that there are no cash payments deemed made in respect of dissenting shares of ICO common stock, that no ICO stock options are exercised between the date of this proxy statement/prospectus and the effective time of the merger and that ICO common stock options are cashed out at their “in the money” spread based on the March 24, 2010 closing price of A. Schulman’s common stock.

Aggregate Compensatory Payments as a Result of the Merger

					Maximum
		Value of	Value of	Estimated	Payments		Portion of
	Per Diem	Unvested	Unvested	Payment Upon	Under		Total Paid
	Board	Stock	Restricted	Termination of	Retention		or Payable
	Fees	Options	Stock	Employment	Agreements	Total	in Cash

Executive Officers
A. John Knapp, Jr.	—	—	$648,226	$576,200	—	$1,224,426	$857,667
Stephen E. Barkmann	—	$48,100	$706,295	$576,200	—	$1,330,595	$930,981
Derek Bristow	—	$35,700	$643,720	$568,160	—	$1,247,580	$883,370
Bradley T. Leuschner	—	—	$171,062	$476,200	$90,000	$737,262	$640,477
Donald E. Parsons	—	$22,200	$300,960	$476,200	—	$799,360	$629,080
Charlotte Fischer Ewart	—	—	$91,960	$460,000	$80,000	$631,960	$579,930

Directors
Gregory T. Barmore	$8,000	—	$75,240	—	—	$83,240	$40,670
Eugene Allspach	—	—	$0	—	—	$0	$0
Eric O. English	—	—	$200,640	—	—	$200,640	$87,120
David E. K. Frischkorn, Jr.	—	—	$200,640	—	—	$200,640	$87,120
Daniel R. Gaubert	—	—	$107,844	—	—	$107,844	$46,827
Max W. Kloesel	—	$7,400	$0	—	—	$7,400	$7,400
Kumar Shah	$21,000	—	$107,844	—	—	$128,844	$67,827
Warren W. Wilder	—	—	$107,844	—	—	$107,844	$46,827
Directors and Executive Officers Total	$29,000	$113,400	$3,362,275	$3,132,960	$170,000	$6,807,635	$4,905,295

Retention Pool and Bonus Awards

The merger agreement permits ICO to establish a retention pool of up to $700,000 for the purpose of retaining the services of certain ICO employees. The merger agreement also permits ICO to pay up to $1.1 million in annual incentive bonuses for the fiscal year ended September 30, 2009 and to establish an annual incentive program for ICO employees of up to $1.45 million with respect to the fiscal year ending September 30, 2010. If any ICO employee’s employment is terminated (other than for cause) prior to completion of the fiscal year ending September 30, 2010, such employee will be entitled to receive, based on the number of days worked during fiscal year 2010, the pro rata portion of the bonus payment, if any, that such employee would have received if such employee remained employed through completion of fiscal year 2010.

Indemnification and Insurance

For a period of six years after closing of the merger, A. Schulman will indemnify and advance expenses to each present and former director and officer of ICO against liabilities arising out of that person’s services for ICO whether occurring before or after the effective time of the merger. A. Schulman will maintain directors’ and officers’ liability insurance for a period of six years after closing of the merger to cover ICO’s directors and officers or, at A. Schulman’s option, A. Schulman will purchase a six-year tail policy to satisfy this insurance requirement. For a more complete description of this obligation, see the discussion provided at the section titled “THE MERGER AGREEMENT — Indemnification and Insurance” beginning on page 95.

Listing of A. Schulman Common Stock and Delisting of ICO Common Stock

It is a condition to the merger that the A. Schulman common stock issuable in connection with the merger be approved for listing on the NASDAQ subject to official notice of issuance. A. Schulman common stock is currently traded on the NASDAQ under the symbol “SHLM.” If the merger is completed, ICO common stock will no longer be listed on the NASDAQ and will be deregistered under the Exchange Act, and ICO may no longer file periodic reports with the SEC.

Appraisal Rights of Dissenting ICO Shareholders

By following the specific procedures set forth in the TBOC, ICO shareholders have a statutory right to dissent from the merger. If the merger is approved and consummated, any ICO shareholder who properly perfects his, her or its rights of dissent and appraisal will be entitled, upon completion of the merger, to receive an amount of cash equal to the fair value of his, her or its shares of ICO common stock rather than receiving the merger consideration in the merger agreement. The following summary of the material provisions of the TBOC relating to the statutory rights of dissent and appraisal is not a complete statement of statutory rights of dissent and appraisal, and this summary is qualified by reference to the applicable provisions of the TBOC, which are reproduced in full in Annex C to this proxy statement/prospectus. An ICO shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its rights of dissent and appraisal.

Any ICO shareholders who desire to dissent, each of which are referred to as a dissenting shareholder and collectively as dissenting shareholders, from the merger must vote against the approval of the merger agreement. A vote against the merger alone is insufficient to perfect an ICO shareholder’s rights of dissent and appraisal. To perfect his, her or its rights, the dissenting shareholder must give ICO written notice that is: (1) addressed to ICO’s president and secretary; (2) demands payment of the fair value of the shares of ICO common stock for which the rights of dissent and appraisal are sought; (3) provides an address to which notice by ICO to the dissenting shareholder may be sent; (4) states the number and class of ICO shares of common stock owned by the dissenting shareholder; and (5) states the dissenting shareholder’s estimate of the fair value of the shares of ICO common stock. Such demand notice must be delivered to ICO at its principal executive offices prior to the special meeting. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of ICO common stock to ICO at its principal executive offices for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will, at the option of ICO or A. Schulman, as the case may be, lose their rights to dissent and appraisal unless a court, for good cause shown, directs otherwise.

If the merger is effected, each ICO shareholder who sent notice to ICO as described above and who votes against the merger will be deemed to have dissented from the merger. A. Schulman will be responsible for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected.

The fair value of the shares of ICO common stock shall be the value thereof as of the date immediately preceding the date of the special meeting at which the merger agreement was approved, excluding any appreciation or depreciation in anticipation of the merger.

Within 20 days after receipt of a dissenting shareholder’s demand notice as described above, ICO (if prior to the effective time of the merger) or A. Schulman (if after the effective time of the merger) shall respond to the dissenting shareholder in writing by:

(1) accepting the amount claimed in the demand notice as the fair value of shares of ICO common stock, and A. Schulman will pay such amount within 90 days after the effective time of the merger as long as the dissenting shareholder delivers endorsed certificates representing his, her or its shares of ICO common stock; or

(2) rejecting the demand and including an estimate of the fair value of the shares of ICO common stock together with an offer to pay such amount for a period of at least 60 days after the offer is delivered to the dissenting shareholder; and if the dissenting shareholder accepts such offer or if the parties reach an agreement on the fair value of the shares of ICO common stock, A. Schulman will pay the accepted or agreed amount not later than 60 days after the date the offer is accepted or the agreement is reached as long as the dissenting shareholder delivers endorsed certificates representing his, her or its shares of ICO common stock.

In either case, the dissenting shareholder shall cease to have any ownership interest in ICO following payment.

If the dissenting shareholder and A. Schulman cannot agree on the fair value of the shares within 60 days after the offer described above is first delivered, the dissenting shareholder or A. Schulman may, within 60 days after the expiration of the initial 60 day period, file a petition in an appropriate court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder’s shares of ICO common stock. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the TBOC and have become entitled to payment for the fair value of their shares of ICO common stock and shall appoint one or more qualified appraisers to determine the fair value of such shares of ICO common stock. The appraiser shall determine such value and file a report with the court. Any party may object to all or part of an appraisal report. The court shall then in its judgment determine the fair value of such shares of ICO common stock, which judgment shall be binding on both A. Schulman and on all dissenting shareholders receiving notice of the hearing. The judgment shall be payable upon the surrender to A. Schulman of the certificates representing shares of ICO common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in ICO or such shares of ICO common stock. All court costs and fees of the appraisers shall be allotted between the parties in a manner that the court determines is fair.

Any dissenting shareholder who has made a written demand for payment of the fair value of his, her or its shares of ICO common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory rights of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder’s statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares of ICO common stock or money damages to the shareholder with respect to such shares of ICO common stock.

Any dissenting shareholder who has made a written demand for payment of the fair value of his, her or its shares of ICO common stock may withdraw such demand at any time before payment for his, her of its shares of ICO common stock or before a petition has been filed with an appropriate court for determination of the fair value of such shares of ICO common stock. If (i) a dissenting shareholder withdraws his, her or its demand notice, (ii) a dissenting shareholder loses the right to relief as a dissenting shareholder, (iii) a dissenting shareholder has not filed a petition timely with an appropriate court seeking relief as to the determination of the fair value of such shares of ICO common stock, or (iv) a court determines that the dissenting shareholder is not entitled to elect to dissent from the merger, such dissenting shareholder shall lose the right of dissent and appraisal and the dissenting shareholder’s shares of ICO common stock will represent the right to receive the merger consideration.

Conditions to Completion of the Merger

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	approval of the merger agreement by the ICO shareholders at the special meeting;

•	expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act;

•	making or obtaining consents, approvals, and actions of, filings with and notices to, the governmental entities required to consummate the merger and the other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in a material adverse effect on A. Schulman or ICO;

•	absence of any order or law of any governmental entity preventing the consummation of the merger;

•	approval for listing of A. Schulman common stock to be issued in the merger on the NASDAQ upon official notice of issuance;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order, or proceeding seeking a stop order, by the SEC suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	accuracy of each party’s representations and warranties in the merger agreement, except as would not reasonably be expected to have or result in a material adverse effect on the party making the representations;

•	performance in all material respects of each party’s covenants set forth in the merger agreement required to be performed by it at or prior to the closing date of the merger;

•	receipt by each of A. Schulman and ICO of a tax opinion, dated as of the closing date of the merger, to the effect that the merger will constitute a reorganization and that such party will be a party to such reorganization for United States federal income tax purposes; and

•	delivery by both parties of customary officer’s certificates.

Regulatory Approvals

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on December 18, 2009. On January 18, 2010, the FTC granted an early termination of the waiting period under the HSR Act without the imposition of any conditions or restrictions on the consummation of the merger. For more information, see the sections titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 97 and “THE MERGER AGREEMENT — Cooperation; Regulatory, Antitrust and Other Required Approvals and Clearances” beginning on page 94.

A. Schulman Dividend Policy

The A. Schulman board of directors approves all dividend recommendations.

Under the merger agreement, A. Schulman has agreed that, prior to the effective time of the merger, it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of A. Schulman to its parent and other than regular quarterly cash dividends with respect to A. Schulman common stock not in excess of $0.15 per share.

Financing of the Merger

A. Schulman’s obligation to complete the merger is not subject to any financing contingency. A. Schulman intends to pay the cash portion of the merger consideration out of available liquidity. The completion of the merger does not depend on financing from a third party.

Accounting Treatment of the Merger

The merger will be accounted for as a business combination using the “acquisition” method of accounting as that phrase is used under United States generally accepted accounting principles, for accounting and financial reporting purposes. A. Schulman will be the acquirer for financial accounting purposes.

Litigation Related to the Merger

ICO and A. Schulman are aware of two lawsuits and ICO has received two demand letters involving the merger and the transactions contemplated by the merger agreement. They are as follows:

Lawsuits

Fred Wilebski v. Gregory T. Barmore, et al., Cause No. 2009-77782, in the 152nd Judicial District Court of Harris County, Texas. On December 7, 2009, plaintiff filed this suit against ICO, all of its directors and A. Schulman as a class action on behalf of all ICO’s shareholders except those affiliated with any of the defendants. On January 12, 2010, plaintiff filed an amended petition, which purports to bring claims derivatively on behalf of ICO. Plaintiff alleges that the director defendants breached their fiduciary duties, including duties of loyalty, due care, independence, good faith and fair dealing, and wasted ICO’s assets. Plaintiff claims that the consideration to be paid to ICO’s shareholders under the merger agreement is unfair and inadequate; that the termination fee and deal protection provisions of the merger agreement are unfair, unreasonable, and/or improper; and that the directors failed to ensure a fair and proper process to maximize value for all ICO’s shareholders and wasted corporate assets.

Plaintiff further maintains that the Form S-4 Registration Statement filed by A. Schulman with the SEC in connection with the merger fails to provide ICO’s shareholders with material information and/or provides them with materially misleading information. Plaintiff brings additional claims for aiding and abetting against the defendants and A. Schulman. Plaintiff generally seeks:

•	to enjoin the defendants from effectuating the merger or, in the event that the transaction is consummated, to rescind it or award rescissory damages;

•	monetary damages on behalf of ICO against the defendants for all losses and/or damages suffered by ICO; and

•	attorney’s fees and expert fees.

On January 14, 2010, counsel for Mr. Wilebski filed a motion seeking expedited proceedings and discovery.

On January 19, 2010, the defendants answered the lawsuit. On January 20, 2010, the ICO board of directors formed a Special Litigation Committee, composed of three disinterested, independent directors, to investigate, analyze and evaluate the allegations and claims asserted in Wilebski’s lawsuit and the shareholder demand letters referenced below, and with respect to any related, amended or other demand letters or lawsuits containing similar or related claims that may be filed or made in the future. The members of the Special Litigation Committee are Eric O. English, David E. K. Frischkorn, Jr., and Daniel R. Gaubert, with Mr. English serving as Chairman.

On January 25, 2010, ICO filed a statement pursuant to section 21.555(b) of the TBOC advising the Court, plaintiff, and all interested parties that it had established a Special Litigation Committee and commenced an inquiry into the allegations asserted in Mr. Wilebski’s amended petition to determine what actions, if any, ICO should take. On the same day, ICO filed a motion to stay proceedings in this action pursuant to the mandatory and automatic stay provision under section 21.555 of the TBOC, which was later joined by A. Schulman. Counsel for Mr. Wilebski filed his opposition to the motion on January 28, 2010.

On February 18, 2010, the parties entered into a letter agreement setting forth their agreement in principle to settle the lawsuit. The letter agreement provides for additional disclosures to be included in amendments to this proxy statement/prospectus, and provides that those disclosures will satisfy and resolve entirely Mr. Wilebski’s claims with respect to the merger. The letter agreement further provides that the parties will negotiate regarding attorneys’ fees and expenses to be paid by or on behalf of ICO for which Mr. Wilebski’s counsel may apply to the court. The settlement is subject to the preparation and execution of a definitive settlement agreement and approval of the settlement by the court.

David Mraud v. A. John Knapp, et al., Cause No. 2009-79556, in the 127th Judicial District Court of Harris County, Texas. On December 15, 2009, plaintiff brought this action derivatively on behalf of ICO against all of its directors, A. Schulman, Wildcat and ICO (as nominal defendant), alleging, among other things, breach of ICO’s board of directors’ fiduciary duties and that the consideration to be received by ICO’s shareholders is inadequate. ICO’s board of directors had received a demand letter dated December 4, 2009, from counsel for Mr. Mraud, also alleging breaches of fiduciary duties by the board, and that the merger consideration is inadequate, and demanding that the board take action to remedy the claimed breaches of fiduciary duty. On February 3, 2010, the lawsuit filed on behalf of Mr. Mraud was nonsuited.

Demand Letter.  ICO’s board of directors received a demand letter dated December 4, 2009, regarding the merger from counsel for a shareholder of ICO (this letter was separate from plaintiff David Mraud’s demand letter of the same date referenced above). The letter states, among other things, that the consideration to be paid to ICO’s shareholders under the merger agreement is inadequate and that ICO’s board of directors breached fiduciary duties to the shareholders and was motivated by its self interest in approving the merger. The letter demands that ICO’s board of directors initiate a lawsuit against the members of ICO’s board of directors and A. Schulman.

Material United States Federal Income Tax Consequences

The following summary of the material United States federal income tax consequences of the merger to U.S. holders of ICO common stock and to U.S. holders of A. Schulman common stock, subject to the limitations, qualifications and assumptions set forth herein, is the opinion of Jones Day and Baker Botts, L.L.P. insofar as it constitutes statements of United States federal income tax law or legal conclusions. The opinions of counsel are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations, and assumptions upon which the opinions are based. The summary is based on the Code, the Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect, and to differing interpretations.

For purposes of this discussion, the term “U.S. holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If a partnership holds ICO common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding ICO common stock, the U.S. holder should consult its tax advisors.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of ICO common stock who are subject to special treatment under United States federal income tax law (including, for example, holders who are not U.S. holders, financial institutions, traders in securities who elect to apply the mark-to-market method of accounting, dealers in securities or currencies, insurance companies, tax-exempt entities, mutual funds, holders who acquired ICO common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who hold ICO common stock as part of a hedge, straddle or conversion transaction or other risk-reduction transaction, holders who are subject to the alternative minimum tax and holders who do not hold their shares of ICO common stock as a capital asset). This summary does not address the tax consequences of any transaction other than the merger. This summary does not address the tax consequences to any person who actually or constructively owns 5% or more of A. Schulman common stock or ICO common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options or warrants to purchase A. Schulman common stock or ICO common stock, or holders of debt instruments convertible into A. Schulman common stock or ICO common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-United States laws.

The obligations of A. Schulman and ICO to consummate the merger as currently anticipated are conditioned on the receipt of opinions of their respective tax counsel, Jones Day (as to A. Schulman) and Baker Botts (as to ICO), dated the effective date of the merger, each referred to as a tax opinion, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that ICO and A. Schulman will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Each of the tax opinions will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel may rely upon representations and covenants, including those contained in certificates of officers of A. Schulman and ICO. Although the merger agreement allows each of A. Schulman and ICO to waive this condition to closing, neither A. Schulman nor ICO currently anticipates doing so.

Neither the tax opinions nor the discussion that follows is binding on the Internal Revenue Service, referred to as the IRS, or the courts. In addition, the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusion expressed in the tax opinions or the discussion below, or that a court will not sustain such a challenge.

United States Federal Income Tax Consequences to U.S. Holders of A. Schulman Stock Who Do Not Hold Any ICO Stock

Because holders of A. Schulman common stock will retain their common stock in the merger, holders of A. Schulman common stock who do not hold any shares of ICO common stock will not recognize gain or loss upon the merger. Holders of A. Schulman common stock will not experience any change to their adjusted basis or holding period of A. Schulman common stock.

United States Federal Income Tax Consequences to U.S. Holders of ICO Stock

A holder of ICO common stock who receives cash and A. Schulman common stock in the merger will recognize a gain equal to the lesser of (i) the excess of the sum of the fair market value of the A. Schulman common stock received by the holder in exchange for ICO common stock (including fractional shares deemed received and redeemed as described below) and the amount of cash received by the holder (excluding any cash received in lieu of fractional shares) in exchange for ICO common stock over the holder’s tax basis in the ICO common stock and (ii) the amount of cash received by the holder in exchange for ICO common stock (excluding any cash received in lieu of fractional shares). No loss will be recognized by holders of ICO common stock in the merger, except, possibly, in connection with the receipt of cash in lieu of fractional shares, as discussed below. Any gain recognized by a holder of ICO common stock will be long-term capital gain if the holder’s holding period of the ICO common stock is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The aggregate tax basis of the A. Schulman common stock received (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate tax basis of the ICO common stock surrendered, reduced by the amount of cash the holder of ICO common stock received (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the holder of ICO common stock recognizes, but excluding any gain from the deemed receipt and redemption of fractional shares described below. The holding period of A. Schulman common stock received by a holder of ICO common stock in the merger (including fractional shares deemed received and redeemed as described below) will include the holding period of the holder’s ICO common stock.

Cash received by a holder of ICO common stock in lieu of fractional shares will be treated as if the holder received the fractional shares in the merger and then received the cash in redemption for of the fractional shares. The holder should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the holder’s tax basis allocable to the fractional shares. Such capital gain or loss will be long-term if the ICO common stock exchanged in the merger has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding may apply with respect to the consideration received by a holder of ICO common stock in the merger unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A holder of ICO common stock who does not provide A. Schulman (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Reporting Requirements

U.S. holders of ICO common stock receiving A. Schulman common stock in the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least five percent (by vote or value) of the total outstanding ICO common stock before the merger are subject to certain additional reporting requirements with respect to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents to which we have referred you. You should also review the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between A. Schulman and ICO with respect to the merger. The merger agreement contains representations and warranties made by A. Schulman and Wildcat, on the one hand, and ICO, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, the merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, among A. Schulman, Wildcat, and ICO. Following the completion of the merger, each ICO shareholder is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such ICO shareholder is entitled. In the event of termination of the merger agreement, any party to the merger agreement may seek damages under the merger agreement in the case of a willful and material breach of the merger agreement by the other parties (and the damages sought by ICO may be based on the consideration payable to ICO shareholders pursuant to the merger agreement and may include the benefit of the bargain lost by ICO shareholders, including lost shareholder premium).

Second, the representations and warranties are qualified in their entirety by certain information each of A. Schulman and ICO filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that each of A. Schulman and ICO prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by A. Schulman and Wildcat, on the one hand, and ICO, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties, except for: (i) certain limited representations and warranties that must be true and correct in all respects; and (ii) certain limited representations and warranties that must be true and correct in all respects, excluding any de minimis inaccuracies therein.

The merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, among A. Schulman, Wildcat, and ICO. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this proxy statement/prospectus). A. Schulman and ICO will provide additional disclosure in their public reports of any material information necessary to provide ICO’s shareholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this proxy statement/prospectus, neither A. Schulman nor ICO is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties, or covenants in the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings A. Schulman and ICO publicly file with the SEC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings A. Schulman and ICO make with the SEC, as described in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

The Merger; Closing

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the TBOC, at the effective time of the merger, ICO will merge with and into Wildcat. The separate corporate existence of ICO will cease.

The closing of the merger will occur at a date and time agreed by the parties, but no later than the second business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction or wavier of such conditions) have been satisfied or waived, unless the parties agree on another time. A. Schulman and ICO expect to complete the merger in the spring of 2010. However, they cannot assure you that such timing will occur or that the merger will be completed as expected.

As soon as practicable on the closing date of the merger, Wildcat or ICO will file a certificate of merger with the Secretary of State of the State of Texas. The effective time of the merger will be the time the certificate of merger is accepted by the Secretary of State of the State of Texas or at a later time or on the occurrence of a future event or fact upon which A. Schulman and ICO may agree and specify in the certificate of merger.

Managers and Officers of the Surviving Company

The managers of Wildcat immediately prior to the effective time of the merger will be the managers of the company surviving the merger of ICO and Wildcat until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Wildcat immediately prior to the effective time of the merger will be the officers of the surviving company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

A. Schulman Board of Directors; Certain Officers

As of the effective time of the merger, the board of directors of A. Schulman will take all actions as may be required to appoint current ICO directors Gregory T. Barmore and Eugene R. Allspach to vacancies or newly-created seats on A. Schulman’s board of directors, to serve until such persons’ respective successors have been duly elected and qualified or until the earlier of their death, resignation or removal in accordance with the amended certificate of incorporation and bylaws of A. Schulman and applicable law. Notwithstanding the foregoing, if, prior to the effective time of the merger, either designee declines or is unable to serve, A. Schulman and ICO will agree on mutually acceptable replacement designees.

Certificate of Formation and Limited Liability Company Agreement of the Surviving Company

The certificate of formation of Wildcat, as in effect immediately prior to the completion of the merger, will be the certificate of formation of the surviving company until changed or amended. The limited liability company agreement of Wildcat, as in effect immediately prior to the completion of the merger, will be the limited liability company agreement of the surviving company until changed or amended.

Merger Consideration

The merger agreement provides that at the effective time of the merger each issued and outstanding share of ICO common stock (other than shares of ICO common stock held in treasury by ICO, owned by A. Schulman or held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal in accordance with the TBOC) will be converted into the right to receive a number of shares of A. Schulman common stock and an amount of cash, in each case as described below. In our discussion we refer to the number of shares of A. Schulman common stock to be received for each share of ICO common stock being converted as the per share stock consideration, and we refer to the amount of cash to be received for each share of ICO common stock being converted as the per share cash consideration. We refer to the per share stock consideration and the per share cash consideration together as the “merger consideration.”

In the merger, A. Schulman will issue an aggregate of 5,100,000 shares of its common stock and will pay an aggregate of $105,000,000 in cash with respect to all of ICO’s outstanding shares of common stock and other equity interests, including unexercised ICO stock options. As described below, the actual per share stock consideration and per share cash consideration to be paid to ICO shareholders cannot be determined until the effective time of the merger. We intend to announce these amounts when they are known.

Cash Consideration

The per share cash consideration will be an amount equal to the quotient, rounded down to the nearest whole cent, of:

•	$105 million less (1) amounts paid or to be paid with respect to outstanding ICO stock options (as described below), (2) cash amounts paid or to be paid by ICO to purchase, redeem or otherwise acquire any shares of ICO common stock or other equity securities (including ICO stock options) of ICO or its subsidiaries, in each case, after the date of the merger agreement and prior to the effective time of the merger, and (3) amounts to be paid with respect to holders of shares of ICO common stock that properly exercise rights of dissent and appraisal; divided by

•	the number of outstanding shares of ICO common stock as of immediately prior to the effective time of the merger.

The amounts paid or to be paid with respect to outstanding ICO stock options will be equal to the aggregate amount of cash that the holders of outstanding ICO stock options that have not been exercised prior to the effective time of the merger have the right to receive from the surviving company. Please see the discussion provided under the section titled “— Treatment of Options to Acquire ICO Common Stock” beginning on page 85.

The amounts to be paid with respect to holders of shares of ICO common stock that properly exercise rights of dissent and appaisal will be equal to the product of the number of shares of ICO common stock held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal in accordance with the TBOC multiplied by the sum of (i) the per share cash consideration calculated as if there were no such dissenting shares and (ii) the product of the exchange ratio calculated as if there were no such dissenting shares multiplied by the average closing price of shares of A. Schulman common stock.

For all purposes (other than with respect to the portion of the calculation that includes amounts paid or to be paid with respect to outstanding ICO stock options), the number of outstanding shares of ICO common stock will be equal to the number of shares of ICO common stock issued and outstanding as of the time of the calculation (ignoring shares of ICO common stock held in treasury by ICO or owned by A. Schulman, each of which will be canceled) less shares of ICO common stock held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal.

For all purposes (other than with respect to the portion of the calculation that includes amounts paid or to be paid with respect to outstanding ICO stock options), including the calculation of the per share stock consideration discussed below, the average closing price of shares of A. Schulman common stock will be the average closing price for a share of A. Schulman common stock as reported on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative sources) for the 10 consecutive trading days ending with the fifth complete trading day prior to, but not including, the closing date of the merger.

For all purposes, including the calculation of the per share stock consideration discussed below, the exchange ratio will be equal to the quotient of (a) 5,100,000 shares of A. Schulman common stock divided by (b) the number of outstanding shares of ICO common stock as of immediately prior to the effective time of the merger.

Stock Consideration

The stock consideration to be paid for each share of ICO common stock will be a number of shares of A. Schulman common stock equal to the exchange ratio.

Because the amount of cash to be paid and the number of shares of A. Schulman common stock to be issued in the merger are fixed, and because the holders of ICO common stock that properly exercise rights of dissent and appraisal and unexercised “in the money” ICO stock options will be paid only in cash in respect of their shares or options, the cash consideration per share and the stock consideration per share that ICO shareholders will be entitled to receive will depend on the closing price of A. Schulman common stock, the number of dissenting shares of ICO common stock and the number of unexercised “in the money” ICO stock options that remain outstanding at the effective time of the merger. For example, a higher average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a higher market value and less cash consideration. Conversely, a lower average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a lower market value and more cash consideration.

No assurance can be given that the current market value of A. Schulman common stock will be equivalent to the market value of A. Schulman common stock on the date that the merger consideration is received by an ICO shareholder or at any other time. The actual market value of the A. Schulman common stock received by ICO shareholders depends upon the market value of A. Schulman common stock upon receipt, which may be higher or lower than the market price of A. Schulman common stock on the date the merger was announced, on the date that this proxy statement/prospectus is mailed to ICO shareholders or on the date of the special meeting.

Treatment of Options to Acquire ICO Common Stock

Each option to acquire a share of ICO common stock outstanding immediately prior to the effective time of the merger that is not otherwise exercisable will become exercisable and, if the holder so elects, will be exercised as of immediately prior to the effective time of the merger. Upon the exercise of an option, the ICO common stock underlying that option will be converted into the right to receive the merger consideration reduced by applicable tax withholdings and the exercise price of that option.

Each ICO stock option outstanding immediately prior to the effective time of the merger that is not exercised will terminate at the effective time of the merger, and the holder of that option will be entitled to receive an amount in cash equal to the product of: (i) the number of shares of ICO common stock previously underlying such ICO stock option; and (ii) the excess, if any, of (A) the sum of (1) the cash consideration, as defined below, and (2) the product of the average closing price of shares of A. Schulman common stock, as defined in the section titled “— Merger Consideration” beginning on page 83, multiplied by the exchange ratio, as defined below, over (B) the exercise price per share previously underlying such ICO stock option, without interest and reduced by any applicable withholding.

For purposes of calculating the consideration payable per share of common stock underlying an unexercised ICO stock option, the cash consideration will be an amount equal to the quotient, rounded down to the nearest whole cent, of: (a) $105 million less (i) cash amounts paid or to be paid by ICO to purchase, redeem or otherwise acquire any shares of ICO common stock or other equity securities (including ICO stock options) of ICO or its subsidiaries, in each case, after the date of the merger agreement and prior to the effective time of the merger, and (ii) amounts to be paid with respect to dissenting shares of ICO common stock, as defined in the section titled “— Merger Consideration” beginning on page 83; divided by (b) the number of shares of ICO common stock issued and outstanding as of immediately prior to the time of the merger (ignoring shares of ICO common stock held in treasury by ICO or owned by A. Schulman, each of which will be canceled), calculated on a fully diluted basis using the treasury stock method, less shares of ICO common stock held by any ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal.

For purposes of calculating the consideration payable per share of common stock underlying an unexercised ICO stock option, the exchange ratio will be equal to 5,100,000 shares of A. Schulman common stock divided by the number of shares of ICO common stock issued and outstanding as of immediately prior to the time of the merger (ignoring shares of ICO common stock held in treasury by ICO or owned by A. Schulman, each of which will be canceled), calculated on a fully diluted basis using the treasury stock method, less shares of ICO common stock held by any dissenting ICO shareholder that has properly exercised his, her or its rights of dissent and appraisal.

As noted above, because unexercised “in the money” stock options will expire at the effective time of the merger and the holders thereof will become entitled to a cash payment from the $105 million of cash consideration, for each share of ICO common stock subject to the option equal to the excess of the value of the merger consideration over the exercise price under the option, the amount of cash consideration available to ICO shareholders will be reduced to the extent that “in the money” stock options are not exercised prior to the effective time of the merger. In addition, the amount of cash paid in respect of unexercised “in the money” stock options will increase with increases in the average closing price of shares of A. Schulman common stock. Conversely, to the extent that stock options are exercised between the date of this proxy statement/prospectus and the effective time of the merger, additional shares will be outstanding, and the holders thereof will be entitled to receive both the per share cash consideration and per share stock consideration in connection with the merger, reduced by applicable tax withholdings and the exercise prices of those options.

For additional information regarding the treatment of equity awards in the merger and the interests of the directors and executive officers of ICO in the merger, see the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.

Treatment of ICO Restricted Shares

Each outstanding share of restricted ICO common stock outstanding immediately prior to the merger will become fully vested and will be converted into the right to receive the merger consideration reduced by applicable tax withholdings. For additional information regarding the treatment of equity awards in the merger and the interests of the directors and executive officers of ICO in the merger, see the section titled “THE MERGER — Interests of ICO Directors and Executive Officers in the Merger” beginning on page 70.

Fractional Shares

No fractional shares of A. Schulman common stock will be issued in the merger. Instead, holders of ICO common stock who would otherwise be entitled to receive a fractional share of A. Schulman common stock will receive an amount in cash (rounded up to the nearest whole cent and without interest) determined by multiplying the fractional share interest by the average closing price for a share of A. Schulman common stock as reported on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the 10 consecutive trading days ending with the fifth complete trading day prior to, but not including, the closing date.

Rights of Dissent and Appraisal

Shares of ICO common stock held by any ICO shareholder who properly demands payment of the fair value of his, her or its shares in compliance with the provisions of § 10.356 of the TBOC, will not be converted into the right to receive the merger consideration. ICO shareholders properly exercising such rights will be entitled to payment as further described above under the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76. However, if any ICO shareholder shall have failed to establish entitlement to relief as a dissenting shareholder (under the TBOC), shall have effectively withdrawn demand for relief as a dissenting shareholder (under §10.357 of the TBOC) or lost the right to relief as a dissenting shareholder (under §10.356 of the TBOC), or shall have failed to file a petition with the appropriate court seeking relief as to the determination of the value of all of his, her or its shares of ICO common stock (within the time provided in §10.361 of the TBOC), or if a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by §10.361 of the TBOC, then the shares of ICO common stock held by that ICO shareholder will be converted as of the effective time of the merger into and represent the right to receive the merger consideration, without interest, in accordance with the merger agreement.

Exchange Agent

Prior to the effective time of the merger, A. Schulman will enter into an agreement with an exchange agent for the merger to handle the exchange of shares of ICO common stock for the merger consideration, including the payment of cash for fractional shares. Not later than three business days following the effective time of the merger, A. Schulman will deposit with the exchange agent, for the benefit of the holders of outstanding shares of ICO common stock, immediately available funds sufficient to pay the aggregate cash consideration and shares of A. Schulman common stock issuable in the merger in exchange for outstanding shares of ICO common stock, including any cash to be paid in lieu of fractional shares or in respect of any dividends or other distributions on shares of A. Schulman common stock with a record date after the effective time of the merger.

At the effective time of the merger, each certificate representing shares of ICO common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the merger consideration, dividends and other distributions on shares of A. Schulman common stock with a record date after the effective time of the merger and cash, without interest, in lieu of fractional shares. Following the effective time of the merger, no further registrations of transfers on the stock transfer books of the surviving company of the shares of ICO common stock will be made. If, after the effective time of the merger, ICO stock certificates are presented to A. Schulman, Wildcat or the exchange agent for any reason, they will be cancelled and exchanged as described above.

The exchange agent will invest any cash included in the exchange fund as directed by A. Schulman on a daily basis. No investment or losses on the cash included in the exchange fund will affect the merger consideration payable to the ICO shareholders. Investments will be in short-term obligations of, or guaranteed by, the United States of America with maturities of no more than 30 days or in commercial obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poors Corporation, respectively. Any interest and other income resulting from investments will be paid to A. Schulman.

Exchange Procedures

As soon as reasonably practicable after the effective time of the merger, and in any event within five business days thereafter, A. Schulman will cause the exchange agent to mail to each holder of record of an ICO stock certificate or book-entry share whose shares of ICO common stock were converted into the right to receive the merger consideration a letter of transmittal and instructions explaining how to surrender ICO stock certificates or book-entry shares in exchange for the merger consideration.

After the effective time of the merger, and upon surrender of an ICO stock certificate or book-entry share to the exchange agent, together with, if required, a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of the ICO stock certificate or book-entry share will be entitled to receive the merger consideration in the form of (i) a stock certificate or book-entry share representing that number of whole shares of A. Schulman common stock that such holder has the right to receive pursuant to the merger agreement and (ii) a cash payment for the full amount of cash that such holder has the right to receive pursuant to the provisions of the merger agreement, including the cash consideration, cash in lieu of fractional shares, and the dividends and other distributions, if any, on shares of A. Schulman common stock described in the section titled “— Exchange Agent” beginning on page 86 and the ICO stock certificates surrendered will be cancelled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement.

Lost ICO Stock Certificates

If any ICO stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by the exchange agent, the payment by such person of a replacement fee and the furnishing by such person of a bond of indemnity in form satisfactory to the exchange agent and A. Schulman or the surviving company, as the case may be, as indemnity against any claim that may be made with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration, dividends and other distributions on shares of A. Schulman common stock described in the section titled “— Exchange Agent” beginning on page 86 and cash, without interest, in lieu of fractional shares.

You should not return your ICO stock certificates with the enclosed proxy. You should return your ICO stock certificates only with a validly executed transmittal letter and accompanying instructions that will be provided by A. Schulman to ICO shareholders following the effective time of the merger.

Termination of Exchange Fund

Twelve months after the effective time of the merger, A. Schulman may require the exchange agent to deliver to A. Schulman all cash and shares of A. Schulman stock remaining in the exchange fund. Thereafter, ICO shareholders who have not yet complied with the exchange procedures must look only to A. Schulman for payment of the merger consideration on their shares of ICO common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on ICO or A. Schulman, as applicable. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on their respective businesses;

•	ownership of subsidiaries;

•	capital structure and equity securities;

•	power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	board of directors approval or board of managers approval, as applicable;

•	absence of conflicts with charter documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	absence of required governmental or other third party consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement, other than governmental filings specified in the merger agreement;

•	timely filing of required documents with the SEC, compliance with the requirements of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act and the absence of untrue statements of material facts or omissions of material facts in those documents;

•	compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with U.S. generally accepted accounting principles;

•	absence of misleading information contained or incorporated into this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part;

•	absence of specified changes or events and conduct of business in the ordinary course since September 30, 2008, in the case of ICO, and August 31, 2009, in the case of A. Schulman;

•	compliance with applicable laws and holding of all necessary permits;

•	absence of proceedings before any governmental entity;

•	employee benefits matters and ERISA compliance;

•	tax matters;

•	environmental matters and compliance with environmental laws;

•	in the case of ICO, the affirmative vote required by ICO shareholders to approve the merger agreement;

•	real property and assets;

•	intellectual property;

•	labor agreements and employee benefits issues;

•	certain material contracts;

•	insurance;

•	interested party transactions;

•	in the case of ICO, receipt of a fairness opinion from its financial advisor; and

•	brokers’ or finders’ fees.

A. Schulman and Wildcat made additional representations and warranties to ICO in the merger agreement, including the availability of funds sufficient to pay the cash portion of the merger consideration and all other cash amounts to be paid pursuant to the merger agreement.

ICO also made additional representations and warranties to A. Schulman, including the non-applicability of anti-takeover laws to the merger.

For purposes of the merger agreement, a “material adverse effect” on A. Schulman or ICO means any event, circumstance, change, occurrence or state of facts that:

•	has a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than events, circumstances, changes, occurrences or any state of facts relating to:

•	changes in industries relating to such party and its subsidiaries in general and not specifically relating to such party and its subsidiaries, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than their competitors in the applicable industries in which such party and its subsidiaries compete;

•	general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than its competitors in the applicable industries in which such party and its subsidiaries compete;

•	the execution or the announcement of the merger agreement, or the undertaking and performance of the obligations contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating principally to the merger agreement or the transactions contemplated by the merger agreement;

•	acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing);

•	changes in U.S. generally accepted accounting principles, applicable law, including the accounting rules or regulations of the SEC; or

•	the fact, in and of itself (and not the underlying causes thereof), that such party or any of its subsidiaries failed to meet any projections, forecasts or revenue or earnings predictions; or

•	prevents or materially delays the ability of such party to consummate the transactions contemplated by the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger, but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Covenants and Agreements

Operating Covenants

ICO has agreed that, prior to the effective time of the merger and unless otherwise permitted by the merger agreement, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their key officers and other significant managers and preserve their business relationships with significant customers, suppliers, distributors and other persons having business dealings with them. With specified exceptions set forth in the merger agreement, ICO has agreed, among other things, not to, and not to permit its subsidiaries to do any of the following without A. Schulman’s written consent (which may not be unreasonably withheld, delayed or conditioned):

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for quarterly cash dividends with respect to shares of ICO common stock to the extent net income per share for the applicable prior fiscal quarter but in no event in excess of $0.05 per share of ICO common stock per quarter;

•	split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of ICO or any of its subsidiaries or any other securities of ICO or any of its subsidiaries or any rights, warrants or options to acquire any of those shares or other securities, except pursuant to agreements entered into with respect to ICO stock plans that are in effect as of the close of business on the date of the merger agreement;

•	issue or authorize the issuance of, deliver, sell or encumber any shares of its capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except that ICO may issue stock options and restricted shares with respect to up to 200,000 shares of its common stock;

•	amend its certificate of incorporation or bylaws;

•	merge or consolidate with any person other than another ICO entity;

•	encumber or dispose of any of its properties or assets having a value in excess of $500,000 per fiscal quarter plus any amounts permitted but not used in prior fiscal quarters (beginning with the fiscal quarter ending December 31, 2009);

•	enter into commitments for capital expenditures involving more than $500,000 per fiscal quarter plus any amounts permitted but not used in prior fiscal quarters (beginning with the fiscal quarter ending December 31, 2009) other than capital expenditures set forth in a budget provided to A. Schulman, as may be required on an emergency basis or otherwise necessary for the maintenance of existing equipment and facilities or to the extent covered by insurance proceeds;

•	other than in the ordinary course of business consistent with past practice, incur any net increase in long-term indebtedness or any net increase in short-term indebtedness in excess of $1 million;

•	take certain other actions with respect to employee benefit plans, compensation arrangements and collective bargaining agreements;

•	change the accounting principles used by it;

•	make acquisitions;

•	make, change or rescind any material express or deemed election with respect to taxes, settle or compromise any material claim or action relating to taxes or change any of its methods of accounting or of reporting income or deductions for tax purposes in any material respect;

•	satisfy claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice, or in an amount not to exceed the sum of $250,000 per fiscal quarter plus the amount of the aggregate liabilities reflected or reserved against in, or contemplated by, ICO’s consolidated financial statements or incurred in the ordinary course consistent with past practice since September 30, 2008;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	modify, amend or terminate specified contracts, other than in the ordinary course of business consistent with past practice;

•	waive, release, relinquish or assign any specified contract (or any right or claim under a specified contract) or any right or claim that is material, or cancel or forgive any indebtedness owed to ICO or any of its subsidiaries;

•	take any action to exempt any person (other than A. Schulman and its subsidiaries), from the provisions of Article 13.03 of the Texas Business Corporation Act or § 21.606 of the TBOC or any other state takeover law, except to the extent necessary or customary to take any actions that ICO or any third party would otherwise be permitted to take pursuant to the provisions of the merger agreement governing ICO’s non-solicitation obligations; or

•	authorize, or commit or agree to take, any of the foregoing actions.

A. Schulman has agreed that, prior to the effective time of the merger and unless otherwise permitted by the merger agreement, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their key officers and other significant managers and preserve their business relationships with significant customers, suppliers, distributors and other persons having business dealings with them. With specified exceptions set forth in the merger agreement, A. Schulman has agreed, among other things, not to, and not to permit its subsidiaries to do any of the following without ICO’s written consent (which may not be unreasonably withheld, delayed or conditioned):

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends with respect to shares of A. Schulman common stock not in excess of $0.15 per share of A. Schulman common stock;

•	split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of A. Schulman or any of its subsidiaries or any other securities of A. Schulman or any of its subsidiaries or any rights, warrants or options to acquire any of those shares or other securities, except pursuant to agreements entered into with respect to A. Schulman stock plans that are in effect as of the close of business on the date of the merger agreement;

•	issue or authorize the issuance of, deliver, sell or encumber any shares of its capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of such shares, voting securities or convertible securities;

•	amend its organizational documents;

•	in the case of A. Schulman, merge or consolidate with any person other than another A. Schulman entity;

•	change the accounting principles used by it;

•	make, change or rescind any material express or deemed election with respect to taxes, settle or compromise any material claim or action relating to taxes, or change any of its methods of accounting or of reporting income or deductions for tax purposes in any material respect;

•	satisfy any claims or liabilities, other than in the ordinary course of business consistent with past practice, or in an amount not to exceed the sum of $750,000 in the aggregate plus the amount of aggregate liabilities reflected or reserved against in, or contemplated by, A. Schulman’s consolidated financial statements or incurred in the ordinary course of business consistent with past practice since August 31, 2009; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation by ICO

ICO has agreed, and has agreed to cause its officers, directors, employees and representatives, to cease all activities with any parties as of the date of the merger agreement with respect to or that could reasonably be expected to lead to a company takeover proposal. A company takeover proposal means any inquiry, proposal or offer from any person (other than A. Schulman and its affiliates) relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of ICO and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 25% or more of any class of equity securities of ICO;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the voting equity securities of ICO; or

•	any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving ICO,

in each case, other than the transactions contemplated by the merger agreement.

In addition, ICO has agreed that it will not, and will not authorize or permit its officers, directors, employees, or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a company takeover proposal;

•	enter into any agreement relating to a company takeover proposal or enter into any agreement, arrangement or understanding requiring ICO to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than to A. Schulman) any nonpublic information with respect to, or take any other action to knowingly facilitate or further any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal (other than contacting or engaging in discussions with the person making the company takeover proposal for the sole purpose of clarifying that proposal).

Notwithstanding these restrictions, ICO may, at any time prior to obtaining ICO shareholder approval of the merger agreement, in response to an unsolicited bona fide written company takeover proposal that the board of directors of ICO determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a superior proposal (as defined below), and which company takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of ICO’s non-solicitation obligations (other than from an immaterial breach of such obligations, the effect of which is not material), subject to compliance with its notification obligations set forth in the merger agreement:

•	furnish information with respect to ICO and its subsidiaries to the person making the company takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the existing confidentiality agreement between ICO and A. Schulman, provided that the substance of all the information has previously been provided to A. Schulman or is provided to A. Schulman prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making the company takeover proposal (and its representatives) regarding the company takeover proposal.

A superior proposal is a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, at least 75% of the combined voting power of ICO then outstanding or 75% of the assets of ICO (including stock of its subsidiaries) that the board of directors of ICO determines in its good faith judgment (after consulting with outside counsel and a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the shareholders of ICO than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by A. Schulman in response to such superior proposal) and is reasonably capable of being consummated on the terms proposed).

ICO has agreed to promptly (but in any event within two calendar days) notify A. Schulman and Wildcat in writing of the receipt, directly or indirectly, of a company takeover proposal, any request for non-public information relating to any of the ICO entities by any person that informs ICO or its representatives that such person is considering making, or has made, a company takeover proposal, or any request for discussions or negotiations relating to a possible company takeover proposal. ICO has also agreed to keep A. Schulman reasonably informed in all material respects of the status (including amendments or proposed amendments) of any such request, company takeover proposal or inquiry.

Special Meeting and Board Recommendation

ICO has agreed that ICO’s board of directors will convene and hold the special meeting, recommend that its shareholders approve the merger agreement, and use its reasonable best efforts to obtain such approval. ICO may adjourn or postpone the special meeting by up to 10 business days to the extent it deems necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to its shareholders, if there are insufficient shares of ICO common stock represented in person or by proxy to constitute a quorum or if the ICO board believes in good faith that an adjournment or postponement is necessary to solicit additional votes to obtain the ICO shareholders’ approval of the merger agreement. ICO has further agreed, subject to the exceptions described below, that neither ICO’s board of directors nor any committee of ICO’s board of directors will cause a company adverse recommendation change, or approve or recommend, or propose publicly to approve or recommend, or allow ICO or any of its subsidiaries to enter into, any agreement that is or is intended or could reasonably be expected to lead to a company takeover proposal.

A company adverse recommendation change means that the ICO board of directors decides to (i) withdraw, or publicly propose to withdraw (or, in either case, modify in a manner adverse to A. Schulman), the approval recommendation or declaration of advisability by the board of directors of the merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any company takeover proposal.

However, if prior to obtaining ICO shareholder approval of the merger agreement, ICO’s board of directors determines in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then ICO may:

•	terminate the merger agreement in accordance with the second sub-bullet relating to ICO’s termination rights described in the section titled “— Termination of the Merger Agreement” beginning on page 98 and cause ICO to enter into an acquisition agreement with respect to a superior proposal; or

•	make a company adverse recommendation change;

provided that in either case ICO fulfills the following conditions:

•	ICO must provide written notice advising A. Schulman that the ICO board of directors intends to take such action and specifying the reasons for such action, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action by the ICO board of directors (and any amendment to the financial terms or any other material term of the superior proposal will require a new notice to A. Schulman);

•	for five business days following A. Schulman’s receipt of this written notice, ICO must negotiate non-exclusively with A. Schulman in good faith to make such adjustments to the terms and conditions of the merger as would enable ICO to proceed with its recommendation of the merger agreement and the merger and not make such company adverse recommendation change or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal; and

•	if applicable, at the end of such five-business day period, the ICO board of directors must continue to believe that the company takeover proposal, if any, constitutes a superior proposal (after taking into account any adjustments to the terms and conditions of the merger agreement made pursuant to the negotiations described in the preceding bullet).

The merger agreement does not prohibit ICO or the ICO board of directors from taking and disclosing to its shareholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any tender offer for shares of ICO common stock or from making any other disclosure to ICO shareholders if, in the good faith judgment of the ICO board of directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to violate its or ICO’s or the ICO board of directors’ obligations under applicable law.

Access to Information; Confidentiality

During the period prior to the effective time of the merger, A. Schulman and ICO will, and will cause each of their respective subsidiaries to, afford to the other party and its respective representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records, except that neither party is required to provide the other with any information that it reasonably believes it cannot provide due to contractual or legal restrictions, or that would be materially disruptive to its business or operations. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between A. Schulman and ICO.

Cooperation; Regulatory, Antitrust and Other Required Approvals and Clearances

A. Schulman and ICO have each agreed to use their reasonable best efforts to cooperate and to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, in the most expeditious manner practicable. This includes:

•	obtaining all necessary actions or nonactions, waivers, clearances, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•	executing and delivering any additional instruments necessary to complete the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

For purposes of the merger agreement, reasonable best efforts does not require the parties to sell, hold separate or otherwise dispose of or conduct the business of ICO, A. Schulman and/or any of their respective affiliates in a manner which would resolve any objections or suits (or agree to or permit any of these actions), except to the extent any such action would not reasonably be expected to materially impair the benefits each of A. Schulman and ICO reasonably expects to be derived from the combination of A. Schulman and ICO through the merger.

The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on December 18, 2009. On January 18, 2010, the FTC granted an early termination of the waiting period under the HSR Act without the imposition of any conditions or restrictions on the consummation of the merger.

In connection with these efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable antitrust law, each of A. Schulman and ICO has further agreed to use its reasonable best efforts to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	keep the other party promptly informed in all material respects of any material communication (and if in writing, provide a copy of such communication) received by such party from, or given by such party to, the FTC, the Antitrust Division or any other governmental entity and of any material communication (and if in writing, provide a copy of such communication) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in the merger agreement;

•	permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental entity or in connection with any proceeding by a private party;

•	consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of ICO, A. Schulman or any of their respective affiliates to any such governmental entity or private party; and

•	not participate in any substantive meeting or have any substantive communication with any governmental entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate.

In connection with and without limiting these obligations, each of A. Schulman and ICO will take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, including the merger. If any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, each of A. Schulman and ICO will take all action reasonably necessary to ensure that the merger agreement and the transactions contemplated by the merger agreement, including the merger, may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Indemnification and Insurance

A. Schulman has agreed that all rights to indemnification and exculpation, from liabilities for acts or omissions occurring at or prior to the effective time of the merger (including any matters arising in connection with the transactions contemplated by the merger agreement) existing in favor of the current or former directors, officers or employees of ICO and its subsidiaries, as provided in their respective articles of incorporation, bylaws or in any agreement between ICO or any of its subsidiaries, on the one hand, and any current or former director, officer or employee of ICO or any of its subsidiaries, on the other hand, will be assumed by the surviving company and will survive the merger and continue in full force and effect in accordance with their terms for a period of six years after the effective time of the merger.

A. Schulman has agreed to indemnify, to the fullest extent permitted by law or under ICO’s organizational documents or agreements described in the preceding paragraph, each present and former director and officer of ICO against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim arising out of or pertaining to any action or omission in their capacity as such (including any claim arising out of the merger agreement or any transaction contemplated by the merger agreement, including the merger), for a period of six years following the effective time of the merger.

A. Schulman has agreed to maintain in effect, for at least six years after the effective time of the merger, or to replace with a six-year “tail” policy providing the same coverage in all material respects, the ICO directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the effective time of the merger with respect to those persons who were covered by ICO’s directors’ and officers’ liability insurance policies as of the date of the merger agreement on terms with respect to such coverage and amount no less favorable than those of such existing insurance coverage. However, A. Schulman or the surviving company will not be required to expend in any one year an amount in excess of 300% of the annual premiums paid by ICO at the date of the merger agreement for the insurance; if the annual premiums exceed that amount, A. Schulman will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit set forth above.

ICO Employee Benefits Matters

A. Schulman agreed to assume all of the ICO benefit plans and honor and pay or provide the benefits required under those plans, recognizing that the consummation of the merger or approval of the merger agreement by ICO’s shareholders, as the case may be, will constitute a “change in control” for purposes of each such plan that includes a definition of “change in control.”

With respect to any shares of ICO common stock held by any ICO benefit plan as of the date of the merger agreement or thereafter, ICO has agreed to take all actions necessary or appropriate (including such actions as are reasonably requested by A. Schulman) to ensure that all participant voting procedures contained in the ICO benefit plans relating to such shares of ICO common stock, and all applicable provisions of ERISA, are complied with in full.

For the period commencing at the effective time of the merger and ending on December 31, 2010, A. Schulman has agreed to cause to be maintained on behalf of employees of ICO at the effective time of the merger (other than individuals covered by a collective bargaining agreement), compensation opportunities and employee benefits that are substantially comparable, in the aggregate when considered by business unit, to the compensation opportunities and employee benefits provided by ICO or its subsidiaries, as applicable. With respect to any employee of ICO at the effective time of the merger whose employment is terminated involuntarily other than for cause on or after the effective time of the merger but prior to December 31, 2010, A. Schulman has agreed to provide severance benefits at least as valuable as the severance benefits provided by ICO at the effective time of the merger.

Employees of ICO immediately before the effective time of the merger who are provided benefits under A. Schulman employee benefit plans after the merger will receive credit for their service with ICO and its affiliates before the effective time of the merger for purposes of eligibility, vesting and level of benefits to the same extent as they were entitled, before the effective time of the merger, to credit for service under any similar or comparable ICO benefit plan.

For purposes of each A. Schulman benefit plan providing medical, dental or health benefits to any ICO employee described above, A. Schulman has agreed to cause all pre-existing condition limitations and exclusions and all actively-at-work requirements of the plan to be waived for the employee and his or her covered dependents (but only to the extent that the limitations, exclusions and requirements would have been waived (or inapplicable) under the comparable ICO benefit plan). A. Schulman also agreed to cause any eligible expenses incurred by the employee and his or her covered dependents during the portion of the plan year of the ICO benefit plan ending on the date the employee’s participation in the corresponding A. Schulman benefit plan begins to be taken into account under the A. Schulman benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the employee and his or her covered dependents for the applicable plan year as if the amounts had been paid in accordance with the A. Schulman benefit plan.

The merger agreement permits ICO to establish a retention pool of up to $700,000 for the purpose of retaining the services of key ICO employees. The merger agreement also permits ICO to pay up to $1.1 million in annual incentive bonuses for the fiscal year ended September 30, 2009 and to establish an annual incentive program for ICO employees of up to $1.45 million with respect to the fiscal year ending September 30, 2010. If any ICO employee’s employment is terminated (other than for cause) prior to completion of the fiscal year ending September 30, 2010, such employee will be entitled to receive, based on the number of days worked during fiscal year 2010, the pro rata portion of the bonus payment, if any, that such employee would have received if such employee remained employed through completion of fiscal year 2010.

Additional Agreements

The merger agreement contains additional agreements between A. Schulman and ICO relating to, among other things:

•	preparation of this proxy statement/prospectus and of the registration statement on Form S-4, of which this proxy statement/prospectus is a part;

•	tax treatment of the merger, and cooperation with respect to obtaining opinions from outside counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of A. Schulman and ICO will be a party to such reorganization within the meaning of Section 368(b) of the Code, as described in the section titled “THE MERGER — Material United States Federal Income Tax Consequences” beginning on page 79;

•	consultations regarding public announcements;

•	use of reasonable best efforts by A. Schulman to cause the shares of A. Schulman common stock to be issued in the merger to be approved for listing on the NASDAQ;

•	standstill agreements;

•	confidentiality agreements; and

•	the exemption of the transactions contemplated by this Agreement under Rule 16b-3 of the Exchange Act.

A. Schulman has agreed to cause Wildcat to perform its obligations under the merger agreement, and A. Schulman will be liable for any breach of the merger agreement by Wildcat.

Conditions to Completion of the Merger

The obligations of A. Schulman, Wildcat and ICO to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the approval of the merger agreement by the ICO shareholders at the special meeting;

•	expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act;

•	the making or obtaining of all other consents, approvals and actions of, filings with and notices to any governmental entity required to consummate the merger and the other transactions contemplated by the merger agreement, the failure of which to be made or obtained is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on A. Schulman or ICO;

•	the absence of any judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition that is in effect and prevents the consummation of the merger;

•	the continued effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of any stop order, or proceeding seeking a stop order, by the SEC suspending the effectiveness of such registration statement; and

•	the approval for listing on the NASDAQ, subject to official notice of issuance, of the shares of A. Schulman common stock to be issued in the merger.

The obligations of A. Schulman and Wildcat to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of ICO set forth in the merger agreement relating to the absence of a material adverse effect on ICO since September 30, 2008 must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger;

•	the representations and warranties of ICO set forth in the merger agreement relating to the capital structure of ICO must be true and correct in all respects (except for any de minimis inaccuracies) both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger;

•	all other representations and warranties of ICO set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger, except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on ICO;

•	ICO must have performed in all material respects all of its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	ICO must have furnished A. Schulman with a certificate dated the closing date of the merger signed on its behalf by an executive officer to the effect that the conditions set forth above in the four immediately preceding bullets have been satisfied; and

•	A. Schulman must have received from Jones Day, its counsel, an opinion dated as of the closing date of the merger, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that A. Schulman will be a party to such reorganization within the meaning of Section 368(b) of the Code.

The obligation of ICO to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of A. Schulman and Wildcat set forth in the merger agreement relating to the absence of a material adverse effect on A. Schulman since August 31, 2009 must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger;

•	the representations and warranties of A. Schulman and Wildcat set forth in the merger agreement relating to the capital structure of A. Schulman must be true and correct in all respects (except for any de minimis inaccuracies) both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger;

•	all other representations and warranties of A. Schulman and Wildcat set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger, except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on A. Schulman and Wildcat;

•	each of A. Schulman and Wildcat must have performed in all material respects all of its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	each of A. Schulman and Wildcat must have furnished ICO with a certificate dated the closing date of the merger signed on its behalf by an executive officer to the effect that the conditions set forth above in the four immediately preceding bullets have been satisfied; and

•	ICO shall have received from Baker Botts, its counsel, an opinion dated as of the closing date, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that ICO will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

At any time before the effective time of the merger, whether or not the ICO shareholders have approved the merger agreement, the merger agreement may be terminated:

•	by the mutual written consent of A. Schulman, Wildcat and ICO; or

•	by either A. Schulman or ICO if:

•	the parties fail to consummate the merger on or before July 1, 2010 or the outside date, unless the failure to consummate the merger by July 1, 2010 or such later date is the result of a breach of the merger agreement by the party seeking the termination; provided that if all conditions to the closing have been fulfilled other than those described in the second and third bullets in the section titled “— Conditions to Completion of the Merger” beginning on page 97 relating to consents, approvals and actions of, filings with and notices to, the governmental entities required to consummate the merger and the expiration or termination of the applicable waiting period (including any extension thereof) under the HSR Act, the outside date will automatically be extended from July 1, 2010 to September 1, 2010; or

•	the special meeting has concluded, the ICO shareholders of have voted and the approval of the merger agreement by the ICO shareholders was not obtained; or

•	by ICO if:

•	either A. Schulman or Wildcat breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied and such breach or failure to perform is not cured within 30 days after the receipt of written notice thereof or is incapable of being cured by the outside date; or

•	prior to the receipt of ICO’s shareholder approval of the merger agreement, ICO enters into an acquisition agreement with a third party providing for the implementation of the transactions contemplated by a superior proposal, if ICO’s board of directors has determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under law and ICO has satisfied the procedures described in the last three bullets in the section titled “— Special Meeting and Board Recommendation” beginning on page 93; provided that ICO must pay the termination fee to A. Schulman described in the section titled “— Termination Fees and Expense Reimbursement” beginning on page 100 at the time of the termination and the superior proposal must not have resulted from ICO’s breach of its non-solicitation obligations under the merger agreement in any material respect, its breach of its covenant to convene the special meeting (other than immaterial breaches) or its breach of its obligation to recommend that the ICO shareholders vote in favor of the approval of the merger agreement; or

•	by A. Schulman if:

•	ICO breaches its representations or warranties or breaches or fails to perform its covenants set forth in the merger agreement, which breach or failure to perform results in a failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform is not cured within 30 days after receipt of a written notice thereof or is incapable of being cured by the outside date;

•	the ICO board of directors or any committee thereof has made a company adverse recommendation change;

•	ICO has breached its obligations not to solicit alternative takeover proposals in any material respect, its covenant to convene the special meeting (other than immaterial breaches) or its obligation to recommend that the ICO shareholders vote in favor of the approval of the merger agreement;

•	within 10 business days of the public announcement of a company takeover proposal, the ICO board of directors fails to reaffirm (publicly, if so requested by A. Schulman) its recommendation in favor of the approval of the merger agreement, subject to a maximum aggregate extension (when combined with extensions under the bullet below) of five business days under certain circumstances; or

•	within 10 business days after a tender or exchange offer relating to the securities of ICO has first been published or announced, ICO has not sent or given to ICO shareholders a statement disclosing that the ICO board of directors recommends rejection of such tender or exchange offer, subject to a maximum aggregate extension (when combined with extensions under the bullet above) of five business days under certain circumstances.

Termination Fees and Expense Reimbursement

Termination Fees

ICO must pay A. Schulman a termination fee of $6.8 million if the merger agreement is terminated under the following circumstances:

•	The merger agreement is terminated by:

•	either party because the merger has not been consummated by the outside date;

•	either party because the special meeting has concluded, the ICO shareholders have voted and the approval of the merger agreement by the ICO shareholders was not obtained; or

•	A. Schulman because ICO has breached its representations or warranties or breaches or failed to perform its covenants in the merger agreement (other than specified obligations relating to non-solicitation of company takeover proposals and the recommendation to its shareholders that they approve the merger agreement), if the breach or failure to perform has resulted in a failure of the related conditions to the consummation of the merger being satisfied, provided such breach or failure to perform was not cured within 30 days after receipt of a written notice thereof or was incapable of being cured by the outside date, and, in the case of a termination of the merger agreement in any of the circumstances described in the preceding three bullets, the following conditions are also satisfied:

•	prior to the termination, a company takeover proposal has been made directly to the ICO shareholders or any person has publicly announced its intention (whether or not conditional) to make a company takeover proposal; and

•	within 12 months after the termination, ICO enters into a definitive agreement with respect to, or consummates, any company takeover proposal and ICO must pay the termination fee upon the earlier of the entry into the definitive agreement with respect to such company takeover proposal and the consummation of the transactions contemplated by such company takeover proposal,

•	the merger agreement is terminated by A. Schulman because:

•	ICO’s board of directors or any committee thereof has made a company adverse recommendation change;

•	ICO has breached its non-solicitation obligations under the merger agreement in any material respect, breached its covenant to convene the special meeting (other than immaterial breaches) or breached its obligation to recommend that the ICO shareholders vote to approve the merger agreement;

•	within 10 business days (subject to extension under certain circumstances) after the public announcement of a company takeover proposal, ICO’s board of directors fails to reaffirm (publicly, if so requested by A. Schulman) its recommendation in favor of the approval of the merger agreement; or

•	within 10 business days (subject to extension under certain circumstances) after a tender or exchange offer relating to the securities of ICO has first been published or announced, ICO has not sent or given to ICO shareholders a statement disclosing that the ICO board of directors recommends rejection of such tender or exchange offer.

In each of the foregoing circumstances, ICO must pay the termination fee within two business days after it terminates the merger agreement.

•	The merger agreement is terminated by ICO because it has approved an acquisition agreement relating to a superior proposal and ICO enters into an acquisition agreement relating to such superior proposal, as long as ICO has not breached its non-solicitation obligations under the merger agreement in any material respect, breached its covenant to convene the special meeting (other than immaterial breaches) or breached its obligation to recommend that the ICO shareholders vote to approve the merger agreement.

In the foregoing circumstance, ICO must pay the termination fee upon the earlier of the execution of the acquisition agreement or the consummation of the transactions contemplated by the superior proposal.

Expense Reimbursement

In general, each of A. Schulman and ICO will bear its own expenses in connection with the merger agreement and the related transactions, except that ICO will pay all of the costs and expenses incurred in connection with the printing and mailing of the registration statement and this proxy statement/prospectus, and A. Schulman will pay all of the SEC filing fees in respect of the registration statement and this proxy statement/prospectus and all of the fees of the proxy solicitor.

If the merger agreement is terminated under the circumstances relating to ICO’s breach of its representations and warranties or failure to perform its covenants or the circumstances relating to the ICO shareholders’ failure to approve the merger agreement at the special meeting, each as described in the section titled “— Termination of the Merger Agreement” beginning on page 98, ICO must pay A. Schulman’s out-of-pocket expenses and fees (including fees and expenses payable to legal, accounting, financial, public relations and other professional advisors) arising out of or relating to the merger, up to a maximum of $1 million, within two business days after the date of the termination. If ICO must pay A. Schulman a termination fee and ICO is reimbursing or has reimbursed A. Schulman for its out-of-pocket expenses, the amount of the termination fee will be offset by the amount of such out-of-pocket expenses so reimbursed.

If the merger agreement is terminated under the circumstances relating to A. Schulman’s breach of its representations and warranties or failure to perform its covenants as described above in the section titled “— Termination of the Merger Agreement” beginning on page 98, A. Schulman must pay ICO’s out-of-pocket expenses (including fees and expenses payable to legal, accounting, financial, public relations and other professional advisors) arising out of or relating to the merger, up to a maximum of $1 million, within two business days after the date of the termination.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time before or after the ICO shareholder approval. However, after the approval of the merger agreement at the special meeting, there will be no amendment to the merger agreement made that, by law, requires further approval by the shareholders of ICO without the further approval of such shareholders.

Extensions and Waivers

At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement, except as limited by the amendment requirements described above.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights. In the event that either A. Schulman or ICO determines to waive any of the material conditions to the merger and such waiver results in changes in the terms of the merger which render previously provided disclosures materially misleading, A. Schulman and ICO will recirculate this proxy statement/prospectus and resolicit proxies from ICO shareholders.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the TBCA or TBOC, with respect to which those laws will apply), without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on November 30, 2009 and combines A. Schulman’s November 30, 2009 consolidated balance sheet with ICO’s December 31, 2009 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended August 31, 2009 assumes that the merger took place on September 1, 2008. A. Schulman’s audited consolidated statement of operations for the fiscal year ended August 31, 2009 has been combined with ICO’s audited consolidated statement of operations for the fiscal year ended September 30, 2009. A. Schulman’s fiscal year ends on August 31 and ICO’s fiscal year ends on September 30. The pro forma statements use the A. Schulman fiscal year end but combine with ICO’s fiscal year data due to the fiscal year closing dates being within 30 days of each other.

The unaudited pro forma condensed combined statement of operations for the three months ended November 30, 2009 also assumes the merger took place on September 1, 2008. A. Schulman’s unaudited consolidated statement of operations for the three months ended November 30, 2009 has been combined with ICO’s unaudited consolidated statement of operations for the three months ended December 31, 2009. A. Schulman’s first fiscal quarter ends on November 30 and ICO’s first fiscal quarter ends on December 31. The pro forma statements combines the A. Schulman first fiscal quarter data with ICO’s first fiscal quarter data due to the closing dates being within 31 days of each other.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of A. Schulman and ICO for the applicable periods, which are incorporated by reference in this proxy statement/prospectus:

•	Separate historical financial statements of A. Schulman as of and for the year ended August 31, 2009 and the related notes included in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2009;

•	Separate historical financial statements of ICO as of and for the year ended September 30, 2009 and the related notes included in ICO’s Annual Report on Form 10-K for the year ended September 30, 2009;

•	Separate historical financial statements of A. Schulman as of and for the three months ended November 30, 2009 and the related notes included in A. Schulman’s Quarterly Report on Form 10-Q for the three months ended November 30, 2009; and

•	Separate historical financial statements of ICO as of and for the three months ended December 31, 2009 and the related notes included in ICO’s Quarterly Report on Form 10-Q for the three months ended December 31, 2009.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between A. Schulman and ICO during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. A. Schulman has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments presented are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of A. Schulman and ICO or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

A. Schulman, Inc. and ICO, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended August 31, 2009

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands, except share and per share data)

Net sales	$1,279,248	$299,965	$—		$1,579,213
Cost of sales	1,109,211	257,944	—		1,367,155
Selling, general and administrative expenses	148,143	36,679	—		184,822
Minority interest	349	—	—		349
Interest expense	4,785	2,492	(2,492	)(a)	4,785
Interest income	(2,348)	(262)	1,761	(b)	(849)
Foreign currency transaction (gains) losses	(5,645)	—	—		(5,645)
Other income	(1,826)	407	—		(1,419)
Curtailment gains	(2,805)	—	—		(2,805)
Goodwill impairment	—	3,450	—		3,450
Asset impairment	2,608	—	—		2,608
Restructuring expense	8,665	—	—		8,665

	1,261,137	300,710	(731)		1,561,116

Income (loss) from continuing operations before taxes	18,111	(745)	731		18,097
Provision for U.S. and foreign income taxes	6,931	494	(219	)(c)	7,206

Net income (loss) from continuing operations	$11,180	$(1,239)	$950		$10,891

Weighted-average number of shares outstanding:
Basic	25,790,421	27,081,000	(21,981,000	)(d)	30,890,421
Diluted	26,069,631	27,081,000	(21,981,000	)(d)	31,169,631
Basic income (losses) from continuing operations per share of common stock:	$0.43	$(0.05)	—	(e)	$0.35

Diluted income (losses) from continuing operations per share of common stock:	$0.43	$(0.05)	—	(e)	$0.35

See the accompanying “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS,” which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

A. Schulman, Inc. and ICO, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations
Three Months Ended November 30, 2009

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands, except share and per share data)

Net sales	$362,861	$85,371	$—		$448,232
Cost of sales	299,703	72,822	—		372,525
Selling, general and administrative expenses	40,752	10,152	(3,208	)(f)	47,696
Interest expense	1,054	573	(573	)(a)	1,054
Interest income	(253)	(46)	190	(b)	(109)
Foreign currency transaction (gains) losses	103	—	—		103
Other (income) expense	(1,177)	150	—		(1,027)
Restructuring expense	429	—	—		429

	340,611	83,651	(3,591)		420,671

Income from continuing operations before taxes	22,250	1,720	3,591		27,561
Provision for U.S. and foreign income taxes	5,112	674	(25	)(c)	5,761

Net income from continuing operations	$17,138	$1,046	$3,616		$21,800

Weighted-average number of shares outstanding:
Basic	25,843,000	27,691,000	(22,591,000	)(d)	30,943,000
Diluted	26,056,000	28,025,000	(22,925,000	)(d)	31,156,000
Basic income from continuing operations per share of common stock	$0.66	$0.04	—	(e)	$0.70

Diluted income from continuing operations per share of common stock	$0.65	$0.04	—	(e)	$0.70

See the accompanying “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS,” which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

A. Schulman, Inc. and ICO, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets
November 30, 2009

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$237,021	$13,921	$(148,565	)(a)	$102,377
Accounts receivable, net	229,319	57,444	—		286,763
Inventories, average cost or market, whichever is lower	164,568	40,997	3,000	(b)	208,565
Prepaid expenses and other current assets	20,742	7,929	—		28,671

Total current assets	651,650	120,291	(145,565)		626,376

Other assets:
Cash surrender value of life insurance	3,098	—	—		3,098
Deferred charges and other assets	23,961	6,363	(200	)(c)	30,124
Goodwill	11,913	4,549	83,980	(d)	100,442
Intangible assets	265	—	—		265

	39,237	10,912	83,780		133,929

Property, plant and equipment, at cost:
Land and improvements	16,656	5,965	—		22,621
Buildings and leasehold improvements	151,782	32,932	—		184,714
Machinery and equipment	356,954	103,485	—		460,439
Furniture and fixtures	41,182	—	—		41,182
Construction in progress	5,366	2,166	—		7,532

	571,940	144,548	—		716,488
Accumulated depreciation and investment grants	400,117	88,390	—		488,507

Net property, plant and equipment	171,823	56,158	—		227,981

Total assets	$862,710	$187,361	$(61,785)		$988,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$2,520	$557	$—		$3,077
Current portion of long-term debt	—	11,935	(11,935	)(e)	—
Accounts payable	170,370	32,410	(310	)(f)	202,470
U.S. and foreign income taxes payable	11,547	—	—		11,547
Accrued payrolls, taxes and related benefits	37,017	4,435	—		41,452
Other accrued liabilities	38,257	9,414	(1,557	)(g)	46,114

Total current liabilities	259,711	58,751	(13,802)		304,660

Long-term debt	105,651	16,420	(16,420	)(e)	105,651
Other long-term liabilities	95,360	2,108	—		97,468
Deferred income taxes	4,401	4,717	—		9,118
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Preferred stock	2	—	—		2
Common stock	42,309	55,787	(50,687	)(h)	47,409
Other capital	115,952	71,905	9,440	(i)	197,297
Accumulated other comprehensive income	51,545	2,524	(2,524	)(j)	51,545
Retained earnings (accumulated deficit)	505,588	(21,834)	9,191	(k)	492,945
Treasury stock	(322,812)	(3,017)	3,017	(l)	(322,812)

Total A. Schulman stockholders’ equity	392,584	105,365	(31,563)		466,386

Noncontrolling interests	5,003	—	—		5,003

Total equity	397,587	105,365	(31,563)		471,389

Total liabilities and equity	$862,710	$187,361	$(61,785)		$988,286

See the accompanying “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS,” which are an integral part of these statements. The pro forma adjustments are explained in Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 —	Description of Transaction

On December 2, 2009, A. Schulman, Wildcat, a direct wholly-owned subsidiary of A. Schulman, and ICO entered into the merger agreement. Pursuant to the terms of the merger agreement and subject to the conditions set forth therein, ICO will merge with and into Wildcat with Wildcat surviving as a wholly-owned subsidiary of A. Schulman.

In the merger, holders of shares of ICO common stock (other than shares of ICO common stock held in treasury by ICO, owned by A. Schulman or held by any dissenting ICO shareholder that has properly exercised rights of dissent and appraisal in accordance with the TBOC) will be entitled to receive for each share of ICO common stock:

•	an amount, subject to adjustments, equal to the quotient, rounded down to the nearest whole cent, of (a) $105 million less amounts paid or to be paid with respect to outstanding ICO stock options, less cash amounts paid to purchase, redeem or otherwise acquire any shares of ICO common stock or other equity securities (including ICO stock options) of ICO or its subsidiaries, in each case, after the date of the merger agreement and prior to the effective time of the merger and less amounts to be paid with respect to holders of ICO common stock that properly exercise rights of dissent and appraisal, as described in the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76, divided by (b) the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock; and

•	a number of shares of A. Schulman common stock, subject to adjustments, equal to the exchange ratio, which is the quotient of 5,100,000 shares of A. Schulman common stock divided by the number of outstanding shares of ICO common stock less the number of dissenting shares of ICO common stock.

A. Schulman will issue an aggregate of 5,100,000 shares of A. Schulman common stock and pay an aggregate of $105 million in cash in the merger with respect to all of ICO’s outstanding shares of common stock and equity interests, including ICO stock options. All shares of ICO common stock will be cancelled in the merger.

Because the amount of cash to be paid and the number of shares of A. Schulman common stock to be issued in the merger are fixed, and because the holders of ICO common stock that properly exercise rights of dissent and appraisal and unexercised “in the money” ICO stock options will be paid only in cash in respect of their shares or options, the cash consideration per share and the stock consideration per share that ICO shareholders will be entitled to receive will depend on the closing price of A. Schulman common stock, the number of dissenting shares of ICO common stock and the number of unexercised “in the money” ICO stock options that remain outstanding at the effective time of the merger. For example, a higher average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a higher market value and less cash consideration. Conversely, a lower average closing price of shares of A. Schulman common stock, coupled with the existence of either dissenting shares of ICO common stock or unexercised “in the money” ICO stock options, will result in per share merger consideration consisting of A. Schulman common stock with a lower market value and more cash consideration. For more information regarding the merger consideration to be provided to ICO shareholders, see the section titled “THE MERGER AGREEMENT — Merger Consideration” beginning on page 83.

Note 2 —	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of A. Schulman and ICO. A. Schulman has a fiscal year ending on August 31 and ICO has a fiscal year ending on September 30. The unaudited pro forma condensed statement of operations for the year ended August 31, 2009 combines the historical results of A. Schulman for the year ended August 31, 2009 with the historical results of ICO for the year ended September 30, 2009, plus pro forma adjustments. Similarly, A. Schulman’s first fiscal quarter ends on November 30 and ICO’s first

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

fiscal quarter ends on December 31. The unaudited pro forma condensed statement of operations for the three months ended November 30, 2009 combines the historical results of A. Schulman for the three months ended November 30, 2009 with the historical results of ICO for the three months ended December 31, 2009. In addition, certain reclassifications have been made to the historical financial statements of ICO to conform with A. Schulman’s presentation, primarily related to the presentation of cost of sales and other income and expense items. The unaudited pro forma condensed combined statements of operations for the twelve months ended August 31, 2009 and the three months ended November 30, 2009 are presented as if the merger had occurred on September 1, 2008.

The unaudited pro forma condensed combined balance sheet as of November 30, 2009 combines A. Schulman’s November 30, 2009 unaudited consolidated balance sheet with ICO’s December 31, 2009 unaudited consolidated balance sheet. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on November 30, 2009.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which A. Schulman adopted on September 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which A. Schulman has adopted as required.

ASC Topic 805, requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of A. Schulman issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of A. Schulman issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of ICO. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, Fair Value Measurements and Disclosures, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to A. Schulman) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, A. Schulman may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect A. Schulman’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by A. Schulman are estimated to be approximately $9.1 million which will be expensed as incurred in the year ended August 31, 2010 (of which approximately $2.3 million was incurred in the three months ended November 30, 2009). The unaudited pro forma condensed combined balance sheet also reflects anticipated acquisition-related transaction costs to be incurred by ICO, which are estimated to be approximately $6.1 million, as an assumed liability to be paid in connection with the closing of the merger (of which $0.4 million was incurred in the fiscal year ended September 30, 2009 and $0.9 million was incurred in the three months ended December 31, 2009). The unaudited pro forma condensed

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

combined financial statements do not reflect restructuring charges expected to be incurred in connection with the merger, but these charges are expected to be in the range of approximately $5.0 million to $6.0 million pretax in fiscal 2010 and a potential $6.0 million to $8.0 million in fiscal years beyond fiscal 2010.

Note 3 —	Accounting Policies

Upon completion of the merger, A. Schulman will perform a detailed review of ICO’s accounting policies. As a result of that review, A. Schulman may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, A. Schulman is not aware of any differences that would have a material impact on the combined financial statements.

Note 4 —	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of ICO.

Estimated
Fair Value
(In thousands)

Purchase Price:
5,100,000 shares of A. Schulman common stock at the share price as of December 2, 2009 ($16.95)	$86,445
Cash consideration	$105,000

Estimate of consideration expected to be transferred	$191,445

The above total consideration of approximately $191.4 million results in ICO shareholders entitled to receive approximately $3.67 per share in cash and approximately $3.12 per share in A. Schulman common stock (0.184 share of A. Schulman common stock valued at the closing price on December 2, 2009) for each share of ICO stock. These per share amounts assume the cash-out of all ICO stock options at their “in the money” spread based on the December 2, 2009 closing price. The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $3.12 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. A. Schulman believes that the A. Schulman common stock price on the closing date of the merger could differ significantly from the common stock price assumed in these unaudited pro forma condensed combined financial statements based upon the recent history of the A. Schulman common stock price. Assuming a $1.00 change in A. Schulman’s closing common stock price, the estimated consideration transferred would increase or decrease by $5.1 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease in goodwill.

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by A. Schulman in the merger, reconciled to the estimate of consideration expected to be transferred.

(In thousands)

Book value of net assets acquired	$105,365
Less: ICO historical goodwill	(4,549)

Adjusted book value of net assets acquired	$100,816
Adjustments to:
Inventory	$3,000
Intangible assets	—
Goodwill	88,529
Property, plant and equipment	—
Deferred taxes	(900)
Contingent consideration (prior ICO acquisitions)	—

Total adjustments	$90,629

Estimate of consideration to be transferred	$191,445

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. A. Schulman is in the process of selecting a third party independent valuation firm to provide valuation services related to this merger. A. Schulman anticipates that the valuations of the acquired assets and liabilities will include, but are not limited to, inventory, fixed assets, customer relationships, technology knowhow, trade names and other potential intangibles and contingent liabilities. The valuation may consist of physical appraisals, discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets and liabilities acquired. At this time, A. Schulman has limited access to information to estimate allocations and will not have sufficient data to make final allocations until after the close of the merger. Accordingly, the acquisition consideration allocation pro forma adjustments will remain preliminary until A. Schulman management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the value of the A. Schulman share price at the close of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following is a discussion of the adjustments made to ICO’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Inventory:  As of the effective time of the merger, inventories are required to be measured at fair value, which A. Schulman believes will approximate net realizable value. A. Schulman does not have detailed information at this time as to the specific finished goods on hand (which represent approximately 50% of total inventories, as disclosed in ICO’s Annual Report on Form 10-K for the annual period ended September 30, 2009, which is incorporated by reference into this proxy statement/prospectus), the actual stage of completion of work-in-progress inventories or the specific types and nature of raw materials and supplies. In general, the fair valuation of inventories will result in an increase over book value pursuant to the lower of cost or market requirements. A. Schulman estimated the fair value adjustment to inventories using information as to the major categories of inventory (finished goods, raw materials and supplies) utilizing assumptions (including profit

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

margins and costs to dispose) in the aggregate to establish a high level estimate of net realizable value. The estimate was based only on finished goods, as it is assumed that the raw materials and supplies would approximate net realizable value. The impact of this adjustment is not reflected in the unaudited pro forma condensed combined statement of operations because the adjustment will not have a continuing impact; however, the inventory adjustment will result in an increase in costs of goods sold in periods subsequent to the completion of the merger when the related inventories are sold.

Intangible assets:  ICO holds patents in multiple countries and has various customer relationships; however, as of the effective date of the merger, ICO does not have any recorded intangible assets for these patents or customer relationships. In addition, ICO does not have any other intangible assets other than goodwill recorded on their balance sheet. A. Schulman does not have sufficient information at this time related to these patents or customer relationships and therefore cannot estimate the fair value, if any, of these intangible assets for purposes of these unaudited pro forma condensed combined financial statements. However, for every $1.0 million allocated to amortizable intangible assets and not goodwill, annual amortization expense of $50,000 to $100,000 would be reflected in the pro forma financial statements based on a 10 to 20 year useful life.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Property, plant and equipment:  As of the effective date of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. A. Schulman does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets and, therefore, cannot estimate the fair value for purposes of these unaudited pro forma condensed combined financial statements. The estimate of fair value is subject to change and could vary materially from the actual adjustment on the closing date. However, for every increase or decrease of $1.0 million allocated to depreciable property, plant and equipment and not goodwill, a change in annual depreciation expense of $70,000 to $200,000 would be reflected in the pro forma financial statements based on a 5 to 15 year useful life.

Deferred taxes:  As of the effective time of the merger, A. Schulman will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments. The $0.9 million adjustment included in the table reflects the deferred tax adjustment related to the $3.0 million inventory fair value adjustment. Please see Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets, item (g) for details regarding the adjustment to taxes.

Contingent consideration:  Although there is no contingent consideration associated with this merger, ICO is obligated to make certain contingent payments in connection with prior acquisitions upon satisfaction of certain contractual criteria. As of the effective time of the merger, contingent consideration obligations must be recorded at their respective fair value. A. Schulman does not have sufficient information at this time to estimate the fair value of the contingent considerations for purposes of these unaudited pro forma condensed combined financial statements.

Note 6 —	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

Adjustments included in the “Pro Forma Adjustments” column represent the following:

(a) To eliminate ICO’s interest expense under the current assumption that all of ICO’s debt will be repaid upon closure of the merger. This assumption may change as interest rates change, liquidity needs and other factors may influence the timing of repayment of ICO’s debt.

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(b) This adjustment represents a reduction in interest income because of A. Schulman’s planned use for its cash balances, which is where A. Schulman earns the interest income. A. Schulman currently assumes it will use approximately $148.6 million of the pro forma combined cash to settle the cash portion of funding the merger, repay all of ICO’s debt and settle other merger related costs. The estimate of the interest income adjustment was based on two parts: (1) a comparable percentage decline in the cash balance; and (2) an assumption that the cash to be used is cash currently held in money market accounts which earn minimal interest as opposed to using the operating cash which generally is held in non-interest bearing accounts.

(c) This represents the tax effect of adjustments to income before income taxes primarily related to the interest income and expense associated with the current assumption of the elimination of all of ICO’s debt and the cash used to partially finance the merger. A. Schulman has assumed a 30% U.S. tax rate representing the statutory U.S. tax rate for ICO related to ICO’s assumed reduced interest expense, primarily in the U.S. The estimated rate of 30% used for the reduction of A. Schulman interest income due to cash used in the merger was based on a blended foreign statutory tax rate due to the varying locations of where the income was earned. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities. Included for the three months ended November 30, 2009 is a tax benefit of approximately $0.1 million related to deductible merger costs.

(d) The weighted-average number of shares outstanding were adjusted by the net of (a) a decrease of the ICO weighted-average number of shares outstanding and (b) an increase of 5,100,000 shares of A. Schulman common stock to be issued as partial consideration for the merger.

(e) The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of ICO are assumed to be replaced by the shares expected to be issued by A. Schulman to effect the merger. For purposes of the unaudited pro forma condensed combined diluted earnings per share calculations, net income available to common shareholders reflects net income from continuing operations less dividends on the preferred stock of less than $0.1 million.

(f) To exclude nonrecurring charges directly attributable to the merger including approximately $2.3 million incurred by A. Schulman and $0.9 million incurred by ICO.

Note 7 —	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

Adjustments included in the “Pro Forma Adjustments” column represent the following (in thousands of dollars):

(a) A. Schulman currently intends to use cash to fund the merger consideration; however, it may use other available liquidity as benefits of other sources are considered. The uses of funds relating to the proposed merger transaction are as follows:

Estimated repayment of all ICO debt based on current assumption to repay the debt	$28,355
Cash consideration to shareholders of ICO common stock	105,000
Estimated A. Schulman and ICO acquisition related transaction costs, including estimated severance and change-in-control payments	14,600
Estimated payment upon termination of ICO interest rate swaps in conjunction with the closing of the merger	310
Estimate prepayment penalty costs upon repayment of ICO debt in conjunction with the closing of the merger	300

Total effect on cash	$148,565

A. Schulman, Inc. and ICO, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(b) To adjust acquired inventory to an estimate of fair value. A. Schulman’s cost of sales will reflect the increased valuation of ICO’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(c) To eliminate ICO remaining unamortized deferred financing costs.

(d) To eliminate ICO historical goodwill of $4,549 and record goodwill as a result of the merger of $88,529.

(e) To eliminate ICO’s debt reflecting the current assumption to repay all ICO debt upon closing of the merger.

(f) To eliminate ICO interest rate swap liability.

(g) To record a deferred tax liability of $900 for the increase in the basis of ICO inventory and to eliminate acquisition related transaction costs including advisory and legal fees of $856 accrued in ICO’s December 31, 2009 balance sheet and $1,601 accrued in A. Schulman’s November 30, 2009 balance sheet assumed to be paid in conjunction with the closing of the merger.

(h) To adjust for the par value of the additional A. Schulman common shares, at par value, as part of the merger ($5,100) and to eliminate ICO’s common stock at par value ($55,787).

(i) To record the common shares issued as a portion of the merger consideration, at fair value less par, and to eliminate ICO’s additional paid-in capital:

Eliminate ICO other capital	$(71,905)
Issuance of A. Schulman common stock, par value	(5,100)
Issuance of A. Schulman common stock (using December 2, 2009 closing price)	86,445

Total	$9,440

(j) To eliminate ICO’s accumulated other comprehensive loss.

(k) To adjust retained earning for the following:

Eliminate ICO accumulated deficit	$21,834
To record estimated A. Schulman and ICO non-recurring acquisition related transaction costs and certain costs related to previous ICO financing which A. Schulman plans to repay	(12,643)

Total	$9,191

(l) To eliminate ICO’s treasury stock.

COMPARISON OF STOCKHOLDER RIGHTS AND RELATED MATTERS

The rights of ICO shareholders are governed by ICO’s charter documents and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Texas. The rights of A. Schulman stockholders are governed by A. Schulman’s charter documents and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. After the merger, the ICO shareholders will become stockholders of A. Schulman and accordingly their rights will be governed by A. Schulman’s charter documents and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. While the rights and privileges of ICO shareholders are, in many instances, comparable to those of the stockholders of A. Schulman, there are some differences. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of the ICO shareholders and the A. Schulman stockholders. These differences arise from differences between the respective charter documents and bylaws of ICO and A. Schulman and the differences between the TBOC and the DGCL.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the TBOC, DGCL and the respective charter documents and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of ICO and A. Schulman for a more complete understanding of these differences.

Authorized Capital Stock

The authorized capital stock of A. Schulman consists of 76,010,707 shares of capital stock, consisting of 75,000,000 shares of common stock, par value $1.00 per share, 1,000,000 shares of special stock, without par value, of which 100,000 shares have been designated as Series A Junior Participating Special Stock, and 10,707 shares of preferred stock, par value $100 per share. As of November 27, 2009, 26,602,173 shares of A. Schulman common stock were issued and outstanding (including 752,320 shares of restricted stock), 16,207,011 shares of A. Schulman common stock were held in treasury, none of A. Schulman’s special stock, Series A Junior Participating Special Stock or preferred stock were issued and outstanding, 12,000 shares of A. Schulman common stock were subject to issued and outstanding options under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan, as amended, and 469,955 shares of A. Schulman common stock were subject to issued and outstanding options under A. Schulman’s 2002 Equity Incentive Plan.

ICO is authorized to issue 50,500,000 shares of common stock, of which 27,704,950 were issued and outstanding as of November 27, 2009, and 500,000 shares of preferred stock, none of which were issued and outstanding as of November 27, 2009.

Number of Directors

Both the DGCL and TBOC provide that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the corporation’s charter or bylaws.

A. Schulman’s bylaws defer to the certificate of incorporation, which provides that the number of directors shall be fixed from time to time exclusively by majority vote of its board of directors; provided, however that the number of directors shall not be less than three. The number of directors of A. Schulman is currently fixed at 11; however, A. Schulman has agreed in the merger agreement to either create vacancies or increase the number of directors in a manner sufficient to accommodate the appointment of Mr. Barmore and Mr. Allspach to its board of directors as of the effective time of the merger.

ICO’s bylaws provide that the number of directors shall be not less than six nor more than 12, the exact number to be set from time to time by the ICO board of directors. There are currently nine directors serving on ICO’s board of directors.

Cumulative Voting

Under the DGCL and TBOC, a corporation’s charter may permit stockholders to cumulate their votes for directors.

A. Schulman’s certificate of incorporation does not provide for cumulative voting for directors and each common stockholder is entitled to one vote per share.

ICO’s charter does not provide for cumulative voting of directors and each common shareholder is entitled to one vote per share.

Classification of Board of Directors

Under the DGCL, a corporation’s certificate of incorporation or bylaws may provide that the board of directors may be divided into two or three classes and have staggered terms of office. Under the TBOC, a corporation’s charter or bylaws may provide that all or some of the board of directors may be divided into two or three classes that shall include the same or a similar number of directors as each other class and that have staggered terms of office.

A. Schulman recently amended its certificate of incorporation to remove the classification of its board, which was previously divided into three classes that served staggered terms of three years. Following the annual meeting of stockholders in 2010, each director of A. Schulman will be elected annually to serve a one-year term.

ICO’s directors are divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible) with the term of office of the Class I directors to expire at ICO’s 2010 annual meeting of shareholders, the term of office of the Class II directors to expire at ICO’s 2011 annual meeting of shareholders and the term of office of the Class III directors to expire at ICO’s 2012 annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified.

Vacancies on the Board of Directors

The DGCL provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors to be elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by a sole remaining director, unless the certificate of incorporation or the bylaws of a corporation provide otherwise.

A. Schulman’s certificate of incorporation mirrors the vacancy provisions of the DGCL.

Under the TBOC, the shareholders at an annual or special meeting or a majority of the remaining directors (even if less than a quorum) may fill any vacancy occurring in the board of directors. Additionally, under TBOC, a directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders (at an annual or special meeting) or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders. However, the board of directors may not fill more than two such vacancies during the period between any two successive annual meetings of shareholders.

ICO’s bylaws mirror the vacancy provisions of the TBOC.

Removal of Directors

Under the DGCL, directors of a corporation with an unclassified board may be removed from office by a majority stockholder vote. If a board is classified, such removal may be effected only for cause. Under the TBOC, except as otherwise provided by the charter or bylaws, at any meeting of stockholders called expressly for that purpose, the holders of a majority of the shares then entitled to vote may vote to remove any director or the entire board of directors, with or without cause. However, in the event the directors serve staggered terms, a director may not be removed except for cause unless the charter provides otherwise.

A. Schulman’s certificate of incorporation provides that directors may be removed as permitted under the DGCL.

ICO’s bylaws establish a classified board of directors and permit the removal of any director, but only for cause, at any meeting of shareholders at which a quorum of shareholders is present called expressly for that purpose, by vote of the holders of two-thirds of the shares then entitled to vote for the election of such director.

Stockholder Action by Written Consent

The DGCL provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of the outstanding stock having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of stockholders consent in writing, unless otherwise provided by a corporation’s certificate of incorporation. The record date to determine the stockholders entitled to consent to corporate action in writing is the date of first submission of the written consent to the corporation.

A. Schulman’s certificate of incorporation specifically denies stockholders the right to act by written consent.

Under the TBOC, any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote with respect to the action consent in writing to such action or, if the corporation’s charter so provides, if a consent in writing is signed by holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted.

ICO’s bylaws permit shareholders to act by written consent if signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Amendment of Charter Documents

Under the DGCL, the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote is required to amend a corporation’s certificate of incorporation.

Under A. Schulman’s certificate of incorporation, the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote is required to amend A. Schulman’s certificate of incorporation. However: (1) any amendment that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock requires the approval of the holders of a majority of shares of such stock, voting separately as a class; and (2) the certificate of incorporation reserves to A. Schulman the right to amend, alter, change or repeal any provision of the certificate of incorporation in any manner prescribed by statute.

Under the TBOC, amendments to a corporation’s charter must be approved by the affirmative vote of a majority of the holders of at least two-thirds of the outstanding shares entitled to vote on the amendment. If an amendment would (1) increase or decrease the number of authorized shares of such class, (2) increase or decrease the par value of the shares of such class (including eliminating the par value of the shares of such class), (3) effect an exchange, reclassification or cancellation of all or part of the shares of the class or series, (4) effect an exchange or create a right of exchange of all or part of the shares of another class or series into the shares of the class or series, (5) change the designations, preferences, limitations or relative rights of the shares of the class or series, (6) change the shares of the class or series (with or without par value) into the same or a different number of shares (with or without par value) of the same class or series or another class or series, (7) create a new class or series of shares with rights and preferences equal, prior or superior to the shares of the class or series, (8) increase the rights and preferences of a class or series with rights or preferences later or inferior to the shares of the class or series in such a manner that the rights or preferences will be equal, prior or superior to the shares of the class or series, (9) divide the shares of the class into series and set and determine the designation of the series and the variations in the relative rights and preferences between the shares of the series, (10) limit or deny existing preemptive or cumulative voting rights of the shares of the class or series, (11) cancel or otherwise affect the dividends on the shares of the class or series that have accrued but have not been declared or (12) include or delete from the charter provisions required or permitted to be included in the charter of a close corporation, then two-thirds of the shares of that class also must approve the amendment. The TBOC also permits a corporation to make provisions in its charter requiring a lower proportion of voting power to approve a specified amendment, but not lower than a majority of the class.

ICO’s charter does not provide that a greater proportion of voting power is required to approve any amendment to its charter. Thus, the ICO charter may be amended as provided under the TBOC.

Amendment of Bylaws

The DGCL provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although a corporation’s certificate of incorporation may give the board of directors the power to amend the bylaws. Under the TBOC, the board of directors may alter, amend or repeal the bylaws without shareholder approval, although bylaws made by the board of directors, and the power conferred upon the board of directors to amend such bylaws, may be altered or repealed by a two-thirds vote by the shareholders.

A. Schulman’s certificate of incorporation provides that its bylaws may be amended by the board of directors. A. Schulman’s bylaws provide that the bylaws may be amended by the vote of a majority of the board of directors or a majority of the stockholders at any regular meeting or special meeting thereof if notice of such amendment is included in the notice of the meeting; provided, however, that notwithstanding anything to the contrary, Section 5 of Article II, Sections 1 and 2 of Article III and Article IX of the bylaws and Article Sixteenth of the certificate of incorporation may be amended only by (1) the affirmative vote of the holders of not less than 80% of the outstanding shares of A. Schulman entitled to vote or (2) the vote of not less than two-thirds of the directors then in office.

ICO’s bylaws provide that the board of directors is expressly empowered to adopt, amend or repeal bylaws. ICO’s charter prohibits shareholders from exercising this power.

Special Meetings of Stockholders

The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. Under the TBOC, special meetings of the shareholders may be called by the board of directors, the President, others permitted by the charter or bylaws or holders of at least 10% of the shares entitled to vote at the meeting (provided that the charter may specify that this percentage is greater than 10% but not greater than 50%).

A. Schulman’s bylaws provide that special meetings of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the directors then in office.

ICO’s bylaws provide that special meetings of the ICO shareholders may be called at any time and for any purpose by the chairman of the board, the chief executive officer or by a majority of the board of directors, by a majority of the executive committee (if any), or by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting.

Advance Notice Requirements of Stockholder Nominations and Proposals

A. Schulman’s bylaws impose an advance notice requirement in relation to stockholder proposals, including director nomination proposals, for business to be brought before an annual meeting. To be timely, the notice must be delivered to or mailed and received by A. Schulman at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the actual date of the annual meeting is more than 30 days before or after that anniversary date, then notice must be so received not later than the close of business on the 10th day following the day on which notice of the annual meeting date was mailed or publicly disclosed, whichever first occurs.

ICO’s bylaws establish procedures that shareholders must follow to nominate persons for election to ICO’s board of directors or present proposals at an annual meeting of shareholders. To be properly brought before an annual meeting of shareholders, business must be made pursuant to ICO’s notice with respect to such annual meeting of shareholders, by or at the direction of the board of directors or by any shareholder of record who was a shareholder of record at the time of the giving of the notice, who was entitled to vote at the meeting and who has complied with the notice procedures in ICO’s bylaws. To be timely, notice must be delivered to or mailed and received at ICO’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting is held on a date prior to that anniversary date, notice must be received not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that if the date of the revised annual meeting has not been publicly announced at least 120 days prior to the date of the annual meeting, notice must be received 30 days after the public announcement of the annual meeting.

Limitation of Personal Liability of Directors

Under the DGCL and TBOC, a certificate of incorporation may, subject to certain limitations, contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty.

A. Schulman’s certificate of incorporation provides that none of its directors shall be personally liable to A. Schulman or its stockholders for monetary damages for breach of fiduciary duty in his or her capacity as such, except to the extent provided by applicable law for: (1) any breach of the duty of loyalty; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful payment of dividends or unlawful stock repurchases as set forth in the DGCL; or (4) any transaction from which the director derived an improper personal benefit.

ICO’s charter provides for the limitation of liability of its directors, except for liability for: (i) a breach of such director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an act or omission for which the liability of a director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Indemnification of Directors, Officers and Employees

The DGCL permits a Delaware corporation to indemnify directors, officers, employees and agents (or any person serving, at the request of the corporation, as director or officer of another corporation, partnership, joint venture, trust or other enterprise) under certain circumstances, and mandates indemnification under certain circumstances. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable in derivative actions, subject to limited exceptions when a court deems the award of expenses appropriate.

The DGCL grants express power to a corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a director or officer receiving such advances must agree to repay those expenses if it is ultimately determined that he or she is not entitled to indemnification.

A. Schulman’s bylaws require A. Schulman to indemnify, to the fullest extent permissible under the DGCL, a director or officer of A. Schulman who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, against fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful.

A. Schulman has also entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the prompt indemnification “to the fullest extent permitted by law” and for the prompt advancement of expenses, including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director: (1) is or was a director and/or officer of A. Schulman; or (2) is or was serving at the request of A. Schulman as a director, trustee, officer, partner, member, manager, employee, advisor or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. These agreements further provide that A. Schulman has the burden of proving that a director or executive officer is not entitled to indemnification in any particular case.

The TBOC permits a corporation to indemnify any person who has been or is threatened to be made a party to a legal proceeding because he or she is or was a director of the corporation, or because he or she served at the request of the corporation as a principal of another business or employee benefit plan, against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with the proceeding. However, under the TBOC, a corporation may not indemnify a director unless the director: (1) conducted himself or herself in good faith; (2) reasonably believed that his or her conduct was in the best interests of the corporation or, in the case of action not taken in his or her official capacity, was not opposed to the best interests of the corporation; and (3) in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The TBOC also provides that a corporation is required to indemnify any director or officer of the corporation who has been or is threatened to be made a party to a legal proceeding by reason of his services to the corporation if the director or officer is successful on the merits or otherwise in the defense of such proceeding. In addition, under the TBOC, a corporation may purchase and maintain, on behalf of its directors and officers, insurance with respect to any liability asserted against or incurred by such persons, whether or not the corporation would have the power under applicable law to indemnify such persons.

The TBOC permits a corporation to indemnify a director for reasonable expenses actually incurred by the director in connection with the proceeding (and not for a judgment, penalty, fine, or excise or similar tax) if the director has not been found liable to the corporation or is found to have received an improper personal benefit. Additionally, the TBOC permits a corporation to pay reasonable expenses of a director in advance of the final disposition of a proceeding for which indemnification may be provided on the condition that the corporation first receives: (1) a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (2) a written undertaking by or on behalf of the director that he or she will repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified. The TBOC allows a corporation to indemnify and advance expenses to its officers, employees and other agents to the same extent that it allows a corporation to indemnify and advance expenses to directors.

ICO’s charter documents authorize indemnification of officers, directors, employees and agents to the fullest extent authorized or permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling A. Schulman and ICO pursuant to the foregoing provisions, A. Schulman and ICO have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions Affecting Control Share Acquisitions and Business Combinations

Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the time the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by § 203 of the DGCL, or (2) if the corporation, by action of its stockholders taken with the favorable vote of a majority of the outstanding voting power of the corporation, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by § 203 of the DGCL, with such amendment to be effective 12 months thereafter.

A. Schulman has not adopted provisions in its certificate of incorporation or bylaws to opt out of the DGCL § 203.

Sections 21.601(1), 21.604 and 21.606 of the TBOC provide that a Texas corporation with 100 or more shareholders, a Texas corporation with a class or series of the corporation’s voting shares registered under the Exchange Act or a Texas corporation with a class or series of the corporation’s voting shares qualified for trading in a national market system may not engage, directly or indirectly, in certain business combinations, including mergers and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder, unless: (1) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder, or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliate shareholder became an affiliated shareholder.

Under § 21.607 of the TBOC, a Texas corporation may elect to opt out of these provisions. ICO has not made such an election.

Rights of Dissenting Shareholders

The DGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless a corporation’s certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights if: (1) the shares of the corporation are (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders; or (2) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. However, notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. The DGCL does not provide appraisal rights to stockholders with respect to the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide. The DGCL provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders.

The appraisal rights of A. Schulman stockholders are governed in accordance with the DGCL.

Under the TBOC, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. However, rights of dissent and appraisal are not available with respect to a plan of merger in which there is a single surviving corporation, or with respect to any plan of exchange, if: (1) the shares held by the shareholder are part of a class or series, shares of which are listed on a national securities exchange, designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange; (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares) to be provided to any other holder of shares of the same class or series held by such shareholder; and (3) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares that are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders and (b) cash in lieu of fractional shares otherwise entitled to be received.

Those ICO common shareholders not rendered ineligible under the TBOC shall be entitled to the rights of dissent and appraisal granted under the TBOC. For more information, see the section titled “THE MERGER — Appraisal Rights of Dissenting ICO Shareholders” beginning on page 76.

MATERIAL CONTRACTS BETWEEN A. SCHULMAN AND ITS AFFILIATES AND ICO AND ITS AFFILIATES

In September 2008 A. Schulman executed its standard supply agreement with ICO, pursuant to which it agreed to purchase from ICO certain compounding, grinding, storage and packaging services. In addition, A. Schulman has acquired from ICO certain similar services in Europe from time to time, particularly in Holland, although not pursuant to a written supply agreement. The parties believe that these arrangements have been entered into in the ordinary course of business under standard terms and conditions, and that they are not material to their respective business enterprises in the aggregate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A.	SCHULMAN

You should review A. Schulman’s disclosures about security ownership of certain of its beneficial owners and management, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

ICO

Share Ownership by Directors and Executive Officers

BENEFICIAL OWNERSHIP OF ICO COMMON STOCK BY DIRECTORS
AND EXECUTIVE OFFICERS OF ICO

The following table sets forth certain information regarding the beneficial ownership of ICO common stock as of March 24, 2010 by: (i) each director and executive officer of ICO; and (ii) all directors and executive officers of ICO as a group.

	Number of Shares	Percent of Shares
Name of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned(2)

Directors
A. John Knapp, Jr.	1,440,487(3)	5.2%
Gregory T. Barmore	268,081(4)	*
David E.K. Frischkorn, Jr.	76,300(5)	*
Eric O. English	48,300(6)	*
Daniel R. Gaubert	22,900(7)	*
Warren W. Wilder	22,900(8)	*
Eugene R. Allspach	10,900(9)	*
Max W. Kloesel	70,126(10)	*
Kumar Shah	12,900(11)	*
Executive Officers Who Are Not Directors
Stephen E. Barkmann	181,178(12)	*
Bradley T. Leuschner	74,934(13)	*
Derek R. Bristow	115,000(14)	*
D. Eric Parsons	109,667(15)	*
Charlotte Fischer Ewart	48,786(16)	*
All directors and executive officers as a group (14 persons)	2,502,459	9.0%

As used in the footnotes below: (1) the 1996 Employee Plan means the ICO 1996 Stock Option Plan (as amended and restated); (2) the 2007 Employee Plan means the ICO 2007 Equity Incentive Plan (as amended and restated); (3) and the Director Plan means the 2008 Equity Incentive Plan for Non-Employee Directors of ICO (as amended and restated).

*	Indicates ownership does not exceed 1.0%.

(1)	The address for each of ICO’s directors and executive officers is 1811 Bering Drive, Suite 200, Houston, Texas 77057.

(2)	The percentage of shares beneficially owned was calculated based on 27,923,340 shares of ICO common stock outstanding as of March 24, 2010. The percentage assumes the exercise and retention, by the shareholder named in each row, of all stock options for the purchase of ICO common stock held by such shareholder and exercisable currently or within 60 days.

(3)	Consists of: (i) 25,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the Director Plan; (ii) 240,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 2007 Employee Plan; (iii) 269,015 shares of ICO common stock held of record by Mr. Knapp, which includes 77,539 shares of restricted ICO common stock; (iv) 513,643 shares of ICO common stock held of record by an IRA controlled by Mr. Knapp; (v) 4,609 equivalent shares held in the unitized stock fund in ICO’s 401(k) Plan; (vi) 10,000 shares of ICO common stock held of record by Mr. Knapp’s spouse; (vii) 278,655 shares of ICO common stock held of record by Andover Group, Inc., of which Mr. Knapp is the President and has voting and investment control; (viii) 39,500 shares of ICO common stock held of record by Andover Real Estate Service, Inc., of which Mr. Knapp is the President and has voting and investment control; (ix) 50,000 shares of ICO common stock held of record by the Knapp Children’s Trust, of which Mr. Knapp is a trustee; (x) 10,000 shares of ICO common stock held of record by the Lykes Knapp Family Foundation, of which Mr. Knapp has voting and investment control; and (xi) 8,065 shares of ICO common stock held of record by the Estate of Robert W. Ohnesorge, over which Mr. Knapp has voting control in his capacity as executor of the estate. Mr. Knapp disclaims beneficial ownership of the 50,000 shares held of record by the Knapp Children’s Trust and the 8,065 shares held of record by the Estate of Robert W. Ohnesorge.

(4)	Includes 9,000 shares of restricted ICO common stock.

(5)	Consists of: (i) 33,300 shares of ICO common stock held of record by Mr. Frischkorn, which includes 24,000 shares of restricted ICO common stock; (ii) 7,000 shares of ICO common stock held of record in an IRA controlled by Mr. Frischkorn; 30,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under ICO’s 1993 Director Plan; (iii) 3,000 shares of ICO common stock held of record by the 1987 Present Interest Trust for Anne Eloise Frischkorn, the daughter of Mr. Frischkorn, and of which Mr. Frischkorn is the trustee; and (iv) 3,000 shares of ICO common stock held of record by the 1987 Present Interest Trust for David Frischkorn, III, the son of Mr. Frischkorn, and of which Mr. Frischkorn is the trustee. Mr. Frischkorn disclaims beneficial ownership of any securities held by either of the two referenced trusts.

(6)	Consists of: (i) 28,300 shares of ICO common stock held of record by Mr. English, which includes 24,000 shares of restricted ICO common stock; and (ii) 20,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the Director Plan.

(7)	Includes 12,900 shares of ICO common stock.

(8)	Consists of: (i) 17,900 shares of ICO common stock held of record by Mr. Wilder, which include 12,900 shares of restricted ICO common stock; and (ii) 5,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the Director Plan.

(9)	Consists of 10,900 shares of restricted ICO common stock held of record by Mr. Allspach.

(10)	Consists of: (i) 28,125 shares of ICO common stock held of record by Mr. Kloesel; (ii) 37,001 equivalent shares of ICO common stock held in the unitized stock fund in ICO’s 401(k) Plan; and (iii) 5,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 2007 Employee Plan.

(11)	Consists of 12,900 shares of restricted ICO common stock held of record by Mr. Shah.

(12)	Consists of: (i) 84,485 shares of restricted ICO common stock held of record by Mr. Barkmann; (ii) 24,193 equivalent shares of ICO common stock held in the unitized stock fund in ICO’s 401(k) Plan; and (iii) 72,500 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 2007 Employee Plan.

(13)	Consists of: (i) 37,592 shares of ICO common stock held of record by Mr. Leuschner, which includes 20,462 shares of restricted ICO common stock; (ii) 20,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 1996 Employee Plan and the 2007 Employee Plan; and (iii) 17,342 equivalent shares of ICO common stock held in the unitized stock fund in ICO’s 401(k) Plan.

(14)	Consists of: (i) 77,000 shares of restricted ICO common stock held of record by Mr. Bristow; and (ii) 38,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 1996 Employee Plan and the 2007 Employee Plan.

(15)	Consists of: (i) 36,000 shares of restricted ICO common stock held of record by Mr. Parsons; (ii) 25,167 equivalent shares of ICO common stock held in the unitized stock fund in ICO’s 401(k) Plan; and (iii) 48,500 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 1996 Employee Plan and the 2007 Employee Plan.

(16)	Consists of: (i) 13,000 shares of ICO common stock held of record by Ms. Ewart, which includes 11,000 shares of restricted ICO common stock; (ii) 500 shares of ICO common stock held of record by Ms. Ewart’s spouse; (iii) 15,286 equivalent shares of ICO common stock held in the unitized stock fund in the ICO’s 401(k) Plan; and (iv) 20,000 shares of ICO common stock that may be acquired currently or within 60 days upon exercise of stock options awarded under the 1994 Employee Plan, 1996 Employee Plan and the 2007 Employee Plan.

LEGAL MATTERS

The validity of the A. Schulman common stock to be issued to ICO shareholders in the merger will be passed upon by Vorys, Sater, Seymour and Pease LLP, Akron, Ohio, counsel to A. Schulman. The material United States federal income tax consequences of the merger as described in the section titled “THE MERGER — Material United States Federal Income Tax Consequences” beginning on page 79 will be passed upon for A. Schulman by Jones Day and for ICO by Baker Botts L.L.P.

EXPERTS

A.	SCHULMAN

The financial statements as of August 31, 2009 and 2008 and for each of the three years in the period ended August 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of August 31, 2009 incorporated in this proxy statement/prospectus by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ICO

The financial statements as of September 30, 2009 and 2008 and for each of the three years in the period ended September 30, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of September 30, 2009 incorporated in this proxy statement/prospectus by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

The 2010 Annual Meeting of ICO shareholders is presently scheduled to be held in the spring of 2010. If the merger is completed, ICO will not hold the annual meeting. If the merger is not completed and the 2010 Annual Meeting is held, then, under Rule 14a-8(e) of the Exchange Act, ICO shareholder proposals intended to be included in ICO’s 2010 proxy statement and proxy must have been received in writing by the Corporate Secretary of ICO at 1811 Bering Drive, Suite 200, Houston, Texas 77057, no later than September 30, 2009.

If an ICO shareholder desires to bring a matter before the 2010 Annual Meeting and the proposal is submitted outside the process of Rule 14a-8 of the Exchange Act, the ICO shareholder must follow the procedures set forth in ICO’s Amended and Restated Bylaws. ICO’s Amended and Restated Bylaws provide generally that ICO shareholders who wish to nominate directors or to bring business before an annual meeting must notify ICO at its principal executive offices and provide certain pertinent information at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of ICO shareholders. Therefore, ICO shareholders who wish to nominate directors or to bring business before the 2010 Annual Meeting must have notified ICO, in the form required by its Amended and Restated Bylaws, no later than December 9, 2009.

WHERE YOU CAN FIND MORE INFORMATION

A. Schulman (SEC File No. 0-07459) and ICO (SEC File No. 1-08327) file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. A. Schulman’s and ICO’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. A. Schulman and ICO also maintain Internet sites, http://www.aschulman.com and http://www.icopolymers.com, respectively, where information about A. Schulman and ICO can be obtained. The information contained on these Internet sites is not part of this proxy statement/prospectus.

A. Schulman has filed a registration statement on Form S-4 to register with the SEC the shares of A. Schulman common stock to be issued to ICO common shareholders upon completion of the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of A. Schulman in addition to being a proxy statement of ICO for their special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows A. Schulman and ICO to “incorporate by reference” information into this proxy statement/prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about A. Schulman and ICO.

The following documents previously filed with the SEC by A. Schulman are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended August 31, 2009, as filed with the SEC on October 26, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended November 30, 2009, as filed with the SEC on January 6, 2010;

•	Current Reports on Form 8-K filed with the SEC on October 19, 2009, October 30, 2009, December 3, 2009, December 10, 2009, December 22, 2009, January 7, 2010, January 20, 2010, February 5, 2010 and March 1, 2010;

•	Definitive Proxy Statement for A. Schulman’s Annual Meeting of Stockholders to be held on December 10, 2009, as filed with the SEC on November 6, 2009; and

•	The description of A. Schulman’s common stock contained in its Current Report on Form 8-K filed with the SEC on December 22, 2009, or contained in any subsequent amendment or report filed for the purpose of updating such description.

The following documents previously filed with the SEC by ICO are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended September 30, 2009, as filed with the SEC on December 4, 2009 and amended and filed with the SEC on January 28, 2010; and

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, as filed with the SEC on February 4, 2010;

•	Current Report on Form 8-K filed with the SEC on December 8, 2009, December 17, 2009 and January 20, 2010.

A. Schulman and ICO are also incorporating by reference additional documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

All information contained or incorporated by reference in this proxy statement/prospectus relating to A. Schulman has been supplied by A. Schulman, and all information about ICO has been supplied by ICO.

If you are a shareholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through the companies or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless the exhibits have been specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

A. Schulman, Inc. 3550 West Market Street, Akron, Ohio 44333 Attention: Corporate Secretary Tel: (330) 666-3751	ICO, Inc. 1811 Bering Drive, Suite 200 Houston, Texas 77057 Attention: Corporate Secretary Tel: (713) 351-4100

Shareholders seeking to request documents from either A. Schulman or ICO must do so prior to April 21, 2010, in order to receive them before the special meeting. You can also get more information by visiting A. Schulman’s web site at www.aschulman.com and ICO’s web site at www.icopolymers.com. Web site materials are not part of this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals at the special meeting in connection with the merger. The companies have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 25, 2010. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of A. Schulman common stock in the merger shall create any implication to the contrary.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of A. Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. Statements in this proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance are intended to identify forward-looking statements, and are found at various places throughout this proxy statement/prospectus. These forward-looking statements are found in various places throughout this proxy statement/prospectus.

These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors which are difficult to predict and are beyond the control of A. Schulman and ICO. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Important factors that could cause actual results to differ materially from those indicated by such forward-

looking statements include those set forth in A. Schulman’s and ICO’s filings with the SEC, including their respective Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These important factors also include those set forth under “RISK FACTORS” beginning on page 21, as well as, among others, risks and uncertainties relating to:

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•	the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger;

•	the outcome of pending litigation in which A. Schulman or ICO is involved;

•	the risk that the merger will not be completed, whether as a result of the failure to obtain approval of the merger by the stockholders of ICO or the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and

•	general market, labor and economic conditions and related uncertainties.

This proxy statement/prospectus speaks only as of its date, and, except as may be required by law, neither A. Schulman nor ICO undertakes any duty to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. You are advised, however, to consult any further disclosures A. Schulman or ICO makes on related subjects in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
A. SCHULMAN, INC.,
WILDCAT SPIDER, LLC
AND
ICO, INC.
Dated as of December 2, 2009

A-i

A-ii

TABLE OF DEFINED TERMS

Term	Page

2010 Incentive Plan	A-44
Acquisition Agreement	A-35
Adjustment Event	A-6
affiliate	A-50
Agreement	A-1
Antitrust Law	A-50
Average Closing Price	A-5
Book-Entry Shares	A-3
Business Day	A-51
Cash Consideration	A-3
Cash Pool	A-3
CBA Company Employees	A-43
Certificate of Merger	A-1
Closing	A-1
Closing Date	A-1
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-35
Company Benefit Plans	A-11
Company Bylaws	A-7
Company Certificate	A-3
Company Charter	A-7
Company Common Stock	A-1
Company Credit Agreement	A-8
Company Disclosure Letter	A-7
Company Employees	A-43
Company Entities	A-7
Company ERISA Affiliate	A-12
Company Foreign Plan	A-14
Company Intellectual Property	A-17
Company Leased Real Property	A-16
Company Leases	A-16
Company Material Contract	A-18
Company Owned Real Property	A-16
Company Representatives	A-34
Company SEC Documents	A-9
Company Stock Options	A-8
Company Stock Plans	A-8
Company Stockholder Approval	A-18
Company Stockholders Meeting	A-37
Company Subsidiaries	A-7
Company Takeover Proposal	A-35
Company Termination Fee	A-48
Confidentiality Agreement	A-38
Dissenting Shares	A-6
Effective Time	A-2
employee	A-14, A-26

A-iii

Term	Page

Environment	A-51
Environmental, Health and Safety Claim	A-51
Environmental Condition	A-51
Environmental, Health and Safety Laws	A-51
Environmental Permit	A-51
ERISA	A-12
Exchange Act	A-9
Exchange Agent	A-3
Exchange Fund	A-4
Exchange Ratio	A-3
Exercise Period	A-40
Fixed Parent Stock Number	A-3
Form S-4	A-10
GAAP	A-9
Governmental Entity	A-9
Hazardous Substance	A-51
HSR Act	A-9
Indemnified Parties	A-41
knowledge	A-51
Law	A-51
Liens	A-51
material adverse change	A-51
material adverse effect	A-51
Maximum Premium	A-41
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Multiemployer Plan	A-13
Multiple Employer Plan	A-13
Nasdaq	A-9
Notice of Adverse Recommendation	A-35
Out-of-Pocket Expenses	A-48
Outside Date	A-46
Outstanding Shares	A-3
Parent	A-2
Parent Benefit Plans	A-23
Parent Bylaws	A-19
Parent Charter	A-19
Parent Common Stock	A-2
Parent Disclosure Letter	A-19
Parent Entities	A-19
Parent ERISA Affiliate	A-24
Parent Foreign Plan	A-26
Parent Intellectual Property	A-28
Parent Leased Real Property	A-28
Parent Leases	A-28
Parent Material Contract	A-29

A-iv

Term	Page

Parent Owned Real Property	A-28
Parent Plan	A-43
Parent SEC Documents	A-21
Parent Stock Options	A-20
Parent Stock Plans	A-20
Parent Subsidiaries	A-19
PBGC	A-13
PCBs	A-51
Permits	A-11
Permitted Liens	A-52
person	A-52
Post-Closing Tax Period	A-15
Pre-Closing Tax Period	A-15
Prior Plan	A-44
Proxy Statement	A-9
Recent Parent SEC Reports	A-21
Recent SEC Reports	A-10
Release	A-52
Restricted Share	A-40
Retention Pool	A-44
SEC	A-9
Securities Act	A-9
Series A Special Stock	A-20
Special Stock	A-20
Stock Consideration	A-1
subsidiary	A-52
Successor Plan	A-44
Superior Proposal	A-35
Surviving Company	A-1
Takeover Statute	A-18
Tax Certificates	A-39
Tax Return	A-53
Taxes	A-52
TBCA	A-19
TBOC	A-1
Texas Secretary of State	A-1
Transferee	A-4
Treasury Regulations	A-1

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2009, by and among A. Schulman, Inc., a Delaware corporation (“Parent”), Wildcat Spider, LLC, a Texas limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and ICO, Inc., a Texas corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and, accordingly, have agreed to effect the merger of the Company with and into the Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Business Organizations Code (the “TBOC”), whereby each issued and outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”), other than Dissenting Shares and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1);

WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder (the “Treasury Regulations”), and any comparable provisions of state or local Law, (ii) Merger Sub be disregarded as an entity separate from Parent and (iii) this Agreement be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  On the terms and subject to the conditions set forth herein, and in accordance with the TBOC, the Company will be merged with and into Merger Sub at the Effective Time, and the separate corporate existence of the Company will thereupon cease. Following the Effective Time, Merger Sub will be the surviving company (the “Surviving Company”).

Section 1.2  Closing .  The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties hereto, which is to be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit thereof of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit of those conditions) set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location to which the parties hereto agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3  Effective Time.  On the terms and subject to the conditions set forth in this Agreement, (i) as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Texas (the “Texas Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 10.151 of the TBOC and (ii) as soon as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the TBOC. The Merger will become effective when the Certificate of Merger is accepted by the Texas Secretary of State or at such later date and time or on the occurrence of a future event or fact as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger will have the effects set forth in Section 10.008 of the TBOC and all other applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 1.5  Certificate of Formation and Limited Liability Company Agreement.  Subject to Section 5.5, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately before the Effective Time, will be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6  Managers and Officers of the Surviving Company.  The managers of Merger Sub immediately prior to the Effective Time will be the managers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7  Tax Consequences.  It is intended by the parties hereto that (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations, and any comparable provisions of applicable state or local Law, and (ii) Merger Sub be disregarded as an entity separate from Parent. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, and for all relevant tax purposes.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES AND PAYMENT

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, in its capacity as the sole member of Merger Sub, or the holder of any shares of capital stock of the Company or Parent:

(a) Merger Sub’s Membership Interests.  The issued and outstanding membership interests in Merger Sub outstanding immediately prior to the Effective Time will remain outstanding as the membership interests of the Surviving Company.

(b) Cancellation of Treasury Stock and Parent Owned Stock.  Each share of Company Common Stock that is owned by Parent or any direct or indirect subsidiary of Parent or the Company immediately prior to the Effective Time and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares, will be converted into the right to receive (i) the Cash Consideration, without interest and (ii) a number of validly issued, fully paid, nonassessable shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”). The Cash Consideration and the Stock Consideration, and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.2(e) are referred to collectively as the

“Merger Consideration.” The “Cash Consideration” shall be equal to the quotient, rounded down to the nearest whole cent, obtained by dividing the Cash Pool by the Outstanding Shares as of immediately prior to the Effective Time. The “Exchange Ratio” shall be equal to the quotient obtained by dividing the Fixed Parent Stock Number by the Outstanding Shares as of immediately prior to the Effective Time. The “Outstanding Shares” shall (A) for purposes of this Section 2.1(c), be the number of shares of Company Common Stock issued and outstanding as of the time of such calculation (ignoring for this purpose any shares of Company Common Stock canceled pursuant to Section 2.1(b)) less the number of Dissenting Shares and (B) for purposes of Section 2.1(e), be the number of shares of Company Common Stock issued and outstanding as of the time of such calculation (ignoring for this purpose any shares of Company Common Stock canceled pursuant to Section 2.1(b)), calculated on a fully diluted basis using the treasury stock method, less the number of Dissenting Shares. “Cash Pool” shall (A) for purposes of this Section 2.1(c), be equal to $105,000,000 less any cash amounts paid or to be paid pursuant to Section 2.1(e) (including any applicable withholding in respect thereof) and less any cash amounts paid by the Company to purchase, redeem or otherwise acquire any Company Common Stock or other equity securities (including Company Stock Options) of the Company or any of its subsidiaries, in each case, after the date of this Agreement and prior to the Effective Time; provided, that the Cash Pool shall be reduced by the product of the number of any Dissenting Shares multiplied by the sum of (x) the Cash Consideration calculated as if there were no such Dissenting Shares and (y) the product of the Exchange Ratio calculated as if there were no such Dissenting Shares multiplied by the Average Closing Price and (B) for purposes of Section 2.1(e), be equal to $105,000,000 less any cash amounts paid by the Company to purchase, redeem or otherwise acquire any Company Common Stock or other equity securities (including Company Stock Options) of the Company or any of its subsidiaries, in each case, after the date of this Agreement and prior to the Effective Time; provided, that the Cash Pool shall be reduced by the product of the number of any Dissenting Shares multiplied by the sum of (x) the Cash Consideration calculated as if there were no such Dissenting Shares (or, for the avoidance of doubt, cash amounts paid or to be paid pursuant to Section 2.1(e) (including any applicable withholding in respect thereof)) and (y) the product of the Exchange Ratio calculated as if there were no such Dissenting Shares multiplied by the Average Closing Price. “Fixed Parent Stock Number” shall be equal to 5,100,000. For the avoidance of doubt, in no event shall (i) the aggregate amount of cash paid pursuant to this Section 2.1 exceed $105,000,000 and (ii) the aggregate number of shares of Parent Common Stock issued pursuant to this Section 2.1 exceed the Fixed Parent Stock Number.

(d) Cancellation of Shares of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock, other than Dissenting Shares, shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any shares of Company Common Stock (a “Company Certificate”) or book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions, if any, upon surrender of such Company Certificate or Book-Entry Shares, in each case, in accordance with this Article II, without interest.

(e) Treatment of Outstanding Company Stock Options.  Each holder of a Company Stock Option that is not exercised prior to the Effective Time shall have the right, following the termination of the holder’s unexercised Company Stock Options as of the Effective Time, to receive from the Surviving Company in respect thereof an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share previously subject to such Company Stock Option, without interest and reduced by any applicable withholding. For this purpose, “Merger Consideration Value” equals the sum of (i) the Cash Consideration and (ii) the product of the Average Closing Price and the Exchange Ratio.

Section 2.2  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company stockholders (the “Exchange Agent”). Parent and the Exchange Agent shall enter into an agreement which will provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent,

(i) immediately available funds sufficient to pay the aggregate Cash Consideration for all of the Outstanding Shares and (ii) certificates representing the shares of Parent Common Stock (such cash and such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for all of the Outstanding Shares.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any case within five Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Book-Entry Share whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in such customary form and have such other provisions as Parent may reasonably specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) After the Effective Time, and upon surrender in accordance with this Article II of a Company Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration in the form of (A) a certificate or book-entry share representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, after taking into account all the shares of Company Common Stock then held by such holder under all such Book-Entry Shares or Company Certificates so surrendered and (B) a cash payment for the full amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, including the Cash Consideration, cash in lieu of fractional shares and certain dividends or other distributions, if any, in accordance with Section 2.2(c), and the Company Certificate or Book-Entry Shares so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Company Certificate or Book-Entry Share so surrendered is registered (the “Transferee”) if such Company Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Company Certificate or Book-Entry Shares or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate pursuant to the provisions of this Article II and certain dividends or other distributions, if any, in accordance with Section 2.2(c).  No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Dividends; Other Distributions.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Company Certificate or Book-Entry Share in accordance with this Article II.  Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate or Book-Entry Share in accordance herewith, there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, in addition to all other amounts to which such holder is entitled under this Article II, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of Company Certificates or Book-Entry Shares in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(c) and Section 2.2(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates and such Book-Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Book-Entry Shares are presented to Parent, the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent and without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled (rounded up to the nearest ten thousandth when expressed in decimal form) by (B) the average closing price for a share of Parent Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten consecutive trading days ending with the fifth complete trading day prior to, but not including, the Closing Date (the “Average Closing Price”).

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

(iv) The parties hereto acknowledge that the payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing and maintaining fractional shares and does not represent separately bargained for consideration.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Company Certificates or Book-Entry Shares for twelve months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II may thereafter look only to Parent for payment of their claim for Merger Consideration and dividends or distributions, if any, with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

(g) No Liability.  None of Parent, the Surviving Company or the Exchange Agent will be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided, that, (i) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than 30 days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments will be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates.  If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, as the case may be, the posting by such person of a bond in such reasonable amount as Parent or the Surviving Company, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock, in each case, due to such person pursuant to this Agreement.

Section 2.3  Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Adjustment Event.

Section 2.4  Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any person that is entitled to demand and properly demands payment of the fair value of such shares of Company Common Stock pursuant to, and that complies in all respects with, the provisions of Section 10.356 of the TBOC, and does not properly withdraw such demand in accordance with Section 10.357 of the TBOC or otherwise become ineligible for such payment pursuant to Section 10.367 of the TBOC, in each case prior to the Effective Time (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but, instead, such person shall be entitled to such rights (but only such rights) as are granted by Section 10.354 of the TBOC. At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist and, except as otherwise provided by applicable Law, each holder of Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Section 10.354 of the TBOC. Notwithstanding the foregoing, if any such person (i) shall have failed to establish entitlement to relief as a dissenting stockholder as provided in Section 10.361 of the TBOC, (ii) shall have effectively withdrawn demand for relief as a dissenting stockholder with respect to such Dissenting Shares under Section 10.357 of the TBOC or lost the right to relief as a dissenting stockholder under Section 10.356 of the TBOC or (iii) shall have failed to file a petition with the appropriate court seeking relief as to the determination of the value of all such Dissenting Shares within the time provided in Section 10.361 of the TBOC, such person shall forfeit or, in the event a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by Section 10.361 of the TBOC, lose the right to relief as a dissenting stockholder with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) without interest. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and any attempted withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company relating to stockholder dissent rights, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.5  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 2.6  Withholding Rights.  The Surviving Company, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are properly withheld and remitted to the appropriate taxing authority by the Surviving Company, Parent or the Exchange Agent, as the case may be, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Exchange Agent, as the case may be. Parent shall pay, or shall cause to be paid, all amounts so withheld to the appropriate taxing authority within the period required under applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Company.  Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), provided, however, that a matter disclosed in the Company Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty, and except as set forth in the Recent SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Amended and Restated Articles of Incorporation of the Company, as amended to date (the “Company Charter”) and the Amended and Restated Bylaws of the Company, as amended to date (the “Company Bylaws”).

(b) Subsidiaries.  All outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company

Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person.

(c) Capital Structure.  The authorized capital stock of the Company consists entirely of (i) 50,500,000 shares of Company Common Stock, and (ii) 500,000 shares of preferred stock, no par value per share. At the close of business on November 27, 2009: (i) 27,704,950 shares of Company Common Stock were issued and outstanding (including 538,486 shares of Restricted Stock); (ii) 578,081 shares of Company Common Stock were held by the Company in its treasury; and (iii) 221,268 shares of Company Common Stock were subject to issued and outstanding options to purchase Company Common Stock granted under the Company First Amended and Restated 1996 Stock Option Plan, 662,513 shares of Company Common Stock were subject to issued and outstanding options to purchase Company Common Stock granted under the Third Amended and Restated Company 2007 Equity Incentive Plan, and 80,000 shares of Company Common Stock were subject to issued and outstanding options to purchase Company Common Stock granted under the First Amended and Restated 2008 Equity Incentive Plan for Non-Employee Directors of the Company (collectively, the “Company Stock Plans” and such stock options collectively, the “Company Stock Options”). The Company has made available to Parent a list, as of the close of business on November 27, 2009, of the holders of outstanding Company Stock Options, restricted stock, and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.1(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except as otherwise provided in this Section 3.1(c), there are no outstanding obligations of the Company or any Company Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.1(c) and for payments under Company Benefit Plans, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from the Company or a Company Subsidiary any payment based on the revenues, earnings or financial performance of the Company or any Company Subsidiary or assets or calculated in accordance therewith.

Except for the Credit Agreement dated October 27, 2006, as amended, among the Company, Bayshore Industrial L.P., ICO Polymers North America, Inc., Wells Fargo Bank, National Association, KeyBank, National Association, and the other lending institutions named therein (the “Company Credit Agreement”), and except for the other agreements set forth on Section 3.1(c) of the Company Disclosure Letter, no indebtedness for borrowed money of the Company or any Company Subsidiary contains any restrictions (other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any Company Subsidiary, (ii) the incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money, or (iii) the ability of the Company or any Company Subsidiary to grant any Lien on the properties or assets of the Company or any Company Subsidiary.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to any of the Company Entities or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement/prospectus relating to the Company Stockholders Meeting (such proxy statement/prospectus, as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing with the Texas Secretary of State of the Certificate of Merger; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) notifications to The NASDAQ Stock Market (the “Nasdaq”); and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act with the SEC since September 30, 2007 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC.

(ii) The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Company Subsidiary is required to make any filings with the SEC. Except as disclosed in the Company SEC Documents filed since September 30, 2008 and prior to the date of this Agreement (the “Recent SEC Reports”), since September 30, 2008, the Company and the Company Subsidiaries have not incurred any liabilities (direct, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of the Company and the Company Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have or result in a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Company SEC Documents, the Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by Company management to the Company’s auditors or audit committee of the Company’s Board of Directors since September 30, 2007.

(f) Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

(g) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 2008, (i) each of the Company Entities has conducted its respective operations only in the ordinary course consistent with past practice,

(ii) there has not been any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have or result in a material adverse effect on the Company, and (iii) no Company Entity has engaged in any material transaction or entered into any material agreement or commitment outside the ordinary course of business (except for the transactions contemplated by this Agreement).

(h) Compliance with Applicable Laws; Litigation.

(i) Since January 1, 2007, the operations of the Company Entities have not been and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received any written notice, or has knowledge, of any claim alleging any such violation.

(ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) There is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, except for any such suit, action or proceeding that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, to which the Company or any Company Subsidiary is a party or against the Company or any Company Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a material adverse effect on the Company. As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

(i) Employee Benefit Plans.

(i) The Company has made available to Parent a true and complete list of (A) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or with respect to which the Company or any Company Subsidiary has any material liability, and (B) each change of control agreement and each material employment or severance agreement providing benefits (other than those benefits required by applicable Law or customarily provided in such jurisdiction) to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor any Company Subsidiary has any liability (including contingent liability) with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans, other than liability which, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(ii) Each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination and/or opinion letter from the IRS as to its qualified status and, to the knowledge of the Company, there exist no facts or circumstances that have caused or could cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All contributions to, and payments from, the Company Benefit Plans that are required to have been made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any Company Subsidiary, any Company Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any “disqualified benefit” (as defined in Section 4976(b)(1) of the Code) for which the Company or any Company Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full.

(iii) Other than as would not reasonably be expected to have or result in a material adverse effect on the Company, neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or 414(c) of the Code (a “Company ERISA Affiliate”) has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring any such liability or failure. Each Company Benefit Plan (other than a Multiemployer Plan) to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no such Company Benefit Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any Lien in favor of any Company Benefit Plan arisen under Sections 412(n) or 430(k) of the Code or Sections 302(f) or 303(k) of ERISA. Neither the Company nor any Company ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Sections 306 or 307 of ERISA. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code that is not a Multiemployer Plan, the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Benefit Plan and, to the knowledge of the Company, no event has occurred which would be reasonably expected to change any such funded status. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation (the “PBGC”) to institute termination proceedings with respect to any Company Benefit Plan. The PBGC has not instituted proceedings to terminate any Company Benefit Plan.

(iv) Except as would not reasonably be expected to have or result in a material adverse effect on the Company, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and the Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each of the Company Benefit Plans without the consent of any other person.

(v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

(vi) Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code. The deductions taken by the Company or any Company Subsidiary related to compensation paid to its named executive officers under any Company Benefit Plan have been made in material compliance with or pursuant to exceptions from the limitations set forth in Section 162(m) of the Code.

(vii) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including all Company Benefit Plan documents and trust agreements; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such material amendments or to adopt or approve any new Company Benefit Plan.

(viii) No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full, nor does the Company have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates would incur any material withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if the Company, the Company Subsidiaries or any of their respective Company ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective Company ERISA Affiliates has an obligation to contribute on the date of this Agreement. No Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective Company ERISA Affiliates contributes or otherwise has any liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any Company Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Company Benefit Plan, any participant in a Company Benefit Plan, any employee benefit plan with respect to which the Company or any Company Subsidiary has any contingent liability, or any participant in an employee benefit plan with respect to which the Company or any Company Subsidiary has any contingent liability.

(x) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of the Company Subsidiaries, except as would not reasonably be expected to have or result in a material adverse effect on the Company.

(xi) All contributions, transfers and payments for the benefit of U.S. employees in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except as would not reasonably be expected to have or result in a material adverse effect on the Company.

(xii) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(xii) For purposes of this Section 3.1(i) only, the term “employee” will be considered to include individuals rendering personal services to the Company or any Company Subsidiary as independent contractors.

(xiii) “Company Foreign Plan” means any Company Benefit Plan that is maintained outside of the United States. Each Company Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan), except as would not reasonably be expected to have or result in a material adverse effect on the Company. The financial statements of the Company included in the Company SEC Documents accurately reflect the Company Foreign Plan liabilities and accruals for contributions required to be paid to the Company Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied, except as would not reasonably be expected to have or result in a material adverse effect on the Company. All contributions required to have been made to all Company Foreign Plans as of the Closing will have been made as of the Closing. There are no actions, suits or claims pending or, to the Company’s knowledge, threatened with respect to the Company Foreign Plans (other than routine claims for benefits), except as would not reasonably be expected to have or result in a material adverse effect on the Company. There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Company Foreign Plan which would reasonably be expected to have or result in a material adverse effect on the Company.

(j) Taxes.  (i) The Company and each Company Subsidiary has filed all Tax Returns required to be filed, and all such returns are materially correct and complete; (ii) the Company and each Company Subsidiary has paid all Taxes due whether or not shown on any Tax Return; (iii) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary; (iv) there are no Liens for Taxes upon the assets of the Company or any Company Subsidiary, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise; (vi) neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) neither the Company nor any Company Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations; (viii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary for which adequate reserves in accordance with GAAP have not been created; (ix) neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period ending after the Closing Date (a “Post-Closing Tax Period”) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Tax period (or portion thereof) ending prior to the Closing Date (a “Pre-Closing Tax Period”) or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Company Subsidiary for any Pre-Closing Tax Period; (x) the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which the Company or any Company Subsidiary may be liable for all taxable periods and portions thereof through the date hereof; (xi) no person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company or any Company Subsidiary or any affiliated, combined or unitary group of which the Company or any Company Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law); (xii) the Company and each Company Subsidiary have withheld and remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xiii) neither the Company nor any Company Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; (xiv) neither the Company nor any Company Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in any published guidance as a reportable transaction; and (xv) the consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005.

(k) Environmental Matters.

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company, the Company Entities are and have been for the past three years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the knowledge of the Company, there are no existing conditions, circumstances or facts which could give rise to an Environmental, Health and Safety Claim, other than Environmental, Health and Safety Claims or conditions, circumstances or facts as would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) The Company has made available to Parent all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of the Company Entities relating to (A) the Company Entities’ compliance or noncompliance with Environmental, Health and Safety Laws and Environmental Permits within the previous three years, and (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, operated or otherwise used by any of the Company Entities at the present time or for which any of the Company Entities may be responsible or liable.

(iv) No Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company, and there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

(v) None of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(vi) Neither this Agreement nor the transactions contemplated hereby will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased, operated or otherwise used by the Company or any Company Subsidiary, pursuant to any Environmental, Health and Safety Law, including any so-called “property transfer law.”

(vii) None of the Company or the Company Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a material adverse effect on the Company.

(viii) There exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

(l) Real Property; Assets.

(i) The Company or a Company Subsidiary has good and marketable title to each parcel of, or interest in, real property owned by the Company or a Company Subsidiary (the “Company Owned Real Property”).

(ii) The Company Owned Real Property and all real property leased by the Company and the Company Subsidiaries (the “Company Leased Real Property”) constitute all of the real property occupied or used by the Company and the Company Subsidiaries in connection with the operation of their respective businesses as currently conducted. The Company or a Company Subsidiary has a valid leasehold interest in or valid rights to all material Company Leased Real Property. The Company has made available to Parent true and complete copies of all material leases of the Company Leased Real Property (the “Company Leases”). No option, extension or renewal has been exercised under any Company Lease except options, extensions or renewals that would not have a material and adverse impact on the Company’s ability to conduct its operations as a whole or whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Parent with the corresponding Company Lease. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all Company Leases to which it is a party and under which it is in occupancy, and all such Company Leases are in full force and effect. To the knowledge of the Company, the lessors under the Company Leases to which the Company or a Company Subsidiary is a party have complied in all material respects with the terms of their respective Company Leases. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) None of the Company Owned Real Property or Company Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise), except Permitted Liens.

(iv) The Company Entities have good and marketable title to all properties, assets and rights relating to or used or held for use in connection with the business of the Company Entities and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Company Entities as now being conducted. All such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear), except where such failure would not reasonably be expected to have or result in a material adverse effect on the Company.

(m) Company Intellectual Property.

(i) The term “Company Intellectual Property” means all of the following that is owned by, issued or licensed to the Company or the Company Subsidiaries or used in the business of the Company or the Company Subsidiaries, including: (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (C) information technologies (including software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

(ii) (A) The Company or the Company Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Company Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or is threatened and, to the knowledge of the Company, there are no grounds for the same; (C) neither the Company nor any of the Company Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Company Intellectual Property; (D) to the knowledge of the Company, neither the Company nor the Company Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither the Company nor any of the Company Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted, except, with respect to clauses (A), (B), (C) and (D), as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company.

(iii) (A) The transactions contemplated by this Agreement are not reasonably expected to have or result in a material adverse effect on the right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property; and (B) the Company or each of the Company Subsidiaries, as the case may be, has taken all necessary action to maintain and protect the material Company Intellectual Property and, until the Effective Time, shall continue to maintain and protect the material Company Intellectual Property.

(n) Labor Agreements and Employee Issues.  The Company and the Company Subsidiaries have made available to Parent all collective bargaining agreements or other agreements with any union or labor organization to which the Company or any of the Company Subsidiaries is a party. The Company and the Company Subsidiaries are in material compliance with each such collective bargaining agreement or other agreement. The Company is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees. The Company and the Company Subsidiaries are not, and have not since September 30, 2007, been subject to any pending, or, to the knowledge of the Company, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement to which the Company or any Company Subsidiary is a party, (iii) claim, suit, action or governmental investigation relating to employees, including discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the

Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except for the foregoing which, in the case of clauses (i), (ii), (iii), (iv) and (v), would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor the Company Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or the Company Subsidiaries.

(o) Certain Contracts.  Section 3.1(o) of the Company Disclosure Letter sets forth a true and correct list of each contract, arrangement, commitment or understanding to which the Company or a Company Subsidiary is a party to or is bound (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that contains covenants that limit the ability of the Company or any of the Company Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Company or any of its affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole; (iii) for each business unit of the Company and its subsidiaries that is a top five customer or a top five raw material supplier, in each case in terms of dollar amount, relating to making payments or receipt of payments during fiscal year 2009, and in each case without identifying the name of the third party; or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement (each of the foregoing, a “Company Material Contract”). Each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, or, to the knowledge of the Company, by any other party, in each case except as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company. All contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, are on terms no less favorable to the Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis.

(p) Insurance.  The Company has made available to Parent copies of all insurance policies in force as of, and covering matters as of, the date of this Agreement that are owned by the Company or any of the Company Subsidiaries or which names the Company or any of the Company Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of the Company Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and the Company Subsidiaries and all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of permanent cancellation of any such insurance policies.

(q) Interested Party Transactions.  No event has occurred since December 31, 2007 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(r) Voting Requirement.  The affirmative vote at the Company Stockholders Meeting of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock to approve this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby (collectively, the “Company Stockholder Approval”).

(s) State Takeover Statutes.  The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Article 13.03 of the Texas Business

Corporation Act (the “TBCA”)) or any anti-takeover provision in the Company Charter or the Company Bylaws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement. The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (iii) unanimously resolved to recommend to such stockholders that they vote in favor of the approval of this Agreement and the Merger and (iv) taken all corporate action required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated by this Agreement.

(t) Opinion of Financial Advisor.  The Company has received the opinion of J.P. Morgan Securities, Inc. to the effect that, as of the date thereof, the Merger Consideration to be received by holders of shares of Company Common Stock is fair, from a financial point of view, to such holders, a written copy of which opinion will be provided solely for information purposes to Parent upon receipt by the Company.

(u) Brokers.  Except for J.P. Morgan Securities, Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement, in connection with the transactions contemplated by this Agreement, of the persons to whom such fees, commissions or expenses are payable.

(v) Absence of Indemnifiable Claims.  As of the date of this Agreement, there are no pending suits, actions or proceedings by or before any Governmental Entity that would reasonably entitle any director or officer of the Company or any Company Subsidiary to indemnification by the Company or any Company Subsidiary under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Company’s Subsidiaries, any issuance policy maintained by the Company or any Company Subsidiary or any indemnity or similar agreements of the Company or any Company Subsidiary.

Section 3.2  Representations and Warranties of Parent and Merger Sub.  Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), provided, however, that a matter disclosed in the Parent Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty, and except as set forth in the Recent Parent SEC Reports, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power.  Parent is a corporation and Merger Sub is a limited liability company, and each of them is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power, as the case may be, and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the Amended and Restated Certificate of Incorporation of Parent, as amended to date (the “Parent Charter”) and the Amended and Restated Bylaws of Parent, as amended to date (the “Parent Bylaws”).

(b) Subsidiaries.  All outstanding shares of capital stock of, or other equity interests in, each subsidiary of Parent (collectively, the “Parent Subsidiaries” and, together with Parent, the “Parent Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted

Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Parent Subsidiaries are beneficially owned, directly or indirectly, by Parent. Parent does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person.

(c) Capital Structure.  The authorized capital stock of Parent consists entirely of (i) 75,000,000 shares of Parent Common Stock, (ii) 10,707 shares of preferred stock, par value $100 per share, of Parent, and (iii) 1,000,000 shares of special stock, without par value, of Parent (“Special Stock”), of which 100,000 shares have been designated as Series A Junior Participating Special Stock (“Series A Special Stock”). At the close of business on November 27, 2009: (i) 26,602,173 shares of Parent Common Stock were issued and outstanding (including 752,320 shares of restricted stock); (ii) 16,207,011 shares of Parent Common Stock were held by Parent in its treasury; (iii) no shares of Special Stock or Series A Special Stock were issued and outstanding; and (iv) 12,000 shares of Parent Common Stock were subject to issued and outstanding options to purchase Parent Common Stock granted under Parent’s 1992 Non-Employee Directors’ Stock Option Plan, as amended, 469,955 shares of Parent Common Stock were subject to issued and outstanding options under Parent’s 2002 Equity Incentive Plan (the “Parent Stock Plan” and such stock options, the “Parent Stock Options”). Parent has made available to the Company a list, as of the close of business on November 27, 2009, of the holders of outstanding Parent Stock Options, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. All outstanding shares of capital stock of Parent are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.2(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of Parent, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or any Parent Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary. Except as otherwise provided in this Section 3.2(c), there are no outstanding obligations of Parent or any Parent Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither Parent nor any Parent Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.2(c) and for payments under Parent Benefit Plans, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from Parent or a Parent Subsidiary any payment based on the revenues, earnings or financial performance of Parent or any Parent Subsidiary or assets or calculated in accordance therewith.

(d) Authority; Noncontravention.  Each of Parent and Merger Sub has all requisite corporate or limited liability company power, as the case may be, and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the articles of incorporation or bylaws (or comparable organizational documents) of any of the Parent Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Parent Entities under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to any of the Parent Entities or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to any of the Parent Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) the filing with the SEC of (A) the Form S-4 and the Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing with the Texas Secretary of State of the Certificate of Merger; (iii) the filing of a premerger notification and report form by Parent under the HSR Act; (iv) filings with and approvals of the Nasdaq to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the Nasdaq; and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since August 31, 2008 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC.

(ii) The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Parent Subsidiary is required to make any filings with the SEC. Except as disclosed in the Parent SEC Documents filed since August 31, 2009 and prior to the date of this Agreement (the “Recent Parent SEC Reports”), since August 31, 2009, Parent and the Parent Subsidiaries have not incurred any liabilities (direct, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Parent and the Parent Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (x) liabilities incurred in the ordinary course of business and (y) liabilities that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) The records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have or result in a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Parent SEC Documents, Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company a summary of any such disclosure made by the Parent management to the Parent’s auditors or audit committee of the Parent’s Board of Directors since August 31, 2008.

(f) Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as the case may be.

(g) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since August 31, 2009, (i) each of the Parent Entities has conducted its respective operations only in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have or result in a material adverse effect on Parent, and (iii) no Parent Entity has engaged in any material transaction or entered into any material agreement or commitment outside the ordinary course of business (except for the transactions contemplated by this Agreement).

(h) Compliance with Applicable Laws; Litigation.

(i) Since January 1, 2007, the operations of the Parent Entities have not been and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. None of the Parent Entities has received any written notice, or has knowledge, of any claim alleging any such violation.

(ii) The Parent Entities hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. None of the Parent Entities has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) There is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened, except for any such suit, action or proceeding that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, to which Parent or any Parent Subsidiary is a party or against Parent or any Parent Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a material adverse effect on Parent. As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

(i) Employee Benefit Plans.

(i) Parent has made available to the Company a true and complete list of (A) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute or with respect to which Parent or any Parent Subsidiary has any material liability, and (B) each change of control agreement and each material employment or severance agreement providing benefits (other than those benefits required by applicable Law or customarily provided in such jurisdiction) to any current or former employee, officer or director of Parent or any Parent Subsidiary, to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound (collectively, the “Parent Benefit Plans”). With respect to each Parent Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent. Neither Parent nor any Parent Subsidiary has any liability (including contingent liability) with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Parent Benefit Plans, other than liability which, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(ii) Each Parent Benefit Plan has been administered in accordance with its terms, all applicable Laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Parent Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Parent and all Parent Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Each Parent Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination and/or opinion letter from the IRS as to its qualified status and, to the knowledge of Parent, there exist no facts or circumstances that have caused or could cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. All contributions to, and payments from, the Parent Benefit Plans that are required to have been made in accordance with such Parent Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. All trusts providing funding for Parent Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Parent Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither Parent, any Parent Subsidiary, any Parent Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Parent Benefit Plans has provided any “disqualified benefit” (as defined in Section 4976(b)(1) of the Code) for which Parent or any Parent Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full.

(iii) Other than as would not reasonably be expected to have or result in a material adverse effect on Parent, neither Parent nor any trade or business, whether or not incorporated, which, together with Parent, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or 414(c) of the Code (a “Parent ERISA Affiliate”) has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability or failure. Each Parent Benefit Plan (other than a Multiemployer Plan) to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no such Parent Benefit Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Parent Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Parent Benefit Plan, nor has any Lien in favor of any Parent Benefit Plan arisen under Sections 412(n) or 430(k) of the Code or Sections 302(f) or 303(k) of ERISA. Neither Parent nor any Parent ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Sections 306 or 307 of ERISA. With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code that is not a Multiemployer Plan, the fair market value of the assets of such Parent Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Parent Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Parent Benefit Plan and, to the knowledge of Parent, no event has occurred which would be reasonably expected to change any such funded status. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute termination proceedings with respect to any Parent Benefit Plan. The PBGC has not instituted proceedings to terminate any Parent Benefit Plan.

(iv) Except as would not reasonably be expected to have or result in a material adverse effect on Parent, no Parent Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and Parent and the Parent Subsidiaries have reserved all rights necessary to amend or terminate each of the Parent Benefit Plans without the consent of any other person.

(v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Parent or the Parent Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

(vi) Neither Parent nor any Parent Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Parent Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code. The deductions taken by Parent or any Parent Subsidiary related to compensation paid to its named executive officers under any Parent Benefit Plan have been made in material compliance with or pursuant to exceptions from the limitations set forth in Section 162(m) of the Code.

(vii) With respect to each Parent Benefit Plan, Parent has delivered or made available to the Company a true and complete copy of: (A) each writing constituting a part of such Parent Benefit Plan, including all Parent Benefit Plan documents and trust agreements; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to the Company, there are no material amendments to any Parent Benefit Plan that have been adopted or approved nor has Parent or any Parent Subsidiary undertaken to make any such material amendments or to adopt or approve any new Parent Benefit Plan.

(viii) No Parent Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full, nor does Parent have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates would incur any material withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates has an obligation to contribute on the date of this Agreement. No Multiemployer Plan to which Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates contributes or otherwise has any liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to Parent’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of Parent or any Parent Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Parent Benefit Plan, any participant in a Parent Benefit Plan, any employee benefit plan with respect to which Parent or any Parent Subsidiary has any contingent liability, or any participant in an employee benefit plan with respect to which Parent or any Parent Subsidiary has any contingent liability.

(x) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on Parent or any of the Parent Subsidiaries, except as would not reasonably be expected to have or result in a material adverse effect on Parent.

(xi) All contributions, transfers and payments for the benefit of U.S. employees in respect of any Parent Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except as would not reasonably be expected to have or result in a material adverse effect on Parent.

(xii) With respect to any insurance policy that has, or does, provide funding for benefits under any Parent Benefit Plan, to the knowledge of Parent, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Parent, no such proceedings with respect to any insurer are imminent.

(xiii) For purposes of this Section 3.2(i) only, the term “employee” will be considered to include individuals rendering personal services to Parent or any Parent Subsidiary as independent contractors.

(xiv) “Parent Foreign Plan” means any Parent Benefit Plan that is maintained outside of the United States. Each Parent Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan), except as would not reasonably be expected to have or result in a material adverse effect on Parent. The financial statements of the Parent included in the Parent SEC Documents accurately reflect the Parent Foreign Plan liabilities and accruals for contributions required to be paid to the Parent Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied, except as would not reasonably be expected to have or result in a material adverse effect on Parent. All contributions required to have been made to all Parent Foreign Plans as of the Closing will have been made as of the Closing. There are no actions, suits or claims pending or, to the Parent’s knowledge, threatened with respect to the Parent Foreign Plans (other than routine claims for benefits), except as would not reasonably be expected to have or result in a material adverse effect on Parent. There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Parent Foreign Plan which would reasonably be expected to have or result in a material adverse effect on Parent.

(j) Taxes.  (i) Parent and each Parent Subsidiary has filed all Tax Returns required to be filed, and all such returns are materially correct and complete; (ii) Parent and each Parent Subsidiary has paid all Taxes due whether or not shown on any Tax Return; (iii) there are no pending or, to the knowledge of Parent, threatened, audits, examinations, investigations or other proceedings in respect of Taxes relating to Parent or any Parent Subsidiary; (iv) there are no Liens for Taxes upon the assets of Parent or any Parent Subsidiary, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither Parent nor any of the Parent Subsidiaries has any liability for Taxes of any person (other than Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise; (vi) neither Parent nor any Parent Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) neither Parent nor any Parent Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations; (viii) no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary for which adequate reserves in accordance with GAAP have not been created; (ix) neither Parent nor any Parent Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of Parent or any Parent Subsidiary for any Pre-Closing Tax Period; (x) the financial statements included in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which Parent or any Parent Subsidiary may be liable for all taxable periods and portions thereof through the date hereof; (xi) no person has granted any extension or waiver of the statute of limitations period applicable to any Tax of Parent or any Parent Subsidiary or any affiliated, combined or unitary group of which Parent or any Parent Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law); (xii) Parent and each Parent Subsidiary have withheld and remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xiii) neither Parent nor any Parent Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xiv) neither Parent nor any Parent Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in any published guidance as a reportable transaction; (xv) the consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005; and (xvi) for United States federal tax purposes, Merger Sub is an entity disregarded as separate from Parent under Treasury Regulations Section 301.7701-3(b)(1)(ii).

(k) Environmental Matters.

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent, the Parent Entities are and have been for the past three years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary and, to the knowledge of Parent, there are no existing conditions, circumstances or facts which could give rise to an Environmental, Health and Safety Claim, other than Environmental, Health and Safety Claims or conditions, circumstances or facts as would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) Parent has made available to the Company all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of the Parent Entities relating to (A) the Parent Entities’ compliance or noncompliance with Environmental, Health and Safety Laws and Environmental Permits within the previous three years, and (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, operated or otherwise used by any of the Parent Entities at the present time or for which any of the Parent Entities may be responsible or liable.

(iv) No Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent, and there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent.

(v) None of Parent or the Parent Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of Parent, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(vi) Neither this Agreement nor the transactions contemplated hereby will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased, operated or otherwise used by Parent or any Parent Subsidiary, pursuant to any Environmental, Health and Safety Law, including any so-called “property transfer law.”

(vii) None of Parent or the Parent Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a material adverse effect on Parent.

(viii) There exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent.

(l) Real Property; Assets.

(i) The Parent or a Parent Subsidiary has good and marketable title to each parcel of, or interest in, real property owned by Parent or a Parent Subsidiary (the “Parent Owned Real Property”).

(ii) The Parent Owned Real Property and all real property leased by Parent and the Parent Subsidiaries (the “Parent Leased Real Property”) constitute all of the real property occupied or used by Parent and the Parent Subsidiaries in connection with the operation of their respective businesses as currently conducted. Parent or a Parent Subsidiary has a valid leasehold interest in or valid rights to all material Parent Leased Real Property. Parent has made available to the Company true and complete copies of all material leases of the Parent Leased Real Property (the “Parent Leases”). No option, extension or renewal has been exercised under any Parent Lease except options, extensions or renewals that would not have a material and adverse impact on Parent’s ability to conduct its operations as a whole or whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to the Company with the corresponding Parent Lease. Each of Parent and the Parent Subsidiaries has complied in all material respects with the terms of all Parent Leases to which it is a party and under which it is in occupancy, and all such Parent Leases are in full force and effect. To the knowledge of Parent, the lessors under the Parent Leases to which Parent or a Parent Subsidiary is a party have complied in all material respects with the terms of their respective Parent Leases. Each of Parent and the Parent Subsidiaries enjoys peaceful and undisturbed possession under all such Parent Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) None of the Parent Owned Real Property or Parent Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise), except Permitted Liens.

(iv) The Parent Entities have good and marketable title to all properties, assets and rights relating to or used or held for use in connection with the business of the Parent Entities and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Parent Entities as now being conducted. All such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear), except where such failure would not reasonably be expected to have or result in a material adverse effect on Parent.

(m) Parent Intellectual Property.

(i) The term “Parent Intellectual Property” means all of the following that is owned by, issued or licensed to Parent or the Parent Subsidiaries or used in the business of Parent or the Parent Subsidiaries, including: (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (C) information technologies (including software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

(ii) (A) Parent or the Parent Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Parent Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Parent Intellectual Property has been made, is currently outstanding or is threatened and, to the knowledge of Parent, there are no grounds for the same; (C) neither Parent nor any of the Parent Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Parent Intellectual Property; (D) to the knowledge of Parent, neither Parent nor the Parent Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither Parent nor any of the Parent Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of Parent’s and the Parent Subsidiaries’ respective businesses as currently conducted, except, with respect to clauses (A), (B), (C) and (D), as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Parent.

(iii) (A) The transactions contemplated by this Agreement are not reasonably expected to have or result in a material adverse effect on the right, title and interest of Parent and the Parent Subsidiaries in and to the Parent Intellectual Property; and (B) Parent or each of the Parent Subsidiaries, as the case may be, has taken all necessary action to maintain and protect the material Parent Intellectual Property and, until the Effective Time, shall continue to maintain and protect the material Parent Intellectual Property.

(n) Labor Agreements and Employee Issues.  Parent and the Parent Subsidiaries have made available to the Company all collective bargaining agreements or other agreements with any union or labor organization to which Parent or any of the Parent Subsidiaries is a party. Parent and the Parent Subsidiaries are in material compliance with each such collective bargaining agreement or other agreement. Parent is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees. Parent and the Parent Subsidiaries are not, and have not since August 31, 2008, been subject to any pending, or, to the knowledge of Parent, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement to which Parent or any Parent Subsidiary is a party, (iii) claim, suit, action or governmental investigation relating to employees, including discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of Parent or any of the Parent Subsidiaries is or may be entitled to claim indemnification from Parent or any Parent Subsidiary, except for the foregoing which, in the case of clauses (i), (ii), (iii), (iv) and (v), would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on Parent. Neither Parent nor the Parent Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or the Parent Subsidiaries.

(o) Certain Contracts.  Section 3.2(o) of the Parent Disclosure Letter sets forth a true and correct list of each contract, arrangement, commitment or understanding to which Parent or a Parent Subsidiary is a party to or is bound (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that contains covenants that limit the ability of Parent or any of the Parent Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Company or any of its affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Parent and the Parent Subsidiaries, taken as a whole; (iii) for each business unit of Parent and its subsidiaries that is a top five customer or a top five raw material supplier, in each case in terms of dollar amount, relating to making payments or receipt of payments during the 12-month period prior to the date hereof, and in each case without identifying the name of the third party; or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement (each of the foregoing, a “Parent Material Contract”). Each Parent Material Contract is valid and binding on Parent and any Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto and is in full force and effect. There is no default under any Parent Material Contract by Parent or any Parent Subsidiary or, to the knowledge of Parent, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary, or, to the knowledge of Parent, by any other party, in each case except as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Parent. All contracts, agreements, arrangements or understandings of any kind between any affiliate of Parent (other than any wholly owned Parent Subsidiary), on the one hand, and Parent or any Parent Subsidiary, on the other hand, are on terms no less favorable to Parent or to such Parent Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis.

(p) Insurance.  Parent has made available to the Company copies of all insurance policies in force as of, and covering matters as of, the date of this Agreement that are owned by Parent or any of the Parent Subsidiaries or which names Parent or any of the Parent Subsidiaries as an insured (or loss payee), including those which pertain to Parent’s or any of the Parent Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of Parent, are adequate to protect the properties and businesses of Parent and the Parent Subsidiaries and all premiums due thereunder have been paid. Neither Parent nor any of the Parent Subsidiaries has received notice of permanent cancellation of any such insurance policies.

(q) Interested Party Transactions.  No event has occurred since December 31, 2007 that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(r) Brokers.  Except for UBS Securities LLC, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement, in connection with the transactions contemplated by this Agreement, of the persons to whom such fees, commissions or expenses are payable.

(s) No Vote.  No vote or approval of the holders of any class of securities of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby, including any consent as may be required by the listing requirements of the Nasdaq.

(t) Availability of Funds.  Parent will have at the Effective Time available cash in an amount sufficient for Parent and Merger Sub to timely pay the Cash Consideration and all fees, expenses and other amounts contemplated to be paid by Parent or its affiliates by this Agreement.

(u) Absence of Indemnifiable Claims.  As of the date of this Agreement, there are no pending suits, actions or proceedings by or before any Governmental Entity that would reasonably entitle any director or officer of Parent or any Parent Subsidiary to indemnification by Parent or any Parent Subsidiary under applicable Law, the Parent Charter, the Parent Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Parent’s Subsidiaries, any issuance policy maintained by Parent or any Parent Subsidiary or any indemnity or similar agreements of Parent or any Parent Subsidiary.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1  Conduct of Business.

(a) Conduct of Business by the Company.  Except (v) as set forth on Section 4.1(a) of the Company Disclosure Letter, (w) as required by applicable Law, (x) as permitted or contemplated by this Agreement, (y) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned) or (z) for transactions between or among the Company and the Company Subsidiaries, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in all material respects in accordance with their ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their key officers and other significant managers and preserve their business relationships with significant customers, suppliers, distributors and other persons having business dealings with them; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except (v) as set forth on Section 4.1(a) of the Company Disclosure Letter, (w) as required by applicable Law, (x) as otherwise contemplated by this Agreement, (y) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned) or (z) for transactions between or among the Company and the Company Subsidiaries, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any Company Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, and other than quarterly cash dividends with respect to Company Common Stock to the extent of the Company’s net income per share of Company Common Stock for the applicable prior fiscal quarter but in no event in excess of $0.05 per share of Company Common Stock per quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities which, for the avoidance of doubt, shall not restrict any cashless exercises or similar transactions pursuant to an exercise of Company Stock Options or other awards issued and outstanding under the Company Stock Plans;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien (except Permitted Liens), any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) the issuance and delivery of shares of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans, (B) in connection with other awards under the Company Stock Plans outstanding as of the date of this Agreement, and in accordance with their present terms or (C) the authorization, issuance and delivery of Company Stock Options and/or Restricted Shares with respect to not more than 200,000 shares of Company Common Stock;

(iii) (A) amend its certificate of incorporation or bylaws (or other comparable organizational documents), except for such amendments made to conform to or comply with the TBOC, or (B) merge or consolidate with any person other than another Company Entity;

(iv) except for hedging agreements entered into in the ordinary course of business consistent with past practice and dispositions of inventory or equipment in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except Permitted Liens) or otherwise dispose of any of its properties or assets having a value in excess of $500,000 per fiscal quarter plus any amounts permitted but not used in prior fiscal quarters (beginning with the fiscal quarter ending December 31, 2009);

(v) enter into commitments for capital expenditures involving more than $500,000 per fiscal quarter plus any amounts permitted but not used in prior fiscal quarters (beginning with the fiscal quarter ending December 31, 2009), except (A) in accordance with the capital expenditure budget set forth in Section 4.1(a) of the Company Disclosure Letter, (B) as may be required on an emergency basis or as may be otherwise necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, as reflected in the capital plan of the Company previously provided to Parent or (C) to the extent covered by insurance proceeds;

(vi) other than in the ordinary course of business consistent with past practice, incur any net increase in long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) from that existing on the date hereof or incur any net increase in short-term indebtedness from that existing on the date hereof other than up to $1 million in the aggregate of (A) short-term indebtedness under lines of credit existing on the date of this Agreement, (B) letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits and (C) indebtedness relating to the reborrowing of amounts repaid;

(vii) other that the creation of and payment in respect of the Retention Pool and the payment of 2009 annual bonuses to Company Employees on December 15, 2009 as described in Section 5.12(e), other than to the extent required under Company Benefit Plans in effect on the date hereof, and other than as permitted by Section 4.1(a)(ii), (A) grant any increase in the compensation or benefits payable or to become payable by the

Company or any Company Subsidiary to any current or former director or consultant of the Company or any Company Subsidiary, (B) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any officer or employee of the Company or any Company Subsidiary, (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan, (D) enter into or amend any employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries (other than amendments to a Company Benefit Plan that do not individually or in the aggregate materially increase the cost to the Company or any Company Subsidiary of maintaining such Company Benefit Plan) or (E) pay or award any pension, retirement allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan;

(viii) change the accounting principles used by it unless required by GAAP, applicable Law or regulatory guidelines (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(ix) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

(x) except in the ordinary course of business consistent with past practice, make, change or rescind any material express or deemed election with respect to Taxes, settle or compromise any material claim or action relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect;

(xi) satisfy any claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice, or in an amount not to exceed the sum of $250,000 (net of insurance and indemnification payments payable to the Company or any Company Subsidiary) per fiscal quarter plus the amount of the aggregate liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent SEC Reports;

(xii) make any loans, advances or capital contributions to, or investments in, any other person, except (A) loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary, (B) advances for employees, contractors and consultants in the ordinary course of business consistent with past practice and (C) as required by existing contracts;

(xiii) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any Company Material Contract (for purposes of this clause (xiii), “Company Material Contract” shall mean each contract, arrangement, commitment or understanding to which the Company or a Company Subsidiary is a party to or is bound (w) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (x) that contains covenants that limit the ability of the Company or any of the Company Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Company or any of its affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole; (y) for the top three business units of the Company and its subsidiaries that is a top three customer or a top three raw material supplier, in each case in terms of dollar amount, relating to making payments or receipt of payments during fiscal year 2009; or (z) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement), (B) waive, release, relinquish or assign any Company Material Contract (or any of the Company’s or any Company

Subsidiary’s rights thereunder) or any right or claim that is material to the Company and the Company Subsidiaries, taken as a whole, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary; provided, however, that, subject to Section 5.10, the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party that was not entered into in the ordinary course of business consistent with past practice and/or any standstill agreement to which it is a party;

(xiv) except to the extent necessary or customary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to Section 4.2 (and in each case only in accordance with the terms of Section 4.2), take any action to exempt or not make subject to the provisions of Article 13.03 of the TBCA or Section 21.606 of the TBOC, as applicable, or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent and the Parent Subsidiaries), or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xv) authorize, commit or agree to take any of the foregoing actions.

(b) Conduct of Business by Parent.  Except (v) as set forth on Section 4.1(b) of the Parent Disclosure Letter, (w) as required by applicable Law, (x) as permitted or contemplated by this Agreement, (y) as consented to in writing by the Company (such consent not to be unreasonably withheld, delayed or conditioned) or (z) for transactions between or among Parent and the Parent Subsidiaries, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in all material respects in accordance with their ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their key officers and other significant managers and preserve their business relationships with significant customers, suppliers, distributors and other persons having business dealings with them; provided, however, that no action by Parent or any Parent Subsidiary with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except (v) as set forth on Section 4.1(b) of the Parent Disclosure Letter, (w) as required by applicable Law, (x) as otherwise contemplated by this Agreement, (y) as consented to in writing by Company (such consent not to be unreasonably withheld, delayed or conditioned) or (z) for transactions between or among Parent and the Parent Subsidiaries, during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any Parent Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, and other than regular quarterly cash dividends with respect to Parent Common Stock not in excess of $0.15 per share of Parent Common Stock, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) except pursuant to agreements entered into with respect to the Parent Stock Plan that is in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of the Parent Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities which, for the avoidance of doubt, shall not restrict any cashless exercises or similar transactions pursuant to an exercise of Parent Stock Options or other awards issued and outstanding under the Parent Stock Plan;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien (except Permitted Liens), any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance and delivery of shares of Parent Common Stock upon the exercise of the Parent Stock Options under the Parent Stock Plan or in connection with other awards under the Parent Stock Plan outstanding as of the date of this Agreement, and in accordance with their present terms;

(iii) (A) amend its certificate of incorporation or bylaws (or other comparable organizational documents), or (B) in the case of Parent, merge or consolidate with any person other than another Parent Entity;

(iv) change the accounting principles used by it unless required by GAAP, applicable Law or regulatory guidelines (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(v) except in the ordinary course of business consistent with past practice, make, change or rescind any material express or deemed election with respect to Taxes, settle or compromise any material claim or action relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect, or take any action (or fail to take any action) that could reasonably result in Merger Sub being treated for United States federal tax purposes as an entity that is not disregarded as separate from Parent under Treasury Regulations Section 301.7701-3(b)(1)(ii);

(vi) satisfy any claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice, or in an amount not to exceed the sum of $750,000 in the aggregate (net of insurance and indemnification payments payable to Parent or any Parent Subsidiary) plus the amount of the aggregate liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Parent included in the Recent Parent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent Parent SEC Reports; or

(vii) authorize, commit or agree to take any of the foregoing actions.

(c) Conduct of Business by Merger Sub.  During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(d) Advice of Changes.  Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen would reasonably be expected to have or result in a material adverse effect on such party or the ability of the conditions set forth in Article VI to be satisfied before the Outside Date; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and no failure to comply with this Section 4.1(d) shall be taken into account for purposes of determining whether the conditions to Closing have been satisfied.

Section 4.2  No Solicitation by the Company.

(a) Company Takeover Proposal.  The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of the Company Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party hereto) any nonpublic information with respect to, or take any other action to knowingly facilitate or further any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than contacting or engaging in discussions with the person making a Company Takeover Proposal or its representatives for the sole purpose of clarifying such Company Takeover Proposal); provided, however, that, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a breach of this Section 4.2 (other than from an immaterial breach of this Section 4.2, the effect of which is not material), the Company may, subject to compliance with Section 4.2(c), (i) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided, however, that the substance of all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, (ii) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal and (iii) take any action permitted by Section 5.10. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.2(a) by any Company Representative, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.2 by the Company.

(b) Definitions.  As used herein, (i) “Superior Proposal” means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, at least 75% of the combined voting power of the Company then outstanding or 75% of the assets of the Company (including stock of its subsidiaries) that the Board of Directors of the Company determines in its good faith judgment (after consulting with outside counsel and a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal) and is reasonably capable of being consummated on the terms proposed and (ii) “Company Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its affiliates) relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the voting equity securities of the Company, or (D) any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement.

(c) Actions by the Company.  Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 4.2(a)) (an “Acquisition Agreement”). Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, it may (A) terminate this Agreement pursuant to Section 7.1(d)(ii) and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal (which was made after the date hereof and did not otherwise result from a breach of this Section 4.2) or (B) make a Company Adverse Recommendation Change, if: (i) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such

Superior Proposal shall require a new Notice of Adverse Recommendation); (ii) for a period of five Business Days following Parent’s receipt of a Notice of Adverse Recommendation the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Adverse Recommendation Change (it being understood that such negotiation need not be exclusive); and (iii) if applicable, at the end of such five Business Day period, the Board of Directors of the Company continues to believe that the Company Takeover Proposal, if any, constitutes a Superior Proposal (after taking into account such adjustments to the terms and conditions of this Agreement). No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Article 13.03 of the TBCA or Section 21.606 of the TBOC) or other similar state Law that purports to limit or restrict business combinations to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

(d) Notice of Company Takeover Proposal.  From and after the date of this Agreement, the Company shall promptly (but in any event within two calendar days) notify Parent and Merger Sub in writing of the receipt, directly or indirectly, of a Company Takeover Proposal, any request for non-public information relating to any of the Company Entities by any person that informs the Company or any Company Representative that such person is considering making, or has made, a Company Takeover Proposal, or any request for discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent and Merger Sub a copy of any such written inquiry, request or proposal. The Company agrees that it shall keep Parent reasonably informed in all material respects of the status (including amendments or proposed amendments) of any such request, Company Takeover Proposal or inquiry and keep Parent fully informed in all material respects as to any information requested of or provided by the Company and as to all discussions or negotiations with respect to any such request, Company Takeover Proposal or inquiry, including by providing a copy of all material documentation or correspondence relating thereto.

(e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law.  Nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), the failure to make such disclosure would be reasonably likely to violate the Company’s or the Board of Directors’ obligations under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a Company Adverse Recommendation Change; provided, that notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not in and of itself be considered a Company Adverse Recommendation Change.

(f) Return or Destruction of Confidential Information.  The Company agrees that within five Business Days following the execution of this Agreement it shall request each person which has at any time after January 1, 2009 executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on the Company’s behalf.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.

(a) Form S-4 and Proxy Statement.  As promptly as practicable following the date of this Agreement, and in any event within 20 Business Days following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Form S-4 or Proxy Statement (including by incorporation by reference) to effect such a Company Adverse Recommendation Change. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) Company Stockholders Meeting.

The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold, at its option, either an annual or special meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company Charter and Company Bylaws for the purpose of obtaining the Company Stockholder Approval and, in the case of an annual meeting of stockholders, for the such other purposes as may be appropriate for an annual meeting of stockholders. Subject to Section 4.2(c), the Company shall, (A) through the Board of Directors of the Company, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit and obtain such approval and adoption. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law, the rules of the Nasdaq and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, subject to its rights under Section 4.2(c), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or its stockholders of any Company Takeover Proposal. The Company shall provide Parent with the Company’s stockholder list as and when requested by Parent, including at any time and from time to time following a Company Adverse Recommendation Change.

Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (A) to the extent it believes in good faith it is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to its stockholders, (B) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (C) to the extent it believes in good faith it is necessary to solicit additional votes in order to obtain the Company Stockholder Approval; provided, however, that any such adjournment or postponement shall not exceed ten Business Days.

Section 5.2  Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and subject to the agreement, dated June 30, 2009, between the Company and Parent (the “Confidentiality Agreement”), the Company shall, and shall cause the Company Subsidiaries to, afford to the Parent Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company Entities’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as Parent or Merger Sub may reasonably request. Parent and Merger Sub shall hold, and shall cause their respective affiliates and the Parent Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any person or (z) would be materially disruptive to the business or operations of the Company or the Company Subsidiaries, provided, that the Company shall use commercially reasonable efforts to provide such access or information in a manner that avoids or removes the impediments described in clauses (x), (y) and (z). Parent agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) To the extent permitted by applicable Law and subject to the Confidentiality Agreement, Parent shall, and shall cause the Parent Subsidiaries to, afford to the Company Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Parent Entities’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as the Company may reasonably request. The Company shall hold, and shall cause their respective affiliates and the Parent Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither Parent nor any Parent Subsidiary shall be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any person or (z) would be materially disruptive to the business or operations of Parent, provided, that Parent shall use commercially reasonable efforts to provide such access or information in a manner that avoids or removes the impediments described in clauses (x), (y) and (z). The Company agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

Section 5.3  Reasonable Best Efforts; Cooperation.

(a) Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.3(d), each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. For purposes of this Agreement, reasonable best efforts shall not require the parties to (i) sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (ii) agree to sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (iii) permit the sale, holding separate or other disposition of, any of the assets of the Company, Parent and/or any of their respective affiliates or the execution of any agreement or order to do so, and (iv) conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, except to the extent any such action described in clauses (i) through (iv) would not reasonably be expected to materially impair the benefits each of Parent and the Company reasonably expects to be derived from the combination of Parent and the Company through the Merger. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make an appropriate filing under HSR with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen Business Days following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) No Takeover Statutes Apply.  In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) take all action reasonably necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

(c) Opinions Regarding Tax Treatment.  Parent and the Company shall cooperate with each other in obtaining the opinions of Jones Day, counsel to Parent, for the benefit of Parent, and Baker Botts L.L.P., counsel to the Company, for the benefit of the Company’s stockholders, respectively, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations. In connection therewith, each of Parent and the Company shall deliver to Jones Day and Baker Botts L.L.P. customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such counsel (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”).

(d) Information Cooperation.  In connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable Antitrust Law, including those contemplated by Section 6.1(e), each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party promptly informed in all material respects of any material communication (and, if in writing, provide a copy of such communication) received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication (and if in writing, provide a copy of such communication) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or in connection with any proceeding by a private party, (iv) consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the Company, Parent or any of their respective affiliates to any such Governmental Entity or private party and (v) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein. Subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to this Section 5.3(d) will be limited to each of Parent’s and the Company’s respective counsel pursuant to a separate customary confidentiality agreement.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened to be instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. Neither the Company nor Parent shall, and they shall cause their respective subsidiaries not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition could reasonably be expected to materially delay or materially increase the risk of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval with respect to the transactions contemplated by this Agreement under any Antitrust Laws.

Section 5.4  Stock Options and Restricted Stock.

(a) Prior to the Effective Time, the Company and the Company Board of Directors will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such amendments to the Company Stock Plans and taking such other actions as are reasonably requested by Parent) such that:

(i) All Company Stock Options that are not otherwise exercisable will become exercisable and, if elected by the holder, will be exercised effective as of immediately prior to the Effective Time, with the effect that the Company Common Stock into which they are converted will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time.

(ii) Without limiting the generality or effect of Section 5.4(a)(i), the holders of all Company Stock Options will be notified that Company Stock Options may be exercised at any time during the period that commences on the date of this Agreement and ends on the day before the Effective Time (the “Exercise Period”), provided that (A) any such exercise, to the extent that it relates to a Company Stock Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (B) no Company Stock Option may be exercised after the Exercise Period.

(iii) Company Stock Options that are not exercised before the end of the Exercise Period will terminate at the Effective Time and the holders thereof will be entitled to the payments provided for in Section 2.1(e).

(iv) All Company Stock Plans will terminate at the Effective Time.

(b) Restricted Shares.  At the Effective Time, each outstanding unvested share of restricted Company Common Stock issued under a Company Stock Plan (each, a “Restricted Share”) shall become vested and no longer subject to restrictions, and as a result shall be considered a share of Company Common Stock for purposes of Section 2.1.

(c) Withholding.  All amounts payable pursuant to this Section 5.4 shall be subject to any required withholding of federal, state, local or foreign taxes and shall be paid without interest.

Section 5.5  Indemnification.

(a) Rights Assumed by Surviving Company.  Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement) now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective articles of incorporation, bylaws (or comparable organizational documents) or in any agreement between the Company or any Company Subsidiary, on the one hand, and any current or former director, officer or employee of the Company or any Company Subsidiary, on the other hand, will be assumed by the Surviving Company without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by Law. In the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

(b) Indemnification Under this Agreement.  From and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law in effect on the date hereof or provided under the articles of incorporation, bylaws (or comparable organizational documents) or agreements of the type described in Section 5.5(a) as of the Effective Time, indemnify, defend, hold harmless and advance expenses to each present and former director and officer of the Company (including any director or officer of the Company who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise) (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as such (including any claim arising out of this Agreement, the Merger or any of the transactions contemplated by this Agreement), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by Parent and the Surviving Company promptly after statements therefor are received and (ii) Parent and the Surviving Company shall cooperate in or use reasonable best efforts in the vigorous defense of any such matter; provided, however, that Parent and the Surviving Company shall not be liable for any settlement effected without their respective written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Company shall not be obligated pursuant to this subsection (b) to pay the reasonable fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company. The Surviving Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5.

(c) Successors and Assigns of Surviving Company.  In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.5.

(d) Continuing Coverage.  From the Effective Time and for a period of six years thereafter, Parent and the Surviving Company shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Company be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Company or Parent may purchase six-year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above. Notwithstanding anything herein to the contrary, if two Business Days prior to the Effective Time, Parent has not completed the actions contemplated by the last proviso of the preceding sentence, the Company may, with prior notice to Parent, purchase six-year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay in excess of the Maximum Premium.

(e) Intended Beneficiaries.  The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and, in the case of Section 5.5(a), current and former directors and officers of the Company and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The provisions of this Section 5.5 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

Section 5.6  Public Announcements.  Parent and the Company shall consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, including the Nasdaq. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Parent and the Company may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws and inform the other party of such discussion.

Section 5.7  Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 5.8  Stockholder Litigation.  The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, subject to entering into a customary joint defense agreement, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall upon the terms and subject to the conditions contained in this Agreement use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) for payments in excess of $500,000 from any source (including insurance) without Parent’s prior written consent, which shall not be unreasonably withheld.

Section 5.9  Tax Treatment.  Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and Treasury Regulations and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d), including forbearing from taking any action (or failing to take any action) that could reasonably be expected to cause the Merger to fail to so qualify or that could reasonably be expected to cause to be untrue, incorrect or incomplete any statement or representation made in their respective Tax Certificates. Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code and, in particular, as a transaction described in Section 368(a)(1)(A) of the Code and Treasury Regulations Section 1.368-2(b)(1)(ii).

Section 5.10  Standstill Agreements; Confidentiality Agreements.  During the period from the date of this Agreement through the Effective Time, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parent or any of the Parent Subsidiaries, or the Company or any of the Company Subsidiaries, as applicable, is a party, other than (a) the Confidentiality

Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which Parent or the Company, as applicable, does not provide any confidential information to third parties, (c) standstill agreements that do not relate to the equity securities of Parent or any of the Parent Subsidiaries, or the Company or any of the Company Subsidiaries, as applicable or (d) to the extent consistent with or necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to Section 4.2.  During such period, except to the extent any such agreement is terminated, amended, modified or any provision thereof waived in accordance with the preceding sentence, Parent and the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and by enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

Section 5.11  Section 16(b).  Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.12  Employee Benefit Matters.

(a) Company Obligations.  The Company shall adopt such amendments to the Company Benefit Plans as requested by Parent and as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the transactions contemplated by this Agreement. With respect to any Company Common Stock held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by Parent) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such shares, and all applicable provisions of ERISA, are complied with in full.

(b) Compensation and Benefits; Severance.  For the period commencing at the Effective Time and ending on December 31, 2010, the Parent shall cause to be maintained on behalf of the employees of the Surviving Company and any Company Subsidiary at the Effective Time, considered by business unit, other than individuals covered by a collective bargaining agreement (the “Company Employees”), compensation opportunities and employee benefits that are substantially comparable, in the aggregate, to the compensation opportunities and employee benefits provided by the Company or the Company Subsidiaries, as applicable to such Company Employees immediately prior to the Effective Time. Any Company Employee whose employment is terminated involuntarily other than for cause on or after the Effective Time but prior to December 31, 2010 shall be entitled to severance benefits at least as valuable as the severance benefits provided under the applicable Company Benefit Plan immediately prior to the Effective Time. Parent hereby acknowledges that a “Change in Control” within the meaning of the Company’s Change in Control Severance Plan will occur at the Effective Time, and Parent shall assume and honor all of the terms and conditions of the Change in Control Severance Plan.

(c) Service Credit.  If Company Employees are included in any benefit plan maintained by Parent or any Parent Subsidiary (a “Parent Plan”) following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting, and level of benefits under such Parent Plan, or if there is no such similar Company Benefit Plan, to the same extent such service was recognized under the applicable Company’s retirement or savings plan immediately prior to the Effective Time, provided that (i) such recognition of service shall not operate to duplicate any benefits payable to the Company Employee with respect to the same period of service, (ii) service of the employees of the Surviving Company and any Company Subsidiary at the Effective Time subject to collective bargaining agreements or obligations (the “CBA Company Employees”) shall be determined under such collective bargaining agreements or obligations, (iii) in no event will such recognition of service for purposes of benefit levels apply for any purpose under a defined benefit pension plan of Parent or any Parent Subsidiary except to the extent that the Company Employee participates in a defined benefit plan of the Company or any Company Subsidiary as of the Closing Date and only with respect to such defined benefit plan, (iv) in no event will such recognition of service be taken into account for purposes of determining a Company Employee’s eligibility to participate in a retiree medical benefit plan maintained by Parent or any Parent Subsidiary, and (v) this Section 5.12(c) shall not require that any Company Employee or CBA Company Employee who terminates employment with the Company or any Company Subsidiary or any affiliate thereof post-Closing following the Effective Time and after a period of nonemployment with the Company and its affiliates subsequently becomes employed by the Company, any Company Subsidiary, Parent or any affiliate thereof receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time.

(d) Welfare Benefits.  If Company Employees or their dependents are included in any medical, dental or health plan of Parent or any of its affiliates (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and if the Successor Plan has the same plan year as the Prior Plan any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee’s participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan; provided however, that the rights under a Successor Plan of any CBA Company Employee subject to collective bargaining agreements or obligations shall be determined pursuant to such collective bargaining agreements or obligations.

(e) Retention Pool; Annual Bonuses.  The Company may provide up to $700,000 as a retention pool (the “Retention Pool”) for the purpose of retaining the services of key Company Employees. The Retention Pool shall be distributed to the key Company Employees listed on Schedule 5.12(e) on the basis and substantially in the ranges set forth on such schedule. In addition, the Company may pay to each Company Employee eligible to participate in an annual incentive program an annual bonus in respect of the Company’s fiscal year ended September 30, 2009 on or before December 15, 2009 in an amount not to exceed $1,100,000 in the aggregate. Parent agrees that it shall maintain an annual incentive program for Company Employees for the Company’s fiscal year 2010 as described in Section 4.1(a)(vii) of the Company Disclosure Letter (the “2010 Incentive Plan”). All of the bonus payments under the 2010 Incentive Plan shall be made following the completion of the Company’s 2010 fiscal year in a manner consistent with past practice. Any Company Employee whose employment with the Company and all of its affiliates is terminated by the Company or any of its affiliates (other than for cause, as defined in the ICO Severance Policy) prior to the completion of the Company’s 2010 fiscal year shall be entitled to receive, based on the number of days worked by the Company Employee in fiscal year 2010 prior to such termination, the pro rata portion of the bonus payment, if any, that such Company Employee would have received had such Company Employee remained employed by the Company through the completion of fiscal year 2010.

(f) No Third-Party Beneficiaries.  Nothing in this Section 5.12 shall (i) confer any rights upon any person, including any Company Employee or former employees of the Company, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be treated as the amendment, modification or adoption of any employee benefit plan of Parent, the Company of any of their Affiliates.

Section 5.13  Parent Board of Directors.  As of the Effective Time, the board of directors of Parent shall take all actions, including expanding the size of the board of directors, as may be required to appoint Gregory Barmore and Eugene Allspach to vacancies or newly-created seats on such board of directors, to serve until such persons’ respective successor shall have been duly elected and qualified or until the earlier of such persons’ death, resignation or removal in accordance with the amended certificate of incorporation and bylaws of Parent and applicable Law (it being understood that if such appointment takes place prior to the 2010 Annual Meeting of stockholders of Parent, then such person shall also be nominated by the Board for reelection at such Annual Meeting). The directors designated pursuant to this Section 5.13 shall meet the independence standards of the listing standards of the Nasdaq. Notwithstanding the foregoing, if, prior to the Effective Time, any such designee shall decline or be unable to serve, Parent and the Company shall agree on mutually acceptable replacement designees.

Section 5.14  Parent Actions.  Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Company to perform all of the Surviving Company’s agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholders Approval.  The Company Stockholder Approval shall have been obtained.

(b) Governmental and Regulatory Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby, the failure of which to be made or obtained is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on Parent or the Company, shall have been made or obtained.

(c) No Injunctions or Restraints.  No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Merger.

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

(e) Antitrust.  The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f) Nasdaq Listing.  The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.1(g)(ii) shall be true and correct in all respects when made and as of the Closing Date, (ii) the representations and warranties of the Company contained in Section 3.1(c) shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Tax Opinion.  Parent shall have received from Jones Day, counsel to Parent, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations, and Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Parent may require delivery of, and rely upon, the Tax Certificates.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Section 3.2(g)(ii) shall be true and correct in all respects when made and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.2(c) shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Parent and Merger Sub.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion.  The Company shall have received from Baker Botts L.L.P., counsel to the Company, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations, and Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for the Company may require delivery of, and rely upon, the Tax Certificates.

Section 6.4  Frustration of Closing Conditions.  Neither Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied as a grounds for termination under Article VII if such failure was caused by such party’s failure to comply with the terms of this Agreement, including Section 5.3.

ARTICLE VII

TERMINATION

Section 7.1  Termination.

(a) Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by mutual written consent of Parent, Merger Sub and the Company (with any termination by Parent also being an effective termination by Merger Sub).

(b) Termination by Parent or the Company.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by either Parent or the Company (with any termination by Parent also being an effective termination by Merger Sub):

(i) if the Merger has not been consummated by July 1, 2010, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such time; provided further, however, that if on the Outside Date the conditions to the Closing set forth in Sections 6.1(b) or 6.1(e) shall not be fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Outside Date shall be extended to September 1, 2010 and such date shall become the Outside Date for the purposes of this Agreement; or

(ii) if the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted, and the Company Stockholder Approval was not obtained.

(c) Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by written notice of Parent:

(i) (A) if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than as set forth in Section 7.1(c)(ii)) to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date; or

(ii) if (A) the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change or (B) the Company has breached Section 4.2 in any material respect or breached the provisions of Section 5.1(b) (other than immaterial breaches of the first sentence thereof), (C) within ten Business Days of the public announcement of a Company Takeover Proposal, the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger, or (D) within ten Business Days after a tender or exchange offer relating to securities of the Company has first been published or announced, the Company shall not have sent or given to the Company stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; provided, however, that the ten Business Day time period set forth in the foregoing clauses (C) and (D) may be extended by not more than five Business Days in the aggregate upon written notice by the Company to Parent that such Company Takeover Proposal, such tender or exchange offer relating to the securities of the Company or the consideration to be paid by Parent pursuant to this Agreement, as the case may be, has been materially revised prior to the expiration of such 10 Business Day time period.

(d) Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by written notice of the Company:

(i) (A) if either Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by Parent by the Outside Date; or

(ii) if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into an Acquisition Agreement providing for the implementation of the transactions contemplated by, a Superior Proposal; provided, however, that the Company has not breached Section 4.2 in any material respect or breached the provisions of Section 5.1(b) (other than immaterial breaches of the first sentence thereof); provided further, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 7.3(b) shall have been made by the Company.

Section 7.2  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Confidentiality Agreement, this Section 7.2, Section 7.3, and Article VIII, which provisions shall survive such termination;

provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement, and in the case of a willful and material breach of this Agreement by Parent or Merger Sub, the damages sought by the Company may be based on the consideration payable to the stockholders of the Company pursuant to this Agreement and may include the benefit of the bargain lost by the stockholders of the Company, including lost stockholder premium.

Section 7.3  Fees and Expenses.

(a) Division of Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, (i) the Company will bear and pay all of the costs and expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement and (ii) Parent will bear and pay all of the SEC filing fees in respect of the Form S-4 and the Proxy Statement and all of the fees of the proxy solicitor (which shall be retained by the Company in consultation with Parent) in connection with the solicitation of proxies from the Company’s stockholders.

(b) Event of Termination.

In the event that this Agreement (i) is terminated pursuant to Section 7.1(c)(ii), (ii) is terminated pursuant to Section 7.1(d)(ii), or (iii) is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(ii) or Section 7.1(c)(i) and (A) prior to such termination, a Company Takeover Proposal shall have been made directly to its stockholders or any person shall have publicly announced its intention (whether or not conditional) to make a Company Takeover Proposal and (B) within 12 months of such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(b), promptly, but in no event later than two Business Days after the date of such termination, (2) in the case of termination pursuant to clause (ii) of this Section 7.3(b), on the date of termination of this Agreement, or (3) in the case of termination pursuant to clause (iii) of this Section 7.3(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay Parent a non-refundable fee equal to $6,800,000 (the “Company Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to the Company by Parent.

(c) Other Expenses.  In the event of a termination of this Agreement pursuant to Section 7.1(b)(ii) or Section 7.1(c)(i) (in either case other than in any circumstance in which a Company Termination Fee is paid pursuant to Section 7.3(b)), the Company shall pay, or cause to be paid, to Parent the Out-of-Pocket Expenses of Parent by wire transfer of same day funds to an account designated in writing to the Company by Parent promptly, but in no event later than two Business Days after the date of such termination. In the event of a termination of this Agreement pursuant to Section 7.1(d)(i), Parent shall pay, or cause to be paid, to the Company the Out-of-Pocket Expenses of the Company by wire transfer of same day funds to an account designated in writing to Parent by the Company promptly, but in no event later than two Business Days after the date of such termination. “Out-of-Pocket Expenses” means, with respect to any party hereto, all of out-of-pocket expenses and fees (including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of in connection with or related to the Merger or the other transactions contemplated by this Agreement) of such party up to a maximum of $1,000,000 in the aggregate. In the event the payment of a Company Termination Fee is required and the Company is reimbursing or has already reimbursed Parent for its Out-of-Pocket Expenses pursuant to this Section 7.3(c), the amount of such Out-of-Pocket Expenses so reimbursed will be offset against the Company Termination Fee payable.

(d) Failure to Pay Fees and Expenses.  Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the Company Termination Fee or the Out-of-Pocket Expenses, as applicable, such party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee or Out-of-Pocket Expenses, as applicable.

ARTICLE V

GENERAL PROVISIONS

Section 8.1  Nonsurvival of Representations and Warranties; Scope of Representations and Warranties.

(a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except (a) each of the covenants and agreements contained in this Agreement that by its terms contemplate performance after the Effective Time, including Articles II and VIII and in Sections 5.4 and 5.5, will survive the Merger and (b) each of the covenants and agreements contained in Article VIII, Sections 5.6, 7.2 and 7.3 and the second and last sentences of Sections 5.2(a) and 5.2(b) shall survive the termination of this Agreement.

(b) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Merger Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including any opinion, information or advice which may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and the Parent Subsidiaries in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

(c) Except as and to the extent expressly set forth in this Agreement, neither Parent nor Merger Sub makes, and each disclaims any, representations or warranties whatsoever, whether express or implied, and the Company confirms it is not relying upon any such representation or warranty not expressly set forth in this Agreement. Each of Parent and Merger Sub disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including any opinion, information or advice which may have been provided to any such person by any representative of Parent or Merger Sub or any other person or contained in the files or records of Parent or Merger Sub), wherever and however made, including any documents, projections, forecasts or other material made available to the Company and the Company Subsidiaries in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 8.2  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, facsimiled (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to Parent or Merger Sub, to:

A. Schulman, Inc.
3550 W. Market Street
Akron, Ohio 44333
Facsimile No.: (330) 247-9190
Attention: General Counsel

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile No.: (216) 579-0212
Attention: Lyle G. Ganske
           James P. Dougherty; and

if to the Company, to:

ICO, Inc.
1811 Bering Drive, Suite 200
Houston, Texas 77057
Facsimile No.: (713) 335-2251
Attention: General Counsel

with a copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Facsimile No.: (713) 229-7778
Attention: Gene J. Oshman
           Ryan J. Maierson

Section 8.3  Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to “this Agreement” include any schedules, exhibits or other attachments hereto. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions are authorized or required by Law to be closed;

(d) “Environment” means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement;

(e) “Environmental Condition” means any contamination, damage, injury or other condition related to Hazardous Substances or workplace safety and includes any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos-containing materials, or PCB-containing articles;

(f) “Environmental, Health and Safety Claim” means any written or other claim, demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities or the Parent Entities, as applicable, by any person alleging any potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (1) alleged noncompliance with any Environmental, Health and Safety Law or Environmental Permit, (2) alleged injury or damage arising from exposure to Hazardous Substances, or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable;

(g) “Environmental, Health and Safety Laws” means all Laws relating to (1) pollution or protection of the Environment, (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (3) threats to human health or ecological resources arising from exposure to Hazardous Substances, (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, or (5) employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar foreign, state or local Laws;

(h) “Environmental Permit” means all Permits and the timely submission of applications for Permits, as required under applicable Environmental, Health and Safety Laws;

(i) “Hazardous Substance” means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, toxic mold, radiation and radioactive materials, (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), petroleum or petroleum-derived substances or wastes, leaded paints, radon gas or related materials, (3) any substance that requires removal or remediation under any applicable Environmental, Health and Safety Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (4) any substance that is regulated under any applicable Environmental, Health and Safety Law;

(j) “knowledge” of any person that is not an individual means the knowledge after due inquiry of such person’s executive officers and employees with direct responsibility for the subject matter to which such knowledge relates;

(k) “Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;

(l) “Liens” means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever;

(m) “material adverse change” or “material adverse effect” means, when used in connection with Parent or the Company, any event, circumstance, change, occurrence or state of facts that (i) has a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole (other than events, circumstances, changes, occurrences or any state of facts relating to (A) changes in industries relating to such party and its subsidiaries in general and not specifically relating to such party and its subsidiaries, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than their competitors in the applicable industries in which such party and its subsidiaries compete, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than its competitors in the applicable industries in which such party and its subsidiaries compete, (C) the execution or the announcement of this Agreement, or the undertaking and performance of the obligations contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating principally to this Agreement or the transactions contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), (E) changes in GAAP, applicable Law, including the accounting rules or regulations of the SEC, or (F) the fact, in and of itself (and not the underlying causes thereof), that such party or any of its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions, or (ii) prevents or materially delays the ability of such party to consummate the transactions contemplated by this Agreement;

(n) “Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as would not reasonably be expected to materially impair property or assets to which they relate, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements (x) of the Company set forth in Section 8.3(n) of the Company Disclosure Letter or (y) of Parent set forth in Section 8.3(n) of the Parent Disclosure Letter, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (vi) any other Liens that would not reasonably be expected to materially impair the use or operation of the property or assets the subject thereof, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(o) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns);

(p) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, placing and the like, or otherwise entering into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances and any condition that results in exposure of a person to a Hazardous Substance);

(q) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person;

(r) “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto; and

(s) “Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes, including any supplement thereto or amendment thereof.

Section 8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5, is not intended to confer upon any person other than the parties hereto any rights or remedies, other than (i) the right of the stockholders of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (ii) the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful and material breach of this Agreement. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the stockholders of the Company.

Section 8.6  Governing Law.  This Agreement is to be governed by, and construed in accordance with, the Laws of the State of Delaware (other than with respect to matters governed by TBCA or TBOC, with respect to which such laws apply), regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

Section 8.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

Section 8.8  Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 8.2.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

Section 8.9  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.

Section 8.10  Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law requires further approval by the stockholders of the Company without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.11  Extension; Waiver.  At any time prior to the Effective Time, the Company, on one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 8.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

A. SCHULMAN, INC.

By:	/s/ Joseph M. Gingo
Name:     Joseph M. Gingo

Title:	Chairman, President and CEO

WILDCAT SPIDER, LLC

By:	/s/ Joseph M. Gingo
Name:     Joseph M. Gingo

Title:	President

ICO, INC.

By:	/s/ A. John Knapp, Jr.
Name:     A. John Knapp, Jr.

Title:	President and CEO

Annex B

December 2, 2009

The Board of Directors
ICO, Inc.
1811 Bering Drive, Suite 200
Houston, Texas 77057

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of ICO, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of A. Schulman, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Wildcat Spider, LLC, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be canceled and converted into the right to receive the Consideration (as defined below).

Pursuant to the Agreement, each share of Company Common Stock will be canceled and converted into the right to receive (i) an amount of cash equal to the quotient, rounded down to the nearest whole cent, obtained by dividing the Cash Pool (as defined in the Agreement) by the Outstanding Shares (as defined in the Agreement) as of immediately prior to the Effective Time (as defined in the Agreement), without interest (the “Cash Consideration”) and (ii) a number of shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $1.00 per share (the “Acquiror Common Stock”), equal to the Exchange Ratio (as defined in the Agreement). We also understand that the Agreement provides for the payment of cash in lieu of any fractional shares of Acquiror Common Stock to be issued to holders of Company Common Stock. The terms and conditions of the Transaction are fully set forth in the Agreement.

In arriving at our opinion, we have (i) reviewed a draft dated December 1, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

Annex C

TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10. MERGERS, INTEREST EXCHANGES,
CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351.  APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter.

Sec. 10.352.  DEFINITIONS.  In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353.  FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354.  RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange or a similar system;

(B) listed on the Nasdaq Stock Market or a successor quotation system;

(C) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or

(D) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor entity; or

(iii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355.  NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(2) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(2).

Sec. 10.356.  PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(2) must give to the responsible organization a notice dissenting to the action that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) before the action is considered for approval, if the action is to be submitted to a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the action was approved by the requisite vote of the owners, if the action is to be undertaken on the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(2)(E) is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under this section, the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357.  WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358.  RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356, the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) An offer made under Subsection (c)(2) must remain open for a period of at least 60 days from the date the offer is first delivered to the dissenting owner.

(e) If a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or if a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 60th day after the date the offer is accepted or the agreement is reached, as appropriate, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359.  RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360.  RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.  A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361.  PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

Sec. 10.362.  COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the organization as a going concern without including in the computation of value any:

(1) payment for a control premium or minority discount other than a discount attributable to the type of ownership interests held by the dissenting owner; and

(2) limitation placed on the rights and preferences of those ownership interests.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363.  POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364.  OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365.  COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366.  STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of another owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367.  RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases and the owner’s status as an owner of those ownership interests is restored without prejudice in any interim proceeding if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent fundamental business transaction; and

(3) the dissenting owner is entitled to receive dividends or other distributions made in the interim to owners of the same class and series of ownership interests held by the owner as if a demand for the payment of the ownership interests had not been made under Section 10.356, subject to any change in or adjustment to ownership interests because of the cancellation or exchange of the ownership interests after the date a demand under Section 10.356 was made pursuant to a fundamental business transaction.

Sec. 10.368.  EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.  In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest or money damages to the owner with respect to the ownership interest; and

(2) the owner’s right in the organization with respect to a fundamental business transaction.

. MMMMMMMMMMMM MMMMMMMMM MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004 MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on April 28, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ICOC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . + Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2. For Against Abstain For Against Abstain 1. Approve the merger agreement dated December 2, 2009 by 2. Approve the adjournment of the Special Meeting, if necessary, and among A. Schulman, Inc., ICO, Inc. and Wildcat Spider to solicit additional proxies in the event there are not sufficient LLC, a wholly- owned subsidiary of A. Schulman, Inc. votes at the time of the Special Meeting to approve the merger agreement. 3. WITH DISCRETIONARY AUTHORITY WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING. Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below INSTRUCTIONS: This proxy, signed and dated, must be returned for your shares to be represented at the Special Meeting. To vote, please mark the appropriate box for each proposal in blue or black ink, date and sign this proxy exactly as your name appears hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0253071 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM +

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — ICO, INC. This Proxy is solicited on behalf of the Board of Directors SPECIAL MEETING OF SHAREHOLDERS — APRIL 28, 2010 The undersigned hereby appoints A. John Knapp, Jr. and Bradley T. Leuschner, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of common stock which the undersigned would be entitled to vote at the Special Meeting of Shareholders of ICO, Inc. to be held in Houston, Texas on April 28, 2010 (the “Special Meeting”), and any adjournment of the Special Meeting, on the matters specified on the reverse side, and in their discretion with respect to such other business as may properly come before the Special Meeting or any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and the Proxy Statement for the Special Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR PROPOSAL 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. SEE REVERSE SIDE